UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a 6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material under § 240.14a 12

ALTAIR ENGINEERING INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☐	No fee required.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

☒	Fee paid previously with preliminary materials.

MERGER PROPOSED—YOUR VOTE IS VERY IMPORTANT

Dear Altair Engineering Inc. Stockholder:

On October 30, 2024, Altair Engineering Inc. (“Altair”), Siemens Industry Software Inc. (“Siemens Industry”) and Astra Merger Sub Inc., a wholly owned subsidiary of Siemens Industry (“Merger Sub”), entered into an Agreement and Plan of Merger that provides for the acquisition of Altair by Siemens Industry (such agreement, as it may be amended from time to time, the “merger agreement”). Pursuant to the terms of the merger agreement, Merger Sub will merge with and into Altair (the “merger”) with Altair surviving the merger as a wholly owned subsidiary of Siemens Industry (the “surviving corporation”). The respective boards of directors of Altair and Siemens Industry have unanimously approved the merger agreement and the merger. The accompanying proxy statement is dated December 18, 2024 and is first being mailed to Altair stockholders on or about December 18, 2024.

Upon the terms and subject to the conditions of the merger agreement, at the effective time of the merger, you will be entitled to receive, for each share of Class A Common Stock of Altair, par value $0.0001 per share (the “Class A common stock”) and each share of Class B Common Stock of Altair, par value $0.0001 per share (the “Class B common stock” and, together with the Class A common stock, the “Altair common stock”), that you own immediately prior to the effective time of the merger, $113.00 in cash without interest (the “merger consideration”), unless you have properly exercised your appraisal rights in accordance with Section 262 of the General Corporation Law of the State of Delaware (the “DGCL”), as more fully described in the accompanying proxy statement. The merger consideration represents an approximately 19% premium to the closing price of the Class A common stock on October 21, 2024, the last trading day prior to media speculation regarding a potential acquisition of Altair, an approximately 23% premium over the 6-month volume weighted average closing price of the Class A common stock for the period ending October 21, 2024, and an approximately 51% premium to the closing price of the Class A common stock on December 21, 2023, the last trading day prior to the leak regarding the acquisition of Ansys, Inc. (“Ansys”) by Synopsys, Inc. (“Synopsys”).

The Altair board of directors has unanimously (i) determined that the merger agreement and the transactions contemplated by the merger agreement, including the merger, on the terms and subject to the conditions set forth in the merger agreement, are fair to and in the best interests of Altair and its stockholders, (ii) declared the merger agreement and the transactions contemplated by the merger agreement, including the merger, advisable, (iii) approved the merger agreement, the execution and delivery by Altair of the merger agreement, the performance by Altair of the agreements contained in the merger agreement and the consummation of the transactions contemplated by the merger agreement, including the merger, on the terms and subject to the conditions contained in the merger agreement, (iv) directed that the adoption of the merger agreement be submitted to a vote at a meeting of Altair stockholders and (v) resolved to recommend adoption of the merger agreement and the transactions contemplated by the merger agreement, including the merger, to Altair stockholders.

At the special meeting of Altair stockholders described in the accompanying proxy statement (the “special meeting”), you will be asked to approve the merger agreement proposal and to vote on other merger-related matters. The Altair board of directors unanimously recommends that Altair stockholders vote (1) “FOR” the merger agreement proposal and (2) “FOR” each of the other proposals described in the accompanying proxy statement.

Your vote is very important regardless of the number of shares of Altair common stock that you own. Siemens Industry and Altair cannot complete the merger without the approval of the merger agreement proposal by Altair stockholders holding at least a majority of the voting power of the shares of Altair common stock outstanding at the close of business on December 17, 2024, the record date for the special meeting. The failure of any Altair stockholder to vote will have the same effect as a vote “AGAINST” the approval of the merger agreement proposal. Whether or not you plan to participate in the special meeting, Altair urges you to submit a proxy in advance of the special meeting to have your shares voted by using one of the methods described in the accompanying proxy statement. If your shares are held in the name of a bank, brokerage firm or other nominee, please follow the instructions on the voting instruction card furnished by such bank, brokerage firm or other nominee. Your bank, broker or other nominee cannot vote on any of the proposals to be considered at the special meeting without your instructions. If you do not provide your bank, broker or other nominee with any voting instructions, your shares of Altair common stock will not be counted for purposes of a quorum and will not be voted at the special meeting, which will have the same effect as a vote “AGAINST” the merger agreement proposal. As a result, you must provide voting instructions by filling out the voting instruction card in order for your shares to be voted. More information about Siemens Industry, Altair, the special meeting, the merger and the other proposals for consideration at the special meeting is contained in the accompanying proxy statement. Please carefully read the entire proxy statement and the annexes and documents included in, or incorporated by reference into, the proxy statement.

On behalf of the Altair board of directors, thank you for your continued support.

Sincerely,

/s/ James R. Scapa

James R. Scapa

Chairman of the Board and Chief Executive Officer

NEITHER THE U.S. SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THE MERGER, PASSED UPON THE MERITS OF THE MERGER AGREEMENT, THE MERGER OR THE OTHER TRANSACTIONS CONTEMPLATED BY THE MERGER AGREEMENT OR DETERMINED IF THE ACCOMPANYING PROXY STATEMENT IS ACCURATE OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

Altair Engineering Inc.

1820 East Big Beaver Road

Troy, Michigan 48083

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS TO BE HELD ON JANUARY 22, 2025

Dear Altair Engineering Inc. Stockholder:

This is a notice that the special meeting of stockholders of Altair Engineering Inc. (“Altair”) will be held on January 22, 2025, beginning at 10:00 a.m., Eastern Time (such meeting, including any adjournments or postponements thereof, the “special meeting”). The special meeting will be a completely virtual, live audio webcast meeting of stockholders and will be held for the following purposes:

1.

to adopt the Agreement and Plan of Merger, dated as of October 30, 2024 (such agreement, as it may be amended from time to time, the “merger agreement”), among Altair, Siemens Industry Software Inc., a Delaware corporation (“Siemens Industry”), and Astra Merger Sub Inc., a Delaware corporation and a wholly owned subsidiary of Siemens Industry (“Merger Sub”), pursuant to which, upon the terms and subject to the conditions of the merger agreement, Merger Sub will merge with and into Altair (the “merger”), with Altair surviving the merger and becoming a wholly owned subsidiary of Siemens Industry (the “merger agreement proposal”);

2.

to approve on an advisory (non-binding) basis the compensation that may be paid or become payable to Altair’s named executive officers that is based on or otherwise relates to the merger (the “merger-related compensation proposal”); and

3.	to approve the adjournment of the special meeting, if necessary, to solicit additional proxies if there are not sufficient votes to approve the merger agreement proposal (the “adjournment proposal”).

The proxy statement of which this notice is a part (a) incorporates important business and financial information about Altair, Siemens Industry and Merger Sub from other documents that Altair has filed with the U.S. Securities and Exchange Commission (the “SEC”) and that are contained in or incorporated by reference into this proxy statement and (b) provides a detailed description of the merger and the merger agreement and the other matters to be considered at the special meeting, including the proposals listed above. Please refer to the accompanying proxy statement, including the merger agreement and the other annexes and documents included in, or incorporated by reference into, the accompanying proxy statement for further information with respect to the business to be transacted at the special meeting. You are encouraged to read the entire proxy statement carefully before voting. The Altair board of directors has unanimously (i) determined that the merger agreement and the transactions contemplated by the merger agreement, including the merger, on the terms and subject to the conditions set forth in the merger agreement, are fair to and in the best interests of Altair and its stockholders, (ii) declared the merger agreement and the transactions contemplated by the merger agreement, including the merger, advisable, (iii) approved the merger agreement, the execution and delivery by Altair of the merger agreement, the performance by Altair of the agreements contained in the merger agreement and the consummation of the transactions contemplated by the merger agreement, including the merger, on the terms and subject to the conditions contained in the merger agreement, (iv) directed that the adoption of the merger agreement be submitted to a vote at a meeting of Altair stockholders and (v) resolved to recommend adoption of the merger agreement and the transactions contemplated by the merger agreement, including the merger, to Altair stockholders.

The Altair board of directors unanimously recommends that Altair stockholders vote (1) “FOR” the merger agreement proposal, (2) “FOR” the merger-related compensation proposal and (3) “FOR” the adjournment proposal.

The Altair board of directors has fixed the close of business on December 17, 2024, as the record date for determination of Altair stockholders entitled to receive notice of, and to vote at, the special meeting or any adjournments or postponements thereof (the “record date”). Only holders of record of Class A Common Stock of Altair, par value $0.0001 per share (the “Class A common stock”) and Class B Common Stock of Altair, par value $0.0001 per share (the “Class B common stock” and, together with the Class A common stock, the “Altair common stock”) as of the close of business on the record date are entitled to receive notice of, and to vote at, the special meeting.

Under Delaware law, holders of Altair common stock who do not vote in favor of the merger agreement proposal will have the right to seek appraisal and obtain payment in cash for the fair value of their shares of Altair common stock, as determined by the Court of Chancery of the State of Delaware if the merger is completed, but only if they strictly comply with the procedures prescribed by Delaware law. These procedures are summarized in “Appraisal Rights of Altair Stockholders” beginning on page 113 of the accompanying proxy statement. In addition, the text of the applicable provisions of Delaware law is attached as Annex F to the accompanying proxy statement.

YOUR VOTE IS VERY IMPORTANT, REGARDLESS OF THE NUMBER OF SHARES THAT YOU OWN.

The merger cannot be completed unless the merger agreement proposal is approved by the affirmative vote, virtually or by proxy, of holders of at least a majority of the voting power of Altair common stock outstanding and entitled to vote thereon. The shares of Class A common stock and Class B common stock will be voted together as a single class on all matters submitted to stockholders at the special meeting, provided that each share of Class B common stock will be entitled to ten votes per share, while each share of Class A common stock will be entitled to one vote per share.

If you fail to (1) return your proxy card, (2) grant your proxy electronically over the internet or by telephone or (3) attend the special meeting in person (virtually), your shares will not be counted for purposes of determining whether a quorum is present at the special meeting. If a quorum is present and you fail to take one of the three foregoing steps, your shares will have the same effect as if they were voted “AGAINST” the proposal to adopt the merger agreement, but will have no effect on the other proposals.

Whether or not you expect to participate in the special meeting, Altair urges you to submit a proxy to have your shares voted “FOR” the proposal to adopt the merger agreement as promptly as possible either: (1) via the internet at www.proxyvote.com (see the enclosed proxy card for instructions); (2) by telephone (see the enclosed proxy card for instructions); or (3) by completing, signing and returning the enclosed proxy card in the postage-paid envelope provided, so that your shares may be represented and voted at the special meeting. If your shares are held in “street name” by a bank, brokerage firm or other nominee, please follow the instructions on the voting instruction card furnished by such bank, brokerage firm or other nominee. Any stockholder of record participating in the special meeting may vote even if such stockholder has returned a proxy card. However, if your shares are held in “street name” you must obtain a “legal proxy” from the bank, brokerage firm or other nominee to vote at the special meeting.

Altair stockholders of record as of December 17, 2024 will be able to participate in the special meeting by visiting www.virtualshareholdermeeting.com/ALTR2025SM and entering the 16-digit control number included on your proxy card or voting instruction card that accompanied your proxy materials. If you would like to view the special meeting materials via the internet, please visit www.proxydocs.com/ALTR.

If you have any questions about the special meeting, the merger, the proposals or the accompanying proxy statement, would like additional copies of this proxy statement, need to obtain proxy cards or other information related to this proxy solicitation or need help submitting a proxy or voting your shares of Altair common stock, you should contact:

Altair Engineering Inc.

Attention: Chief Legal Officer

1820 East Big Beaver Road

Troy, Michigan 48083

(248) 614-2400 x453

By order of the Altair board of directors,

/s/ Raoul Maitra

Raoul Maitra

Chief Legal Officer and Secretary

Dated: December 18, 2024

Troy, Michigan

Altair Engineering Inc.

1820 East Big Beaver Road, Troy, Michigan 48083

ALTAIR ENGINEERING INC.

PROXY STATEMENT

SPECIAL MEETING OF STOCKHOLDERS

i

ii

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SUMMARY

The following summary highlights selected information described in more detail elsewhere in this proxy statement and the documents incorporated by reference into this proxy statement and may not contain all the information that may be important to you. To understand the merger and the matters being voted on by Altair stockholders at the special meeting more fully, and to obtain a more complete description of the legal terms of the merger agreement, you should carefully read this entire proxy statement, including the annexes, and the documents to which we refer you. The merger agreement (as defined below) is attached as Annex A to this proxy statement. You are encouraged to read the merger agreement, which is the principal legal document that governs the merger. Each item in this summary includes a page reference directing you to a more complete description of that topic. See the section titled “Where You Can Find More Information.”

All references to “Altair,” “we,” “us” or “our” in this proxy statement refer to Altair Engineering Inc., a Delaware corporation, including, in some cases, its subsidiaries; all references to “Siemens Industry” refer to Siemens Industry Software Inc., a Delaware corporation; all references to “Merger Sub” refer to Astra Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Siemens Industry incorporated for the sole purpose of consummating the merger; all references to “Class A common stock” refer to the Class A Common Stock of Altair, par value $0.0001 per share; all references to “Class B common stock” refer to the Class B Common Stock of Altair, par value $0.0001 per share; all references to “Altair common stock” collectively refer to the Class A common stock and the Class B common stock; all references to the “Altair board of directors” refer to the board of directors of Altair; all references to the “special meeting” refer to the special meeting of Altair stockholders described in this proxy statement; all references to the “merger” refer to the merger of Merger Sub with and into Altair with Altair surviving as a wholly owned subsidiary of Siemens Industry; and, unless otherwise indicated or as the context requires, all references to the “merger agreement” refer to the Agreement and Plan of Merger, dated as of October 30, 2024, as may be amended from time to time, among Altair, Siemens Industry and Merger Sub. Altair, following the completion of the merger, is sometimes referred to in this proxy statement as the “surviving corporation.” Unless indicated otherwise, any other capitalized term used in this proxy statement but not otherwise defined in this proxy statement has the meaning assigned to such term in the merger agreement.

THE COMPANIES

Altair Engineering Inc.

Altair Engineering Inc. is a global leader in computational science and artificial intelligence enabling organizations across broad industry segments to drive smarter decisions in an increasingly connected world. Altair delivers software and cloud solutions in the areas of simulation and design, high-performance computing, data analytics and artificial intelligence. Altair’s products and services leverage computational intelligence to drive innovation for a more connected, safe and sustainable future. Altair was incorporated in the state of Delaware on October 6, 2017, shortly before the consummation of its initial public offering. The Class A common stock trades on The Nasdaq Global Select Market under the symbol “ALTR.” The principal executive offices of Altair are located at 1820 East Big Beaver Road, Troy, Michigan, 48083, and Altair’s telephone number is (248) 614-2400.

Siemens Aktiengesellschaft

Siemens Aktiengesellschaft (Berlin and Munich) (“Siemens AG” or “Guarantor”), a German stock corporation and the ultimate parent company of Siemens Industry, is a leading technology company focused on industry, infrastructure, mobility, and healthcare. The company’s purpose is to create technology to transform the everyday, for everyone. By combining the real and the digital worlds, Siemens empowers customers to accelerate their digital and sustainability transformations, making factories more efficient, cities more livable, and transportation more sustainable. Siemens also owns a majority stake in the publicly listed company Siemens Healthineers, a leading global medical technology provider pioneering breakthroughs in healthcare. For everyone. Everywhere. Sustainably. Siemens AG was incorporated in Germany in 1847. The shares of Siemens AG common stock trade on the Börse Frankfurt under the symbol “SIE.”

Siemens AG’s principal executive office is located at Werner-von-Siemens-Straße 1, 80333 Munich, Federal Republic of Germany. Siemens AG’s corporate website address is https://www.Siemens.com/global/en.html. Siemens AG’s telephone number is +49 (89) 3803 5491. The information provided on Siemens AG’s website is not part of this proxy statement and is not incorporated in this proxy statement by reference by this or any other reference to its website provided in this proxy statement.

Siemens Industry Software Inc.

Siemens Industry Software Inc. (“Siemens Industry”) is a Delaware corporation and an indirect subsidiary of Siemens AG. Siemens Industry and its global affiliates offer production, supply chain, and product lifecycle management software, including software for simulation and testing of mechatronic systems, Electronic Design Automation software, the SupplyFrame supply chain management software, and an open, cloud-based industrial internet of things operating system, Insights Hub, which connects machines and physical infrastructure to the digital world. Siemens Industry’s principal executive office is located at 5800 Granite Parkway, Suite 600, Plano, Texas, 75024. Siemens Industry’s telephone number is (800) 498-5351. Siemens Industry’s internet website address is https://www.sw.siemens.com. The information provided on Siemens Industry’s website is not part of this proxy statement and is not incorporated in this proxy statement by reference by this or any other reference to its website provided in this proxy statement. Upon completion of the merger, Altair will be a wholly owned subsidiary of Siemens Industry.

Astra Merger Sub

Astra Merger Sub Inc. (“Merger Sub”), a Delaware corporation, is a wholly owned subsidiary of Siemens Industry. Merger Sub was incorporated by Siemens Industry solely in contemplation of the transactions contemplated by the merger agreement, has not conducted any business and has no assets, liabilities or obligations of any nature other than as set forth in the merger agreement. The principal executive offices of Merger Sub are located at c/o Siemens Industry Software Inc., 5800 Granite Parkway, Suite 600, Plano, Texas, 75024, and Merger Sub’s telephone number is (800) 498-5351.

THE MERGER AND MERGER AGREEMENT

A copy of the merger agreement is attached as Annex A to this proxy statement. Altair encourages you to read the entire merger agreement carefully because it is the principal document governing the merger. For more information on the merger agreement, see the section titled “The Merger Agreement” beginning on page 81 of this proxy statement.

Effects of the Merger (see page 39)

Upon the terms and subject to the conditions set forth in the merger agreement and in accordance with the General Corporation Law of the State of Delaware (the “DGCL”), at the effective time of the merger, Merger Sub will merge with and into Altair, with Altair surviving as a wholly owned subsidiary of Siemens Industry.

The merger will become effective at such time when the certificate of merger is duly filed with the Secretary of State of the State of Delaware in accordance with the relevant provisions of the DGCL (or at such later time as may be specified in the certificate of merger) (the “effective time”).

If the merger is completed, Altair will cease to be a publicly traded company. As a result, you will not own any shares of capital stock of the surviving corporation.

Merger Consideration (see page 82)

At the effective time, each share of Altair common stock (including any Altair common stock to the extent issued in accordance with the terms of the merger agreement and the convertible notes indenture (as defined below), but excluding (i) Altair common stock held by Altair as treasury stock or owned by Siemens Industry, Merger Sub or any other subsidiary of Siemens Industry immediately prior to the effective time and (ii) Altair common stock with respect to which appraisal rights are properly demanded and not withdrawn or lost under Section 262 of the DGCL) outstanding immediately prior to the effective time will automatically be converted into the right to receive $113.00 in cash, without interest (the “merger consideration”).

For additional information on the consideration Altair stockholders will receive in connection with the merger, see the section titled “The Merger Agreement—Effect of the Merger on Altair Common Stock.”

Treatment of Altair Equity Awards (see pages 72 and 82)

The merger agreement provides that, at the effective time, the outstanding equity awards of Altair will be treated as follows:

Altair Stock Options

Each stock option of Altair, other than a director option (as defined below), that has a per share exercise price less than the merger consideration and that is (i) outstanding and unexercised as of immediately prior to the effective time and (ii) (a) vested and exercisable at the effective time (after taking into consideration any accelerated vesting that may occur under the terms of such option in connection with the transactions contemplated by the merger agreement) or (b) would by its terms have become vested and exercisable no later than December 31, 2025, assuming the holder’s continued employment or service through the applicable vesting date (collectively, the “vested options”), and each stock option of Altair held by a nonemployee director, whether or not vested, that has a per share exercise price less than the merger consideration and that is outstanding and unexercised as of immediately prior to the effective time (collectively, the “director options”), in each case, will vest (to the extent unvested) and be canceled and converted into the right to receive an amount in cash (without interest) equal to (x) the number of shares of Class A common stock subject to such vested option or director option immediately prior to the effective time multiplied by (y) the excess of the merger consideration over the per share exercise price applicable to such vested option or director option, less any applicable withholding taxes.

Each stock option of Altair, other than a director option, that has a per share exercise price less than the merger consideration, is outstanding and unexercised immediately prior to the effective time and is eligible to vest by its terms on or after January 1, 2026 (collectively, the “unvested options”) will be canceled and converted into the right to receive a future amount in cash equal to (x) the number of shares of Class A common stock subject to such unvested option immediately prior to the effective time multiplied by (y) the excess of the merger consideration over the per share exercise price applicable to such unvested option, which cash award will continue to vest following the effective time, subject to the holder’s continued employment or service through the last day of the calendar quarter preceding the quarter in which such unvested option would have otherwise vested in accordance with the vesting schedule in effect immediately prior to the effective time (had the holder remained in continuous employment or service through such date), and will be paid less any applicable withholding taxes by the surviving corporation or its applicable subsidiary as soon as reasonably practicable but no later than the next regularly scheduled payroll run of the surviving corporation or its applicable subsidiary that is at least ten business days following the applicable vesting date. Notwithstanding the foregoing, such cash award will (i) accelerate in full and be paid upon a holder’s termination without “cause” (as determined by the surviving corporation) or for “good reason” (to the extent such holder has an agreement or participates in an Altair employee benefit plan (an “Altair plan”) that provides for severance benefits upon a resignation for good reason, and as defined in such agreement or Altair plan) and (ii) accelerate upon any other circumstances set forth in any applicable award agreement, severance agreement or other similar agreement or Altair plan applicable to the holder as of October 30, 2024 (or entered into between October 30, 2024 and the effective time in accordance with the merger agreement), in each case, subject to the holder’s execution of a release of claims in a form prescribed by the surviving corporation. Such cash award will be forfeited without payment upon the holder’s termination of employment or service with the surviving corporation and its subsidiaries for any reason not described in the preceding sentence prior to the applicable vesting date.

Each stock option of Altair that has a per share exercise price that is equal to or greater than the merger consideration (if any) will be canceled without payment.

Altair RSUs

Each restricted stock unit of Altair that is outstanding immediately prior to the effective time, other than director RSUs (as defined below) and is either (i) vested at the effective time (after taking into consideration any accelerated vesting that may occur under the existing terms of such restricted stock unit in connection with the transactions contemplated by the merger agreement) or (ii) would by its terms have become vested no later than December 31, 2025, assuming the holder’s continued employment or service through such applicable vesting date (collectively, the “vested RSUs”), and each restricted stock unit of Altair held by a nonemployee director, whether or not vested (collectively, the “director RSUs”), will vest (to the extent unvested) and be canceled and converted into the right to receive an amount in cash equal to (x) the number of shares of Class A common stock subject to such vested RSU or director RSU immediately prior to the effective time multiplied by (y) the merger consideration, less any applicable withholding taxes.

Each unvested restricted stock unit of Altair, other than a director RSU, that is outstanding as of immediately prior to the effective time and that is eligible to vest by its terms on or after January 1, 2026 (collectively, the “unvested RSUs”) will be canceled and converted into the right to receive a future amount in cash equal to (x) the number of shares of Class A common stock subject to such unvested RSU immediately prior to the effective time multiplied by (y) the merger consideration, which cash award will continue to vest, subject to the holder’s continued employment or service through the last day of the calendar quarter preceding the quarter in which such unvested RSU would have otherwise vested in accordance with the vesting schedule in effect immediately prior to the effective time (had the holder remained in continuous employment or service through such date), and will be paid less any applicable withholding taxes by the surviving corporation or its applicable subsidiary as soon as reasonably practicable but no later than the next regularly scheduled payroll run of the surviving corporation or its applicable subsidiary that is at least ten business days following the applicable vesting date. Notwithstanding the foregoing, such cash award will (i) accelerate in full and be paid upon a holder’s termination without “cause” (as determined by the surviving corporation) or for “good reason” (to the extent such holder has an agreement or participates in an Altair plan that provides for severance benefits upon a resignation for good reason, and as defined in such agreement or Altair plan) and (ii) accelerate upon any other circumstances set forth in any applicable award agreement, severance agreement or other similar agreement or Altair plan applicable to the holder as of October 30, 2024 (or entered into between October 30, 2024 and the effective time in accordance with the merger agreement), in each case, subject to the holder’s execution of a release of claims in a form prescribed by the surviving corporation. Such cash award will be forfeited without payment upon the holder’s termination of employment or service with the surviving corporation and its subsidiaries for any reason not described in the preceding sentence prior to the applicable vesting date.

For additional information on the treatment of Altair equity awards in connection with the merger, see the section titled “The Merger Agreement—Treatment of Altair Equity Awards.”

Altair’s Reasons for the Merger; Recommendation of Altair’s Board of Directors (see page 52)

At its October 30, 2024 meeting held to evaluate the merger, the Altair board of directors unanimously (i) determined that the merger agreement and the transactions contemplated by the merger agreement, including the merger, on the terms and subject to the conditions set forth in the merger agreement, are fair to and in the best interests of Altair and its stockholders, (ii) declared that the merger agreement and the transactions contemplated by the merger agreement, including the merger, advisable, (iii) approved the merger agreement, the execution and delivery by Altair of the merger agreement, the performance by Altair of the agreements contained in the merger agreement and the consummation of the transactions contemplated by the merger agreement, including the merger, on the terms and subject to the conditions contained in the merger agreement, (iv) directed that the adoption of the merger agreement be submitted to a vote at a meeting of Altair stockholders and (v) resolved to recommend adoption of the merger agreement and the transactions contemplated by the merger agreement, including the merger, to Altair stockholders.

The Altair board of directors unanimously recommends that Altair stockholders vote (1) “FOR” the merger agreement proposal, (2) “FOR” the merger-related compensation proposal and (3) “FOR” the adjournment proposal.

In evaluating the merger and the merger agreement and arriving at its determination, the Altair board of directors consulted with Altair’s senior management, Altair’s financial advisors, Citigroup Global Markets Inc. (“Citi”) and J.P. Morgan Securities LLC (“J.P. Morgan”), and Altair’s outside legal counsel, Davis Polk & Wardwell LLP (“Davis Polk”) and Lowenstein Sandler LLP (“Lowenstein”), and considered a number of substantive factors, both positive and negative, and potential benefits and detriments of the merger to Altair and Altair stockholders, as described in more detail in the section titled “The Merger (Proposal 1)—Altair’s Reasons for the Merger; Recommendation of Altair’s Board of Directors.”

Opinion of Citi (see page 57)

Pursuant to an engagement letter dated August 7, 2024, Altair engaged Citi as its co-financial advisor in connection with the merger. On October 30, 2024, Citi rendered its oral opinion to the Altair board of directors (which was subsequently confirmed in writing by delivery of Citi’s written opinion addressed to the Altair board of directors dated the same date) as to, as of October 30, 2024, and subject to the various assumptions made, procedures followed, matters considered, and qualifications and limitations on the review undertaken by Citi as set forth in its written opinion, the fairness, from a financial point of view, to the holders of Altair common stock of the merger consideration to be received by such holders in the merger pursuant to the merger agreement.

The full text of Citi’s written opinion, which describes, among other things, the assumptions made, procedures followed, matters considered and qualifications and limitations on the review undertaken, is attached as Annex D to this proxy statement, and is incorporated by reference into this proxy statement. The description of Citi’s opinion contained in this proxy statement is qualified in its entirety by reference to the full text of the opinion. Citi’s opinion, the issuance of which was approved by Citi’s fairness opinion committee, was directed to the Altair board of directors, in its capacity as such, and addressed only the fairness, from a financial point of view and as of the date of such opinion, to the holders of Altair common stock of the merger consideration to be received by such holders in the merger pursuant to the merger agreement. Citi’s opinion did not address any other terms, aspects or implications of the merger. Citi expressed no view as to, and its opinion did not address, the underlying business decision of Altair to effect or enter into the merger, the relative merits of the merger as compared to any alternative business strategies that might exist for Altair or the effect of any other transaction in which Altair might engage or consider. Citi’s opinion is not intended to be and does not constitute a recommendation as to how the Altair board of directors or any Altair stockholder should vote or act on any matters relating to the merger or otherwise.

For further information, see the section titled “The Merger (Proposal 1)—Opinion of Citi” and Annex D.

Opinion of J.P. Morgan (see page 62)

Pursuant to an engagement letter dated August 2, 2024, Altair retained J.P. Morgan as its co-financial advisor in connection with the merger and to deliver a fairness opinion in connection with the merger.

At the meeting of the Altair board of directors on October 30, 2024, J.P. Morgan rendered its oral opinion to the Altair board of directors that, as of such date and based upon and subject to the factors and assumptions set forth in its written opinion, the merger consideration to be paid to the holders of Altair common stock in the merger was fair, from a financial point of view, to such holders. J.P. Morgan confirmed its October 30, 2024, oral opinion by delivering its written opinion to the Altair board of directors, dated October 30, 2024, that, as of such date, the merger consideration to be paid to the holders of Altair common stock in the merger was fair, from a financial point of view, to such holders.

The full text of the written opinion of J.P. Morgan, dated October 30, 2024, which sets forth, among other things, the assumptions made, matters considered and limits on the review undertaken, is attached as Annex E to this proxy statement and is incorporated herein by reference. The summary of the opinion of J.P. Morgan set forth in this proxy statement is qualified in its entirety by reference to the full text of such opinion. Altair stockholders are urged to read the opinion in its entirety.

J.P. Morgan’s opinion was addressed to the Altair board of directors (in its capacity as such) in connection with and for the purposes of its evaluation of the merger, was directed only to the merger consideration to be paid to the holders of Altair common stock in the merger and did not address any other aspect of the merger. J.P. Morgan expressed no opinion as to the fairness of the merger consideration to the holders of any other class of securities, creditors or other constituencies of Altair or as to the underlying decision by Altair to engage in the merger. The issuance of J.P. Morgan’s opinion was approved by a fairness committee of J.P. Morgan. The opinion does not constitute a recommendation to any stockholder of Altair as to how such stockholder should vote with respect to the merger or any other matter.

For a description of the opinion that the Altair board of directors received from J.P. Morgan, please refer to the section titled “The Merger (Proposal 1)—Opinion of J.P. Morgan.”

Voting Agreement (see page 109)

In connection with the execution and delivery of the merger agreement, and as an inducement for Siemens Industry and Merger Sub to enter into the merger agreement, James R. Scapa and certain entities and trusts affiliated with Mr. Scapa (collectively, the “supporting stockholders”), have, together with Altair, entered into a voting agreement (the “voting agreement”) with Siemens Industry. Based on information provided by the supporting stockholders, the supporting stockholders beneficially owned in the aggregate 16,835,643 shares of Altair common stock as of the date of the voting agreement, representing approximately 54% of the voting power of outstanding shares of Altair common stock as of the date of the voting agreement. The supporting stockholders have agreed, among other things, on the terms and subject to the conditions set forth in the voting agreement, to (i) vote their shares of Altair common stock in favor of the adoption of the merger agreement at the meeting of Altair stockholders, (ii) not transfer their shares of Altair common stock, subject to certain limited exceptions and (iii) comply with certain non-solicitation obligations. The voting agreement will terminate automatically upon the effective time, the occurrence of any adverse recommendation change of the Altair board of directors with respect to an intervening event or the termination of the merger agreement in accordance with its terms. A copy of the voting agreement is attached to this proxy statement as Annex B.

For additional information on the voting agreement, see the section titled “The Voting Agreement.”

Deed of Guarantee (see page 111)

Concurrently with the execution and delivery of the merger agreement, and as a condition to the willingness of, and material inducement for, Altair to enter into the merger agreement, the Guarantor, Siemens Industry and Altair entered into a Deed of Guarantee (the “deed of guarantee”), provided by the Guarantor in favor of Altair, pursuant to which the Guarantor has agreed, among other things, to irrevocably and unconditionally guarantee to Altair the discharge and performance of all (i) payment obligations of Siemens Industry under the merger agreement, including the Siemens Industry termination fee (as described below) and related expenses, the merger consideration, the fees, costs and expenses incurred by Siemens Industry and Altair related to obtaining the required regulatory approvals and any amounts payable by Siemens Industry for intentional failure to fulfill a condition to the performance of the obligations of Altair or the intentional breach of the merger agreement, in the event the merger agreement is terminated, subject to a cap at the maximum aggregate liability of Siemens Industry under the merger agreement and (ii) Siemens Industry’s obligations related to regulatory undertakings and filings, subject to the terms and conditions set forth in the merger agreement and the deed of guarantee. A copy of the deed of guarantee is attached to this proxy statement as Annex C.

For additional information on the deed of guarantee, see the section titled “The Deed of Guarantee.”

Material U.S. Federal Income Tax Consequences of the Merger (see page 123)

The receipt of cash in exchange for Altair common stock pursuant to the merger generally will be a taxable transaction for U.S. federal income tax purposes. U.S. Holders (as defined below under “Material U.S. Federal Income Tax Consequences of the Merger—U.S. Holders”) generally will recognize gain or loss for U.S. federal income tax purposes in an amount equal to the difference, if any between (a) the amount of cash received and (b) the U.S. Holder’s adjusted tax basis in the Altair common stock surrendered in exchange.

Except in certain specific circumstances described below and under “Material U.S. Federal Income Tax Consequences of the Merger—Non-U.S. Holders,” Non-U.S. Holders (as defined below under “Material U.S. Federal Income Tax Consequences of the Merger—U.S. Holders”) generally will not be subject to U.S. federal income tax unless such Non-U.S. Holder has certain connections with the United States.

The U.S. federal income tax consequences described above may not apply to all holders of Altair common stock. You should read the section titled “Material U.S. Federal Income Tax Consequences of the Merger” for a more complete discussion of the U.S. federal income tax consequences of the merger. Tax matters can be complicated and the tax consequences of the merger to you will depend on your particular tax situation. You should consult your tax advisor to determine the applicable U.S. federal, state, local and non-U.S. tax consequences of the merger to you.

Regulatory Clearances and Approvals Required for the Merger (see page 77)

The completion of the merger is conditioned on, among other things, the required regulatory approvals (as defined below) having been obtained or received (or, as applicable, the waiting periods with respect thereto having expired or been terminated), including the expiration or termination of any applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”).

Subject to the terms and conditions of the merger agreement, each of Altair and Siemens Industry has agreed to take, or cause to be taken (including by causing their affiliates to take), all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable law to consummate the transactions contemplated by the merger agreement as promptly as practicable, including preparing and filing as promptly as practicable with any governmental authority or other third party all documentation to effect all necessary, proper or advisable filings, notices, petitions, statements, registrations, submissions of information, applications and other documents and obtaining and maintaining all approvals, consents, registrations, permits, authorizations and other confirmations required to be obtained from any governmental authority or other third party that are necessary, proper or advisable to consummate the transactions contemplated by the merger agreement as promptly as practicable (the notices, authorizations, registrations, approvals, orders, permits, confirmations, clearances, consents and waiting period expirations or terminations from such governmental authorities with respect to the merger, collectively, the “required regulatory approvals”).

The merger cannot be completed until all applicable waiting periods (and any extensions thereof) under the HSR Act relating to the merger, and any commitment to, or agreement with, any governmental authority to delay the consummation of, or not to consummate before a certain date, the merger, have expired or been terminated, and the required regulatory approvals have been obtained or received or, as applicable, the waiting periods with respect thereto have expired or been terminated. There can be no assurance that a challenge to the merger on regulatory grounds by a governmental authority or private party will not be made or, if such a challenge is made, that it would not be successful.

If any objections are asserted with respect to the transactions contemplated by the merger agreement under the HSR Act, the Sherman Act, the Clayton Act, the Federal Trade Commission Act, any applicable law that is designed or intended to prohibit, restrict or regulate on national security or public order grounds actions by foreigners or non-domiciled persons to acquire interests in domestic equities, securities, entities, assets, land or interests (“foreign direct investment laws”) and all other applicable laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization, lessening of competition or restraint of trade, including all antitrust, competition and merger control applicable laws (collectively, “competition laws”) or in connection with any required regulatory approval, or if any proceeding under competition laws is instituted or threatened by any governmental authority challenging any of the transactions contemplated by the merger agreement, Siemens Industry and Altair have agreed to use reasonable best efforts to resolve such objections as promptly as practicable. Each of Altair and Siemens Industry has agreed to oppose (1) any administrative or judicial proceeding that is initiated or threatened to be initiated challenging the merger agreement or the consummation of the transactions contemplated thereby as violative of any competition law (including seeking to have any stay or temporary restraining order entered by any court or other governmental authority vacated or reversed) and (2) any request for the entry of, and to seek to have vacated or terminated, any order in connection with any competition law that would reasonably be expected to restrain, prevent or materially delay the consummation of the transactions contemplated by the merger agreement, including in the case of either (1) or (2), by defending through litigation any proceeding brought by any governmental authority pursuant to any competition law, and vigorously pursuing all available avenues of administrative and judicial appeal. However, in no event will Siemens Industry or its subsidiaries or affiliates be required to (i) agree to hold separate, sell, license, divest or otherwise dispose of any of the businesses or properties or assets of Siemens Industry, Altair or any of their respective affiliates, (ii) terminate, amend or assign any investments or other existing relationships, or any contractual rights or obligations, (iii) terminate any venture or other arrangement, (iv) grant any right or commercial or other accommodation to, or enter into any contractual or other commercial relationship with, any third party, (v) impose limitations on Siemens Industry or any of its affiliates or Altair or any of its subsidiaries with respect to how they own, retain, conduct or operate their respective businesses or assets, (vi) effectuate any other change or restructuring of Siemens Industry or any of its affiliates or Altair or any of its subsidiaries or (vii) offer, propose, negotiate, agree to, commit to or effect any other remedy, condition, commitment or undertaking of any kind (any of the actions described in the foregoing clauses (i) through (vii), a “remedy action”), except to the extent that such remedy action would not, and would not reasonably be expected to, individually or in the aggregate, result in a burdensome condition. The reasonable best efforts of Siemens Industry will include taking any remedy action that would not, and would not reasonably be expected to, individually or in the aggregate, result in a burdensome condition. A “burdensome condition” means (a) with respect to any remedy action relating to competition laws (but excluding foreign direct investment laws), a remedy action that (i) involves any assets, properties, businesses, interests, contracts, agreements, commercial arrangements or licensing arrangements of Siemens Industry or its affiliates, (ii) would, or would reasonably be expected to, individually or in the aggregate, result in a loss of more than $50,000,000 of the aggregate annual revenues of Altair and its subsidiaries, taken as a whole, as measured by the twelve-month period ended December 31, 2023 or (iii) arises in any part from a request, demand or requirement of a governmental authority in a jurisdiction that is not included in the list of required regulatory approvals and (b) with respect to any remedy action relating to foreign direct investment laws, a remedy action that would, or would reasonably be expected to, individually or in the aggregate, be material to Siemens Industry’s PLM Simulation and Test Solution business and Altair and its subsidiaries, taken as a whole.

Altair has agreed not to, and has agreed to cause its subsidiaries not to, offer, propose, negotiate, agree to, commit to, effect or take any remedy action without the prior written consent of Siemens Industry, and Altair has agreed to, and has agreed to cause its subsidiaries to, offer, propose, negotiate, agree to, commit to, effect and take any remedy action if so directed by Siemens Industry in connection with obtaining the required regulatory approvals; provided, that any remedy action is conditioned on the closing of the merger. If requested by Siemens Industry, Altair must divest, hold separate or take or commit to take any action that limits its freedom of action with respect to, or its ability to retain, any of the businesses, services or assets of Altair or its subsidiaries, provided that any such action is conditioned on the consummation of the merger and the other transactions contemplated by the merger agreement.

Neither Altair nor Siemens Industry may take any action if such action would (1) make it materially more likely that there would arise any impediments under any applicable law that may be asserted by any governmental authority to the consummation of the merger and the other transactions contemplated by the merger agreement, as promptly as practicable, or (2) impose any material delay in the expiration of any waiting period or obtaining of any approval from any governmental authority necessary to consummate the transactions contemplated by the merger agreement.

On November 15, 2024, each of Altair and Siemens Industry filed a notification of the proposed merger with the United States Federal Trade Commission (“FTC”) and the Antitrust Division of the United States Department of Justice (the “Antitrust Division”) under the HSR Act. The waiting period expired on December 16, 2024 at 11:59 p.m., Eastern Time.

In addition, Altair and Siemens Industry will prepare and, at least 65 days prior to the closing date, file with the U.S. Department of State’s Directorate of Defense Trade Controls (“DDTC”), in accordance with the International Traffic in Arms Regulations (“ITAR”) at 22 C.F.R. 122.4(b), a notification regarding the merger and the other transactions contemplated in the merger agreement.

For more information about regulatory clearance relating to the merger, see the sections titled “The Merger (Proposal 1)—Regulatory Clearances and Approvals Required for the Merger” and “The Merger Agreement—Conditions to the Merger.”

Although the parties expect that the required regulatory approvals will be obtained, the parties cannot assure you that such approvals will be timely obtained or obtained at all or that the granting of regulatory approvals will not involve the imposition of additional conditions on the completion of the merger, or a commitment or agreement to take remedial actions, including divesting assets or businesses, creating, modifying or transferring contractual rights or obligations or entering into supply or services agreements. Any such requirements could result in the conditions to the merger not being satisfied.

Expected Timing of the Merger (see page 102)

Altair and Siemens Industry are working to complete the merger as soon as practicable and currently expect the merger to be completed in the second half of 2025, subject to the satisfaction or waiver of customary closing conditions, including the adoption of the merger agreement by the affirmative vote of holders of at least a majority of the voting power of the outstanding shares of Altair common stock and the required regulatory approvals having been obtained. Neither Altair nor Siemens Industry can predict the actual date on which the merger will be completed because completion is subject to certain closing conditions beyond each party’s control, and it is possible that such conditions could result in the merger being completed earlier or later or not being completed at all. See the sections titled “The Merger Agreement—Regulatory Clearances and Approvals Required for the Merger” and “The Merger Agreement—Conditions to the Merger.” Also, see the section titled “The Merger (Proposal 1)—Regulatory Clearances and Approvals Required for the Merger.”

Conditions to the Merger (see page 102)

Each party’s obligation to complete the merger is subject to the satisfaction or waiver (to the extent permitted under applicable law) of certain customary mutual conditions, including the following: (i) the adoption of the merger agreement by the holders of a majority of the voting power of the outstanding shares of Altair common stock in accordance with the DGCL (the “stockholder approval”), (ii) the absence of any order or law issued by any governmental authority of competent jurisdiction prohibiting, rendering illegal or enjoining the consummation of the merger, (iii) the expiration or termination of all waiting periods (and any extensions thereof) applicable to the consummation of the merger under the HSR Act and any commitment to, or agreement with, any governmental authority to delay or not consummate before a certain date the merger and (iv) the receipt of the other required regulatory approvals (as defined in the section titled “The Merger and Merger Agreement—Regulatory Clearances and Approvals Required for the Merger”).

The obligation of each party to consummate the merger is also conditioned upon (i) performance and compliance by the other party in all material respects with its covenants, obligations and agreements required to be performed or complied with by it under the merger agreement prior to the closing of the merger; (ii) the accuracy of the representations and warranties of the other party as of the closing (subject to the materiality standards set forth in the merger agreement); and (iii) delivery of an officer certificate by the other party certifying satisfaction of certain of the conditions described above. The obligation of Siemens Industry to consummate the merger is also subject to there not having occurred since October 30, 2024 an Altair material adverse effect (as defined in the section titled “The Merger Agreement—Material Adverse Effect”) that is continuing. Consummation of the merger is not subject to any financing condition.

For more information about conditions to the merger, see the section titled “The Merger Agreement—Conditions to the Merger.”

No Shop; Restrictions on Solicitation of Acquisition Proposals (see page 93)

As more fully described in this proxy statement and in the merger agreement, and subject to certain exceptions, Altair has agreed not to solicit other acquisition proposals from third parties, furnish non-public information to or afford access to third parties or participate in discussions or negotiations with third parties regarding other acquisition proposals or change or withdraw its recommendation to its stockholders to adopt the merger agreement and the merger.

At any time prior to the stockholder approval, in the event Altair receives an acquisition proposal from a third party that did not result from a breach of Altair’s non-solicitation obligations, if the Altair board of directors determines in good faith, after consultation with its outside legal counsel and financial advisors, that (i) such acquisition proposal constitutes, or would reasonably be expected to lead to, a superior proposal and (ii) failure to engage in negotiations or discussions with such third party would be inconsistent with its fiduciary duties under applicable law, then Altair may engage in negotiations or discussions with, and furnish non-public information or afford access to, such third party making the acquisition proposal, subject to complying with notice requirements and other specified conditions contained in the merger agreement. For more information on what constitutes a superior proposal, see the section titled “The Merger Agreement—No Shop; Restrictions on Solicitation of Acquisition Proposals.”

At any time prior to the stockholder approval, the Altair board of directors may (i) in response to an acquisition proposal from a third party that did not result from a breach of Altair’s non-solicitation obligations that the Altair board of directors has determined in good faith, after consultation with its outside legal counsel and financial advisors, constitutes a superior proposal, make an adverse recommendation change or terminate the merger agreement in order to substantially concurrently enter into a written definitive agreement for such superior proposal or (ii) in response to an intervening event, make an adverse recommendation change of the type described in clause (i) of the definition thereof, if and only if the Altair board of directors determines in good faith after consultation with its outside legal counsel and financial advisors that the failure to take such action would be inconsistent with its fiduciary duties under applicable law. In each case in the foregoing clauses (i) and (ii), the making of the adverse recommendation change is subject to Altair complying with notice requirements and other specified conditions (including giving Siemens Industry the opportunity to propose changes to the merger agreement in response to such superior proposal or intervening event, as applicable). For more information on what constitutes an intervening event, see the section titled “The Merger Agreement—Change of Recommendation; Match Rights.”

See the sections titled “The Merger Agreement—No Shop; Restrictions on Solicitation of Acquisition Proposals” and “The Merger Agreement—Change of Recommendation; Match Rights.”

Change of Recommendation; Match Rights (see page 96)

Under the merger agreement, under certain circumstances and subject to certain requirements, including as described in this section, the Altair board of directors is entitled to make an adverse recommendation change prior to receipt of the stockholder approval, if the Altair board of directors determines in good faith, after consultation with its outside legal counsel and financial advisors, that an acquisition proposal constitutes a superior proposal, or in response to an intervening event, if the Altair board of directors determines, after consultation with its outside legal counsel and financial advisors, that the failure to take such action would be reasonably likely to be inconsistent with its fiduciary duties under applicable law; provided that:

•

Altair notifies Siemens Industry in writing at least four business days before taking such action that Altair intends to take such action, which notice specifies the reasons for the adverse recommendation change and (i) in the case of a superior proposal, includes the identity of the person or group making such acquisition proposal, the terms thereof and attaches a copy of all proposed agreements for such superior proposal and other documents and information described under “The Merger Agreement—No Shop; Restrictions on Solicitation of Acquisition Proposals”, or (ii) in the case of an intervening event, a reasonably detailed description of the facts and circumstances relating to such intervening event;

•

Altair has, and has caused its directors, officers and employees to and directed its other representatives to negotiate in good faith (to the extent Siemens Industry wishes to negotiate) to make such adjustments to the terms and conditions of the merger agreement as Siemens Industry may propose, and after such notice period, the Altair board of directors has considered in good faith any revisions to the terms of the merger agreement proposed in writing by Siemens Industry that, if accepted by Altair, would be binding upon Siemens Industry, and has determined in good faith, after consultation with its outside legal counsel and financial advisors, that any such revisions have not obviated the need to effect the adverse recommendation change or, in the case of a superior proposal, that, after taking into account such revisions, such acquisition proposal continues to constitute a superior proposal; and

•

with respect to any adverse recommendation change in response to a superior proposal, if there is any change to the financial terms or any other material terms of the then-existing superior proposal (including the form, amount or timing of payment of consideration proposed to be received by Altair stockholders as a result of such superior proposal or any substantive change in the terms relating to conditionality, termination or termination fees, with regulatory efforts and financing deemed to be material terms), Altair must again comply with the obligations described in the preceding two bullets, except the four business day period will be replaced with a two business day period.

In the event that the Altair board of directors is permitted to make an adverse recommendation change to the merger agreement following the receipt of an acquisition proposal that it determines to be a superior proposal, Altair may also terminate the merger agreement to enter into a definitive written agreement for such superior proposal if, concurrently with such termination, Altair pays to Siemens Industry the fee required to be paid to Siemens Industry as described in the section titled “The Merger Agreement—Termination Fees and Expenses.”

Termination of the Merger Agreement (see page 104)

Among other customary circumstances, Altair or Siemens Industry may terminate the merger agreement if:

•

the merger has not been consummated on or before October 30, 2025 (the “end date”); provided that if one or more conditions to closing relating to regulatory approvals and legal restraints have not been satisfied or waived on or prior to such date but all other conditions to closing of the merger either have been satisfied or waived or would reasonably be expected to be satisfied if the closing were to occur on such date, then the end date will be automatically extended until April 30, 2026 (the “extended end date”); and provided, further, that the right to terminate the merger agreement in such circumstances will (i) not be available to any party who is in breach of, or has breached, its obligations under the merger agreement, where such breach has primarily caused or resulted in the failure of the closing of the merger to occur on or before the end date or extended end date, as applicable and (ii) be subject to an automatic extension of the end date or extended end date, as applicable, by the amount of time during which a proceeding brought by a party to the merger agreement to specifically enforce the performance of the merger agreement by another party is pending, plus five business days (or such longer time established by the presiding court);

•

there is any applicable law (other than a competition law that does not relate to a required regulatory approval) or any final, irreversible and non-appealable order (provided that, if such order is issued by any governmental authority pursuant to competition laws, such order relates to a required regulatory approval) that permanently prohibits, renders illegal or enjoins the merger issued by any governmental authority of competent jurisdiction; or

•

at the meeting of Altair stockholders (including any adjournment or postponement thereof), which is duly convened and at which a vote on the adoption of the merger agreement has been taken, the stockholder approval is not obtained.

Altair may terminate the merger agreement in other circumstances, including to enter into a definitive agreement with respect to a superior proposal or in response to certain breaches of the merger agreement by Siemens Industry or Merger Sub, subject to a cure period. Siemens Industry may also terminate the merger agreement in other circumstances, including in response to an adverse recommendation change by the Altair board of directors prior to receipt of the stockholder approval or certain breaches of the merger agreement by Altair, subject to a cure period.

See the section titled “The Merger Agreement—Termination of the Merger Agreement.”

Termination Fees and Expenses (see page 105)

The merger agreement provides that Altair will pay Siemens Industry a termination fee of $372 million if:

•	Altair terminates the merger agreement to enter into a definitive agreement with respect to a superior proposal;

•	Siemens Industry terminates the merger agreement after the Altair board of directors has made an adverse recommendation change; or

•

Prior to receipt of the stockholder approval, (A) the merger agreement is terminated by (i) Siemens Industry or Altair because (x) the merger has not been consummated by the end date or the extended end date, as applicable, or (y) Altair stockholders did not approve the merger at the special meeting or (ii) Siemens Industry because of Altair’s breach of or failure to perform or comply with one or more of its representations, warranties, covenants or agreements under the merger agreement, (B) after October 30, 2024 and prior to the special meeting, an acquisition proposal is publicly announced (or, solely in the case of a termination pursuant to clause (ii) of this bullet, is made to the Altair board of directors) and not withdrawn prior to the date of the special meeting (in the case of a termination due to failure to obtain the stockholder approval at the special meeting) and (C) within 12 months of such termination, Altair or any of its subsidiaries enters into a definitive written agreement with respect to such acquisition proposal or a transaction with respect to such acquisition proposal is consummated. For purposes of this bullet, the term “acquisition proposal” has the meaning assigned to such term as described under “The Merger Agreement—No Shop; Restrictions on Solicitation of Acquisition Proposals” except that all references to “20%” are be replaced with references to “50%.”

The merger agreement provides that Siemens Industry will pay Altair a termination fee of $638 million if (a) Altair or Siemens Industry terminates the merger agreement because (i) the merger has not been consummated by the end date or the extended end date, as applicable, or (ii) there is any applicable law (other than a competition law that does not relate to a required regulatory approval) or a final, irreversible and non-appealable order (provided that, if such order is issued by any governmental authority pursuant to competition laws, such order relates to a required regulatory approval) issued by any governmental authority of competent jurisdiction that permanently prohibits, renders illegal or enjoins the merger, and (b) at the time of such termination, all the mutual conditions to closing and the conditions to Siemens Industry’s obligations to close have been satisfied or waived (other than (x) any of the conditions relating to regulatory approvals or legal restraints under competition laws or (y) those other conditions that, by their nature, cannot be satisfied until the closing but are capable of being satisfied and would be satisfied at the closing if the closing were to occur at the time of such termination).

All other expenses relating to the merger will generally be paid by the party incurring the expense, except that (i) Siemens Industry will pay all reasonable and documented out-of-pocket fees, costs and expenses incurred in connection with the parties’ regulatory undertakings under the merger agreement, including with respect to all required regulatory approvals and (ii) if either Altair or Siemens Industry fails to pay its respective termination fee, such party will pay the other party’s reasonable and documented out-of-pocket costs and expenses (including reasonable fees and disbursements of counsel) incurred in connection with seeking payment of such termination fee, plus interest.

In no event will either Altair or Siemens Industry be obligated to pay the applicable termination fee on more than one occasion.

See the section titled “The Merger Agreement—Termination Fees and Expenses.”

Remedies; Maximum Liability (see page 107)

The merger agreement provides that, upon any termination of the merger agreement under circumstances where a termination fee is payable by Altair, Siemens Industry’s right to receive such termination fee (together with any expenses (as defined in the section titled “The Merger Agreement—Termination Fees and Expenses”), if payable) will be the sole and exclusive remedy of Siemens Industry and Merger Sub in connection with the merger agreement and the transactions contemplated thereby, and upon payment in full of such amount, neither Siemens Industry nor Merger Sub will seek to obtain any recovery, judgment or damages of any kind against Altair or any of Altair’s subsidiaries or any of their respective directors, officers, employees, partners, managers, members, stockholders, affiliates or representatives in connection with the merger agreement or the transactions contemplated thereby, including any breach (including any willful or intentional and knowing breach) of the merger agreement or termination thereof.

The merger agreement provides that, upon any termination of the merger agreement under circumstances where a termination fee is payable by Siemens Industry, Altair’s right to receive such termination fee (together with any expenses (as defined in the section titled “The Merger Agreement—Termination Fees and Expenses”), if payable) will be the sole and exclusive remedy of Altair in connection with the merger agreement and the transactions contemplated thereby, and upon payment in full of such amount, Altair will not seek to obtain any recovery, judgment or damages of any kind against Siemens Industry or Merger Sub or any of their respective affiliates (including Siemens AG) or any of their respective directors, officers, employees, partners, managers, members, stockholders, affiliates or representatives in connection with the merger agreement or the transactions contemplated thereby, including any breach (including any willful or intentional and knowing breach) of the merger agreement or termination thereof.

See the section titled “The Merger Agreement—Remedies; Maximum Liability.”

Specific Performance (see page 108)

The merger agreement provides that the parties will be entitled to an injunction or injunctions, or any other appropriate form of equitable relief, to prevent or restrain breaches or threatened breaches of the merger agreement, or to enforce specifically the performance of the terms and provisions thereof, in addition to any other remedy to which they are entitled at law or in equity.

See the section titled “The Merger Agreement—Specific Performance.”

Appraisal Rights of Altair Stockholders (see page 113)

Altair stockholders who do not vote in favor of approval of the merger agreement proposal, who continuously hold their shares of Altair common stock and who otherwise comply precisely with the applicable provisions of Section 262 of the DGCL will be entitled to seek appraisal of the fair value of their shares of Altair common stock, as determined by the Delaware Court of Chancery, if the merger is completed, in lieu of receiving the merger consideration in respect of such shares. The “fair value” of your shares of Altair common stock as determined by the Delaware Court of Chancery could be greater than, the same as, or less than the value of the merger consideration that you would otherwise be entitled to receive under the terms of the merger agreement. Altair stockholders who wish to exercise the right to seek an appraisal of their shares must so advise Altair by submitting a written demand for appraisal in the form described in this proxy statement prior to the vote to approve the merger agreement proposal, and must otherwise follow the procedures prescribed by Section 262 of the DGCL. A person having a beneficial interest in shares of Altair common stock held of record in the name of another person, such as a nominee or intermediary, must act promptly to cause the record holder to follow the steps summarized in this proxy statement and in a timely manner to perfect appraisal rights.

The text of Section 262 of the DGCL is attached as Annex F to this proxy statement. You are encouraged to read these provisions carefully and in their entirety. Due to the complexity of the procedures for exercising appraisal rights, Altair stockholders who are considering exercising such rights are encouraged to seek the advice of legal counsel and their financial advisors. Failure to strictly comply with these provisions may result in the loss of appraisal rights.

See “The Merger Agreement—Effect of the Merger on Altair Common Stock—Shares of Dissenting Stockholders” and “Appraisal Rights of Altair Stockholders.”

Altair Special Meeting (see page 33)

Purposes of the Special Meeting

At the special meeting, Altair stockholders will be asked to vote upon the following proposals:

•	the merger agreement proposal;

•	the merger-related compensation proposal; and

•	the adjournment proposal.

Record Date

The record date for the determination of stockholders entitled to notice of and to vote at the special meeting is December 17, 2024. Only Altair stockholders who held shares of Altair common stock of record as of the close of business on the record date are entitled to receive notice of and vote at the special meeting and any adjournment or postponement of the special meeting, and only as long as such shares remain outstanding on the date of the special meeting. Altair’s official stock ownership records will conclusively determine whether a stockholder is a “holder of record” as of the close of business on the record date.

Required Vote

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Proposal 1—The Merger Agreement Proposal. The affirmative vote of holders of at least a majority of the voting power of all outstanding shares of Altair common stock entitled to vote thereon is required to approve the merger agreement proposal.

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Proposal 2—The Merger-Related Compensation Proposal. The affirmative vote of holders of at least a majority of the voting power of the shares of Altair common stock present in person (virtually) or represented by proxy at the special meeting and entitled to vote on the merger-related compensation proposal is required to approve, on an advisory (non-binding) basis, the merger-related compensation proposal.

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Proposal 3 —The Adjournment Proposal. The affirmative vote of holders of at least a majority of the voting power of the shares of Altair common stock present in person (virtually) or represented by proxy at the special meeting and entitled to vote on the adjournment proposal is required to approve the adjournment proposal.

See the section titled “The Special Meeting—Required Vote; Treatment of Abstentions and Failure to Vote.”

Interests of Altair’s Directors and Executive Officers in the Merger (see page 71)

Altair’s directors and executive officers have interests in the merger that may be different from, or in addition to, those of Altair stockholders generally. These interests include, among others, potential severance payments and benefits under the applicable severance agreements and rights to ongoing indemnification and insurance coverage. The Altair board of directors was aware of and considered these interests, among other matters, in evaluating and negotiating the merger agreement and the merger, in approving the merger agreement, and in recommending the approval of the merger agreement by the Altair stockholders. See the section titled “The Merger (Proposal 1)—Interests of Altair’s Directors and Executive Officers in the Merger.”

Directors’ and Officers’ Indemnification and Insurance (see page 100)

Under the merger agreement, for a period of six years after the effective time, Siemens Industry must cause the surviving corporation to indemnify and hold harmless to the fullest extent permitted by applicable law and the organizational documents of Altair or its subsidiaries, the present and former directors, officers and agents of Altair and its subsidiaries and any individuals serving in such capacity at or with respect to other persons at Altair’s or its subsidiaries’ request, against any losses, damages, liabilities, costs, expenses (including attorneys’ fees), judgments, fines, penalties and amounts paid in settlement (including all interest, assessments and other charges paid or payable in connection with or in respect of any thereof) in respect of the persons having served in such capacity prior to the effective time.

In addition, for a period of six years following the effective time, Siemens Industry is required to maintain in effect provisions in the organizational documents of the surviving corporation and its subsidiaries regarding elimination of liability of directors, indemnification of directors, officers, and agents and advancement of fees, costs and expenses that are no less advantageous to the intended beneficiaries than the corresponding provisions that were in existence as of October 30, 2024.

From and after the effective time, Siemens Industry is required to and will cause the surviving corporation and its subsidiaries to honor and comply with their respective obligations under any indemnification agreement with any director or officer of Altair or its subsidiaries, and not amend, repeal or otherwise modify any such agreement in any manner that would adversely affect any rights of such persons.

Prior to the effective time, Altair will (or if Altair is unable to, Siemens Industry will cause the surviving corporation to) purchase a directors’ and officers’ liability insurance and fiduciary liability insurance “tail” policy for a period of six years after the effective time with respect to matters arising at or prior to the effective time with terms, conditions, retentions and limits of liability that are no less favorable than the coverage provided under Altair’s existing policies as of October 30, 2024, with a one-time cost not in excess of 350% of the last aggregate annual premium paid by Altair for its directors’ and officers’ liability insurance and fiduciary liability insurance prior to October 30, 2024, and if the cost of such “tail” insurance policy would otherwise exceed such amount, the surviving corporation must purchase a policy with the greatest coverage available for a cost not exceeding such amount.

See the sections titled “The Merger (Proposal 1)—Interests of Altair’s Directors and Executive Officers in the Merger—Indemnification and Insurance” and “The Merger Agreement—Directors’ and Officers’ Indemnification and Insurance.”

Market Prices of Class A Common Stock (see page 112)

The merger consideration of $113.00 per share represents a premium of approximately 19% to the closing price of the Class A common stock on October 21, 2024, the last trading day prior to media speculation regarding a potential acquisition of Altair; approximately 23% to the 6-month volume weighted average closing price of the Class A common stock for the period ending October 21, 2024; and approximately 51% to the closing price of the Class A common stock on December 21, 2023, the last trading day prior to the leak regarding the acquisition of Ansys, Inc. (“Ansys”) by Synopsys, Inc. (“Synopsys”). The closing price of Class A common stock on The Nasdaq Global Select Market (“Nasdaq”) on December 17, 2024, the most recent practicable date prior to the date of this proxy statement, was $106.85 per share. You are encouraged to obtain current market prices of Class A common stock in connection with voting your shares of Altair common stock.

Litigation Related to the Merger (see page 80)

As of the date of this proxy statement, there are no pending lawsuits challenging the merger. However, potential plaintiffs may file lawsuits challenging the merger. The outcome of any future litigation is uncertain.

Such litigation, if not resolved, could prevent or delay consummation of the merger and result in substantial costs to Altair, including any costs associated with the indemnification of directors and officers. One of the conditions to the consummation of the merger is the absence of any order or applicable law issued by any governmental authority of competent jurisdiction that prohibits, renders illegal or enjoins the consummation of the merger whether on a temporary, preliminary or permanent basis. Therefore, if a plaintiff were successful in obtaining an injunction prohibiting the consummation of the merger on the agreed-upon terms, then such injunction may prevent the merger from being consummated, or from being consummated within the expected time frame.

Altair has agreed to give Siemens Industry a reasonable opportunity to participate in (at Siemens Industry’s expense), but not control, the defense, settlement or prosecution of any stockholder litigation against the Company or any of its directors or officers relating to the merger agreement, the merger or any other transactions contemplated by the merger agreement. Further, Altair has agreed not to settle or offer to settle any stockholder litigation without Siemens Industry’s prior written consent (such consent not to be unreasonably withheld, delayed or conditioned).

For additional information regarding litigation matters, see the section titled “The Merger (Proposal 1)—Litigation Related to the Merger.”

QUESTIONS AND ANSWERS

The following are some questions that you, as an Altair stockholder, may have regarding the merger and the special meeting and the answers to those questions. Altair urges you to carefully read the remainder of this proxy statement because the information in this section does not provide all the information that might be important to you with respect to the merger and the special meeting. Additional important information is also contained in the annexes to and the documents incorporated by reference into this proxy statement.

Q: What is the purpose of the special meeting?

A: At the special meeting, stockholders will consider and act upon the matters outlined in the notice of meeting on the cover page of this proxy statement, namely:

1.

A proposal to adopt the merger agreement, which is further described in the sections titled “The Merger (Proposal 1)” and “The Merger Agreement,” beginning on pages 39 and 81, respectively, of this proxy statement;

2.

A proposal to approve, on a non-binding, advisory basis, certain compensation that will or may be paid by Altair to its named executive officers that is based on or otherwise relates to the merger, discussed under the sections titled “Advisory Vote on Named Executive Officer Merger-Related Compensation Arrangements (Proposal 2)” and “The Merger (Proposal 1)—Interests of Altair’s Directors and Executive Officers in the Merger” beginning on pages 118 and 71, respectively, of this proxy statement; and

3.	A proposal to approve an adjournment of the special meeting which is further described in the section titled “Vote on Adjournment (Proposal 3)” beginning on page 119 of this proxy statement.

Q: Where and when is the special meeting?

A: The special meeting will be held on January 22, 2025, beginning at 10:00 a.m., Eastern Time (with log-in beginning at 9:45 a.m., Eastern Time), unless postponed to a later date. The special meeting will be a virtual only meeting conducted via live audio webcast at www.virtualshareholdermeeting.com/ALTAIR2025SM. You will need the 16-digit control number provided on your proxy card or voting instruction card in order to participate in the special meeting. Because the special meeting is completed virtually and being conducted via live webcast, stockholders will not be able to attend the meeting in person. If you would like to view the special meeting materials via the internet, please visit www.proxydocs.com/ALTR.

Q: How does the Altair board of directors recommend that I vote on the proposals?

A: The Altair board of directors unanimously recommends that Altair stockholders vote (1) “FOR” the merger agreement proposal, (2) “FOR” the merger-related compensation amendment proposal and (3) “FOR” the adjournment proposal.

Q: How does the per share merger consideration compare to the market price of Altair common stock prior to announcement of the merger?

A: The merger consideration of $113.00 per share represents a premium of approximately 19% to the closing price of the Class A common stock on October 21, 2024, the last trading day prior to media speculation regarding a potential acquisition of Altair by Siemens Industry; approximately 23% to the 6-month volume weighted average closing price of the Class A common stock for the period ending October 21, 2024; and approximately 51% to the closing price of the Class A common stock on December 21, 2023, the last trading day prior to the leak regarding the acquisition of Ansys by Synopsys. The closing price of Class A common stock on Nasdaq on December 17, 2024, the most recent practicable date prior to the date of this proxy statement, was $106.85 per share. You are encouraged to obtain current market prices of Class A common stock in connection with voting your shares of Altair common stock.

Q: What will happen in the merger?

A: Pursuant to the merger agreement, Merger Sub will merge with and into Altair, with Altair surviving the merger as a wholly owned subsidiary of Siemens Industry. After the merger, Altair’s securities will be delisted from Nasdaq and deregistered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and, as a result, Altair will no longer be a publicly held company.

Q: Who will own Altair after the merger?

A: Immediately following the merger, Altair will be a wholly owned subsidiary of Siemens Industry.

Q: What will I receive in the merger?

A: At the effective time of the merger (the “effective time”), you will be entitled to receive, for each share of Altair common stock that you hold immediately prior to the effective time (other than (x) shares held by Altair as treasury stock or held by Siemens Industry, Merger Sub or any other subsidiary of Siemens Industry (collectively, the “excluded shares”) and (y) shares of Altair common stock with respect to which appraisal rights are properly demanded and not withdrawn or lost ( “dissenting shares”) under the DGCL), $113.00 in cash, without interest and subject to any applicable withholding taxes. For example, if you own 100 shares of Altair common stock, you will receive $11,300.00 in cash in exchange for your shares of Altair common stock, without interest and subject to any applicable withholding taxes. You will not be entitled to receive shares of the surviving corporation or Siemens Industry.

Shares of Altair common stock subject to stock-based awards will be treated in the manner described under the heading “The Merger (Proposal 1)—Interests of Altair’s Directors and Executive Officers in the Merger.”

Q: What will happen in the merger to Altair equity awards?

A: Pursuant to the merger agreement, at or immediately prior to the effective time, the outstanding equity awards of Altair will be treated as follows:

Each vested option and each director option that is outstanding and unexercised as of immediately prior to the effective time, in each case, will vest (to the extent unvested) and be canceled and converted into the right to receive an amount in cash (without interest) equal to (x) the number of shares of Class A common stock subject to such vested option or director option immediately prior to the effective time multiplied by (y) the excess of the merger consideration over the per share exercise price applicable to such vested option or director option, less any applicable withholding taxes.

Each unvested option that is outstanding and unexercised as of immediately prior to the effective time will be canceled and converted into the right to receive a future amount in cash equal to (x) the number of shares of Class A common stock subject to such unvested option immediately prior to the effective time multiplied by (y) the excess of the merger consideration over the per share exercise price applicable to such unvested option, which cash award will continue to vest following the effective time, subject to the holder’s continued employment or service through the last day of the calendar quarter preceding the quarter in which such unvested option would have otherwise vested in accordance with the vesting schedule in effect immediately prior to the effective time (had the holder remained in continuous employment or service through such date), and will be paid less any applicable withholding taxes by the surviving corporation or its applicable subsidiary as soon as reasonably practicable but no later than the next regularly scheduled payroll run of the surviving corporation or its applicable subsidiary that is at least ten business days following the applicable vesting date. Notwithstanding the foregoing, such cash award will (i) accelerate in full and be paid upon a holder’s termination without “cause” (as determined by the surviving corporation) or for “good reason” (to the extent such holder has an agreement or participates in an Altair plan that provides for severance benefits upon a resignation for good reason, and as defined in such agreement or Altair plan) and (ii) accelerate upon any other circumstances set forth in any applicable award agreement, severance agreement or other similar agreement or Altair plan applicable to the holder as of October 30, 2024 (or entered into between October 30, 2024 and the effective time in accordance with the merger agreement), in each case, subject to the holder’s execution of a release of claims in a form prescribed by the surviving corporation. Such cash award will be forfeited without payment upon the holder’s termination of employment or service with the surviving corporation and its subsidiaries for any reason not described in the preceding sentence.

Each stock option of Altair that has a per share exercise price that is equal to or greater than the merger consideration (if any) will be canceled without payment.

Each vested RSUs and each director RSU will vest (to the extent unvested) and be canceled and converted into the right to receive an amount in cash equal to (x) the number of shares of Class A common stock subject to such vested RSU or director RSU immediately prior to the effective time multiplied by (y) the merger consideration, less any applicable withholding taxes.

Each unvested RSU will be canceled and converted into the right to receive a future amount in cash equal to (x) the number of shares of Class A common stock subject to such unvested RSU immediately prior to the effective time multiplied by (y) the merger consideration, which cash award will continue to vest, subject to the holder’s continued employment or service through the last day of the calendar quarter preceding the quarter in which such unvested RSU would have otherwise vested in accordance with the vesting schedule in effect immediately prior to the effective time (had the holder remained in continuous employment or service through such date), and will be paid less any applicable withholding taxes by the surviving corporation or its applicable subsidiary as soon as reasonably practicable no later than the next regularly scheduled payroll run of the surviving corporation or its applicable subsidiary that is at least ten business days following the applicable vesting date. Notwithstanding the foregoing, such cash award will (i) accelerate in full and be paid upon a holder’s termination without “cause” (as determined by the surviving corporation) or for “good reason” (to the extent the holder has an agreement or participate in an Altair plan that provides for severance benefits upon a resignation for good reason, and as defined in such agreement or Altair plan) and (ii) accelerate upon any other circumstances set forth in any applicable award agreement, severance agreement or other similar agreement or Altair plan applicable to the holder as of October 30, 2024 (or entered into between October 30, 2024 and the effective time in accordance with the merger agreement), in each case, subject to the holder’s execution of a release of claims in a form prescribed by the surviving corporation. Such cash award will be forfeited without payment upon the holder’s termination of employment or service with the surviving corporation and its subsidiaries for any reason not described in the preceding sentence.

For additional information on the treatment of Altair equity awards in connection with the merger, see the section titled “The Merger Agreement—Treatment of Altair Equity Awards.”

Q: Am I entitled to exercise appraisal rights instead of receiving the merger consideration for my shares of Altair common stock?

A: Yes. Altair stockholders are entitled to appraisal rights under Section 262 of the DGCL in connection with the merger, provided they follow the procedures and satisfy the conditions set forth in Section 262 of the DGCL. For more information regarding appraisal rights, see the sections titled “The Merger (Proposal 1)—Appraisal Rights of Altair Stockholders” and “Appraisal Rights of Altair Stockholders.” In addition, a copy of Section 262 of the DGCL is attached as Annex F to this proxy statement. Failure to strictly comply with Section 262 of the DGCL may result in your waiver of, or inability to, exercise appraisal rights.

Q: How many votes do I have?

A: In connection with each matter to be voted upon at the special meeting, each share of Class A common stock owned as of the close of business on the record date is entitled to one vote and each share of Class B common stock owned of record as of the close of business on the record date is entitled to ten votes.

Q: What vote is required to adopt the merger agreement?

A: The votes required for each proposal are as follows:

1. Proposal 1—The Merger Agreement Proposal: The affirmative vote of holders of at least a majority of the voting power of all outstanding shares of Altair common stock entitled to vote thereon is required to approve the merger agreement proposal.

2. Proposal 2—The Merger-Related Compensation Proposal: The affirmative vote of holders of at least a majority of the voting power of the shares of Altair common stock present in person (virtually) or represented by proxy at the special meeting and entitled to vote thereon is required to approve, on an advisory (non-binding) basis, the merger-related compensation proposal.

3. Proposal 3—The Adjournment Proposal: The affirmative vote of holders of at least a majority of the voting power of the shares of Altair common stock present in person (virtually) or represented by proxy at the special meeting and entitled to vote thereon is required to approve the adjournment proposal.

As of December 17, 2024, the record date, Altair directors and executive officers, as a group, owned and were entitled to vote 369,272 shares of Class A common stock and 16,867,792 shares of Class B common stock or approximately 53.8% of the voting power of all outstanding shares of Altair common stock. Altair currently expects that these directors and executive officers will vote their shares in favor of the merger agreement proposal and each of the other proposals described in this proxy statement, although none of them are obligated to do so other than James R. Scapa pursuant to the terms of the voting agreement. See the section titled “The Voting Agreement.”

Q: Do any of Altair’s directors or officers have interests in the merger that may differ from or be in addition to my interests as a stockholder?

A: In considering the recommendation of the Altair board of directors with respect to the merger agreement proposal, you should be aware that Altair’s directors and executive officers have certain interests in the merger that may be different from, or in addition to, the interests of Altair stockholders generally. The Altair board of directors was aware of and considered these interests, among other matters, in evaluating and negotiating the merger agreement and the merger, and in recommending that the merger agreement be approved by the Altair stockholders. See the section titled “The Merger (Proposal 1)—Interests of Altair’s Directors and Executive Officers in the Merger” and “Advisory Vote on Named Executive Officer Merger-Related Compensation Arrangements (Proposal 2).”

Q: When do you expect the merger to be completed?

A: In order to complete the merger, Altair must obtain the stockholder approval of the merger agreement proposal described in this proxy statement and the other closing conditions under the merger agreement must be satisfied or waived (as permitted by applicable law). The parties to the merger agreement currently expect to complete the merger in the second half of 2025, although neither party can assure completion by any particular date, if at all. Because the merger is subject to a number of conditions, the exact timing of the merger cannot be determined at this time.

Q: What conditions must be satisfied to complete the merger?

A: Each party’s obligation to complete the merger is subject to the satisfaction or waiver (to the extent permitted under applicable law) of certain customary mutual conditions, including the following: (i) receipt of stockholder approval, (ii) the absence of any order or law issued by any governmental authority of competent jurisdiction prohibiting, rendering illegal or enjoining the consummation of the merger, (iii) the expiration or termination of all waiting periods (and any extensions thereof) applicable to the consummation of the merger under the HSR

Act and any commitment to, or agreement with, any governmental authority to delay or not consummate before a certain date the merger and (iv) the receipt of the other required regulatory approvals (as defined in the section titled “The Merger and Merger Agreement—Regulatory Clearances and Approvals Required for the Merger”).

The obligation of each party to consummate the merger is also conditioned upon (i) performance and compliance by the other party in all material respects with its covenants, obligations and agreements required to be performed or complied with by it under the merger agreement prior to the closing of the merger; (ii) the accuracy of the representations and warranties of the other party as of closing (subject to the materiality standards set forth in the merger agreement); and (iii) delivery of an officer certificate by the other party certifying satisfaction of certain of the conditions described above. The obligation of Siemens Industry to consummate the merger is also subject to there not having occurred since October 30, 2024, an Altair material adverse effect (as defined in the section titled “The Merger Agreement—Material Adverse Effect”) that is continuing. Consummation of the merger is not subject to any financing condition.

For additional details regarding conditions to the completion of the merger, see the section titled “The Merger Agreement—Conditions to the Merger.”

Q: Why am I being asked to consider and act upon a proposal to approve, on a non-binding, advisory basis, certain compensation that will or may be paid by Altair to its named executive officers that is based on or otherwise relates to the merger?

A: Section 14A of the Exchange Act requires Altair to seek a non-binding, advisory vote to approve any agreements or understandings and compensation that will or may be paid by Altair to its named executive officers that is based on or otherwise relates to the merger. Approval of this proposal by Altair stockholders is not required to complete the merger.

Q: Do you expect the merger to be taxable to Altair stockholders?

A: The receipt of cash in exchange for Altair common stock pursuant to the merger generally will be a taxable transaction for U.S. federal income tax purposes. U.S. Holders generally will recognize gain or loss for U.S. federal income tax purposes in an amount equal to the difference, if any, between (a) the amount of cash received and (b) the U.S. Holder’s adjusted tax basis in the Altair common stock surrendered in exchange. Except in certain specific circumstances described below and under “Material U.S. Federal Income Tax Consequences of the Merger—Non-U.S. Holders,” Non-U.S. Holders generally will not be subject to U.S. federal income tax unless such Non-U.S. Holder has certain connections with the United States.

The U.S. federal income tax consequences described above may not apply to all holders of Altair common stock. You should read the section titled “Material U.S. Federal Income Tax Consequences of the Merger” for a more complete discussion of the U.S. federal income tax consequences of the merger. Tax matters can be complicated and the tax consequences of the merger to you will depend on your particular tax situation. You should consult your tax advisor to determine the applicable U.S. federal, state, local and non-U.S. tax consequences of the merger to you.

Q: Who is entitled to vote at the special meeting?

A: Only Altair stockholders who held shares of record as of the close of business on December 17, 2024, the record date for the special meeting, are entitled to receive notice of and to vote at the special meeting. Altair’s official stock ownership records will conclusively determine whether a stockholder is a “holder of record” as of the close of business on the record date. Participating stockholders who log-on to the special meeting using their unique 16-digit control number will also be able to examine the stockholder list during the special meeting by following the instructions provided on the meeting website at www.virtualshareholdermeeting.com/ALTAIR2025SM.

Each share of Class A common stock is entitled to one vote on each proposal and each share of Class B common stock is entitled to ten votes on each proposal.

As of the close of business on the record date, there were 60,137,617 shares of Class A common stock outstanding and 25,393,574 shares of Class B common stock outstanding. Class A common stock and Class B common stock will vote as a single class on all matters described in this proxy statement.

Q: Who may attend the special meeting?

A: Only Altair stockholders as of the close of business on December 17, 2024, or their duly appointed proxies, and invited guests of Altair may attend the meeting. “Street name” holders (those whose shares are held through a broker, bank or other nominee) who wish to vote at the special meeting must obtain a proxy, executed in their favor, from their broker, bank or other nominee giving them the right to vote their shares at the special meeting. Altair has retained Broadridge Financial Solutions to host our virtual annual meeting and to distribute, receive, count and tabulate proxies.

Q: Who is soliciting my vote?

A: The Altair board of directors is soliciting your proxy, and Altair will bear the cost of soliciting proxies. Solicitation initially will be made by mail. Some of our officers also may, but without compensation other than their regular compensation, solicit proxies by mail or personal conversations, or by telephone, facsimile or other electronic means. Altair will also, upon request, reimburse brokers and other persons holding stock in their names, or in the names of nominees, for their reasonable out-of-pocket expenses related to forwarding proxy materials to the beneficial owners of Altair common stock and obtaining proxies.

Q: What do I need to do now?

A: After carefully reading and considering the information contained in this proxy statement, please submit your proxy as soon as possible so that your shares of Altair common stock will be represented and voted at the special meeting. Please follow the instructions set forth on the proxy card or on the voting instruction card provided by the record holder if your shares are held in “street name” by your bank, brokerage firm or other nominee.

Q: How do I vote if my shares are registered directly in my name?

A: If you are a stockholder of record, you may vote virtually at the special meeting or vote by proxy using one of the methods described below. Whether or not you plan to participate in the meeting, we urge you to vote by proxy to ensure your vote is counted. You may still participate in the special meeting and vote virtually even if you have already voted by proxy.

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To vote via the internet, submit your proxy by using the internet at www.proxyvote.com. Internet voting is available 24 hours a day and will be accessible until 11:59 p.m., Eastern Time, on January 21, 2025, the day before the special meeting.

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To vote by telephone, submit your proxy by using a touch-tone telephone at 1-800-690-6903. Telephone voting is available 24 hours a day and will be accessible until 11:59 p.m., Eastern Time, on January 21, 2025, the day before the special meeting.

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To vote using the proxy card, simply complete, sign and return the enclosed proxy card in the postage-paid envelope (if mailed in the United States) included with this proxy statement. Altair stockholders who vote this way should mail the proxy card early enough so that it is received before the date of the special meeting. If you return your signed proxy card to us before the special meeting, we will vote your shares as you direct.

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To vote virtually at the special meeting, visit www.virtualshareholdermeeting.com/ALTR2025SM and enter the 16-digit control number included on your proxy card or voting instruction card that accompanied your proxy materials.

Whether or not you plan to attend the meeting, we urge you to vote by proxy, whether by internet, by telephone or by mail, to ensure your vote is counted. You may still attend the meeting virtually and vote your shares, even if you have already voted by proxy. If you later decide to vote at the special meeting, your proxy submitted prior to the special meeting will be revoked; however, attending the special meeting will not revoke your written, internet or telephone proxy, as the case may be, unless you specifically request revocation or cast a ballot at the special meeting. Please choose only one method to cast your vote by proxy. We encourage you to vote over the internet, which is a convenient, cost-effective and reliable alternative compared to returning a proxy card by mail.

Q: How do I vote if my shares are held in the name of my broker (street name)?

A: If your shares are held in “street name” by your bank, brokerage firm or other nominee, you must direct your bank, brokerage firm or other nominee on how to vote and you will receive instructions from your bank, brokerage firm or other nominee describing how to vote your shares of Altair common stock. The availability of internet or telephonic voting will depend on the nominee’s voting process. Please check with your bank, brokerage firm or other nominee and follow the voting procedures your bank, brokerage firm or other nominee provides.

In accordance with the rules of the New York Stock Exchange, as followed by Nasdaq, your bank, brokerage firm or other nominee can vote your shares of Altair common stock on “routine” matters when they have not received voting instructions from you. However, such banks, brokerage firms and other nominees are precluded from exercising their voting discretion with respect to “non-routine” matters. If you are a beneficial owner and you do not provide these instructions, a “non-vote” occurs with respect to those matters. All proposals described in this proxy to be voted on at the special meeting are considered “non-routine” matters. Accordingly, if you are a beneficial holder and you do not provide your bank, brokerage firm or other nominee instructions on how to vote your shares of Altair common stock at the special meeting, your bank, brokerage firm or other nominee generally will not be permitted to vote your shares on any of the proposals at the special meeting. Such non-votes, if any, will not be counted as present and entitled to vote for purposes of determining a quorum at the special meeting and will be the same as a vote “AGAINST” the merger agreement proposal, but will not have an effect on the adjournment proposal or the merger-related compensation proposal (assuming, in the case of the merger-related compensation proposal, a quorum is present). If you are a beneficial holder, Altair strongly encourages you to provide voting instructions to your bank, brokerage firm or other nominee so that your vote will be counted on all matters.

Q: Can I change my vote after I submit my proxy?

A: Yes. You can change or revoke your proxy at any time before the final vote at the special meeting or any adjournment or postponement thereof. If you are the record holder of your shares, you may change or revoke your proxy in any one of three ways:

•	You may submit another properly completed proxy bearing a later date, whether over the internet, by telephone or by mail;

•

You may deliver a written notice prior to the special meeting (or any adjournment or postponement thereof) that you are revoking your proxy to Altair Engineering Inc., Attention: Chief Legal Officer, 1820 East Big Beaver Road, Troy, Michigan, 48083; or

•	You may attend and vote at the virtual special meeting (or any adjournment or postponement thereof).

If your shares are held by your broker, bank or other nominee, you will have to follow the instructions provided by your broker, bank or other nominee to change or revoke your proxy.

Q: What is a proxy?

A: A proxy is your legal designation of another person to vote your shares of Altair common stock. The written document describing the matters to be considered and voted on at the special meeting is called a “proxy statement.” The document used to designate a proxy to vote your shares of Altair common stock is called a “proxy card.” The Altair board of directors has designated James R. Scapa as proxy for the special meeting.

Q: What happens if I sell my shares of Altair common stock before the special meeting?

A: If you transfer your shares after the record date but before the special meeting, you will retain the right to vote such shares at the special meeting, but you will have transferred the right to receive the merger consideration to the person to whom you transfer your shares. In order to receive the merger consideration, you must hold your shares of common stock through completion of the merger.

Q: What happens if I sell my shares of Altair common stock after the special meeting but before the effective time?

A: If you transfer your shares before the record date, you will not have the right to vote such shares at the special meeting and will have transferred the right to receive the merger consideration to the person to whom you transferred your shares. If you transfer your shares after the special meeting but before the effective time, you will have transferred the right to receive the merger consideration to the person to whom you transfer your shares. In order to receive the merger consideration, you must hold your shares of Altair common stock through completion of the merger.

Q: How many shares must be present to constitute a quorum for the meeting?

A: Holders of a majority of the voting power of all issued and outstanding shares of Altair common stock as of the close of business on the record date and entitled to vote at the special meeting must be present or represented by proxy at the special meeting to constitute a quorum for the transaction of business at the special meeting. If you fail to submit a proxy or to vote at the special meeting, or fail to instruct your bank, brokerage firm or other nominee how to vote, your shares of Altair common stock will not be counted towards a quorum. “Broker non-votes” (as described in further detail below), if any, will not be treated as present for purposes of determining whether a quorum is present. Marks to “ABSTAIN” on any proposal are considered present for purposes of establishing a quorum.

Q: What if I abstain from voting?

A: If you attend the special meeting or send in your signed proxy card, but abstain from voting on any proposal, your shares will still be counted for purposes of determining whether a quorum exists, but it will have the same effect as a vote “AGAINST” such proposal.

Q: Will my shares be voted if I do not sign and return my proxy card or vote over the internet, by mail, by telephone or by attendance in person (virtually) at the special meeting?

A: If you are a registered stockholder and you do not sign and return your proxy card by mail or vote over the internet, by telephone or by attendance in person (virtually) at the special meeting, your shares will not be voted at the special meeting and will not be counted for purposes of determining whether a quorum exists. If you are a beneficial owner of shares held in “street name” by your bank, brokerage firm or other nominee, you should have received a voting instruction card with these proxy materials from that organization rather than from Altair. Follow the instructions from your bank, brokerage firm or other nominee to see which of the above choices are available to you to ensure that your vote is counted. To vote virtually at the special meeting, you must obtain a “legal proxy” from your bank, brokerage firm or other nominee.

If you fail to submit a proxy or to vote at the special meeting or fail to instruct your bank, brokerage firm or other nominee how to vote with respect to the merger agreement proposal, it will have the same effect as a vote “AGAINST” such proposal. If you fail to submit a proxy or to vote at the special meeting or fail to instruct your bank, brokerage firm or other nominee how to vote with respect to merger-related compensation proposal or the adjournment proposal, it will have no effect on the outcome of such proposal (assuming, in the case of the merger-related compensation proposal, a quorum is present).

Q: What is a broker non-vote?

A: A so-called “broker non-vote” results when banks, brokerage firms and other nominees return a valid proxy but do not vote on a particular proposal because they do not have discretionary authority to vote on the matter and have not received specific voting instructions from the beneficial owner of those shares. Broker non-votes count toward a quorum only if at least one proposal is presented with respect to “routine” matters to which the bank, brokerage firm or other nominee has discretionary authority. All proposals described in this proxy statement to be voted on at the special meeting are considered “non-routine” matters, and, therefore, broker non-votes, if any, will not be counted as present and entitled to vote for purposes of determining a quorum at the special meeting. The effect of not instructing your broker how you wish your shares to be voted will be the same as a vote “AGAINST” the merger agreement proposal, but will not have an effect on the adjournment proposal or the merger-related compensation proposal (assuming, in the case of the merger-related compensation proposal, a quorum is present).

Q: Will my shares held in “street name” or another form of record ownership be combined for voting purposes with shares I hold of record?

A: No. Because any shares you may hold in “street name” will be deemed to be held by a different stockholder than any shares you hold of record, any shares so held will not be combined for voting purposes with shares you hold of record. Similarly, if you own shares in various registered forms, such as jointly with your spouse, as trustee of a trust or as custodian for a minor, you will receive, and will need to sign and return, a separate proxy card for those shares because they are held in a different form of record ownership. Shares held by a corporation or business entity must be voted by an authorized officer of the entity. Shares held in an individual retirement account must be voted under the rules governing the account.

Q: What does it mean if I receive more than one set of proxy materials?

A: You may receive more than one set of voting materials for the special meeting, including multiple copies of this proxy statement and multiple proxy cards or voting instruction cards. For example, if you hold your shares of Altair common stock in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold shares. If you are a stockholder of record and your shares are registered in more than one name, you will receive more than one proxy card. Please submit each separate proxy card or voting instruction card that you receive by following the instructions set forth in each separate proxy card or voting instruction card.

Q: Who will count the votes?

A: A representative from Broadridge Financial Solutions will serve as the inspector of election.

Q: Can I participate if I am unable to attend the special meeting?

A: If you are unable to attend the virtual special meeting, you may participate by completing, signing, dating and returning your proxy card or by voting over the internet, by telephone or by mail.

Q: Where can I find the voting results of the special meeting?

A: Altair intends to announce preliminary voting results at the special meeting and publish final results in a Current Report on Form 8-K that will be filed with the SEC following the special meeting. All reports that Altair files with the SEC are publicly available when filed. For more information, see the section titled “Where You Can Find More Information.”

Q: What happens if the merger is not completed?

A: If the merger agreement is not adopted by Altair stockholders or if the merger is not completed for any other reason, Altair stockholders will not receive any consideration for their shares of Altair common stock in connection with the merger. Instead, Altair will remain an independent public company, Altair common stock will continue to be listed and traded on Nasdaq and registered under the Exchange Act and Altair will continue to file periodic reports with the SEC. Under certain specific circumstances, Altair is required to pay Siemens Industry a termination fee of $372,000,000 and, under certain other specific circumstances, Siemens Industry is required to pay Altair a termination fee of $638,000,000. See section titled “The Merger Agreement—Termination Fees and Expenses.”

For additional information on what happens if the merger is not consummated, see the section titled “The Merger (Proposal 1)—Effect on Altair if the Merger is Not Completed.”

Q: How can I obtain additional information about Altair?

A: Altair will provide copies of this proxy statement and its most recent Annual Report to Stockholders, including its Annual Report on Form 10-K, without charge to any stockholder who makes a written request to our Chief Legal Officer at Altair Engineering Inc., 1820 East Big Beaver Road, Troy, Michigan 48083. Altair’s Annual Report on Form 10-K and other SEC filings may also be accessed at www.sec.gov or on the Investor Relations section of Altair’s website at www.altair.com. Altair’s website address is provided as an inactive textual reference only. The information provided on or accessible through our website is not part of this proxy statement and is not incorporated by reference in this proxy statement by this or any other reference to our website provided in this proxy statement.

Q: How many copies of this proxy statement and related voting materials should I receive if I share an address with another stockholder?

A: The SEC has adopted rules that permit companies and intermediaries, such as brokers, to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single annual report or proxy statement, as applicable, addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially provides extra convenience for stockholders and cost savings for companies.

Altair and some brokers may be householding our proxy materials by delivering proxy materials to multiple stockholders who request a copy and share an address, unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker or us that they or we will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If at any time you no longer wish to participate in householding and would prefer to receive a separate proxy statement and annual report, please notify your broker if your shares are held in a brokerage account or Altair if you are a stockholder of record. You can notify us by sending a written request to Altair Engineering Inc., 1820 East Big Beaver Road, Troy, Michigan, 48083, Attention: Chief Legal Officer, or calling (248) 614-2400 x453. Stockholders who share a single address, but receive multiple copies of this proxy statement, may request that in the future they receive a single copy by notifying Altair at the telephone number or address set forth in the prior sentence. In addition, Altair will promptly deliver, upon written or oral request to the address or telephone number above, a separate copy of this proxy statement to a stockholder at a shared address to which a single copy of the documents was delivered pursuant to a prior request. If you would like to view the special meeting materials via the internet, please visit www.proxydocs.com/ALTR.

Q: Who should I contact if I have any questions?

A: If you have any questions about the special meeting, the merger, the proposals or this proxy statement, would like additional copies of this proxy statement, need to obtain proxy cards or other information related to this proxy solicitation or need help submitting a proxy or voting your shares of Altair common stock, you should contact:

Altair Engineering Inc.

Attention: Chief Legal Officer

1820 East Big Beaver Road

Troy, Michigan, 38083

(248) 614-2400 x453

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This proxy statement and the documents incorporated by reference into this proxy statement contain forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Any statements contained in this proxy statement that are not statements of historical fact, including statements regarding the merger, including the expected timing and closing of the merger; Altair’s ability to consummate the merger; the expected benefits of the merger and other considerations taken into account by the board of directors of Altair in approving the merger; and the amounts to be received by stockholders and expectations for Altar prior to and following the closing of the merger, may be deemed to be forward-looking statements. All such forward-looking statements are intended to provide management’s current expectations for the future of Altair based on current expectations and assumptions relating to Altair’s business, the economy and other future conditions. Forward-looking statements generally can be identified through the use of words such as “believes,” “anticipates,” “may,” “should,” “will,” “plans,” “projects,” “expects,” “expectations,” “estimates,” “forecasts,” “predicts,” “targets,” “prospects,” “strategy,” “signs,” and other words of similar meaning in connection with the discussion of future performance, plans, actions or events.

Because forward-looking statements relate to the future, they are subject to inherent risks, uncertainties and changes in circumstances that are difficult to predict. Such risks and uncertainties include, among others:

•	the timing of the consummation of the merger;

•	the risk that a condition of closing to the merger may not be satisfied or that the closing of the merger may not otherwise occur;

•	the outcome of any legal proceedings related to the merger;

•	the risk that a regulatory approval that may be required for the merger is not obtained or is obtained subject to conditions;

•	the ability to consummate the merger on a timely basis or at all;

•	the diversion of management time to transaction-related issues and away from ongoing business operations due to the merger;

•	the risk that any announcements relating to the merger could have adverse effects on the market price of the Class A common stock;

•

the risk that the merger and its announcement could have an adverse effect on the ability of Altair to retain customers and retain and hire key personnel and maintain relationships with its suppliers and customers;

•

the occurrence of any event, change or other circumstance or condition that could give rise to the termination of the merger agreement, including in circumstances requiring Altair pay a termination fee;

•	unexpected costs, charges or expenses resulting from the merger;

•

potential litigation relating to the merger that could be instituted against the parties to the merger agreement or their respective directors, managers or officers, including the effects of any outcomes related thereto;

•	worldwide economic or political changes that affect the markets that Altair’s businesses serve which could have an effect on demand for Altair’s products and impact Altair’s profitability;

•

disruptions in the global credit and financial markets, including diminished liquidity and credit availability, changes in international trade agreements, including tariffs and trade restrictions, foreign currency volatility, swings in consumer confidence and spending, raw material pricing and supply issues, and increases in fuel prices; and

•	cyber-attacks, information security and data privacy.

Altair cautions that the foregoing list of factors is not exhaustive. Additional information concerning these and other risk factors is contained in Altair’s most recently filed Annual Report on Form 10-K for the year ended December 31, 2023 and subsequently filed Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and other SEC filings, as such filings may be amended from time to time. All of the forward-looking statements made by Altair contained or incorporated by reference in this proxy statement and all subsequent written and oral forward-looking statements concerning Altair, the merger or other matters attributable to Altair or any person acting on its behalf are expressly qualified in their entirety by the cautionary statement above.

If any of these risks materialize or any of Altair’s assumptions prove incorrect, actual results could differ materially from the results implied by these forward-looking statements. There may be additional risks that Altair presently does not know of or that Altair currently believes are immaterial that could also cause actual results to differ from those contained in the forward-looking statements. In addition, forward-looking statements reflect Altair’s expectations, plans or forecasts of future events and views as of the date of this proxy statement. Altair anticipates that subsequent events and developments will cause Altair’s assessments to change. However, while Altair may elect to update these forward-looking statements at some point in the future, Altair specifically disclaims any obligation to do so. These forward-looking statements should not be relied upon as representing Altair’s assessments as of any date subsequent to the date of this proxy statement. Accordingly, reliance should not be placed upon the forward-looking statements.

THE COMPANIES

Altair Engineering Inc.

Altair Engineering Inc. is a global leader in computational science and artificial intelligence enabling organizations across broad industry segments to drive smarter decisions in an increasingly connected world. Altair delivers software and cloud solutions in the areas of simulation and design, high-performance computing, data analytics, and artificial intelligence. Altair’s products and services leverage computational intelligence to drive innovation for a more connected, safe, and sustainable future. Altair was incorporated in the state of Delaware on October 6, 2017, shortly before the consummation of its initial public offering. The Class A common stock trades on the Nasdaq Global Select Market under the symbol “ALTR.” The principal executive offices of Altair are located at 1820 East Big Beaver Road, Troy, Michigan, 48083, and its telephone number is (248) 614-2400.

Siemens Aktiengesellschaft

Siemens Aktiengesellschaft (Berlin and Munich) (“Siemens AG” or “Guarantor”), a German stock corporation and the ultimate parent company of Siemens Industry, is a leading technology company focused on industry, infrastructure, mobility, and healthcare. The company’s purpose is to create technology to transform the everyday, for everyone. By combining the real and the digital worlds, Siemens empowers customers to accelerate their digital and sustainability transformations, making factories more efficient, cities more livable, and transportation more sustainable. Siemens also owns a majority stake in the publicly listed company Siemens Healthineers, a leading global medical technology provider pioneering breakthroughs in healthcare. For everyone. Everywhere. Sustainably. Siemens AG was incorporated in Germany in 1847. The shares of Siemens AG common stock trade on the Börse Frankfurt under the symbol “SIE.”

Siemens AG’s principal executive office is located at Werner-von-Siemens-Straße 1, 80333 Munich, Federal Republic of Germany. Siemens AG’s corporate website address is https://www.Siemens.com/global/en.html. Siemens AG’s telephone number is +49 (89) 3803 5491. The information provided on Siemens AG’s website is not part of this proxy statement and is not incorporated in this proxy statement by reference by this or any other reference to its website provided in this proxy statement.

Siemens Industry Software Inc.

Siemens Industry Software Inc. (“Siemens Industry”) is a Delaware corporation and an indirect subsidiary of Siemens AG. Siemens Industry and its global affiliates offer production, supply chain, and product lifecycle management software, including software for simulation and testing of mechatronic systems, Electronic Design Automation software, the SupplyFrame supply chain management software, and an open, cloud-based industrial internet of things operating system, Insights Hub, which connects machines and physical infrastructure to the digital world. Siemens Industry’s principal executive office is located at 5800 Granite Parkway, Suite 600, Plano, Texas, 75024. Siemens Industry’s telephone number is (800) 498-5351. Siemens Industry’s internet website address is https://www.sw.siemens.com. The information provided on Siemens Industry’s website is not part of this proxy statement and is not incorporated in this proxy statement by reference by this or any other reference to its website provided in this proxy statement. Upon completion of the merger, Altair will be a wholly owned subsidiary of Siemens Industry.

Astra Merger Sub

Astra Merger Sub Inc., a Delaware corporation, is a wholly owned subsidiary of Siemens Industry. Merger Sub was incorporated by Siemens Industry solely in contemplation of the transactions contemplated by the merger agreement, has not conducted any business and has no assets, liabilities or obligations of any nature other than as set forth in the merger agreement. The principal executive offices of Merger Sub are located at c/o Siemens Industry Software Inc., 5800 Granite Parkway, Suite 600, Plano, Texas, 75024, and Merger Sub’s telephone number is (800) 498-5351.

THE SPECIAL MEETING

General

This proxy statement is first being mailed on or about December 18, 2024, and constitutes notice of the special meeting in conformity with the requirements of the DGCL and Altair’s bylaws.

This proxy statement is being provided to Altair stockholders as part of a solicitation of proxies by the Altair board of directors for use at the special meeting of Altair stockholders and at any adjournments or postponements of such special meeting. This proxy statement provides Altair stockholders with information about the special meeting and should be read carefully in its entirety.

Date, Time and Place of the Special Meeting

The special meeting will be held on January 22, 2025, beginning at 10:00 a.m., Eastern Time, unless postponed to a later date, via live audio webcast at www.virtualshareholdermeeting.com/Altair2025SM. To virtually participate in the special meeting, visit such website and enter the 16-digit control number provided on your proxy card or voting instruction card in order to participate in the special meeting.

Purposes of the Special Meeting

At the special meeting, Altair stockholders will be asked to vote upon the following proposals:

•

Proposal 1—The Merger Agreement Proposal: the proposal to adopt the merger agreement, which is further described in the sections titled “The Merger (Proposal 1)” and “The Merger Agreement” of this proxy statement and a copy of which is attached to this proxy statement as Annex A;

•

Proposal 2—The Merger-Related Compensation Proposal: the proposal to approve, on a non-binding, advisory basis, the compensation that may be paid or become payable by Altair to its named executive officers that is based on or otherwise relates to the merger, which is further described in the sections titled “Advisory Vote on Named Executive Officer Merger-Related Compensation Arrangements (Proposal 2)” and “The Merger (Proposal 1)—Interests of Altair’s Directors and Executive Officers in the Merger”; and

•	Proposal 3—The Adjournment Proposal: the proposal to approve the adjournment of the special meeting, which is further described in the section titled “Vote on Adjournment (Proposal 3).”

Only the approval of the merger agreement proposal is required for completion of the merger. Altair will transact no other business at the special meeting except such business as may properly be brought before the special meeting or any adjournment or postponement thereof.

Recommendation of the Altair Board of Directors

At a special meeting of the Altair board of directors held on October 30, 2024, the Altair board of directors unanimously determined that the merger agreement and the transactions contemplated thereby are advisable, fair to and in the best interests of Altair and Altair stockholders, approved the execution of the merger agreement and the consummation of the transactions contemplated thereby, and directed that the adoption of the merger agreement be submitted to a vote at a meeting of the Altair stockholders.

Accordingly, the Altair board of directors unanimously recommends that Altair stockholders vote (1) “FOR” the merger agreement proposal, (2) “FOR” the merger-related compensation proposal and (3) “FOR” the adjournment proposal.

Altair stockholders should carefully read this proxy statement, including any documents incorporated by reference, and the annexes in their entirety for more detailed information concerning the merger and the transactions contemplated by the merger agreement.

Virtual Participation at Special Meeting

The special meeting will be a completely virtual meeting of stockholders conducted via live audio webcast through the website described above under the heading “Date, Time and Place of the Special Meeting.”

Altair will have technicians ready to assist Altair stockholders with any technical difficulties they may have accessing the virtual meeting. If Altair stockholders encounter any difficulties accessing the virtual meeting or during the meeting time, Altair stockholders should navigate to www.virtualshareholdermeeting.com/Altair2025SM, where a phone number for IT support will be posted.

Outstanding Shares as of the Record Date

As of the close of business on the record date, there were 60,137,617 shares of Class A common stock outstanding and 25,393,574 shares of Class B common stock outstanding, owned by Altair stockholders (i.e., excluding shares of Altair common stock held in treasury by Altair). Each share of Class A common stock is entitled to one vote on each matter considered at the special meeting and each share of Class B common stock is entitled to ten votes on each matter considered at the special meeting. The Class A common stock and Class B common stock will vote as a single class on all matters considered at the special meeting.

Stockholders may request an appointment to inspect a complete list of stockholders entitled to vote at the special meeting for any purpose germane to the special meeting at Altair’s principal executive offices located at 1820 East Big Beaver Road, Troy, Michigan 48083, Attention: Chief Legal Officer, during ordinary business hours within ten days prior to the special meeting. This list will also be made available at the special meeting for examination by any stockholder virtually present at the special meeting.

Record Date; Stockholders Entitled to Vote

Only holders of record of Class A common stock and Class B common stock at the close of business on the record date, December 17, 2024, are entitled to receive notice of the special meeting and to vote either class of Altair common stock that they held on the record date at the meeting, or any postponement or adjournment of the meeting. Each share of Class A common stock is entitled to one vote on each proposal and each share of Class B common stock is entitled to ten votes on each proposal. The Class A common stock and Class B common stock will vote as a single class on all matters described in this proxy statement. Altair’s official stock ownership records will conclusively determine whether a stockholder is a “holder of record” as of the close of business on the record date.

Quorum and Broker Non-Votes

Holders of a majority of the voting power of all issued and outstanding shares of Altair common stock as of the close of business on the record date and entitled to vote at the special meeting must be present or represented by proxy at the special meeting to constitute a quorum for the transaction of business at the special meeting. If you fail to submit a proxy or to vote at the special meeting, or fail to instruct your bank, brokerage firm or other nominee how to vote, your shares of Altair common stock will not be counted towards a quorum. Marks to “ABSTAIN” on any proposal are considered present for purposes of establishing a quorum. In the event that a quorum is not present at the special meeting, it is expected that the special meeting will be adjourned or postponed. If the special meeting is postponed or adjourned, it will not affect the ability of holders of record of Altair common stock as of the close of business on the record date to exercise their voting rights or to revoke any previously granted proxy using the methods described below; however, if a new record date is set for an adjourned meeting, a new quorum will be required to be established.

Banks, brokerage firms and other nominees who hold shares in “street name” for the accounts of their clients may vote such shares either as directed by their clients or in their own discretion on “routine” matters. When a broker does not receive instructions from a beneficial owner on how to vote shares with respect to a “non-routine” matter, a “broker non-vote” occurs. “Broker non-votes,” if any, will not be treated as present for purposes of determining whether a quorum is present. All proposals described in this proxy statement to be voted on at the special meeting are considered “non-routine” matters. The effect of not instructing your broker how you wish your shares to be voted (i.e., a broker non-vote) will be the same as a vote “AGAINST” the merger agreement proposal, but will not have an effect on the adjournment proposal or the merger-related compensation proposal (assuming, in the case of the merger-related compensation proposal, a quorum is present).

Your shares will be counted for purposes of determining if there is a quorum, whether representing votes for, against or abstained, if you (1) participate in the special meeting or (2) have voted via the internet, by telephone or by properly submitting a proxy card or voting instruction card by mail.

Required Vote; Treatment of Abstentions and Failure to Vote

The votes required for each proposal are as follows:

Proposal 1—The Merger Agreement Proposal: The affirmative vote of holders of at least a majority of the voting power of all outstanding shares of Altair common stock entitled to vote thereon is required to approve the merger agreement proposal. If you mark “ABSTAIN” on your proxy, fail to submit a proxy or to vote at the special meeting or fail to instruct your bank, brokerage firm or other nominee to vote with respect to the merger agreement proposal, it will have the same effect as a vote “AGAINST” the merger agreement proposal.

Proposal 2—The Merger-Related Compensation Proposal: The affirmative vote of holders of at least a majority of the voting power of the shares of Altair common stock present in person (virtually) or represented by proxy at the special meeting and entitled to vote thereon is required to approve, on an advisory (non-binding) basis, the merger-related compensation proposal. If you mark “ABSTAIN” on your proxy, it will have the same effect as a vote “AGAINST” the merger-related compensation proposal. If you fail to submit a proxy or to vote at the special meeting or fail to instruct your bank, brokerage firm or other nominee how to with respect to the merger-related compensation proposal, it will have no effect on the merger-related compensation proposal (assuming a quorum is present).

Proposal 3—The Adjournment Proposal: The affirmative vote of holders of at least a majority of the voting power of the shares of Altair common stock present in person (virtually) or represented by proxy at the special meeting and entitled to vote thereon is required to approve the adjournment proposal. If you mark “ABSTAIN” on your proxy, it will have the same effect as a vote “AGAINST” the adjournment proposal. If you fail to submit a proxy or to vote at the special meeting or fail to instruct your bank, brokerage firm or other nominee how to vote with respect to the adjournment proposal, it will have no effect on the adjournment proposal.

An abstention occurs when a stockholder attends a meeting, either by attendance in person (virtually) or by proxy, but abstains from voting. At the special meeting, abstentions will be counted in determining whether a quorum is present and will have the effect of a vote “AGAINST” the merger agreement proposal, the merger-related compensation proposal and the adjournment proposal.

If you are a registered stockholder and you do not sign and return your proxy card by mail or vote over the internet, by telephone or by attendance in person (virtually) at the special meeting, your shares will not be voted at the special meeting and will not be counted for purposes of determining whether a quorum exists. If you are the record owner of your shares and you fail to vote, it will have the same effect as a vote “AGAINST” the merger agreement proposal, but will have no effect on the outcome of the merger-related compensation proposal or the adjournment proposal.

Shares and Voting of Altair Directors and Executive Officers

As of the close of business on December 17, 2024, the record date, Altair directors and executive officers, as a group, owned and were entitled to vote 369,272 shares of Class A common stock and 16,867,792 shares of

Class B common stock or approximately 53.8% of the voting power of all outstanding shares of Altair common stock. Altair currently expects that these directors and executive officers will vote their shares in favor of the merger agreement proposal and each of the other proposals described in this proxy statement, although none of them are obligated to do so other than James R. Scapa pursuant to the terms of the voting agreement. See the section titled “The Voting Agreement.”

How to Vote or Have Your Shares Voted

Altair stockholders of record may vote their shares of Altair common stock or submit a proxy to have their shares of Altair common stock voted at the special meeting in one of the following ways:

•

Internet: Altair stockholders may submit their proxy by using the internet at www.proxyvote.com. Internet voting is available 24 hours a day and will be accessible until 11:59 p.m., Eastern Time, on January 21, 2025, the day before the special meeting.

•

Telephone: Altair stockholders may submit their proxy by using a touch-tone telephone at 1-800-690-6903. Telephone voting is available 24 hours a day and will be accessible until 11:59 p.m., Eastern Time, on January 21, 2025, the day before the special meeting.

•

Mail: Altair stockholders may submit their proxy by properly completing, signing, dating and mailing their proxy card in the postage-paid envelope (if mailed in the United States) included with this proxy statement. Altair stockholders who vote this way should mail the proxy card early enough so that it is received before the date of the special meeting.

•

To Vote Virtually at the Special Meeting: To vote virtually at the special meeting, visit www.virtualshareholdermeeting.com/Altair2025SM and enter the 16-digit control number included on your proxy card or voting instruction card that accompanied your proxy materials.

Whether or not you plan to participate in the special meeting, Altair urges you to submit your proxy by completing and returning the proxy card as promptly as possible, or by submitting your proxy by telephone or via the internet, prior to the special meeting to ensure that your shares of Altair common stock will be represented and voted at the special meeting if you are unable to participate.

The Altair board of directors has appointed certain persons as proxy holders to vote proxies in accordance with the instructions of Altair stockholders. If you are a stockholder of record and you authorize these proxy holders to vote your shares of Altair common stock with respect to any matter to be acted upon, your shares will be voted in accordance with your instructions in your proxy. If you are a stockholder of record and you authorize these proxy holders to vote your shares but do not specify how your shares should be voted on a proposal, these proxy holders will vote your shares on such proposals as the Altair board of directors recommends. If any other matter properly comes before the special meeting, these proxy holders will vote on that matter in their discretion.

If, as of the close of business on the record date, your shares of Altair common stock are registered directly in your name with the transfer agent of Altair, Equiniti Trust Company, LLC (f.k.a., American Stock Transfer & Trust Company, LLC), you are considered the stockholder of record with respect to those shares. As the stockholder of record, you have the right to vote or to grant a proxy for your vote directly to Altair or to a third party to vote at the special meeting.

If, as of the close of business on the record date, your shares are held in an account at a bank, brokerage firm or other nominee, you are the beneficial owner of shares held in “street name,” and, for the purposes of this proxy statement, a beneficial owner, and your bank, brokerage firm or other nominee is considered the stockholder of record with respect to those shares. If you are a beneficial owner, you have a right to direct your bank, brokerage firm or other nominee on how to vote the shares held in your account. The availability of internet or telephonic voting will depend on the nominee’s voting process. Please check with your bank, brokerage firm or other nominee and follow the voting procedures your bank, brokerage firm or other nominee provides.

In accordance with the rules of the New York Stock Exchange, as followed by Nasdaq, your bank, brokerage firm or other nominee may generally vote on “routine” matters when they have not received voting instructions from you. However, such banks, brokerage firms and other nominees are precluded from exercising their voting discretion with respect to “non-routine” matters. If you are a beneficial owner and do not provide these instructions, a “non-vote” occurs with respect to those matters. All proposals described in this proxy statement to be voted on at the special meeting are considered “non-routine” matters. Accordingly, if you are a beneficial owner and do not provide your bank, brokerage firm or other nominee instructions on how to vote your shares of Altair common stock, your bank, brokerage firm or other nominee generally will not be permitted to vote your shares on any of the proposals. The effect of not instructing your broker how you wish your shares to be voted will be the same as a vote “AGAINST” the merger agreement proposal but will not have an effect on the adjournment proposal or the merger-related compensation proposal (assuming, in the case of the merger-related compensation proposal, that a quorum is present). If you are a beneficial holder, Altair strongly encourages you to provide voting instructions to your bank, brokerage firm or other nominee so that your vote will be counted on all matters.

If you are a beneficial owner, you are invited to participate in the special meeting; however, you may not vote your shares at the special meeting unless you obtain a “legal proxy” from your bank, brokerage firm or other nominee that holds your shares, giving you the right to vote the shares at the special meeting.

Revocation of Proxies

Altair stockholders of record may revoke their proxies at any time prior to the voting at the special meeting in any of the following ways:

•	signing and delivering a new proxy relating to the same shares and bearing a later date than the original proxy;

•

delivering a signed, written notice of revocation that is received prior to the polls closing at the special meeting (or any adjournment or postponement thereof), which is dated later than the date of the proxy and states that the proxy is revoked, to Altair Engineering Inc., Attention: Chief Legal Officer, 1820 East Big Beaver Road, Troy, Michigan 48083; or

•	participating in and voting during the virtual special meeting. Participation in the virtual special meeting will not, however, in and of itself, constitute a vote or revocation of a prior proxy.

Altair beneficial owners may change their voting instruction only by following the directions received from their bank, brokerage firm or other nominee for changing their voting instructions.

Delivery of Proxy Materials

As permitted by applicable law, only one copy of this proxy statement is being delivered to holders of Altair common stock residing at the same address, unless such holders of Altair common stock have notified Altair of their desire to receive multiple copies of this proxy statement.

Altair will promptly deliver, upon oral or written request, a separate copy of this proxy statement to any holder of Altair common stock residing at an address to which only one copy of this proxy statement was mailed. Requests for additional copies should be directed to Altair by mail at Altair Engineering Inc., Attention: Chief Legal Officer, 1820 East Big Beaver Road, Troy, Michigan 48083 or by calling (248) 614-2400 x 453.

Shares Held in Name of Broker

If your shares are held by your broker, bank or other nominee, often referred to as held in “street name,” you will receive a form from your broker, bank or other nominee seeking instruction as to how your shares should be voted. You should contact your broker, bank or other nominee with questions about how to provide or revoke your instructions.

Tabulation of Votes

A representative from Broadridge Financial Solutions will serve as the inspector of election.

Solicitation of Proxies

The Altair board of directors is soliciting your proxy and Altair will bear the cost of soliciting proxies. Solicitation initially will be made by mail. Some of our officers also may, but without compensation other than their regular compensation, solicit proxies by mail or personal conversations, or by telephone, facsimile or other electronic means. Altair will also, upon request, reimburse brokers and other persons holding stock in their names, or in the names of nominees, for their reasonable out-of-pocket expenses related to forwarding proxy materials to the beneficial owners of Altair common stock and obtaining proxies.

Adjournments

The special meeting may be adjourned by the holders of shares of Altair common stock representing at least a majority of the voting power of the shares of Altair common stock present in person (virtually) or represented by proxy at the special meeting entitled to be cast, if sufficient votes are cast in favor of adjournment, whether or not there is a quorum.

Notice need not be given of any adjourned meeting if the time and place, if any, thereof and the means of remote communications, if any, by which stockholders and proxy holders may be deemed to be present and vote at such adjourned meeting are announced at the meeting at which the adjournment is taken unless the adjournment is for more than 30 days, in which case a notice of the adjourned meeting will be given to each stockholder of record entitled to vote at the meeting. If, after any adjournment, a new record date for the stockholders entitled to vote is fixed for any adjourned meeting, notice of the place, if any, date, and time of the adjourned meeting and the means of remote communications, if any, by which stockholders and proxy holders may be deemed to be present and vote at such adjourned meeting must be given to each stockholder of record entitled to vote at the meeting.

THE MERGER (PROPOSAL 1)

This section of this proxy statement describes the material aspects of the merger. This section may not contain all of the information that is important to you. You should carefully read this entire proxy statement and the documents incorporated by reference into this proxy statement, including the full text of the merger agreement, a copy of which is attached to this proxy statement as Annex A, for a more complete understanding of the merger. In addition, important information about Altair is included in or incorporated by reference into this proxy statement. See the section titled “Where You Can Find More Information.”

Effects of the Merger

Upon the terms and subject to the conditions set forth in the merger agreement and in accordance with the DGCL, at the effective time, Merger Sub will merge with and into Altair, whereupon the separate existence of Merger Sub will cease, and Altair will survive the merger as a wholly owned subsidiary of Siemens Industry. The merger will become effective at such time when the certificate of merger is duly filed with the Secretary of State of the State of Delaware in accordance with the relevant provisions of the DGCL (or at such later time as may be specified in the certificate of merger).

At the effective time, each share of Altair common stock (including any Altair common stock to the extent issued in accordance with the terms of the merger agreement and the convertible notes indenture, but excluding (i) Altair common stock held by Altair as treasury stock or owned by Siemens Industry, Merger Sub or any other subsidiary of Siemens Industry immediately prior to the effective time and (ii) Altair common stock with respect to which appraisal rights are properly demanded and not withdrawn or lost under the DGCL) outstanding immediately prior to the effective time will automatically be converted into the right to receive $113.00 in cash, without interest.

Pursuant to the merger agreement, immediately prior to the effective time:

•

Each vested option and each director option that is outstanding and unexercised as of immediately prior to the effective time will vest (to the extent unvested) and be canceled and converted into the right to receive an amount in cash (without interest) equal to (x) the number of shares of Class A common stock subject to such vested option or director option immediately prior to the effective time multiplied by (y) the excess of the merger consideration over the per share exercise price applicable to such vested option or director option, less any applicable withholding taxes.

•

Each unvested option that is outstanding and unexercised as of immediately prior to the effective time will be canceled and converted into the right to receive a future amount in cash equal to (x) the number of shares of Class A common stock subject to such unvested option immediately prior to the effective time multiplied by (y) the excess of the merger consideration over the per share exercise price applicable to such unvested option, which cash award will continue to vest following the effective time, subject to the holder’s continued employment or service through the last day of the calendar quarter preceding the quarter in which such unvested option would have otherwise vested in accordance with the vesting schedule in effect immediately prior to the effective time (had the holder remained in continuous employment or service through such date), and will be paid less any applicable withholding taxes by the surviving corporation or its applicable subsidiary as soon as reasonably practicable but no later than the next regularly scheduled payroll run of the surviving corporation or its applicable subsidiary that is at least ten business days following the applicable vesting date. Notwithstanding the foregoing, such cash award will (i) accelerate in full and be paid upon a holder’s termination without “cause” (as determined by the surviving corporation) or for “good reason” (to the extent such holder has an agreement or participates in an Altair plan that provides for severance benefits upon a resignation for good reason, and as defined in such agreement or Altair plan) and (ii) accelerate upon any other circumstances set forth in any applicable award agreement, severance agreement or other similar agreement or Altair plan applicable to the holder as of October 30, 2024 (or entered into between October 30, 2024 and the effective time in accordance with the merger agreement), in each case, subject to the holder’s execution of a release of claims in a form prescribed by the surviving corporation. Such cash award will be forfeited without payment upon the holder’s termination of employment or service with the surviving corporation and its subsidiaries for any reason not described in the preceding sentence prior to the applicable vesting date.

•	Each stock option of Altair that has a per share exercise price that is equal to or greater than the merger consideration (if any) will be canceled without payment.

•

Each vested RSUs and each director RSU will vest (to the extent unvested) and be canceled and converted into the right to receive an amount in cash equal to (x) the number of shares of Class A common stock subject to such vested RSU or director RSU immediately prior to the effective time multiplied by (y) the merger consideration, less any applicable withholding taxes.

•

Each unvested RSU will be canceled and converted into the right to receive a future amount in cash equal to (x) the number of shares of Class A common stock subject to such unvested RSU immediately prior to the effective time multiplied by (y) the merger consideration, which cash award will continue to vest, subject to the holder’s continued employment or service through the last day of the calendar quarter preceding the quarter in which such unvested RSU would have otherwise vested in accordance with the vesting schedule in effect immediately prior to the effective time (had the holder remained in continuous employment or service through such date), and will be paid less any applicable withholding taxes by the surviving corporation or its applicable subsidiary as soon as reasonably practicable but no later than the next regularly scheduled payroll run of the surviving corporation or its applicable subsidiary that is at least ten business days following the applicable vesting date. Notwithstanding the foregoing, such cash award will (i) accelerate in full and be paid upon a holder’s termination without “cause” (as determined by the surviving corporation) or for “good reason” (to the extent such holder has an agreement or participates in an Altair plan that provides for severance benefits upon a resignation for good reason, and as defined in such agreement or Altair plan) and (ii) accelerate upon any other circumstances set forth in any applicable award agreement, severance agreement or other similar agreement or Altair plan applicable to the holder as of October 30, 2024 (or entered into between October 30, 2024 and the effective time in accordance with the merger agreement), in each case, subject to the holder’s execution of a release of claims in a form prescribed by the surviving corporation. Such cash award will be forfeited without payment upon the holder’s termination of employment or service with the surviving corporation and its subsidiaries for any reason not described in the preceding sentence prior to the applicable vesting date.

If the merger is completed, Altair’s securities will be delisted from The Nasdaq Global Select Market and deregistered under the Exchange Act as promptly as practicable after the effective time, and Altair will cease to be a publicly traded company. As a result, you will not own any shares of the surviving corporation.

Effect on Altair if the Merger is Not Completed

If the merger agreement is not adopted by Altair’s stockholders or if the merger is not completed for any other reason, Altair stockholders will not receive any payment for their shares of Altair common stock or other Altair equity interests in connection with the merger. Instead, Altair will remain an independent public company, Class A common stock will continue to be listed and traded on the Nasdaq and registered under the Exchange Act and we will continue to file periodic reports with the SEC. In addition, if the merger is not completed, Altair stockholders will continue to be subject to the same risks and opportunities to which they are currently subject, including risks related to the highly competitive industry in which Altair operates and risks related to adverse economic conditions.

Furthermore, if the merger is not completed, and depending on the circumstances that would have caused the merger to not be completed, it is likely that the price of Class A common stock will decline significantly. If that were to occur, it is uncertain when, if ever, the price of Class A common stock would return to the price at which it trades as of the date of this proxy statement, the price at which it traded immediately prior to the public announcement of the merger agreement or the price at which it traded immediately prior to the date (October 22, 2024) on which rumors regarding the proposed transaction were reported by persons unrelated to Altair and Siemens Industry. Accordingly, if the merger is not completed, there can be no assurance as to the effect of these risks and opportunities on the future value of your shares of Altair common stock. If the merger agreement is not adopted by Altair stockholders or if the merger is not completed for any other reason, there can be no assurance that any other transaction acceptable to Altair will be offered or that Altair’s business, prospects or results of operation will not be adversely impacted.

Moreover, if the merger is not completed for any reason, Altair stockholders will be subject to a number of risks, including Altair’s incurrence of substantial costs in connection with the merger and the other transactions contemplated by the merger agreement that may not be recovered, the substantial restrictions imposed by the merger agreement on the operation of Altair’s business during the period before the consummation of the merger, which may make it difficult for Altair to achieve its business goals if the merger is not completed, and the potential negative impact on Altair’s ability to attract, hire and retain key employees.

In addition, the merger agreement provides that, upon termination of the merger agreement under certain circumstances, Altair will be required to pay to Siemens Industry a termination fee of $372 million, or under certain other circumstances, Siemens Industry will be required to pay Altair a termination fee of $638 million. See the section titled “The Merger Agreement—Termination Fees and Expenses” for a discussion of the circumstances under which such termination fees would be required to be paid.

Background of the Merger

The following chronology summarizes the key meetings and events that led to the signing of the merger agreement. This chronology does not purport to catalogue every conversation of or among the Altair board of directors, Siemens AG, Siemens Industry, Altair’s representatives, Siemens AG’s representatives, Siemens Industry’s representatives and other parties.

The Altair board of directors and senior management regularly review and assess Altair’s operations, performance, opportunities, prospects and strategic direction. In connection with this review and assessment, and with the assistance of legal and financial advisors, the Altair board of directors and management have considered potential strategic alternatives for Altair, including potential business combinations or other transactions, to strengthen Altair’s business and maximize stockholder value. In addition, Altair has from time to time received unsolicited inquiries from third parties seeking to determine Altair’s interest in a business combination transaction.

Commencing in December 2023, research analyst reports published by the equity research division of various financial institutions suggested that Altair was well-positioned and likely to become an acquisition target following the increase in mergers and acquisitions activity in the industrial software space.

On February 1, 2024, James R. Scapa, the Co-Founder, Chairman and Chief Executive Officer of Altair, met with the Chief Executive Officer of a strategic industry participant (referred to herein as “Party A”) to discuss, at a high level, Party A’s recent strategic initiatives and potential commercial and strategic partnership opportunities between Altair and Party A.

On February 15, 2024, the Altair board of directors held a regularly scheduled meeting at which members of Altair management were present. Among other matters of business, the Altair board of directors discussed recent mergers and acquisitions activity involving certain competitors of Altair and the recent trend towards consolidation within the industrial software industry, as well as the implications for Altair. Following this discussion, the Altair board of directors agreed that it was in the best interests of Altair and its stockholders for Mr. Scapa and Altair management to explore potential strategic opportunities at a high level, including by engaging in exploratory discussions, with a view to providing the Altair board of directors with a further update at its next regularly scheduled board meeting.

In early March 2024, a representative of a strategic advisor to Altair arranged a meeting between Mr. Scapa and the Chief Executive Officer of a strategic industry participant (referred to herein as “Party B”) to discuss industry trends and whether there could be an opportunity for a potential strategic transaction involving Altair and Party B. Mr. Scapa and the Chief Executive Officer of Party B met on March 6, 2024 and, over the next several weeks, representatives from both parties continued to discuss at a high level potential strategic opportunities involving Altair and Party B.

On March 22, 2024, Mr. Scapa was introduced to Tony Hemmelgarn, the President and Chief Executive Officer of Siemens Digital Industries Software (a business unit of Siemens AG offering production, supply chain, and product lifecycle management software), and Robert Jones, the Executive Vice President, Global Sales and Customer Support of Siemens Digital Industries Software, by a mutual business contact.

On March 25, 2024, representatives of Altair management and representatives of Party B management held a virtual meeting to discuss potential opportunities for collaboration, including through product partnerships and other potential strategic opportunities involving Altair and Party B.

On March 26, 2024 and April 3, 2024, Mr. Scapa spoke telephonically with the Chief Executive Officer of Party B to continue their previous discussions regarding potential strategic opportunities involving Altair and Party B.

Also on March 26, 2024 and on April 2, 2024, a strategic advisor to Altair spoke telephonically with the Chief Executive Officer and Chief Financial Officer of Party B regarding potential strategic opportunities between Altair and Party B. On April 4, 2024, the same strategic advisor to Altair spoke again with the Chief Executive Officer of Party B, during which conversation the Chief Executive Officer informed the strategic advisor that, while he believed there could be value in a strategic transaction involving Altair and Party B, Party B had other strategic priorities at that time. The Chief Executive Officer of Party B indicated that Party B would like to participate in any formal strategic process that the Altair board of directors may determine to run.

On May 9, 2024, the Altair board of directors held a regularly scheduled meeting at which members of Altair management were present. Among other matters of business, the Altair board of directors discussed the impact of current industry dynamics on Altair and potential strategic responses. Mr. Scapa also updated the Altair board of directors on the substance of the recent conversations between members of Altair management and other strategic industry participants regarding potential strategic opportunities involving Altair and such potential counterparties. Following this discussion, the Altair board of directors reaffirmed their support for Mr. Scapa and Altair management to continue exploring potential strategic opportunities involving Altair and potential strategic counterparties, with a view to Altair management providing the Altair board of directors with a further update at its next meeting.

On May 16, 2024, Mr. Scapa, Mr. Hemmelgarn, Mr. Jones and Stephanie Buckner, Chief Operating Officer of Altair, met to discuss industry trends and potential opportunities for collaboration between Altair and Siemens Industry.

From May 2024 to June 2024, Mr. Scapa, Matthew Brown, Chief Financial Officer of Altair, and Ms. Buckner, held a series of conversations with representatives of Siemens Industry to explore potential strategic opportunities involving Altair and Siemens Industry.

On May 20, 2024, Mr. Brown met with the Chief Financial Officer of Party B to discuss the possibility of a strategic transaction involving Altair and Party B. Party B informed Mr. Brown that, while it viewed a potential strategic transaction involving the two parties as a potentially attractive proposition, Party B was not in a position to proactively prioritize such a strategic transaction at that time.

On June 13, 2024, Mr. Brown and Ms. Buckner spoke telephonically with Suzanne Kopcha, the Vice President, Strategy of Siemens Digital Industries Software, to answer preliminary questions from Siemens Industry related to potential strategic opportunities involving Altair and Siemens Industry.

On June 18, 2024, at the request of Mr. Hemmelgarn, Mr. Scapa and Mr. Hemmelgarn spoke telephonically to review the state of discussions regarding potential strategic opportunities involving Altair and Siemens Industry.

On July 11, 2024, Mr. Brown spoke telephonically with Ms. Kopcha to answer additional inquiries to help Siemens Industry improve its understanding of Altair’s business. Ms. Kopcha requested an in-person meeting on July 24, 2024 or July 25, 2024 to continue these discussions.

On July 22, 2024, Altair engaged Davis Polk & Wardwell LLP (“Davis Polk”) to serve as Altair’s transaction counsel in connection with Altair’s exploration of potential strategic alternatives, alongside Altair’s existing outside corporate counsel, Lowenstein Sandler LLP (“Lowenstein”).

Also on July 22, 2024, Altair and Siemens AG entered into a mutual non-disclosure agreement to facilitate the exchange of confidential information in connection with the exploration of strategic opportunities involving Altair and Siemens Industry.

On July 25, 2024, Mr. Brown and Ms. Buckner conducted an in-person meeting with representatives of Siemens Industry and Siemens AG to help Siemens Industry and Siemens AG improve their understanding of Altair’s business, during which Mr. Brown and Ms. Buckner provided a general corporate overview of Altair.

On July 26, 2024, members of Altair management contacted representatives of Citi and J.P. Morgan to discuss a variety of strategic alternatives that might be available to Altair and which the Altair board of directors might consider.

On July 28, 2024, the Altair board of directors held a special meeting at which Mr. Brown, Ms. Buckner, Raoul Maitra, the Chief Legal Officer of Altair, and a representative of Lowenstein were also present. Mr. Scapa provided the Altair board of directors with an update on (i) the highly preliminary and exploratory discussions between Altair and Siemens Industry regarding a potential strategic transaction involving Altair and Siemens Industry, (ii) the preliminary conversation between Mr. Scapa and the Chief Executive Officer of Party A and (iii) the high-level discussions between Altair and Party B and Party B’s indication that it was not in a position at that time to proactively prioritize a potential strategic transaction with Altair (without foreclosing the possibility of participating in any formal strategic process that the Altair board of directors determined to run). The Altair board of directors discussed various factors weighing in favor of, and against, engaging in more formal exploratory discussions with Siemens Industry, Party A and Party B. The Altair board of directors then discussed how, if Altair determined to commence a process of evaluating strategic alternatives, such a process would be conducted, including the importance of reaching out to other potentially interested parties. The Lowenstein representative outlined how such a process could proceed and provided an overview of the directors’ fiduciary duties generally and in connection with such a process. Mr. Scapa then relayed to the Altair board of directors the discussion on July 26, 2024 with representatives of Citi and J.P. Morgan regarding potential strategies with respect to the exploration of strategic alternatives, including contacting a select group of strategic counterparties as part of a competitive process. After discussing potential approaches with respect to the exploration of strategic alternatives, the Altair board of directors identified three strategic industry participants (referred to herein as “Party C”, “Party D” and “Party E”), in addition to Party A, Party B and Siemens Industry, that the Altair board of directors determined to be most likely to be interested in a potential strategic transaction with Altair and were believed to have the capacity to engage in a strategic transaction of that size. After further discussion and taking into account certain factors including the importance of confidentiality and a desire to minimize the risk of a potential leak, the Altair board of directors directed Altair management to continue engaging with Siemens Industry and to proceed with targeted outreach to Party B, Party C, Party D and Party E. The Altair board of directors then evaluated both Citi’s and J.P. Morgan’s qualifications, credentials and independence, considering, among other things, (i) both firms’ significant familiarity with Altair’s business and industry and experience running strategic processes, (ii) the Altair board of directors’ significant familiarity with both firms and (iii) the existing relationships between Citi or J.P. Morgan, on the one hand, and the potential strategic counterparties (including Siemens Industry), on the other hand. After such evaluation and consideration, the Altair board of directors approved the engagement of Citi and J.P. Morgan as its financial advisors to assist in the strategic process, including entry into engagement letters with each firm.

Between July 30, 2024 and August 1, 2024, at the direction of the Altair board of directors, representatives of Citi and J.P. Morgan initiated outreach to and had preliminary discussions with Party B, Party C, Party D and Party E to solicit their interest in a potential strategic transaction with Altair.

On August 1, 2024, representatives of Citi and J.P. Morgan spoke telephonically with a representative of Party C, who indicated Party C’s desire to meet with Altair management to inform its decision of whether to pursue a potential strategic transaction between Altair and Party C.

Also on August 1, 2024, a representative of Party D contacted representatives of Citi and J.P. Morgan to request a discussion between Mr. Scapa and the Chair of the board of directors of Party D, indicating that Party D would contact Mr. Scapa directly.

On August 2, 2024, at the direction of the Altair board of directors, Altair entered into an engagement letter with J.P. Morgan as its financial advisor with respect to its exploration of potential strategic alternatives.

Also on August 2, 2024, representatives of Citi and J.P. Morgan spoke telephonically with representatives of Party B, who indicated Party B’s interest in participating in a process to evaluate a potential strategic transaction involving Altair and Party B and Party B’s desire to schedule a meeting with Altair management. Subsequently, on August 2, 2024, representatives of Citi and J.P. Morgan sent a form of non-disclosure agreement to Party B.

On August 6, 2024, a representative of Party C contacted Mr. Scapa to suggest a meeting to discuss a potential strategic transaction between Altair and Party C, though the meeting did not immediately materialize.

On August 7, 2024, at the direction of the Altair board of directors, Altair entered into an engagement letter with Citi as its financial advisor with respect to its exploration of potential strategic alternatives.

On August 9, 2024, Mr. Scapa spoke telephonically with Mr. Hemmelgarn to discuss expectations regarding a second in-person meeting, scheduled for August 13, 2024, involving representatives of Siemens Industry and Siemens AG and Mr. Scapa, Mr. Brown and Ms. Buckner to respond to Siemens Industry’s and Siemens AG’s inquiries regarding Altair’s business and to review the state of discussions among Altair, Siemens Industry and Siemens AG to date.

On August 11, 2024, at the request of Party D, Mr. Scapa contacted a representative of Party D to coordinate a call with the Chair of the board of directors of Party D, which was scheduled for August 18, 2024.

On August 13, 2024, Mr. Scapa, Mr. Brown and Ms. Buckner conducted a second in-person meeting with representatives of Siemens Industry, including Mr. Jones, and Siemens AG to respond to further inquiries regarding Altair’s business. At the meeting, a representative of Siemens Industry indicated to Mr. Scapa that the managing board of Siemens AG would meet in early September to consider the potential acquisition of Altair by Siemens Industry.

On August 15, 2024, the Altair board of directors held a regularly scheduled meeting at which members of Altair management and representatives of Citi, J.P. Morgan, Davis Polk and Lowenstein were also present. Members of Altair management presented an overview of (i) Altair’s business results and forecasts, (ii) Altair’s financial position, including cash outlook and projections and (iii) acquisition transactions. Representatives of

Davis Polk and Lowenstein then reviewed with the Altair board of directors the fiduciary duties of the Altair board of directors in connection with its consideration of strategic alternatives. Following that, members of Altair management and representatives of Citi and J.P. Morgan provided an update to the Altair board of directors on the work undertaken in connection with the potential strategic transaction process, including the status of discussions with Siemens Industry and outreach to Party B, Party C, Party D and Party E. Representatives of Citi and J.P. Morgan advised the Altair board of directors why an acquisition of Altair would be challenging for financial sponsors as compared to potential strategic counterparties and identified additional potential strategic counterparties for the Altair board of directors to consider. After considering the current status of discussions with Siemens Industry, Party B, Party C, Party D and Party E, the Altair board of directors authorized Altair management, Citi and J.P. Morgan to reach out to additional strategic industry participants (referred to as “Party F” and “Party G”) and to formally engage with Party A if and when Altair management, Citi and J.P. Morgan determined such outreach was prudent, but otherwise instructed Altair management, Citi and J.P. Morgan to defer outreach to additional potential counterparties until the results of the current outreach to Siemens Industry, Party B, Party C, Party D and Party E became clearer.

On August 18, 2024, the Chair of the board of directors of Party D spoke telephonically with Mr. Scapa to discuss a potential strategic transaction between Altair and Party D. Later in the day, representatives of Citi and J.P. Morgan sent a form of non-disclosure agreement to Party D.

On August 19, 2024, after the initial outreach from representatives of Citi and J.P. Morgan, representatives of Party E spoke telephonically with Mr. Scapa to discuss Party E’s interest in pursuing discussions regarding a potential strategic transaction with Altair and receiving access to Altair’s confidential information to learn more about Altair’s business. Following that discussion, on August 20, 2024, representatives of Citi and J.P. Morgan sent a form of non-disclosure agreement to Party E.

On August 21, 2024, representatives of Citi and J.P. Morgan spoke telephonically with representatives of the financial advisor to Party B, during which call representatives of Citi and J.P. Morgan answered questions from representatives of the financial advisor to Party B and discussed next steps in the strategic process.

On August 26, 2024, Altair and Party B entered into a non-disclosure agreement to facilitate Altair’s provision of its confidential information to Party B in connection with a possible strategic transaction. The non-disclosure agreement included a customary standstill provision, which permitted Party B to make a confidential proposal or offer to the Altair board of directors with respect to a potential strategic transaction between Party B and Altair and which terminated, in accordance with its terms, upon Altair’s entry into the merger agreement.

On August 27, 2024, members of Altair management gave a presentation to representatives of Party B and its financial advisor concerning the business and prospects of Altair.

On August 29, 2024, Altair and Party E entered into a non-disclosure agreement to facilitate Altair’s provision of its confidential information to Party E in connection with a possible strategic transaction. The non-disclosure agreement included a customary standstill provision, which terminated, in accordance with its terms, upon Altair’s entry into the merger agreement.

On September 4, 2024, Party B advised representatives of Altair that Party B would not continue to consider a strategic transaction with Altair.

On September 7, 2024, at the instruction of Altair management and in accordance with the authorization provided by the Altair board of directors, representatives of Citi and J.P. Morgan conducted an outreach call with Party F.

On September 9, 2024, Party D advised representatives of Altair that Party D would not continue to consider a transaction with Altair, citing its own internal factors as driving its decision to not participate further in the process.

On September 10, 2024, Siemens AG submitted a preliminary, non-binding written indication of interest for Siemens Industry to acquire 100% of Altair at $100.00 per share in cash (the “initial Siemens proposal”). The initial Siemens proposal included a draft exclusivity agreement that proposed an exclusivity period of 30 days and noted that Siemens AG would be able to promptly complete its diligence following receipt of access to diligence documentation. In addition, the initial Siemens proposal was subject to, among other conditions, receipt of acceptable voting agreements from certain beneficial owners of Altair common stock, no material adverse change in Altair’s business or financial position prior to execution of the merger agreement and approvals from antitrust, foreign investment and other regulatory authorities.

Also on September 10, 2024, Party F confirmed its interest in participating in the strategic process. Subsequently, representatives of Citi and J.P. Morgan sent a form of non-disclosure agreement to Party F.

On September 11, 2024, the Altair board of directors held a special meeting to discuss the status of the review of strategic alternatives, including the initial Siemens proposal, at which members of Altair management and representatives of Citi, J.P. Morgan, Davis Polk and Lowenstein were also present. Representatives of Citi and J.P. Morgan reviewed with the Altair board of directors the initial Siemens proposal and provided an update on the status of outreach to other parties, noting that they reached out to Party F, consistent with previous discussions, and recommended that the Altair board of directors consider efforts to reengage with Party A at this stage in the strategic review process. Representatives of Citi and J.P. Morgan then reviewed with the Altair board of directors certain preliminary financial information and data to assist the Altair board of directors in framing the initial Siemens proposal, including information regarding Altair’s trading performance and perspectives of certain equity research analysts (noting that certain equity research analysts viewed the trading price of Altair common stock as elevated due to the expectation of a strategic transaction involving Altair following the announcement of the acquisition of Ansys by Synopsys) and provided an overview of other recent industry acquisitions by strategic buyers. In addition, representatives of Citi and J.P. Morgan reviewed with the Altair board of directors certain levers that could enable Siemens AG to increase its offer price, including through the identification and quantification of synergies. Following discussions, the Altair board of directors concluded that the initial Siemens proposal did not adequately reflect the value of Altair and instructed Citi and J.P. Morgan to inform Siemens AG that it was not prepared to accept the $100.00 per share proposal as it undervalued Altair, with the message that the Altair board of directors would expect Siemens AG to submit a higher proposal if they were to consider further engagement with Siemens Industry and Siemens AG. The Altair board of directors authorized Altair management to continue engaging with Siemens Industry’s and Siemens AG’s due diligence inquiries to support an increased offer for Altair. Representatives of Citi and J.P. Morgan then reviewed with the Altair board of directors the potential benefits and detriments of expanding the list of strategic buyers invited to participate in the process. After careful consideration, taking into account the importance of confidentiality, the Altair board of directors directed Citi and J.P. Morgan to reach out to Party A, and reaffirmed its authorization of Altair management to contact Party G if Altair management determined such outreach was prudent based on the current status of the strategic review process, but determined not to contact any additional counterparties until Altair was able to better assess the likelihood that Party A, Party C, Party E, Party F and Party G would submit indications of interest.

Further on September 11, 2024, as directed by the Altair board of directors, representatives of J.P. Morgan and Citi conducted an outreach call with Party A.

On September 13, 2024, at the instruction of the Altair board of directors, representatives of Citi and J.P. Morgan informed representatives of Siemens AG that Altair was not prepared to accept the offer of $100.00 per share as it undervalued the company and that Siemens AG would need to submit a higher offer if the Altair board of directors was to consider further engagement with Siemens Industry and Siemens AG.

On September 16, 2024, Altair and Party F entered into a non-disclosure agreement to facilitate Altair’s provision of its confidential information to Party F in connection with a possible strategic transaction. The non-disclosure agreement included a customary standstill provision, which permitted Party F to make a private and confidential proposal to the Altair board of directors (or a committee thereof) with respect to a potential strategic transaction between Party F and Altair and which terminated, in accordance with its terms, upon Altair’s entry into the merger agreement.

Also on September 16, 2024, Party A advised representatives of Altair that Party A was not interested in pursuing a strategic transaction with Altair.

On September 17, 2024, members of Altair management presented an overview of Altair to members of Party F’s management.

On September 18, 2024, following the discussion with the Altair board of directors regarding companies that could potentially have an interest in a strategic transaction with Altair, Mr. Scapa reached out to Party G by email to discuss its interest in a potential strategic transaction with Altair. Party G subsequently advised Mr. Scapa that Party G was not interested in pursuing a strategic transaction with Altair.

On September 19, 2024, Party F advised representatives of Altair that Party F was not interested in pursuing a strategic transaction with Altair.

Also on September 19, 2024, representatives of Party C spoke telephonically with representatives of Citi and J.P. Morgan to indicate an interest in evaluating a potential strategic transaction involving Altair and Party C. Subsequently, representatives of Citi and J.P. Morgan sent a form of non-disclosure agreement to Party C.

Further on September 19, 2024, members of Altair management met with representatives of Siemens Industry and Siemens AG, attended by both parties’ financial advisors, in which Altair management discussed their views on certain future drivers of growth and management’s perspectives on Altair’s future financial performance.

Subsequently on September 19, 2024, the Altair board of directors held a special meeting to discuss the latest developments in the strategic review process and to review the unaudited financial projections prepared by or at the direction of Altair management, at which members of Altair management and representatives of Citi, J.P. Morgan, Davis Polk and Lowenstein were also present. Members of Altair management reviewed with the Altair board of directors certain unaudited financial forecasts prepared by or at the direction of Altair management (the “financial projections”) (see the section titled “The Merger (Proposal 1)—Certain Unaudited Projected Financial Information”), and described, among other things, the process for preparing the financial projections, including the methodology for extrapolation and underlying assumptions to the forecasted results. Representatives of Citi and J.P. Morgan then reported on the current status of discussions with potential bidders, including the following updates: (i) Party F had declined to proceed further; (ii) Party G had declined to participate, even before receiving any information or signing a non-disclosure agreement, indicating that the acquisition of Altair was not a strategic priority for Party G at the time; (iii) Party E remained in the process, though it was noted that it would be difficult for Party E to finance an all-cash transaction; and (iv) Party C was prepared to enter into a non-disclosure agreement.

On September 20, 2024, members of Altair management presented an overview of Altair to members of Party E management.

On September 22, 2024, the Altair board of directors held a special meeting to review the financial projections presented at the September 19, 2024 board meeting, at which members of Altair management and representatives of Citi, J.P. Morgan, Davis Polk and Lowenstein were also present. Members of Altair management noted that if approved, the financial projections would be provided to potential bidders. The Altair board of directors approved the financial projections as previously submitted on September 19, 2024 and authorized Citi and J.P. Morgan to use the financial projections for purposes of performing their financial analyses in connection with rendering their opinions to the Altair board of directors (as more fully described above under the sections titled “—Opinion of Citi” and “— Opinion of J.P. Morgan”), and authorized representatives of Citi and J.P. Morgan to provide the board-approved financial projections for the calendar years

2024 through 2027 (referred to as Management Case 1 and Management Case 2, as defined in the section titled “The Merger (Proposal 1)—Certain Unaudited Projected Financial Information”) to interested bidders at the appropriate time.

On September 23, 2024, following the Altair board of directors’ approval thereof, representatives of Altair management provided Management Case 1 and Management Case 2 to Siemens Industry and Siemens AG.

On September 25, 2024, Altair and Party C entered into a non-disclosure agreement to facilitate Altair’s provision of its confidential information to Party C in connection with a possible strategic transaction. The non-disclosure agreement included a customary standstill provision, which permitted Party C to make a confidential proposal to the Chief Executive Officer of Altair or the Altair board of directors with respect to a potential strategic transaction between Party C and Altair and which terminated, in accordance with its terms, upon Altair’s entry into the merger agreement.

Also on September 25, 2024, members of Altair management presented an overview of Altair in person to members of Party C management.

On September 27, 2024, Siemens AG submitted a revised non-binding indication of interest to representatives of Altair, increasing its offer from $100.00 per share to $110.00 per share, in cash (the “second Siemens proposal”). Except for the increase in price, the second Siemens proposal was the same as the initial Siemens proposal, and, as with the initial Siemens proposal, Siemens Industry’s and Siemens AG’s willingness to proceed was predicated on Altair entering into exclusivity with Siemens AG. Siemens AG stated its desire to reach a definitive agreement by October 30, 2024.

On October 1, 2024, a representative of Party C spoke telephonically with a representative of Citi to indicate that Party C was continuing to evaluate and discuss internally the potential for a strategic transaction involving Altair and Party C, but noted that, while a majority of Altair’s business would be a highly attractive asset to Party C, other portions of Altair’s business were perceived to be less of a strategic fit for Party C. As a result, the valuation that Party C believed would be required to transact with Altair would be more significant when measured against the most strategic portion of Altair’s business. The representative of Party C also conveyed that no additional information was required from Altair to continue its review.

On October 2, 2024, the Altair board of directors held a special meeting to discuss the status of the strategic review process and to discuss the second Siemens proposal, at which members of Altair management and representatives of Citi, J.P. Morgan, Davis Polk and Lowenstein were also present. Representatives of Davis Polk provided an overview of the directors’ fiduciary duties in the context of evaluating strategic alternatives, including a potential sale of Altair. Representatives of Citi and J.P. Morgan provided an update to the Altair board of directors regarding the status of discussions with potential counterparties to a strategic transaction with Altair. At this time, the parties that remained in the process were Siemens AG, Party C and Party E. Representatives of Citi and J.P. Morgan shared their perspective that there was a low likelihood that either Party C or Party E would submit a competitive bid. The Altair board of directors discussed with representatives of Citi and J.P. Morgan the second Siemens proposal and the range of options for responding. Representatives of Citi and J.P. Morgan then presented certain preliminary financial information and data regarding Altair and the second Siemens proposal, based on the board-approved financial projections. Following discussions, the Altair board of directors concluded that the second Siemens proposal continued to undervalue Altair and authorized Citi and J.P. Morgan to convey to Siemens AG that the increased proposal remained insufficient, did not recognize the full value of Altair’s business, and to seek an additional increase in Siemens AG’s bid price and to continue responding to Siemens Industry’s and Siemens AG’s due diligence inquiries in the meantime.

On October 3, 2024, as instructed by the Altair board of directors, representatives of J.P. Morgan and Citi spoke with representatives of Siemens AG and delivered feedback from the Altair board of directors that the offer price of $110.00 per share was not acceptable and encouraged Siemens AG to submit a higher proposal.

On October 8, 2024, representatives of Siemens AG informed representatives of Altair that Siemens AG was prepared to increase its bid to $113.00 per share, in cash (the “third Siemens proposal”) and advised representatives of Altair that its offer was conditioned on receiving exclusivity through November 10, 2024. Representatives of Siemens AG also indicated this was Siemens AG’s “best and final” proposal.

Subsequently on October 8, 2024, the Altair board of directors held a special meeting to discuss the third Siemens proposal, at which members of Altair management and representatives of Citi, J.P. Morgan, Davis Polk and Lowenstein were also present. Representatives of Citi and J.P. Morgan presented certain preliminary financial information and data regarding the third Siemens proposal, and then updated the Altair board of directors on the status of the other potential bidders. It was noted that Party C had not engaged with Altair or its advisors since its meeting with Altair management on September 25, 2024 and the call with a representative of Citi on October 1, 2024. Based on the very limited engagement demonstrated by Party C and the concerns raised by Party C during its call with a representative of Citi on October 1, 2024, the Altair board of directors determined that there was a very low likelihood that Party C would submit a proposal. The Altair board of directors discussed the fact that granting exclusivity to Siemens AG would prevent Altair from engaging with other interested parties but noted that Altair had reached out to all strategic acquirors who would most likely be able to submit a compelling offer, and no such counterparty had submitted a proposal for a strategic transaction or indicated an intent to do so. In light of the foregoing, the Altair board of directors determined that it was in the best interests of Altair and its stockholders to grant Siemens AG a limited period of exclusivity. Following discussions, the Altair board of directors authorized Citi and J.P. Morgan to inform Siemens AG that Altair was prepared to proceed with negotiations along the lines set forth in the initial Siemens proposal, subject to a price of $113.00 per share and an exclusivity period that would extend until November 10, 2024. Further, the Altair board of directors authorized Davis Polk and Lowenstein (in each case, on behalf of Mr. Scapa) to prepare and negotiate the terms of a voting agreement with Siemens Industry and further authorized Davis Polk and Lowenstein to prepare and negotiate the merger agreement and the other transaction documents contemplated by the third Siemens proposal. Following conclusion of the board meeting on October 8, 2024, representatives of Citi and J.P. Morgan communicated the Altair board of directors’ message to representatives of Siemens AG.

Further on October 8, 2024, Party E advised representatives of J.P. Morgan that Party E would not continue to consider a strategic transaction with Altair.

On October 9, 2024, Altair and Siemens AG executed an exclusivity agreement that prohibited Altair from negotiating with any potential bidder other than Siemens AG through November 10, 2024.

Also on October 9, 2024, representatives of J.P. Morgan shared an initial draft of the clean team agreement from Davis Polk, providing for restrictions relating to the review of certain competitively sensitive information, with Siemens AG’s counsel, Latham & Watkins LLP (“Latham”). Subsequently on October 9, 2024, Latham sent a revised draft of the clean team agreement to Davis Polk.

On October 10, 2024, Altair and Siemens AG executed the clean team agreement.

Between October 10, 2024 and October 22, 2024, representatives of Altair, Siemens Industry and Siemens AG held a number of virtual and in-person meetings, with each party’s legal and financial advisors in attendance for certain meetings, in which Altair management discussed certain diligence topics and answered other diligence questions from Siemens Industry and Siemens AG.

On October 11, 2024, representatives of Citi provided representatives of Siemens Industry, Siemens AG and Latham with access to a virtual data room.

On October 13, 2024, representatives of Davis Polk provided the Altair board of directors with a draft and a summary of the proposed merger agreement that Davis Polk had prepared (the “initial draft merger agreement”)

and information regarding the purpose and potential scope of the voting support agreement requested by Siemens AG in the initial Siemens proposal.

On October 14, 2024, Davis Polk shared the initial draft merger agreement with Latham.

On October 17, 2024, Latham sent Davis Polk and Lowenstein a markup to the initial draft merger agreement.

On October 18, 2024, Davis Polk sent Latham an initial draft of the disclosure schedules to the merger agreement. Davis Polk, on behalf of Mr. Scapa, also sent Latham an initial draft of the voting agreement, which contemplated Mr. Scapa and certain entities and trusts affiliated with Mr. Scapa (i) voting their shares of Altair common stock in favor of the adoption of the merger agreement at the meeting of Altair stockholders, (ii) not transferring their shares of Altair common stock, subject to certain limited exceptions, and (iii) complying with certain non-solicitation obligations.

On October 20, 2024, the Altair board of directors held a special meeting to discuss the strategic review process, at which members of Altair management and representatives of Citi, J.P. Morgan, Davis Polk and Lowenstein were also present. Representatives of Citi and J.P. Morgan noted that only Siemens AG was continuing to engage in the process following Party E’s decision not to proceed and provided an update on the status of negotiations with Siemens AG. Representatives of Citi and J.P. Morgan then exited the meeting. Representatives of Davis Polk reviewed with the Altair board of directors certain key points presented by the markup to Altair’s draft merger agreement sent by Latham, including, among other things: (i) the identity of the counterparty to the merger agreement being Siemens Industry, a subsidiary of Siemens AG, (ii) the efforts required to obtain regulatory approvals, which Siemens AG proposed should be a reasonable best efforts standard rather than a hell or high water standard, (iii) a termination fee equal to 4% of equity value to be paid by Altair to Siemens Industry upon a termination of the merger agreement in certain circumstances, and (iv) certain edits to the proposed closing conditions. Following discussions, the Altair board of directors provided feedback on the terms of the merger agreement and instructed representatives of Davis Polk to (i) convey to Latham that Altair would consider Siemens AG’s proposed regulatory efforts standard only if Siemens AG agreed to a reverse termination fee equal to 7% of equity value, (ii) negotiate for a termination fee to be paid by Altair if the merger agreement was terminated under certain circumstances equal to 3% of equity value and (iii) narrow the closing conditions.

Following the board meeting on October 20, 2024, Davis Polk, Lowenstein and Latham had a virtual meeting to discuss key outstanding points in the merger agreement. As instructed by the Altair board of directors, Davis Polk and Lowenstein conveyed the Altair board of director’s feedback on the merger agreement, and proposed a reverse termination fee equal to 7% of equity value and a termination fee equal to 3% of equity value. Over the next several days, Davis Polk, Lowenstein and Latham continued to negotiate the terms of the merger agreement.

Also on October 20, 2024, Latham sent Davis Polk and Lowenstein (i) an initial draft of the deed of guarantee, under which Siemens AG would guarantee certain obligations of Siemens Industry under the merger agreement, and (ii) a revised draft of the voting agreement.

On October 21, 2024, (i) Davis Polk sent Latham a revised draft of the merger agreement, reflecting the terms of their discussion the previous day, and (ii) Davis Polk, on behalf of Mr. Scapa, sent Latham a revised draft of the voting agreement. Also on October 21, 2024, Latham sent Davis Polk and Lowenstein a revised draft of the disclosure schedules.

On October 22, 2024, Reuters published an article indicating that Altair was exploring strategic alternatives with respect to a potential sale after receiving acquisition interest. The trading price of Altair common stock increased by approximately 8% on that day. Neither Altair nor Siemens AG commented on the Reuters article.

Also on October 22, 2024, Latham sent Davis Polk and Lowenstein a revised draft of the merger agreement and Davis Polk sent Latham revised drafts of the deed of guarantee and disclosure schedules.

On October 23, 2024, Bloomberg published an article identifying Siemens AG as a potential acquiror. The trading price of Altair common stock increased by approximately 4% on that day. Neither Altair nor Siemens AG commented on the Bloomberg article.

Also on October 23, 2024, Davis Polk, Lowenstein and Latham had a virtual meeting to discuss key outstanding issues in the merger agreement.

On October 24, 2024, Davis Polk sent a revised draft of the merger agreement to Latham, reflecting the discussion on the previous day, including a proposed reverse termination fee equal to 6.5% of equity value to be paid by Siemens Industry to Altair in the event the merger was terminated under certain circumstances and tightened closing conditions, but did not make a counterproposal for the termination fee to be paid by Altair if the merger agreement was terminated under certain circumstances, consistent with prior discussions with the Altair board of directors. Also on October 24, 2024, Latham sent Davis Polk and Lowenstein a revised draft of the disclosure schedules.

On October 25, 2024, Latham sent a revised draft of the merger agreement to Davis Polk and Lowenstein, reflecting a proposed reverse termination fee payable by Siemens Industry equal to 6% of equity value and a proposed termination fee payable by Altair equal to 3.5% of equity value. Also on October 25, 2024, Latham sent revised drafts of the voting agreement and deed of guarantee to Davis Polk and Lowenstein. Further, Latham provided Davis Polk and Lowenstein with an initial draft of a restrictive covenant agreement to be entered into by Mr. Scapa, which would restrict Mr. Scapa’s ability to (i) solicit employees, (ii) participate in the operations of certain entities competing with Siemens Industry and (iii) disclose Altair’s confidential information. Also on October 25, 2024, Davis Polk sent Latham a revised draft of the disclosure schedules.

From October 26, 2024 through October 30, 2024, Davis Polk, Lowenstein and Latham exchanged revised drafts of the merger agreement and the other transaction documents and continued to negotiate the terms of such documents.

On October 27, 2024, the Altair board of directors held a special meeting to discuss the status of negotiations with Siemens AG, at which members of Altair management and representatives of Citi, J.P. Morgan, Davis Polk and Lowenstein were also present. Prior to the meeting, current drafts of the merger agreement, voting agreement and deed of guarantee had been circulated to the Altair board of directors. Representatives of Citi and J.P. Morgan discussed news of the leak on October 22, 2024, and the impact of the leak. Representatives of Citi and J.P. Morgan then presented preliminary financial analyses of the third Siemens proposal and regarding Altair based on the financial projections. Representatives of Davis Polk reviewed with the Altair board of directors their fiduciary duties in connection with the strategic review process, as well as the key terms of the merger agreement, voting agreement, deed of guarantee and restrictive covenant agreement, and updated the Altair board of directors as to the status of outstanding issues in the transaction documents.

On October 30, 2024, the Altair board of directors held a special meeting to vote on the proposed merger agreement and other related agreements and matters, at which meeting members of Altair management and representatives of Citi, J.P. Morgan, Davis Polk and Lowenstein were also present. Prior to the meeting, copies of the execution versions of the merger agreement (including the disclosure schedules and the exhibits thereto), voting agreement and deed of guarantee were provided to the Altair board of directors. At the meeting, representatives of Davis Polk reviewed with the Altair board of directors its fiduciary duties in considering the proposed transaction, as well as the terms of the proposed final merger agreement and other transaction documents, and updated the Altair board of directors as to the resolution of key issues in such agreements. Counsel also reviewed with the Altair board of directors certain matters as to which the interests of Altair’s officers and directors may be different than the interests of Altair’s stockholders. Representatives of Citi and J.P.

Morgan then each reviewed a financial analysis of the merger consideration and, at the request of the Altair board of directors, rendered oral opinions, confirmed by delivery of written opinions dated October 30, 2024, to the Altair board of directors to the effect that, as of that date and based on and subject to various assumptions made, procedures followed, matters considered and limitations and qualifications described in the opinions, the merger consideration to be received by holders of Altair common stock in the merger pursuant to the merger agreement was fair, from a financial point of view, to such holders. Representatives of Citi and J.P. Morgan then exited the meeting. The Altair board of directors then unanimously (i) determined that the merger agreement, the other transaction documents and the proposed transaction, on the terms and subject to the conditions set forth in the merger agreement, were fair to and in the best interests of Altair and its stockholders, (ii) declared that the merger agreement, the other transaction documents and the proposed transaction were advisable, (iii) approved the merger agreement and the other transaction documents, the execution and delivery by Altair of the merger agreement and the other transaction documents and the performance by Altair of the agreements contained in the merger agreement and the consummation of the proposed transaction, on the terms and subject to the conditions contained in the merger agreement; (iv) directed that the adoption of the merger agreement be submitted to a vote at a meeting of Altair stockholders and (v) resolved to recommend adoption of the merger agreement and the proposed transaction to the stockholders of Altair.

Shortly after the market closed on October 30, 2024, the merger agreement was executed and delivered, the disclosure schedules were provided in final form and the voting agreement, deed of guarantee and restrictive covenant agreement were executed and delivered. Promptly thereafter, Altair and Siemens AG each separately issued press releases to announce the proposed transaction.

Altair’s Reasons for the Merger; Recommendation of Altair’s Board of Directors

At its October 30, 2024 meeting held to evaluate the merger, the Altair board of directors unanimously (i) determined the merger agreement, the other transaction documents and the transactions contemplated by the merger agreement, including the merger, on the terms and subject to the conditions set forth in the merger agreement, to be fair to and in the best interests of Altair and its stockholders, (ii) declared that the merger agreement, the other transaction documents and the transactions contemplated by the merger agreement, including the merger, advisable, (iii) approved the merger agreement and the other transaction documents, the execution and delivery by Altair of the merger agreement and the other transaction documents, the performance by Altair of the agreements contained in the merger agreement and the consummation of the transactions contemplated by the merger agreement, including the merger, on the terms and subject to the conditions contained in the merger agreement, (iv) directed that the adoption of the merger agreement be submitted to a vote at a meeting of Altair stockholders and (v) resolved to recommend adoption of the merger agreement and the transactions contemplated by the merger agreement, including the merger, to Altair stockholders. The Altair board of directors recommends that Altair stockholders vote:

1.	“FOR” the merger agreement proposal;

2.	“FOR” the merger-related compensation proposal; and

3.	“FOR” the adjournment proposal.

In evaluating the merger agreement and merger and arriving at its determination, the Altair board of directors consulted with Altair’s senior management, representatives of Altair’s financial advisors, Citi and J.P. Morgan, and Altair’s outside legal counsel, Davis Polk and Lowenstein, and considered a number of substantive factors, both positive and negative, and potential benefits and detriments of the merger to Altair and Altair stockholders. The Altair board of directors believed that, taken as a whole, the following factors (which are not presented in any relative order of importance) supported its decision to approve the merger:

•

Merger Consideration. The Altair board of directors’ belief that the merger consideration provides stockholders with attractive and compelling value for their shares of Altair common stock. The Altair board of directors considered the current and historical market prices of Altair common stock, in light of current industry conditions, the competitive landscape, publicly available analyst expectations and other factors.

•

Business, Financial Condition, Prospects and Execution Risks. The Altair board of directors’ belief that the merger was more favorable to Altair stockholders than the alternative of remaining a standalone, independent company, which belief was based on and informed by consideration of a number of factors, risks and uncertainties, including:

•	general industry, economic and market conditions, both on a historical and on a prospective basis;

•

current information regarding (i) Altair’s business, prospects, financial condition, operations, technology, products, services, competitive position and strategic business goals and objectives, (ii) geopolitical conditions and a changing regulatory environment that could affect Altair’s business, and (iii) opportunities and competitive factors within Altair’s industry;

•

the perspective that Altair’s stock price was not likely to trade at or above the merger consideration for any extended period in the future based on a consideration of all of the factors enumerated above; and

•

the uncertain returns to Altair stockholders if Altair were to remain independent, taking into account, in particular, the financial projections of the future financial performance and earnings of Altair, including those set forth below under the section titled “The Merger (Proposal 1)—Certain Unaudited Projected Financial Information” and the risks involved in achieving those returns.

•

Premium to Trading Price of Class A Common Stock. The fact that the merger consideration represented a significant premium over the unaffected market price at which shares of Class A common stock traded, including that the merger consideration represents a premium of (i) approximately 19% over Altair’s unaffected closing price of $95.18 on October 21, 2024 (the last trading day prior to media speculation regarding a potential acquisition of Altair), (ii) approximately 23% over Altair’s 6-month volume weighted average price of $91.62 for the period ending October 21, 2024, and (iii) approximately 51% over Altair’s closing price of $74.71 on December 21, 2023 (the last trading day prior to the leak regarding the acquisition of Ansys).

•

Negotiations with Siemens Industry. The benefits that Altair and its advisors were able to obtain during its negotiations with Siemens Industry, including the price increase reflected in the third Siemens proposal as compared to the initial Siemens proposal and contractual protections to increase closing certainty. The Altair board of directors believed that the consideration reflected in the merger agreement was the best proposal and economic value available to Altair stockholders and the best transaction that could be obtained by Altair stockholders at the time, and that there was no assurance that a more favorable opportunity to sell Altair would arise later or through any alternative transaction.

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Merger Consideration in Cash. The fact that the merger consideration is all cash, giving Altair stockholders the opportunity to realize near-term value certainty and liquidity at the consummation of the merger.

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Financial Analyses and Opinions of each of Citi and J.P. Morgan. The financial analyses reviewed and discussed with the Altair board of directors by representatives of each of Citi and J.P. Morgan, as well as the oral opinions of each of Citi and J.P. Morgan rendered to the Altair board of directors on October 30, 2024 (which were subsequently confirmed in writing by delivery of each of Citi’s and J.P. Morgan’s written opinion dated the same date) as to, as of October 30, 2024, and subject to the various assumptions made, procedures followed, matters considered, and qualifications and limitations on the review undertaken by each of Citi and J.P. Morgan as set forth in each of their written opinions, the fairness, from a financial point of view, to the holders of Altair common stock of the merger consideration of $113.00 per share in cash to be received by such holders in the merger pursuant to the merger agreement, as more fully described in the sections titled “—Opinion of Citi” and “—Opinion of J.P. Morgan.”

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Robust Market Check. The fact that Altair’s exploration of potential strategic alternatives involved a third-party solicitation process with a group of potential bidders with the greatest potential interest in an acquisition of Altair, and Altair’s and its advisors’ belief that such potential bidders were capable of delivering an executable proposal. Five of the eight potential bidders (including Siemens Industry) entered into non-disclosure agreements with Altair and received confidential information related to Altair, and only Siemens Industry submitted an indication of interest.

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Likelihood of Consummation. The likelihood that the merger with Siemens Industry would be completed, in light of, among other things, the conditions to the merger (including the likelihood that regulatory approvals and clearances necessary to the merger would be obtained), the absence of a financing condition, the efforts required to obtain regulatory approvals, the presence and quantum of the termination fee payable by Siemens Industry and the existence of the guarantee from the ultimate parent of Siemens Industry pursuant to which such ultimate parent has guaranteed all payment obligations and all regulatory undertakings of Siemens Industry under the merger agreement.

•	Business Reputation of Siemens Industry. The business reputation and financial resources of Siemens Industry, and its long track record of completing acquisitions.

•	Terms of the Merger Agreement. The terms and conditions of the merger agreement, including:

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the representations, warranties and covenants of the parties, the conditions to the parties’ obligations to complete the merger and their ability to terminate the merger agreement in certain circumstances;

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the provisions of the merger agreement that allow Altair to engage in negotiations or discussions with, and furnish non-public information or afford access to, a third party that makes an acquisition proposal that did not result from a breach of Altair’s non-solicitation obligations, if the Altair board of directors determines in good faith, after consultation with its outside legal counsel and financial advisors, that such proposal constitutes, or would reasonably be expected to lead to, a superior proposal;

•

the provisions of the merger agreement that allow the Altair board of directors to make an adverse recommendation change in response to a superior proposal and terminate the merger agreement in order to accept a superior proposal if the Altair board of directors determines in good faith, after consultation with its outside legal counsel and financial advisors, that an acquisition proposal (that does not result from a breach of Altair’s non-solicitation obligations) constitutes a superior proposal (including taking into account any modifications to the terms of the merger agreement that are proposed by Siemens Industry and, in connection with the termination of the merger agreement, Altair’s payment to Siemens Industry of a $372 million termination fee, which the Altair board of directors believes to be reasonable under the circumstances, taking into account the range of such termination fees in comparable transactions);

•

the provisions of the merger agreement that allow the Altair board of directors to make an adverse recommendation change in response to an intervening event, if and only if the Altair board of directors has determined in good faith, after consultation with its outside legal counsel and financial advisors, that failure to take such action would be inconsistent with its directors’ fiduciary duties under applicable law (including taking into account any modifications to the terms of the merger agreement that are proposed by Siemens Industry);

•

the limited number of closing conditions included in the merger agreement, including the absence of a financing condition or similar contingency that is based on Siemens Industry’s ability to obtain financing, the exceptions to the events that would constitute a material adverse effect on Altair for purposes of the merger agreement, as well as the likelihood of satisfaction of all conditions to completion of the transactions;

•	the belief of the Altair board of directors that Altair’s obligation to pay a $372 million termination fee in certain circumstances was not likely to unduly discourage additional competing third-party proposals or reduce the price of such proposals, as such termination fee is customary for transactions of this size and type and the size of the termination fee was reasonable in the context of comparable transactions;

•

the fact that upon termination of the merger agreement in certain specific circumstances related to the failure to obtain regulatory clearance, Siemens Industry would be required to pay to Altair a $638 termination fee;

•

the fact that, in the event of Siemens Industry’s intentional failure to fulfill a condition to the performance of Altair’s obligations or intentional breach of the merger agreement, Altair may be able to seek damages not limited to a specifically defined termination fee (which may include the benefit of the bargain lost by Altair stockholders); and

•	the ability of Altair to specifically enforce the terms of the merger agreement under certain circumstances.

•

Voting Agreement. The fact that the voting agreement entered into by the supporting stockholders (who together beneficially owned approximately 54% of the outstanding shares of Altair common stock as of the date of the voting agreement) will terminate automatically upon the effective time of the merger, the occurrence of any adverse recommendation change of the Altair board of directors with respect to an intervening event or the termination of the merger agreement in accordance with its terms (including if Altair decides to terminate the merger agreement to enter into a definitive agreement with a third party providing for a superior proposal).

•

Timing Considerations. The timing of the merger and the risk that if Altair did not accept the offer by Siemens AG (as provided for in the merger agreement), it may not have another opportunity to do so or to accept a comparable opportunity. The Altair board of directors also observed that Altair retained the ability to consider unsolicited proposals until the meeting of the Altair stockholders to vote on the merger agreement proposal and to enter into an agreement with respect to an acquisition proposal under certain circumstances (concurrently with terminating the merger agreement and paying a $372 termination fee to Siemens Industry).

•

Availability of Appraisal Rights. The fact that appraisal rights would be available to holders of Altair common stock under the DGCL and that there was no condition in the merger agreement relating to the maximum number of shares of Altair common stock that could exercise appraisal rights.

The Altair board of directors also considered certain potentially negative factors in its deliberations concerning the merger, including the following (which are not presented in any relative order of importance):

•	Tax Treatment. The fact that the merger consideration will generally be taxable to Altair stockholders.

•

No Stockholder Participation in Future Growth or Earnings. The nature of the merger as a cash transaction, meaning Altair stockholders will not have an opportunity to participate in the surviving corporation’s future earnings or growth and will not benefit from any appreciation in the value of the surviving corporation.

•

Risk of Non-Completion. The possibility that the merger might not be completed, including as a result of the failure to obtain regulatory approvals, and the effect the resulting public announcement of the termination of the merger agreement may have on:

•	the trading price of the Class A common stock; and

•	Altair’s business and operating results, particularly in light of the costs incurred in connection with the merger.

•

Possible Deterrence of Competing Offers. The risk that various provisions of the merger agreement, including the restrictions on Altair’s ability to solicit other acquisition proposals and obligation to pay to Siemens Industry a termination fee of $372 million if the merger agreement is terminated under certain circumstances (including if the Altair board of directors makes an adverse recommendation change or exercises its right to enter into a transaction that constitutes a superior proposal), which termination fee, although consistent with fees payable in comparable transactions, may discourage other parties potentially interested in an acquisition of, or combination with, Altair from pursuing that opportunity.

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Possible Disruption of the Business and Costs and Expenses. The possible disruption to Altair’s business that may result from the merger, the resulting distraction of Altair’s management from day-to-day operations and potential attrition of Altair’s employees, as well as the costs and expenses associated with completing the merger.

•

Restrictions on Operation of Altair’s Business. The requirement that Altair use reasonable best efforts to conduct its business in the ordinary course of business and the other restrictions on Altair’s activities and operations prior to completion of the merger.

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Impact of Announcement. The uncertainty about the effect of the merger, regardless of whether the merger is completed, on Altair’s employees, customers and other parties, which may impair Altair’s ability to attract, retain and motivate key personnel, could cause customers, suppliers and others to seek to change existing business relationships with Altair and could lead to litigation in connection with the merger.

•

Need to Obtain Required Regulatory Clearances. The fact that completion of the merger would require, among other things, (i) the expiration or termination of all waiting periods (and any extensions thereof) applicable to the consummation of the merger under the HSR Act and (ii) the receipt of the other required regulatory approvals.

•	Remedies Available to Siemens Industry. The fact that Altair is subject to various remedies available to Siemens Industry should it breach the merger agreement or fail to consummate the merger.

•

Enforcement of Remedies. The fact that if Siemens Industry fails to complete the merger and as a result of a breach of the merger agreement, depending on the reason for not closing the merger, Altair’s rights and remedies may be expensive and difficult to enforce through litigation, and the uncertain outcome of any such action.

The Altair board of directors concluded that the potentially negative factors associated with the merger were significantly outweighed by the potential benefits that it expected Altair stockholders would achieve as a result of the merger. The Altair board of directors believed that the merger would maximize the immediate value of the shares held by Altair stockholders and minimize the risks and uncertainty affecting the future prospects of Altair, including the potential execution risks associated with its standalone financial plan. Accordingly, the Altair board of directors unanimously (i) determined the merger agreement, the other transaction documents and the transactions contemplated by the merger agreement, including the merger, on the terms and subject to the conditions set forth in the merger agreement, to be fair to and in the best interests of Altair and its stockholders, (ii) declared that the merger agreement, the other transaction documents and the transactions contemplated by the merger agreement, including the merger, advisable, (iii) approved the merger agreement and the other transaction documents, the execution and delivery by Altair of the merger agreement and the other transaction documents, the performance by Altair of the agreements contained in the merger agreement and the consummation of the transactions contemplated by the merger agreement, including the merger, on the terms and subject to the conditions contained in the merger agreement, (iv) directed that the adoption of the merger agreement be submitted to a vote at a meeting of Altair stockholders and (v) resolved to recommend adoption of the merger agreement and the transactions contemplated by the merger agreement, including the merger, to Altair stockholders.

In addition, the Altair board of directors was aware of and considered the interests that Altair’s directors and executive officers may have with respect to the merger that differ from, or are in addition to, the interests of Altair stockholders generally, as described below under “—Interests of Altair’s Directors and Executive Officers in the Merger.”

The foregoing discussion of the information and factors considered by the Altair board of directors is not exhaustive, but Altair believes it includes all the material factors considered by the Altair board of directors. In view of the wide variety of factors considered in connection with its evaluation of the merger and the complexity of these matters, the Altair board of directors did not consider it practicable to, and did not attempt to, quantify or otherwise assign relative or specific weight or values to any of these factors. Rather, the Altair board of directors viewed its position and recommendation as being based on an overall analysis and on the totality of the information presented to and factors considered by it. In addition, in considering the factors described above, individual directors may have given different weights to different factors. The Altair board of directors based its unanimous recommendation on the totality of the information presented.

This explanation of Altair’s reasons for the merger and other information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors described under “Cautionary Statement Regarding Forward-Looking Statements.”

Opinion of Citi

Pursuant to an engagement letter dated August 7, 2024, Altair engaged Citi as its co-financial advisor in connection with the merger. On October 30, 2024, Citi rendered its oral opinion to the Altair board of directors (which was subsequently confirmed in writing by delivery of Citi’s written opinion addressed to the Altair board of directors dated the same date) as to, as of October 30, 2024, and subject to the various assumptions made, procedures followed, matters considered, and qualifications and limitations on the review undertaken by Citi as set forth in its written opinion, the fairness, from a financial point of view, to the holders of Altair common stock of the merger consideration to be received by such holders in the merger pursuant to the merger agreement.

The full text of Citi’s written opinion, which describes, among other things, the assumptions made, procedures followed, matters considered and qualifications and limitations on the review undertaken, is attached as Annex D to this proxy statement, and is incorporated by reference into this proxy statement. The description of Citi’s opinion contained in this proxy statement is qualified in its entirety by reference to the full text of the opinion. Citi’s opinion, the issuance of which was approved by Citi’s fairness opinion committee, was directed to the Altair board of directors, in its capacity as such, and addressed only the fairness, from a financial point of view and as of the date of such opinion, to the holders of Altair common stock of the merger consideration to be received by such holders in the merger pursuant to the merger agreement. Citi’s opinion did not address any other terms, aspects or implications of the merger. Citi expressed no view as to, and its opinion did not address, the underlying business decision of Altair to effect or enter into the merger, the relative merits of the merger as compared to any alternative business strategies that might exist for Altair or the effect of any other transaction in which Altair might engage or consider. Citi’s opinion is not intended to be and does not constitute a recommendation as to how the Altair board of directors or any Altair stockholder should vote or act on any matters relating to the merger or otherwise.

In arriving at its opinion, Citi, among other things:

•	reviewed an execution version of the merger agreement dated October 30, 2024;

•	held discussions with certain senior officers, directors and other representatives and advisors of Altair concerning the businesses, operations and prospects of Altair;

•

examined certain publicly available business and financial information relating to Altair, as well as the financial projections (summaries of which are included in the section titled “The Merger (Proposal 1)—Certain Unaudited Projected Financial Information”), including Management Case 1 (and the extrapolations therefrom) and Management Case 2 (and the extrapolations therefrom), which reflected different revenue growth and gross margin and EBITDA margin expansion assumptions (as further described in the section titled “The Merger (Proposal 1)—Certain Unaudited Projected Financial Information”), and other information and data relating to Altair which were provided to Citi by Altair and/or discussed with Citi by Altair management;

•

reviewed the financial terms of the merger as set forth in the merger agreement in relation to, among other things: current and historical market prices and trading volumes of the Class A common stock; the historical and projected earnings and other operating data of Altair; and the capitalization and financial condition of Altair;

•

considered, to the extent publicly available, the financial terms of certain other transactions which Citi considered relevant in evaluating the merger and analyzed certain financial, stock market and other publicly available information relating to the businesses of other companies whose operations Citi considered relevant in evaluating those of Altair;

•

took into consideration that in connection with its engagement and at the direction of Altair, Citi was requested to approach, and Citi held discussions with, selected third parties to solicit indications of interest in a potential strategic transaction involving Altair; and

•	conducted such other analyses and examinations and considered such other information and financial, economic and market criteria as Citi deemed appropriate in arriving at its opinion.

In rendering its opinion, Citi assumed and relied, without independent verification, upon the accuracy and completeness of all financial and other information and data publicly available or provided to or otherwise reviewed by or discussed with Citi and upon the assurances of Altair management that they were not aware of any relevant information that had been omitted or that remained undisclosed to Citi. With respect to financial forecasts and other information and data relating to Altair provided to or otherwise reviewed by or discussed with Citi, Citi had been advised by Altair management that such forecasts and other information and data were reasonably prepared on bases reflecting the best currently available estimates and judgments of Altair management as to the future financial performance of Altair and the other matters addressed thereby. Citi expressed no view or opinion as to any financial forecasts and other information or data (or underlying assumptions on which any such financial forecasts and other information or data were based) provided to or otherwise reviewed by or discussed with Citi and Citi assumed, at Altair’s direction, that such financial forecasts and other information or data represented a reasonable basis upon which to evaluate Altair and the merger.

Citi assumed, with Altair’s consent, that the merger would be consummated in accordance with its terms, without waiver, modification or amendment of any material term, condition or agreement and that, in the course of obtaining the necessary regulatory or third-party approvals, consents and releases for the merger, no delay, limitation, restriction or condition would be imposed that would have an adverse effect on Altair or the merger or that otherwise would be meaningful in any respect to Citi’s analyses or opinion. Representatives of Altair had advised Citi, and Citi further assumed, that the final terms of the merger agreement would not vary materially from those set forth in the draft reviewed by Citi.

Citi did not express any view or opinion with respect to accounting, tax, regulatory, legal or similar matters, including, without limitation, as to tax or other consequences of the merger or otherwise or changes in, or the impact of, accounting standards or tax and other laws, regulations and governmental and legislative policies affecting Altair, and Citi relied, with Altair’s consent, upon the assessments of representatives of Altair as to such matters. Citi had not made or been provided with an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of Altair, nor had Citi made any physical inspection of the properties or assets of Altair. Citi did not evaluate the solvency or fair value of Altair, Siemens Industry or any other entity under any state, federal or other laws relating to bankruptcy, insolvency or similar matters. Citi expressed no view or opinion as to the potential impact on Altair or any other entity of any actual or potential litigation, claims or governmental, regulatory or other proceedings, enforcement actions or consent or other orders or investigations.

Citi’s opinion addressed only the fairness, from a financial point of view and as of the date thereof, to the holders of Altair common stock of the merger consideration (to the extent expressly specified therein), without regard to individual circumstances of specific holders (whether by virtue of control, voting, liquidity, contractual arrangements or otherwise) which may distinguish such holders. Citi’s opinion did not address any other terms, aspects or implications of the merger, including, without limitation, the form or structure of the merger or any terms, aspects or implications of any other agreement, arrangement or understanding to be entered into in connection with or contemplated by the merger or otherwise (including any voting agreement). Citi was advised that the certificate of incorporation of Altair, as in effect on the date of its opinion, contemplates (except in accordance with procedures specified therein) that the shares of Class A common stock and the shares of Class B common stock are to be treated identically with respect to the merger consideration to be received in the merger, and accordingly, at Altair’s direction, for purposes of its analyses and opinion, Citi treated the shares of Class A common stock and the shares of Class B common stock as identical. Citi expressed no opinion as to the allocation of the aggregate merger consideration to be paid to all holders of Altair common stock between the holders of Class A common stock and the holders of Class B common stock that results from the merger pursuant to the terms of the merger agreement, or the relative fairness of the merger consideration to the holders of any shares of Altair common stock.

Citi expressed no view as to, and Citi’s opinion did not address, the underlying business decision of Altair to effect or enter into the merger, the relative merits of the merger as compared to any alternative business strategies that might exist for Altair or the effect of any other transaction which Altair might engage in or consider. Citi expressed no view as to, and Citi’s opinion does not address, the fairness (financial or otherwise) of the amount or nature or any other aspect of any compensation or other consideration to any officers, directors or employees of any parties to the merger (in their capacity as such), or any class of such persons, relative to the merger consideration or otherwise. Citi’s opinion is necessarily based upon information available to Citi, and financial, stock market and other conditions and circumstances existing, as of the date of its opinion. Although developments occurring or coming to Citi’s attention after the date of its opinion may affect Citi’s opinion, Citi has no obligation to update, revise or reaffirm its opinion.

In preparing its opinion, Citi performed a variety of financial and comparative analyses, including those described below. The summary of the analyses below is not a complete description of Citi’s opinion or the analyses underlying, and factors considered in connection with, Citi’s opinion. The preparation of a financial opinion is a complex analytical process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, a financial opinion is not readily susceptible to summary description. Citi arrived at its ultimate opinion based on the results of all analyses and factors assessed as a whole, and it did not draw, in isolation, conclusions from or with regard to any one factor or method of analysis. Accordingly, Citi believes that the analyses must be considered as a whole and in context and that selecting portions of its analyses and factors or focusing on information presented in tabular format, without considering all analyses and factors or the narrative description of the analyses, could create a misleading or incomplete view of the processes underlying such analyses and its opinion.

In its analyses, Citi considered business, economic, industry and market conditions, financial and otherwise, and other matters as they existed on, and could be evaluated as of, the date of its opinion. No company, business or transaction used in Citi’s analyses for comparative purposes is identical to Altair or the merger. While the results of each analysis were taken into account in reaching its overall conclusion with respect to the fairness, from a financial point of view, of the merger consideration (to the extent expressly specified in Citi’s opinion), Citi did not make separate or quantifiable judgments regarding individual analyses. The reference ranges indicated by Citi’s financial analyses are illustrative and not necessarily indicative of actual values nor predictive of future results or values, which may be significantly more or less favorable than those suggested by the analyses. In addition, any analyses relating to the value of assets, businesses or securities do not purport to be appraisals or to reflect the prices at which businesses or securities actually may be sold, which may depend on a variety of factors, many of which are beyond Altair’s control and the control of Citi. Much of the information used in, and accordingly the results of, Citi’s analyses are inherently subject to substantial uncertainty.

Citi was selected by Altair to act as its co-financial advisor based on Citi’s qualifications, experience and reputation. Citi was not requested to, and it did not, recommend or determine the specific consideration payable in the merger or opine that any specific consideration constituted the only appropriate consideration for the merger. The type and amount of consideration payable in the merger were determined through arm’s-length negotiations between Altair and Siemens Industry and the decision of Altair to enter into the merger agreement was solely that of the Altair board of directors.

Citi’s opinion to the Altair board of directors was one of many factors taken into consideration by the Altair board of directors in evaluating the merger. Consequently, the analyses described above should not be viewed as determinative of the opinion of the Altair board of directors with respect to the merger consideration or of whether the Altair board of directors or management would have been willing to agree to a different merger consideration. The issuance of Citi’s opinion was authorized by Citi’s fairness opinion committee.

Summary of Financial Analyses of Citi

The following is a summary of the material financial analyses performed by Citi in connection with its oral opinion and the preparation of its written opinion to the Altair board of directors, both provided as of October 30, 2024. The following summary is not a complete description of the financial analyses performed and factors considered by Citi in connection with its opinion, nor does the order of analyses described represent the relative importance or weight given to those analyses. Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data as it existed before October 30, 2024. Some of these summaries of financial analyses include information presented in tabular format. In order to fully understand the financial analyses used by Citi, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. The analyses listed in the tables and described below must be considered as a whole. Assessing any portion of such analyses and of the factors reviewed, without considering all analyses and factors, could create a misleading or incomplete view of the process underlying Citi’s opinion. Furthermore, mathematical analysis is not in itself a meaningful method of using the data referred to below.

For purposes of its financial analyses and opinion, Citi compared ranges of values indicated by its analyses with the per share merger consideration of $113.00. For its analyses, Citi utilized and relied upon the number of issued and outstanding shares of Altair provided by Altair management.

Selected Public Companies Analysis

Citi performed a selected public companies analysis of Altair for which Citi reviewed certain financial and stock market information relating to Altair and the selected publicly traded companies listed below that are engaged in the engineering software business and which Citi deemed comparable to Altair in one or more respects.

For the selected companies noted below, Citi considered, among other things, the ratio of enterprise value (defined as market capitalization plus net debt, preferred equity and minority interests) (“enterprise value”) to calendar year 2025 estimated unlevered free cash flow (or “UFCF”) based on research consensus estimates. For purposes of Citi’s analysis, in deriving ranges of implied values for Altair, Citi used the estimates reflected in Management Case 1 and Management Case 2 for the applicable financial data of Altair.

The selected companies considered by Citi for its analysis of Altair were:

Selected Companies
Ansys Inc.
Aspen Technology Inc.
Autodesk, Inc.
Bentley Systems, Inc.
Dassault Systemes SE
Nemetschek SE
PTC Inc.

Citi noted that, based on market data as of October 29, 2024 (or, in the case of Ansys, December 21, 2023, representing the last unaffected trading day of Ansys common stock prior to published rumors of public takeover interest in Ansys), the low, high and median enterprise value to estimated calendar year 2025 UFCF multiples for the selected companies was 25.7x, 48.9x and 32.1x, respectively. Based upon the application of its professional judgment and experience, Citi applied the multiple range of 30.0x to 50.0x to Altair’s estimated calendar year 2025 UFCF (based on Management Case 1 and Management Case 2). This analysis indicated an approximate implied per share equity value reference range for Altair of $55.75 to $88.45 (Management Case 1) and $57.50 to $91.15 (Management Case 2), as compared to the per share merger consideration in the merger of $113.00.

Selected Precedent Transactions Analysis

Citi performed a selected precedent transactions analysis of Altair, which is designed to derive an implied value of a company based on publicly available financial terms for selected transactions. In connection with its analysis, Citi reviewed publicly available financial data for certain transactions involving targets Citi deemed comparable in one or more respects since 2020.

The selected transactions considered by Citi for its analysis of Altair were:

Date Announced	Target	Acquiror
February 2024	Altium Limited	Renesas Electronics Corporation
January 2024	Ansys Inc.	Synopsys, Inc.
December 2023	Alteryx, Inc.	Clearlake Capital Group /Insight Partners
June 2023	ESI Group SA	Keysight Technologies, Inc.
October 2021	Aspen Technology, Inc.	Emerson Electric Co.
February 2020	RIB Software SE	Schneider Electric

The financial data reviewed by Citi included the enterprise value of the target company implied by the consideration payable by the acquiror in the selected transaction as a multiple of estimated UFCF for the twelve months following the announcement of the transaction (“NTM UFCF”). Citi noted that the low, high, mean and median transaction value to NTM UFCF multiples for the selected transactions were 38.4x, 60.8x, 48.0x and 47.4x, respectively. Based on the application of its professional judgment and experience, Citi applied the multiple range of 50.0x to 60.0x to Altair’s estimated NTM UFCF (based on Management Case 1 and Management Case 2). This analysis indicated an approximate implied per share equity value reference range for Altair of $84.25 to $99.30 (Management Case 1) and $86.25 to $101.75 (Management Case 2), as compared to the per share merger consideration in the merger of $113.00.

Discounted Cash Flow Analysis

Citi performed a discounted cash flow analysis for Altair by calculating the estimated present value (as of September 30, 2024) of the standalone UFCFs (calculated for purposes of the discounted cash flow analysis after giving effect to estimates of stock-based compensation provided by Altair management, “Post-SBC UFCF”) that Altair was forecasted to generate during the fourth quarter of 2024 and the calendar years ending December 31, 2025 through December 31, 2034 based on Management Case 1 and the related extrapolations therefrom reviewed and approved by the Altair board of directors and Management Case 2 and the related extrapolations therefrom reviewed and approved by the Altair board of directors (in each case, as further described in the section titled “The Merger (Proposal 1)—Certain Unaudited Projected Financial Information”). Based on its judgment and experience, Citi applied a perpetuity growth rate of 6.0% to 8.0% to Altair’s estimated terminal year Post-SBC UFCF. The present values (as of September 30, 2024) of the cash flows and implied terminal values were then calculated using a selected range of discount rates of 11.9% to 12.9%, which were selected based on Citi’s judgment and experience. This analysis indicated an approximate implied per share equity value reference range for Altair of $48.65 to $76.15 (Management Case 1 and the related extrapolations therefrom) and $53.80 to $84.05 (Management Case 2 and the related extrapolations therefrom), as compared to the per share merger consideration in the merger of $113.00.

Certain Additional Information

Citi also observed certain additional information that was not considered part of its financial analyses with respect to its opinion but was noted for informational purposes, including the following:

Historical Trading Prices

Citi reviewed the historical trading range of Class A common stock for the 52-week period through October 21, 2024 (the last trading day before published market rumors of a potential acquisition of Altair). Citi noted that the low and high closing prices for the Class A common stock were as follows:

Subject	Low	High
Altair Class A common stock	$59.11	$100.25

Equity Research

Citi reviewed sell-side analyst price targets for shares of Class A common stock published by eight equity research analysts during the time period from September 10, 2024 through October 22, 2024. These targets generally reflect each analyst’s estimate of the 12-month future public market trading price per share of Class A common stock and were not discounted to reflect present values. The range of undiscounted price targets for shares of Class A common stock was $71.00 per share to $105.00 per share. To facilitate a comparison with the merger consideration, Citi discounted the price target range to present value by applying, for a one-year discount period, an illustrative discount rate of 12.8%, which was selected by Citi based on Altair’s assumed cost of equity. The resulting discount indicated a range of discounted price targets for shares of Class A common stock of $62.95 per share to $93.10 per share. The price targets published by equity research analysts do not necessarily reflect current market trading prices for shares of Class A common stock and these estimates are subject to uncertainties, including the future financial performance of Altair and future financial market conditions.

Miscellaneous

Citigroup Global Markets Inc. has acted as co-financial advisor to Altair in connection with the merger and will receive a fee currently estimated to be approximately $63.8 million for such services, of which $5.0 million became payable in connection with the delivery of the opinion and has been paid, and the remainder is payable upon the consummation of the merger. Altair has agreed to reimburse Citi for its expenses, including fees and expenses of counsel, incurred in connection with its engagement. In addition, Altair has agreed to indemnify Citi and related parties against certain liabilities, including liabilities under the federal securities laws, relating to or arising out of Citi’s engagement.

Citi and its affiliates in the past have provided, and currently provide, services to Siemens Industry and its affiliates, unrelated to the merger, for which services Citi and its affiliates have received compensation, including, without limitation, during the two-year period prior to delivery of its opinion, having acted, and continuing to act, as a lender to affiliates of Siemens Industry (for which Citi and its affiliates received during such period fees, in the aggregate, of less than $1 million). In the ordinary course of its business, Citi and its affiliates may actively trade or hold the securities of Altair and affiliates of Siemens Industry for its own account or for the account of its customers and, accordingly, may at any time hold a long or short position in such securities. In addition, Citi and its affiliates (including Citigroup Inc. and its affiliates) may maintain relationships with Altair, Siemens Industry and their respective affiliates.

Opinion of J.P. Morgan

Pursuant to an engagement letter dated August 2, 2024, Altair retained J.P. Morgan as its co-financial advisor in connection with the merger and to deliver a fairness opinion in connection with the merger.

At the meeting of the Altair board of directors on October 30, 2024, representatives of J.P. Morgan rendered its oral opinion to the Altair board of directors that, as of such date and based upon and subject to the factors and assumptions set forth in its written opinion, the merger consideration to be paid to the holders of Altair common stock in the merger was fair, from a financial point of view, to such holders. J.P. Morgan confirmed its October 30, 2024 oral opinion by delivering its written opinion to the Altair board of directors, dated October 30, 2024, that, as of such date, the merger consideration to be paid to the holders of Altair common stock in the merger was fair, from a financial point of view, to such holders.

The full text of the written opinion of J.P. Morgan, dated October 30, 2024, which sets forth, among other things, the assumptions made, matters considered and limits on the review undertaken, is attached as Annex E to this proxy statement and is incorporated herein by reference. The summary of the opinion of J.P. Morgan set forth in this proxy statement is qualified in its entirety by reference to the full text of such opinion. Altair stockholders are urged to read the opinion in its entirety. J.P. Morgan’s opinion was addressed to the Altair board of directors (in its capacity as such) in connection with and for the purposes of its evaluation of the merger, was directed only to the merger consideration to be paid to the holders of Altair common stock in the merger and did not address any other aspect of the merger. J.P. Morgan expressed no opinion as to the fairness of the merger consideration to the holders of any other class of securities, creditors or other constituencies of Altair or as to the underlying decision by Altair to engage in the merger. The issuance of J.P. Morgan’s opinion was approved by a fairness committee of J.P. Morgan. The opinion does not constitute a recommendation to any stockholder of Altair as to how such stockholder should vote with respect to the merger or any other matter.

In arriving at its opinion, J.P. Morgan, among other things:

•	reviewed a draft dated October 30, 2024 of the merger agreement;

•	reviewed certain publicly available business and financial information concerning Altair and the industries in which it operates;

•

compared the proposed financial terms of the merger with the publicly available financial terms of certain transactions involving companies J.P. Morgan deemed relevant and the consideration paid for such companies;

•

compared the financial and operating performance of Altair with publicly available information concerning certain other companies J.P. Morgan deemed relevant and reviewed the current and historical market prices of shares of the Class A common stock and certain publicly traded securities of such other companies;

•

reviewed certain internal financial analyses and forecasts prepared by Altair management or at the direction of the Altair board of directors with guidance from Altair management relating to Altair’s business (as further described in the section titled “The Merger (Proposal 1)—Certain Unaudited Projected Financial Information”); and

•	performed such other financial studies and analyses and considered such other information as J.P. Morgan deemed appropriate for the purposes of its opinion.

In addition, J.P. Morgan held discussions with certain members of Altair management with respect to certain aspects of the merger, and the past and current business operations of Altair, the financial condition and future prospects and operations of Altair, and certain other matters J.P. Morgan believed necessary or appropriate to its inquiry.

In giving its opinion, J.P. Morgan relied upon and assumed the accuracy and completeness of all information that was publicly available or was furnished to or discussed with J.P. Morgan by Altair and Siemens Industry or otherwise reviewed by or for J.P. Morgan. J.P. Morgan did not independently verify any such information or its accuracy or completeness and, pursuant to its engagement letter with Altair, did not assume any obligation to undertake any such independent verification. J.P. Morgan did not conduct and was not provided with any valuation or appraisal of any assets or liabilities, nor did J.P. Morgan evaluate the solvency of Altair or Siemens Industry under any state or federal laws relating to bankruptcy, insolvency or similar matters. In relying on financial analyses and forecasts provided to J.P. Morgan or derived therefrom, J.P. Morgan assumed that they were reasonably prepared based on assumptions reflecting the best currently available estimates and judgments by management of Altair as to the expected future results of operations and financial condition of Altair to which such analyses or forecasts relate. J.P. Morgan expressed no view as to such analyses or forecasts or the assumptions on which they were based. J.P. Morgan assumed that the merger and the other transactions contemplated by the merger agreement will be consummated as described in the merger agreement, and that the definitive merger agreement would not differ in any material respects from the draft thereof furnished to J.P. Morgan. J.P. Morgan also assumed that the representations and warranties made by Altair and Siemens Industry in the merger agreement and the related agreements were and will be true and correct in all respects material to its analysis. J.P. Morgan is not a legal, regulatory or tax expert and relied on the assessments made by advisors to Altair with respect to such issues. J.P. Morgan further assumed that all material governmental, regulatory or other consents and approvals necessary for the consummation of the merger will be obtained without any adverse effect on Altair or on the contemplated benefits of the merger.

The unaudited financial projections for calendar years 2024 through 2027 (referred to as Management Case 1 and Management Case 2 in the section titled “The Merger (Proposal 1)—Certain Unaudited Projected Financial Information”) were prepared by Altair management and furnished to J.P. Morgan, and the extrapolations for calendar years 2028 through 2034 were arithmetically calculated by Citi and J.P. Morgan at the direction of the Altair board of directors, with guidance from Altair management, based on Management Case 1 and Management Case 2 and were reviewed and approved for J.P. Morgan’s use by the Altair board of directors (as further described in the section titled “The Merger (Proposal 1)—Certain Unaudited Projected Financial Information”). Altair does not publicly disclose internal management projections of the type provided to J.P. Morgan in connection with J.P. Morgan’s analysis of the merger, and the financial projections were not prepared with a view toward public disclosure. The financial projections were based on numerous variables and assumptions that are inherently uncertain and may be beyond the control of Altair management, including, without limitation, factors related to general economic and competitive conditions and prevailing interest rates. Accordingly, actual results could vary significantly from those set forth in the financial projections. For more information regarding the financial projections, please refer to the section titled “The Merger (Proposal 1)—Certain Unaudited Projected Financial Information.”

J.P. Morgan’s opinion was necessarily based on economic, market and other conditions as in effect on, and the information made available to J.P. Morgan as of, the date of such opinion. J.P. Morgan’s opinion noted that subsequent developments may affect J.P. Morgan’s opinion, and that J.P. Morgan does not have any obligation to update, revise, or reaffirm such opinion. J.P. Morgan’s opinion was limited to the fairness, from a financial point of view, of the merger consideration to be paid to holders of Altair common stock in the merger, and J.P. Morgan expressed no opinion as to the fairness of any consideration to the holders of any other class of securities, creditors or other constituencies of Altair or the underlying decision by Altair to engage in the merger. Furthermore, J.P. Morgan expressed no opinion with respect to the amount or nature of any compensation to any officers, directors or employees of any party to the merger, or any class of such persons relative to the merger consideration to be paid to holders of Altair common stock in the merger or with respect to the fairness of any such compensation.

The terms of the merger agreement, including the merger consideration, were determined through arm’s-length negotiations between Altair and Siemens Industry, and the decision to enter into the merger agreement was solely that of the Altair board of directors. J.P. Morgan’s opinion and financial analyses were only one of the many factors considered by the Altair board of directors in its evaluation of the merger and should not be viewed as determinative of the views of the Altair board of directors or management with respect to the merger or the merger consideration.

In accordance with customary investment banking practice, J.P. Morgan employed generally accepted valuation methodology in rendering its opinion to the Altair board of directors on October 30, 2024 and contained in the presentation delivered to the Altair board of directors on such date in connection with the rendering of such opinion and this summary does not purport to be a complete description of the analyses or data presented by J.P. Morgan. Some of the summaries of the financial analyses include information presented in tabular format. The tables are not intended to stand alone, and in order to more fully understand the financial analyses used by J.P. Morgan, the tables must be read together with the full text of each summary. Considering the data set forth below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of J.P. Morgan’s analyses.

Public Trading Multiples. Using publicly available information, J.P. Morgan compared selected financial data of Altair with similar data for selected publicly traded companies engaged in businesses which J.P. Morgan judged to be analogous to the business of Altair. The companies selected by J.P. Morgan were:

•	Autodesk, Inc.

•	Dassault Systemes SE

•	Ansys, Inc.

•	PTC Inc.

•	Aspen Technology, Inc.

•	Bentley Systems, Incorporated

•	Nemetschek SE

These companies were selected, among other reasons, because they are publicly traded companies with operations and businesses that, for purposes of J.P. Morgan’s analysis, were considered similar to those of Altair. However, certain of these companies may have financial and operating characteristics that are materially different from those of Altair. The analyses necessarily involve complex considerations and judgments concerning differences in financial and operational characteristics of the companies involved and other factors that could affect the selected companies differently than they would affect Altair.

Using publicly available information from company filings, Wall Street estimates and FactSet as of October 29, 2024, J.P. Morgan calculated, for each selected company, the multiple of the firm value (the “FV”) (calculated as the market value of the company’s common stock on a fully diluted basis, plus or minus, as applicable, net debt or net cash and cash equivalents) to the analyst consensus estimates of calendar year 2025 revenues for the applicable company (the “FV/2025E revenue multiple”).

The following table presents the results of this analysis:

Selected Company	FV / 2025E Revenue Multiple
Autodesk, Inc.	9.5x
Dassault Systemes SE	6.3x
Ansys, Inc.(1)	9.9x
PTC Inc.	9.5x
Aspen Technology, Inc.	12.2x
Bentley Systems, Incorporated	10.9x
Nemetschek SE	10.1x
Altair Engineering Inc.(2)	11.8x

(1)	As of 12/21/23, the last trading day prior to third-party media reports speculating about a possible transaction involving Ansys.
(2)	As of 10/21/24, the last trading day prior to third-party media reports speculating about a possible transaction involving Altair.

Based on the results of this analysis and J.P. Morgan’s professional judgment and experience, J.P. Morgan selected a FV/2025E revenue multiple reference range for Altair of 9.0x to 12.0x. J.P. Morgan then applied this reference range to Altair’s projected revenue for the calendar year 2025 as set forth in each of Management Case 1 and Management Case 2, which were discussed with, and approved by, the Altair board of directors for the use by J.P. Morgan in connection with its financial analyses. These analyses indicated a range of firm values, which was then adjusted to take into account Altair’s net cash of $495 million, including $513 million of cash and cash equivalents and $19 million of pension liabilities, obtained from Altair management as part of the financial projections, calculated as of September 30, 2024, to derive ranges of implied per share equity value, on a fully diluted basis, for Altair common stock (rounded to the nearest $0.50) of approximately $78.00 to $101.00 for Management Case 1 and $79.00 to $102.50 for Management Case 2. J.P. Morgan compared this to the merger consideration of $113.00 per share of Altair common stock.

Selected Transaction Analysis. Using publicly available information from company filings, Wall Street estimates and FactSet, J.P. Morgan examined selected transactions involving businesses that J.P. Morgan judged to be sufficiently analogous to Altair’s business (or aspects thereof) based on J.P. Morgan’s experience and familiarity with the industries in which Altair operates.

J.P. Morgan calculated, for each selected transaction, the multiple of the target company’s FV implied by the consideration paid for the target company in the respective transaction divided by the target company’s estimated revenue for the twelve months immediately following the announcement of the applicable transaction (the “FV/NTM revenue multiple”).

The following transactions were selected by J.P. Morgan as relevant to the evaluation of the merger and the FV/NTM revenue multiple for each such transaction are as indicated in the following table:

Announcement Date	Target	Acquiror	FV / NTM Revenue Multiple
February 14, 2024	Altium Ltd.	Renesas Electronics Corp.	15.9x
January 16, 2024	Ansys, Inc.	Synopsys, Inc.	13.9x
September 21, 2022	Aveva Group Ltd.	Schneider Electric SE	7.3x
October 11, 2021	Aspen Technology, Inc.	Emerson Electric Co.	14.8x
April 12, 2021	Nuance Communications, Inc.	Microsoft Corp.	13.7x
October 28, 2018	Red Hat, Inc.	International Business Machines Corp.	9.0x

None of the selected transactions reviewed was identical to the merger. However, the selected transactions were chosen by J.P. Morgan because J.P. Morgan judged certain aspects of the transactions, for purposes of J.P. Morgan’s analysis, to be similar to the merger. The analyses necessarily involve complex considerations and judgments concerning differences in financial and operational characteristics of the companies involved and other factors that could affect the transactions differently than they would affect the merger.

Based on the results of this analysis and J.P. Morgan’s professional judgment and experience, J.P. Morgan selected a FV/NTM revenue multiple reference range for Altair of 9.0x to 16.0x. J.P. Morgan then applied this reference range to Altair’s projected revenues for the next twelve months beginning on September 30, 2024, which were calculated as the sum of (i) 25% of Altair’s projected revenues for calendar year 2024 and (ii) 75% of Altair’s projected revenues for calendar year 2025, in each case as set forth in Management Case 1 and Management Case 2, both of which were discussed with, and approved by, the Altair board of directors for the use by J.P. Morgan in connection with its financial analyses. The analysis indicated a range of firm values for Altair, which was then adjusted to take into account Altair’s net cash of $495 million, including $513 million of cash and cash equivalents and $19 million of pension liabilities, obtained from Altair management as part of the financial projections, calculated as of September 30, 2024, which further indicated a range of implied per share equity value, on a fully diluted basis, for Altair common stock (rounded to the nearest $0.50) of approximately

$76.00 to $128.50 for Management Case 1 and $77.00 to $130.00 for Management Case 2. J.P. Morgan compared this to the merger consideration of $113.00 per share of Altair common stock.

Discounted Cash Flow Analysis. J.P. Morgan conducted a discounted cash flow analysis for the purpose of determining the fully diluted equity value per share for Altair common stock. J.P. Morgan calculated the unlevered free cash flows that Altair is expected to generate from September 30, 2024 through calendar year 2034 based upon both Management Case 1 and the related extrapolations therefrom and Management Case 2 and the related extrapolations therefrom, which were discussed with, and approved by, the Altair board of directors for the use by J.P. Morgan in connection with its financial analyses. The unlevered free cash flow for purposes of the discounted cash flow analysis was calculated as adjusted EBITDA (as defined in the section titled “The Merger (Proposal 1)—Certain Unaudited Projected Financial Information”) less cash tax expenses, changes in net working capital, capital expenditures and stock-based compensation provided by Altair management. J.P. Morgan also calculated a range of terminal values of Altair at the end of this period by applying perpetual growth rates ranging from 3.0% to 4.0%, with such perpetual growth rates range determined based on J.P. Morgan’s professional judgment and experience, to estimates of unlevered free cash flows for Altair in calendar year 2034, based on both Management Case 1 and the related extrapolations therefrom and Management Case 2 and the related extrapolations therefrom. J.P. Morgan then discounted such unlevered free cash flow estimates and the range of terminal values to present value as of September 30, 2024 using discount rates ranging from 7.5% to 9.5%, which range was chosen by J.P. Morgan based upon an analysis of the weighted average cost of capital of Altair. The present values of such unlevered free cash flow estimates and the range of terminal values were then adjusted for Altair’s net cash of $495 million, including $513 million of cash and cash equivalents and $19 million of pension liabilities, obtained from Altair management as part of the financial projections, calculated as of September 30, 2024, to derive implied equity values per share of Altair common stock on a fully diluted basis. This analysis indicated a range of implied per share equity value, on a fully diluted basis, for Altair common stock (rounded to the nearest $0.50) of approximately $63.00 to $109.50 for Management Case 1 and the related extrapolations therefrom and $69.00 to $121.00 for Management Case 2 and the related extrapolations therefrom, which J.P. Morgan compared to the merger consideration of $113.00 per share of Altair common stock.

Other Information. J.P. Morgan observed certain additional information for reference purposes only and not as a component of its fairness analysis:

•

52-Week Historical Trading Range. J.P. Morgan reviewed the 52-week trading range of the Class A common stock for the period ending October 21, 2024, the last unaffected trading day prior to news that Altair was exploring a sale, which was $59.11 to $100.25 per share of Class A common stock. J.P. Morgan compared that range to (a) the closing share price of the Class A common stock of $95.18 on October 21, 2024 and (b) the merger consideration of $113.00 per share of Altair common stock. J.P. Morgan noted that the historical trading range analyses were presented merely for reference and informational purposes only and not as a component of its fairness analysis.

•

Analyst Price Targets. J.P. Morgan reviewed the price targets of ten publicly available equity research analysts for the Class A common stock available as of October 29, 2024, which provided a reference range of $71.00 to $105.00 per share of Altair common stock. J.P. Morgan then discounted the value of such price targets by an assumed cost of equity of Altair of 8.75%, which figure was chosen by J.P. Morgan based upon an analysis of the cost of equity of Altair. This analysis provided a reference range of $65.50 to $96.50 per share of Altair common stock. J.P. Morgan compared such reference ranges to (a) the closing share price of the Class A common stock of $95.18 on October 21, 2024, the last unaffected trading day prior to news that Altair was exploring a sale, and (b) the merger consideration of $113.00 per share of Altair common stock. J.P. Morgan noted that the analyst price target analyses were presented merely for reference and informational purposes only and not as a component of its fairness analysis.

Miscellaneous. The foregoing summary of certain material financial analyses does not purport to be a complete description of the analyses or data presented by J.P. Morgan. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to a partial analysis or summary description. J.P. Morgan believes that the foregoing summary and its analyses must be considered as a whole and that selecting portions of the foregoing summary and these analyses, without considering all of its analyses as a whole, could create an incomplete view of the processes underlying the analyses and its opinion. As a result, the ranges of valuations resulting from any particular analysis or combination of analyses described above were merely utilized to create points of reference for analytical purposes and should not be taken to be the view of J.P. Morgan with respect to the actual value of Altair. The order of analyses described does not represent the relative importance or weight given to those analyses by J.P. Morgan. In arriving at its opinion, J.P. Morgan did not attribute any particular weight to any analyses or factors considered by it and did not form an opinion as to whether any individual analysis or factor (positive or negative), considered in isolation, supported or failed to support its opinion. Rather, J.P. Morgan considered the totality of the factors and analyses performed in determining its opinion.

Analyses based upon forecasts of future results are inherently uncertain, as they are subject to numerous factors or events beyond the control of the parties and their advisors. Accordingly, forecasts and analyses used or made by J.P. Morgan are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by those analyses. Moreover, J.P. Morgan’s analyses are not and do not purport to be appraisals or otherwise reflective of the prices at which businesses actually could be acquired or sold. None of the selected companies reviewed as described in the above summary is identical to Altair, and none of the selected transactions reviewed was identical to the merger. However, the companies selected were chosen because they are publicly traded companies with operations and businesses that, for purposes of J.P. Morgan’s analysis, may be considered similar to those of Altair. The transactions selected were similarly chosen because their participants, size and other factors, for purposes of J.P. Morgan’s analysis, may be considered similar to the merger. The analyses necessarily involve complex considerations and judgments concerning differences in financial and operational characteristics of the companies involved and other factors that could affect the companies compared to Altair and the transactions compared to the merger.

As a part of its investment banking business, J.P. Morgan and its affiliates are continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, investments for passive and control purposes, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements, and valuations for corporate and other purposes. J.P. Morgan was selected to advise Altair with respect to the merger and deliver an opinion to the Altair board of directors with respect to the merger on the basis of, among other things, such experience and its qualifications and reputation in connection with such matters and its familiarity with Altair and the industries in which it operates.

For services rendered in connection with the merger and the delivery of its opinion, Altair has agreed to pay J.P. Morgan a fee currently estimated to be approximately $63.8 million, of which $5.0 million became payable in connection with the delivery of the opinion and has been paid, and the remainder is payable upon the consummation of the merger. In addition, Altair has agreed to reimburse J.P. Morgan for its documented reasonable out-of-pocket expenses incurred in connection with its services, including the reasonable fees and disbursements of counsel, and will indemnify J.P. Morgan against certain liabilities arising out of J.P. Morgan’s engagement. During the two years preceding the date of J.P. Morgan’s opinion, neither J.P. Morgan nor any of its affiliates have had any material financial advisory or other material commercial or investment banking relationships with Siemens Industry or Siemens AG. During the two years preceding the date of J.P. Morgan’s opinion, J.P. Morgan and its affiliates have had and continue to have commercial or investment banking relationships with Altair for which J.P. Morgan and such affiliates have received or will receive customary compensation. Such services during such period have included acting as sole bookrunner on a convertible note offering for Altair in June 2022. In addition, J.P. Morgan’s commercial banking affiliate is an agent bank and a lender under outstanding credit facilities of Altair, for which it receives customary compensation or other financial benefits. During the two-year period preceding delivery of its opinion, the aggregate fees recognized by J.P. Morgan from Altair and Siemens AG were approximately $2.0 million and approximately $9.0 million, respectively. In addition, J.P. Morgan and its affiliates hold, on a proprietary basis, less than 1% of the outstanding common stock of each of Altair and Siemens AG. In the ordinary course of their businesses, J.P. Morgan and its affiliates actively trade the debt and equity securities or financial instruments (including derivatives, bank loans or other obligations) of Altair or Siemens AG for their own accounts or for the accounts of customers and, accordingly, they likely hold long or short positions in such securities or other financial instruments.

Certain Unaudited Projected Financial Information

While Altair has from time to time provided limited financial guidance to investors, Altair management does not, as a matter of course, otherwise publicly disclose forecasts or internal projections as to future performance due to, among other things, the inherent difficulty of predicting financial performance for future periods and the likelihood that the underlying assumptions and estimates may not be realized. In connection with the review of strategic alternatives, including the merger, Altair senior management prepared and provided certain unaudited non-public financial projections regarding Altair for calendar years 2024 through 2027, reflecting two different cases (“Management Case 1” and “Management Case 2”), to the Altair board of directors. Altair management prepared two different cases to give the Altair board of directors a broader perspective on possible alternative financial outcomes depending on growth rates over time, with Management Case 1 reflecting more conservative assumptions with respect to Altair’s revenue growth and adjusted EBITDA (as defined below) margin expansion and Management Case 2 reflecting comparatively more optimistic assumptions as to revenue growth and adjusted EBITDA margin expansion. Altair management viewed Management Case 1 and Management Case 2 as equally likely. In addition, at the direction of the Altair board of directors, and to facilitate their financial analyses for purposes of rendering their respective opinions to the Altair board of directors, Citi and J.P. Morgan, with guidance from Altair management, arithmetically calculated financial projections for calendar years 2028 through 2034 by extrapolating from Management Case 1 and Management Case 2 based on assumptions with respect to, among others, revenue growth rates and gross margin and EBITDA margin expansion. Such financial projections, including the extrapolations, were approved by the Altair board of directors for use by Citi and J.P. Morgan for purposes of performing their financial analyses in connection with rendering their opinions to the Altair board of directors (as more fully described above under the sections titled “—Opinion of Citi” and “—Opinion of J.P. Morgan”). Management Case 1 and Management Case 2 were also provided to Siemens Industry and Siemens AG in connection with its customary due diligence.

These unaudited financial projections, including Management Case 1 and the related extrapolations therefrom and Management Case 2 and the related extrapolations therefrom, are collectively referred to as the “financial projections.” A summary of the financial projections is included below to give Altair stockholders access to certain information that was considered by the Altair board of directors for purposes of evaluating the merger. These financial projections are not, and should not be viewed as, public guidance or even targets.

The financial projections, while presented with numerical specificity, were based on numerous variables and assumptions, including about future performance, that are inherently uncertain and many of which are beyond Altair’s control. The financial projections reflect numerous estimates, assumptions and judgments made by Altair management that Altair management considered to be reasonable based on information available at the time the financial projections were developed, with respect to industry performance and competition, general business, economic, regulatory, market and financial conditions, other future events and matters specific to Altair’s business, all of which are difficult to predict and many of which are beyond Altair’s control. There can be no assurances that the financial projections accurately reflect future trends or accurately estimate Altair’s future financial and operating performance. The financial projections also reflect assumptions as to certain business decisions that are subject to change. Important factors that may affect actual results and cause the financial projections not to be achieved include, but are not limited to, risks and uncertainties relating to Altair’s business (including the ability to achieve strategic goals, objectives and targets over the applicable periods), industry performance, general business, economic and regulatory conditions, changes in actual or projected cash flows, competitive pressures and changes in tax laws or accounting treatment and other factors described in or referenced under the section titled “Cautionary Statement Regarding Forward-Looking Statements” and those risks and uncertainties detailed in Altair’s public filings with the SEC. Further, the financial projections cover multiple years and by their nature become subject to greater uncertainty with each successive year. Accordingly, there can be no assurance that the financial projections will be realized, and actual results may vary materially from those shown. Modeling and forecasting the future performance of an engineering software company is a highly speculative endeavor. Since the financial projections cover a long period of time, the financial projections by their nature are unlikely to anticipate each circumstance that will have an effect on the commercial value of Altair’s products and services.

The financial projections were not prepared with a view toward public disclosure and, accordingly, do not necessarily comply with published guidelines of the SEC or the guidelines established by the American Institute of Certified Public Accountants for preparation or presentation of prospective financial information or generally accepted accounting principles in the United States (“GAAP”).

The financial projections are the responsibility of Altair’s management. Neither Ernst & Young LLP (“EY”), Altair’s independent registered public accounting firm, nor any other independent accountant, has audited, reviewed, examined, compiled, performed any other assurance procedures or expressed any form of assurance with respect to the financial projections incorporated by reference in this proxy statement. The report of EY incorporated by reference from Altair’s Annual Report on Form 10-K for the fiscal year ended December 31, 2023, relates to Altair’s historical audited financial statements and does not extend to the financial projections and should not be read to do so.

The financial projections are not being included in this proxy statement in order to influence any Altair stockholder’s decision as to whether or not to approve the merger or whether or not to seek appraisal rights with respect to shares of Altair common stock held by such stockholder. The summary of the financial projections is being included in this proxy statement solely because these financial projections were made available to the Altair board of directors, Citi, J.P. Morgan and Siemens Industry.

The financial projections do not take into account any circumstances or events occurring after the date they were prepared, including the announcement of the merger, merger-related expenses or any changes to operation that may be implemented in connection with the pendency, or following the consummation, of the merger. The financial projections also do not take into account the effect of any failure of the merger to close and should not be viewed as accurate or continuing in that context.

The inclusion of the financial projections in this proxy statement should not be regarded as an indication that Altair, Citi, J.P. Morgan or any of their respective affiliates, advisors or representatives considered or consider the financial projections to be predictive of actual future events, and the financial projections should not be relied on as such. None of Altair, Citi, J.P. Morgan or any of their respective affiliates, advisors, officers, directors or representatives can give any assurance that actual results will not differ from these financial projections, and none of them undertakes any obligation to update or otherwise revise or reconcile the financial projections to reflect circumstances existing after the date such financial projections were generated or to reflect the occurrence of future events even in the event that any or all of the assumptions underlying the financial projections are shown to be in error or no longer appropriate. Altair does not intend to make publicly available any update or other revisions to the financial projections, except as required by law. None of Altair, Citi, J.P. Morgan or any of their respective affiliates, advisors, officers, directors or representatives has made or makes any representation to any stockholder or other investor regarding the ultimate performance of Altair compared to the information contained in the financial projections or that the projected results will be achieved.

Altair stockholders are cautioned not to place undue, if any, reliance on the financial projections included in this proxy statement.

The financial projections incorporate certain financial measures which are not GAAP measures, including adjusted EBITDA and unlevered free cash flow (in each case, as defined below). Such financial measures should not be considered in isolation from, or as a substitute for, financial information presented in accordance with GAAP. Altair’s calculations of these financial measures may differ from others in its industry and are not necessarily comparable with information presented under similar captions used by other companies. Financial measures provided to a financial advisor are excluded from the SEC’s definition of non-GAAP financial measures and therefore are not subject to SEC rules regarding disclosures of non-GAAP financial measures, which may otherwise require a reconciliation of a non-GAAP financial measure to a GAAP financial measure to be presented. Reconciliations of these financial measures were not relied upon by Citi or J.P. Morgan for purposes of performing their respective financial analyses in connection with rendering their respective opinions to the Altair board of directors (as described in the sections titled “—Opinion of Citi” and “—Opinion of J.P. Morgan”) or by the Altair board of directors. Accordingly, a reconciliation of the financial measures included in the financial projections is not provided.

Subject to the foregoing qualifications, a summary of the financial projections is set forth below:

Management Case 1 and Related Extrapolations (Unaudited)

	Management Case 1				Extrapolation
	Fiscal Year Ended December 31,
(dollars in millions)	2024E	2025E	2026E	2027E	2028E	2029E	2030E	2031E	2032E	2033E	2034E
Revenue	$667	$747	$839	$945	$1,055	$1,178	$1,316	$1,470	$1,614	$1,756	$1,877
Adjusted EBITDA(1)	$145	$187	$235	$295	$353	$421	$500	$566	$629	$694	$751
Unlevered Free Cash Flow(2)	$122	$155	$192	$241	$289	$346	$411	$466	$518	$571	$618

Management Case 2 and Related Extrapolations (Unaudited)

	Management Case 2				Extrapolation
	Fiscal Year Ended December 31,
(dollars in millions)	2024E	2025E	2026E	2027E	2028E	2029E	2030E	2031E	2032E	2033E	2034E
Revenue	$667	$760	$869	$996	$1,141	$1,308	$1,461	$1,633	$1,793	$1,951	$2,086
Adjusted EBITDA(1)	$145	$193	$254	$329	$395	$475	$555	$629	$699	$771	$834
Unlevered Free Cash Flow(2)	$122	$160	$207	$269	$324	$390	$456	$517	$575	$634	$687

(1)

Adjusted EBITDA is a non-GAAP metric defined as net income (loss) adjusted for income tax expense (benefit), interest expense, interest income and other, depreciation and amortization, stock-based compensation expense, asset impairment charges and certain other special items.

(2)	Unlevered free cash flow is a non-GAAP metric defined as adjusted EBITDA less cash tax expenses, changes in net working capital and capital expenditures.

For additional information on Altair’s actual results and historical financial information, see the section titled “Where You Can Find More Information.”

Interests of Altair’s Directors and Executive Officers in the Merger

In considering the recommendation of the Altair board of directors that Altair stockholders vote “FOR” (1) the merger agreement proposal and (2) merger-related compensation proposal, Altair stockholders should be aware that the directors and executive officers of Altair have interests in the merger that may be different from, or in addition to, those of Altair stockholders generally.

These interests are described below, and certain of them are quantified below. The Altair board of directors was aware of and considered these interests, among other matters, in evaluating and negotiating the merger agreement and the merger, in approving the merger agreement, and in recommending the approval of the merger agreement by the Altair stockholders.

Treatment of Altair Equity Awards

Each of Altair’s directors and executive officers holds Altair options and/or RSUs. At the effective time, the outstanding Altair equity awards will be treated as follows:

•

Each vested option and each director option that is outstanding and unexercised as of immediately prior to the effective time will vest (to the extent unvested) and be canceled and converted into the right to receive an amount in cash (without interest) equal to (x) the number of shares of Class A common stock subject to such vested option or director option immediately prior to the effective time multiplied by (y) the excess of the merger consideration over the per share exercise price applicable to such vested option or director option, less any applicable withholding taxes.

•

Each unvested option that is outstanding and unexercised as of immediately prior to the effective time will be canceled and converted into the right to receive a future amount in cash equal to (x) the number of shares of Class A common stock subject to such unvested option immediately prior to the effective time multiplied by (y) the excess of the merger consideration over the per share exercise price applicable to such unvested option, which cash award will continue to vest following the effective time, subject to the holder’s continued employment or service through the last day of the calendar quarter preceding the quarter in which such unvested option would have otherwise vested in accordance with the vesting schedule in effect immediately prior to the effective time (had the holder remained in continuous employment or service through such date), and will be paid less any applicable withholding taxes by the surviving corporation or its applicable subsidiary as soon as reasonably practicable but no later than the next regularly scheduled payroll run of the surviving corporation or its applicable subsidiary that is at least ten business days following the applicable vesting date. Notwithstanding the foregoing, such cash award will (i) accelerate in full and be paid upon a holder’s termination without “cause” (as determined by the surviving corporation) or for “good reason” (to the extent such holder has an agreement or participates in an Altair plan that provides for severance benefits upon a resignation for good reason, and as defined in such agreement or Altair plan) and (ii) accelerate upon any other circumstances set forth in any applicable award agreement, severance agreement or other similar agreement or Altair plan applicable to the holder as of October 30, 2024 (or entered into between October 30, 2024 and the effective time in accordance with the merger agreement), in each case, subject to the holder’s execution of a release of claims in a form prescribed by the surviving corporation. Such cash award will be forfeited without payment upon the holder’s termination of employment or service with the surviving corporation and its subsidiaries for any reason not described in the preceding sentence.

•	Each stock option of Altair that has a per share exercise price that is equal to or greater than the merger consideration (if any) will be canceled without payment.

•

Each vested RSUs and each director RSU will vest (to the extent unvested) and be canceled and converted into the right to receive an amount in cash equal to (x) the number of shares of Class A common stock subject to such vested RSU or director RSU immediately prior to the effective time multiplied by (y) the merger consideration, less any applicable withholding taxes.

•

Each unvested RSU will be canceled and converted into the right to receive a future amount in cash equal to (x) the number of shares of Class A common stock subject to such unvested RSU immediately prior to the effective time multiplied by (y) the merger consideration, which cash award will continue to vest, subject to the holder’s continued employment or service through the last day of the calendar quarter preceding the quarter in which such unvested RSU would have otherwise vested in accordance with the vesting schedule in effect immediately prior to the effective time (had the holder remained in continuous employment or service through such date), and will be paid less any applicable withholding taxes by the surviving corporation or its applicable subsidiary as soon as reasonably practicable but no later than the next regularly scheduled payroll run of the surviving corporation or its applicable subsidiary that is at least ten business days following the applicable vesting date. Notwithstanding the foregoing, such cash award will (i) accelerate in full and be paid upon a holder’s termination without

“cause” (as determined by the surviving corporation) or for “good reason” (to the extent such holder has an agreement or participates in an Altair plan that provides for severance benefits upon a resignation for good reason, and as defined in such agreement or Altair plan) and (ii) accelerate upon any other circumstances set forth in any applicable award agreement, severance agreement or other similar agreement or Altair plan applicable to the holder as of October 30, 2024 (or entered into between October 30, 2024 and the effective time in accordance with the merger agreement), in each case, subject to the holder’s execution of a release of claims in a form prescribed by the surviving corporation. Such cash award will be forfeited without payment upon the holder’s termination of employment or service with the surviving corporation and its subsidiaries for any reason not described in the preceding sentence.

The table below sets forth the number of outstanding Altair stock options and RSUs held by each of Altair’s executive officers and non-employee directors as of November 6, 2024, whether vested or unvested, and an estimate of the value of such awards (on a pre-tax basis) based on a per share price of Altair common stock of $113.00 (and with respect to stock options, the value is measured based on the excess of $113.00 over the applicable exercise price). Depending on the date upon which the closing of the merger actually occurs, certain Altair stock options and RSUs that are unvested as of the date of this proxy statement and that are included in the table below may vest pursuant to their terms, without regard to the merger. For additional information regarding shares of Altair common stock held by Altair executive officers and non-employee directors, see the section titled “Security Ownership of Certain Beneficial Owners and Management.”

Person	Options (#)	Options ($)	RSUs (#)	RSUs ($)
Executive Officers
James R. Scapa(1)	422,695	21,138,735	88,214	9,968,182
Matthew Brown	131,188	6,832,476	38,562	4,357,506
Stephanie Buckner(2)	136,601	8,101,204	12,817	1,448,321
Mahalingam Srikanth	167,830	12,389,060	12,650	1,429,450
Nelson Dias	112,050	6,567,768	21,443	2,423,059
Amy Messano	83,254	4,798,426	8,236	930,668
Raoul Maitra	91,642	6,036,576	7,622	861,286
Gilma Saravia	102,469	6,146,290	8,505	961,065
Brian Gayle	93,404	5,911,682	4,552	514,376
Jeff Marraccini	32,655	2,011,949	2,825	319,225
Ravi Kunju	73,767	4,591,769	8,376	946,488
Non-Employee Directors
Jim Anderson	—	—	2,347	265,211
Shekar Ayyar	—	—	2,347	265,211
Dr. Mary Boyce	—	—	2,347	265,211
Sandra Carter	—	—	3,256	367,928
Steve Earhart	—	—	2,347	265,211
Trace Harris	16,020	1,735,210	2,347	265,211

(1)	Including 20 RSUs held by James R. Scapa’s spouse.
(2)	Including 27,523 options and 1,919 RSUs held by Stephanie Buckner’s spouse.

These amounts do not attempt to forecast any additional equity award grants, issuances or forfeitures that may occur prior to the closing of the merger following the date of this proxy statement. Although it is anticipated that the above-mentioned executive officers will receive additional grants of restricted stock units during the first quarter of 2025 consistent with prior practice, such grants have not actually been made as of the date of this proxy statement and the amounts thereof have not yet been approved by the Compensation Committee of the Altair board of directors; accordingly, such grants have been excluded from the presentation set forth above. As a result of the foregoing assumptions, which may or may not actually occur or be accurate on the relevant date, the actual amounts, if any, to be received by Altair’s executive officers and non-employee directors may materially differ from the amounts set forth above.

Treatment of Altair Employee Stock Purchase Plan

The Altair Engineering Inc. 2021 Employee Stock Purchase Plan (the “ESPP”) will be frozen and suspended at the end of the offering period that is in progress as of October 30, 2024 and no new offering periods will commence under the ESPP at any time on or after October 30, 2024. No new participants will commence participation in the ESPP following October 30, 2024, and no participant in the ESPP will increase his or her payroll contribution rate in effect as of October 30, 2024 or make separate non-payroll contributions following October 30, 2024. The ESPP will terminate no later than immediately prior to the effective time.

Existing Altair Severance Agreements

Altair is party to a severance agreement with each of its executive officers other than Mr. Jeff Marraccini. Pursuant to the severance agreements, if during the period commencing on October 30, 2024 and ending 12 months after a “change of control,” the executive’s employment is terminated by Altair without “cause” or by the executive for “good reason” (as such terms are defined in the severance agreements), in each case, subject to the executive’s execution and non-revocation of a general release of claims, the executive is entitled to:

•	continued payment of the executive’s annual base salary for 12 months, payable in equal installments in accordance with Altair’s normal payroll practices;

•

reimbursement of applicable healthcare continuation payments made by the executive under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”) until the earliest of (i) the last day of the 12-month severance period, (ii) the date the executive becomes eligible to obtain alternate healthcare coverage from a new employer and (iii) the date the executive becomes ineligible for COBRA;

•

a lump sum cash payment, payable within 30 days after the release becomes effective, of an amount equal to the greater of (A) the amount of the annual bonus the executive would have received for the year in which the termination occurs had the executive’s employment not terminated, assuming maximum achievement of any individual or corporate performance, or (B) the target amount of the executive’s annual bonus for the calendar year prior to the year in which the change in control occurred, in each case, prorated based on the days the executive was employed during the year of termination and less any advance received by the executive with respect to the executive’s annual bonus for the year of termination;

•

the full and immediate vesting, to the extent not previously vested, of any outstanding Altair stock options and RSUs held by the executive (including any cash award into which any such Altair stock options or RSUs were converted in connection with the merger); and

•	any accrued or vested amounts or benefits that are required to be paid or provided under any company benefit plan, program or policy.

For purposes of the severance agreements:

•

“cause” means the executive’s: (i) continuing failure or refusal to perform the services and duties of the executive’s position; (ii) gross negligence, dishonesty, breach of fiduciary duty or breach of any other duty owed to the company; (iii) the commission by the executive of any act of fraud, embezzlement or substantial disregard of the rules or policies of the company; (iv) acts which, in the judgement of the Board, would tend to generate significant adverse publicity towards the company; (v) the commission or plea of nolo contendere, by the executive of a felony; or (vi) a breach by the executive of the terms of the Non-Disclosure and Intellectual Proprietary Rights Agreement attached to the severance agreement.

•

“good reason” means the occurrence of any of the following events without the executive’s written consent: (i) a material diminution in the nature or scope of the executive’s responsibilities, duties or authority; provided, however, that following a change in control, the executive will not have good reason under this clause (i) if there is not a material diminution in the executive’s responsibilities, duties or authority with respect to the operations or business theretofore performed by the company, even if (x) there is a material diminution in the executive’s responsibilities, duties or authority with respect to other parts of the operations or business of the acquiring entity and/or (y) there is a change in the person to whom executive directly reports; (ii) a material diminution in the executive’s annual base salary rate, unless applied in substantially equal or pro-rata fashion across the other similar “C” level executives of the company; or (iii) a change in the geographic location where the executive is required to perform services or at which the executive is principally employed to a geographic location more than 50 miles from the executive’s principal place of employment as of the date of the severance agreement or, with respect to Mr. Scapa, more than 50 miles from Altair’s offices in Sunnyvale, California; provided, however, following a change in control, Mr. Scapa will have good reason if his principal place of employment is moved more than 50 miles from the Altair’s offices in Sunnyvale, California.

Indemnification and Insurance

Under the merger agreement, for a period of six years after the effective time, Siemens Industry must cause the surviving corporation to indemnify and hold harmless to the fullest extent permitted by applicable law and the organizational documents of Altair or its subsidiaries, the present and former directors, officers and agents of Altair and its subsidiaries and any individuals serving in such capacity at or with respect to other persons at Altair’s or its subsidiaries’ request, against any losses, damages, liabilities, costs, expenses (including attorneys’ fees), judgments, fines, penalties and amounts paid in settlement (including all interest, assessments and other charges paid or payable in connection with or in respect of any thereof) in respect of the persons having served in such capacity prior to the effective time.

In addition, for a period of six years following the effective time, Siemens Industry is required to maintain in effect provisions in the organizational documents of the surviving corporation and its subsidiaries regarding elimination of liability of directors, indemnification of directors, officers and agents and advancement of fees, costs and expenses that are no less advantageous to the intended beneficiaries than the corresponding provisions that were in existence as of October 30, 2024.

From and after the effective time, Siemens Industry is required to, and will cause the surviving corporation and its subsidiaries to, honor and comply with their respective obligations under any indemnification agreement with any director or officer of Altair or its subsidiaries, and not amend, repeal or otherwise modify any such agreement in any manner that would adversely affect any rights of such persons.

Prior to the effective time, Altair will (or if Altair is unable to, Siemens Industry will cause the surviving corporation to) purchase a directors’ and officers’ liability insurance and fiduciary liability insurance “tail” policy for a period of six years after the effective time with respect to matters arising at or prior to the effective time with terms, conditions, retentions and limits of liability that are no less favorable than the coverage provided under Altair’s existing policies as of October 30, 2024, with a one-time cost not in excess of 350% of the last aggregate annual premium paid by Altair for its directors’ and officers’ liability insurance and fiduciary liability insurance prior to October 30, 2024, and if the cost of such “tail” insurance policy would otherwise exceed such amount, the surviving corporation must purchase a policy with the greatest coverage available for a cost not exceeding such amount.

See the sections titled “The Merger (Proposal 1)—Interests of Altair’s Directors and Executive Officers in the Merger—Indemnification and Insurance” and “The Merger Agreement—Directors’ and Officers’ Indemnification and Insurance.”

Quantification of Potential Payments and Benefits to Altair’s Named Executive Officers in Connection with the Merger

The information set forth below is required by Item 402(t) of Regulation S-K regarding compensation that is based on or otherwise relates to the merger that Altair’s named executive officers could receive in connection with the merger. Such amounts have been calculated assuming that:

•	the effective time will occur on July 1, 2025 (a hypothetical closing date used solely for purposes of estimating the value of these payments);

•	the value per share of Altair common stock on consummation of the merger is $113.00;

•	the equity awards that were outstanding as of November 6, 2024, are the equity awards that Altair has granted to its named executive officers through, and are outstanding as of July 1, 2025;

•

when calculating the amount received in connection with a “double trigger” termination, each named executive officer is terminated without cause or resigns for good reason immediately following consummation of the merger, without taking into account any possible reduction that might be required to avoid the excise tax in connection with Section 280G and Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”); and

•	each named executive officer has complied with all requirements necessary in order to receive all payments and benefits.

The payments and benefits described below are calculated based on, to the extent applicable, the terms of the merger agreement and each named executive officer’s existing severance agreement. See sections above under “—Treatment of Altair Equity Awards” and “—Existing Altair Severance Agreements,” for a description of the treatment of the equity awards held by the named executive officers and the terms of their severance agreements. In addition, certain equity awards held by the named executive officers may vest in accordance with their terms prior to the merger. These amounts do not attempt to forecast any additional equity award grants, issuances or forfeitures that may occur after the date of this proxy statement but before the effective time. Although it is anticipated that the executive officers named below will receive additional grants of restricted stock units during the first quarter of 2025 consistent with prior practice, such grants have not actually been made as of the date of this proxy statement and the amounts thereof have not yet been approved by the Compensation Committee of the Altair board of directors; accordingly, such grants have been excluded from the presentation set forth below. As a result of the foregoing assumptions, which may or may not actually occur or be accurate on the relevant date, including the assumptions described in the footnotes to the table, the actual amounts, if any, to be received by Altair’s named executive officers may materially differ from the amounts set forth below.

Golden Parachute Compensation

Name	Cash ($)(1)	Equity ($)(2)	Perquisites/ Benefits ($)(3)	Total ($)
James R. Scapa	1,165,000	13,223,564	20,263	14,408,827
Matthew Brown	580,000	4,569,416	20,263	5,169,679
Stephanie Buckner	370,000	2,354,623	20,263	2,744,886
Mahalingam Srikanth	442,500	2,612,279	20,263	3,075,042
Nelson Dias	345,000	3,284,685	1,025	3,630,710

(1)

These amounts reflect the cash severance payment payable under the severance agreements with each named executive officer described above under “—Existing Altair Severance Agreements” in the event the named executive officer is terminated without cause or resigns for good reason following the merger. The amounts include the dollar value of the sum of (i) continuation of the named executive officer’s then-current annual base salary for a period of 12 months and (ii) the target bonus for 2024, prorated based on the number of days the executive is employed in 2025. Such cash severance is “double-trigger,” which means that a named executive officer must be terminated without cause or resign for good reason within 12 months following a change in control of Altair. Details of the cash payments are shown in the following supplemental table:

Name	Salary ($)	Target Bonus ($)	Total ($)
James R. Scapa	860,000	305,000	1,165,000
Matthew Brown	450,000	130,000	580,000
Stephanie Buckner	260,000	110,000	370,000
Mahalingam Srikanth	350,000	92,500	442,500
Nelson Dias	230,000	115,000	345,000

(2)

These amounts reflect the value of (i) options and RSUs that will vest in the ordinary course after the assumed closing date and on or before December 31, 2025 (in the “Vested Options” and “Vested RSUs” columns below), which will accelerate upon the assumed closing date on a “single-trigger” basis, and (ii) unvested options and unvested RSUs, which will accelerate on a “double-trigger” basis, as described above under “—Treatment of Altair Equity Awards.” The amount is based on a per share value of Altair common stock of $113.00. Details of the equity award payments are shown in the following supplemental table:

Name	Vested Options (#)	Vested Options ($)	Vested RSUs (#)	Vested RSUs ($)	Unvested Options (#)	Unvested Options ($)	Unvested RSUs (#)	Unvested RSUs (#)	Total ($)
James R. Scapa	—	—	—	—	169,250	6,828,103	56,597	6,395,461	13,223,564
Matthew Brown	12,000	805,080	2,500	282,500	31,484	1,296,190	19,342	2,185,646	4,569,416
Stephanie Buckner	12,000	805,080	—	—	18,297	733,909	7,218	815,634	2,354,623
Mahalingam Srikanth	12,000	805,080	—	—	21,265	861,728	8,367	945,471	2,612,279
Nelson Dias	12,000	805,080	—	—	19,171	786,752	14,981	1,692,853	3,284,685

(3)

These amounts reflect the estimated value of perquisites and benefits payable or provided under the severance agreements with each named executive officer described above under “—Existing Altair Severance Agreements” in the event that the named executive officer is terminated without cause or resigns for good reason immediately following the merger. These amounts reflect the estimated cost of continued medical coverage of the named executive officer for a period of 12 months. Such payments are “double-trigger,” which means that a named executive officer must be terminated without cause or resign for good reason within the 12 months following a change in control of Altair in order to receive them.

280G Mitigation Actions

In order to mitigate the potential impact of Sections 280G and 4999 of the Code, the Altair board of directors approved the following:

•

For James R. Scapa, Stephanie Buckner, Mahalingam Srikanth and Ravi Kunju, accelerated payment of their annual bonuses for 2024, discounted at 90% of target performance, which will be payable on or before December 31, 2024 instead of in the first quarter of 2025. Any additional annual bonuses in respect of 2024 that these executive officers may receive based on actual performance in excess of 90% of target performance will be paid in the ordinary course in the first quarter of 2025.

•

For James R. Scapa, Stephanie Buckner and Mahalingam Srikanth, acceleration of their RSUs that are scheduled to vest in the ordinary course (without regard to the merger) in calendar year 2025 (and prior to the assumed closing date of July 1, 2025) such that these RSUs will vest and settle on or before December 31, 2024. Since these RSUs would have vested in the ordinary course of business prior to the assumed closing date of July 1, 2025, regardless of the merger, they are not included in the Golden Parachute Compensation table above.

Regulatory Clearances and Approvals Required for the Merger

The completion of the merger is conditioned on, among other things, the required regulatory approvals having been obtained or received (or, as applicable, the waiting periods with respect thereto having expired or been terminated), including the expiration or termination of any applicable waiting period under the HSR Act.

Subject to the terms and conditions of the merger agreement, each of Altair and Siemens Industry has agreed to take, or cause to be taken (including by causing their affiliates to take), all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable law to consummate the transactions contemplated by the merger agreement as promptly as practicable, including preparing and filing as promptly as practicable with any governmental authority or other third party all documentation to effect all necessary, proper or advisable filings, notices, petitions, statements, registrations, submissions of information, applications and other documents and obtaining and maintaining all approvals, consents, registrations, permits, authorizations and other confirmations required to be obtained from any governmental authority or other third party that are necessary, proper or advisable to consummate the merger, including the required regulatory approvals.

The merger cannot be completed until all applicable waiting periods (and any extensions thereof) under the HSR Act relating to the merger, and any commitment to, or agreement with, any governmental authority to delay the consummation of, or not to consummate before a certain date, the merger, have expired or been terminated, and the required regulatory approvals have been obtained or received or, as applicable, the waiting periods with respect thereto have expired or been terminated. There can be no assurance that a challenge to the merger on regulatory grounds by a governmental authority or private party will not be made or, if such a challenge is made, that it would not be successful.

If any objections are asserted with respect to the transactions contemplated by the merger agreement under the HSR Act, any other applicable competition law or in connection with any required regulatory approval, or if any proceeding under competition laws is instituted or threatened by any governmental authority challenging any of the transactions contemplated by the merger agreement, Siemens Industry and Altair have agreed to use reasonable best efforts to resolve such objections as promptly as practicable.

Each of Altair and Siemens Industry has agreed to oppose (1) any administrative or judicial proceeding that is initiated or threatened to be initiated challenging the merger agreement or the consummation of the transactions contemplated thereby as violative of any competition law (including seeking to have any stay or temporary restraining order entered by any court or other governmental authority vacated or reversed) and (2) any request for the entry of, and to seek to have vacated or terminated, any order in connection with any competition law that would reasonably be expected to restrain, prevent or materially delay the consummation of the transactions contemplated by the merger agreement, including in the case of either (1) or (2), by defending through litigation any proceeding brought by any governmental authority pursuant to any competition law, and vigorously pursuing all available avenues of administrative and judicial appeal. However, in no event will Siemens Industry or its subsidiaries or affiliates be required to take any remedy action, except to the extent that such remedy action would not, and would not reasonably be expected to, individually or in the aggregate, result in a burdensome condition. The reasonable best efforts of Siemens Industry will include taking any remedy action that would not, and would not reasonably be expected to, individually or in the aggregate, result in a burdensome condition.

Altair has agreed not to, and has agreed to cause its subsidiaries not to, offer, propose, negotiate, agree to, commit to, effect or take any remedy action without the prior written consent of Siemens Industry, and Altair has agreed to, and has agreed to cause its subsidiaries to, offer, propose, negotiate, agree to, commit to, effect and take any remedy action if so directed by Siemens Industry in connection with obtaining the required regulatory approvals; provided, that any remedy action is conditioned on the closing of the merger. If requested by Siemens Industry, Altair must divest, hold separate or take or commit to take any action that limits its freedom of action with respect to, or its ability to retain, any of the businesses, services or assets of Altair or its subsidiaries, provided that any such action is conditioned on the consummation of the merger and the other transactions contemplated by the merger agreement.

Neither Altair nor Siemens Industry will take any action if such action would (1) make it materially more likely that there would arise any impediments under any competition law or other applicable law that may be asserted by the FTC, the Antitrust Division, any State Attorney General or any other governmental authority to the consummation of the merger and the other transactions contemplated by the merger agreement, as promptly as practicable or (2) impose any material delay in the expiration of any waiting period or obtaining of any approval from any governmental authority necessary to consummate the transactions contemplated by the merger agreement.

On November 15, 2024, each of Altair and Siemens Industry filed a notification of the proposed merger with the FTC and the Antitrust Division under the HSR Act. The waiting period expired on December 16, 2024 at 11:59 p.m., Eastern Time.

In addition, Altair and Siemens Industry will prepare and, at least 65 days prior to the closing date, file with the DDTC, in accordance with ITAR at 22 C.F.R. 122.4(b), a notification regarding the merger and the other transactions contemplated in the merger agreement.

For more information about regulatory clearance relating to the merger, see the section titled “The Merger Agreement—Conditions to the Merger.”

Although the parties expect that the required regulatory approvals will be obtained, the parties cannot assure you that such approvals will be timely obtained or obtained at all or that the granting of regulatory approvals will not involve the imposition of additional conditions on the completion of the merger, or a commitment or agreement to take remedial actions, including divesting assets or businesses, creating, modifying or transferring contractual rights or obligations or entering into supply or services agreements. Any such requirements could result in the conditions to the merger not being satisfied.

Accounting Treatment

The merger will be accounted for as a “purchase transaction” for financial accounting purposes.

Delisting and Deregistration of Altair Common Stock

Prior to the effective time, Altair has agreed to cooperate with Siemens Industry and use reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under applicable laws and the rules and policies of Nasdaq to enable delisting by the surviving corporation of the Class A common stock from Nasdaq and the deregistration of the Class  A common stock under the Exchange Act as promptly as practicable after the effective time.

Appraisal Rights of Altair Stockholders

Altair stockholders who do not vote in favor of approval of the merger agreement proposal, who continuously hold their shares of Altair common stock and who otherwise comply precisely with the applicable provisions of Section 262 of the DGCL will be entitled to seek appraisal of the fair value of their shares of Altair common stock, as determined by the Delaware Court of Chancery, if the merger is completed, in lieu of receiving the merger consideration in respect of such shares. The “fair value” of your shares of Altair common stock as determined by the Delaware Court of Chancery could be greater than, the same as or less than the value of the merger consideration that you would otherwise be entitled to receive under the terms of the merger agreement. Altair stockholders who wish to exercise the right to seek an appraisal of their shares must so advise Altair by submitting a written demand for appraisal in the form described in this proxy statement prior to the vote to approve the merger agreement proposal, and must otherwise follow the procedures prescribed by Section 262 of the DGCL. A person having a beneficial interest in shares of Altair common stock held of record in the name of another person, such as a nominee or intermediary, must act promptly to cause the record holder to follow the steps summarized in this proxy statement and in a timely manner to perfect appraisal rights.

The text of Section 262 of the DGCL is attached as Annex F to this proxy statement. You are encouraged to read these provisions carefully and in their entirety. Due to the complexity of the procedures for exercising appraisal rights, Altair stockholders who are considering exercising such rights are encouraged to seek the advice of legal counsel and their financial advisors. Failure to strictly comply with these provisions may result in the loss of appraisal rights.

Litigation Related to the Merger

As of the date of this proxy statement, there are no pending lawsuits challenging the merger. However, potential plaintiffs may file lawsuits challenging the merger. The outcome of any future litigation is uncertain.

Such litigation, if not resolved, could prevent or delay consummation of the merger and result in substantial costs to Altair, including any costs associated with the indemnification of directors and officers. One of the conditions to the consummation of the merger is the absence of any order or applicable law issued by any governmental authority of competent jurisdiction that prohibits, renders illegal or enjoins the consummation of the merger whether on a temporary, preliminary or permanent basis. Therefore, if a plaintiff were successful in obtaining an injunction prohibiting the consummation of the merger on the agreed-upon terms, then such injunction may prevent the merger from being consummated, or from being consummated within the expected time frame.

Altair has agreed to give Siemens Industry a reasonable opportunity to participate in (at Siemens Industry’s expense), but not control, the defense, settlement or prosecution of any stockholder litigation against the Company or any of its directors or officers relating to the merger agreement, the merger or any other transactions contemplated by the merger agreement. Further, Altair has agreed not to settle or offer to settle any stockholder litigation without Siemens Industry’s prior written consent (such consent not to be unreasonably withheld, delayed or conditioned).

THE MERGER AGREEMENT

The following describes the material provisions of the merger agreement, which is attached as Annex A to this proxy statement and is incorporated by reference herein. The summary of the material provisions of the merger agreement below and elsewhere in this proxy statement is qualified in its entirety by reference to the merger agreement. This summary does not purport to be complete and may not contain all of the information about the merger agreement that is important to you. Altair encourages you to read carefully the merger agreement in its entirety before making any decisions regarding the merger as it is the legal document governing the merger.

Explanatory Note Regarding the Merger Agreement

The merger agreement and this summary of its terms have been included to provide you with information regarding the terms of the merger agreement. Altair is responsible for considering whether additional disclosure of material information is required to make the statements in this proxy statement not misleading. Factual disclosures about Altair contained in this proxy statement or Altair’s public reports filed with the SEC may supplement, update or modify the factual disclosures about Altair contained in the merger agreement and described in this summary. The representations, warranties and covenants made in the merger agreement by Siemens Industry, Merger Sub and Altair are qualified and subject to important limitations agreed to by the parties to the merger agreement in connection with negotiating the terms of the merger agreement, including being qualified by the disclosure schedules to the merger agreement. In particular, in your review of the representations and warranties contained in the merger agreement and described in this summary, it is important to bear in mind that the representations and warranties were made solely for the benefit of the parties to the merger agreement, and were negotiated with the principal purpose of allocating risk between the parties to the merger agreement, rather than establishing matters as facts. The representations and warranties may also be subject to a contractual standard of materiality that may be different from that generally relevant to stockholders or applicable to reports and documents filed with the SEC, and in some cases are qualified by confidential disclosures that were made by each party to the other, which disclosures are not publicly disclosed. The representations and warranties in the merger agreement will not survive the completion of the merger.

Altair stockholders should not rely on representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or condition of Siemens Industry, Merger Sub, Altair or any of their respective subsidiaries or affiliates. Moreover, information concerning the subject matter of the representations and warranties may have changed since October 30, 2024. For the foregoing reasons, the representations, warranties and covenants or any descriptions of those provisions should not be read alone, but instead should be read together with the information provided elsewhere in this proxy statement and in the documents incorporated by reference into this proxy statement. See the section titled “Where You Can Find More Information.”

Structure of the Merger

The merger agreement provides that, upon the terms and subject to the conditions set forth therein and in accordance with the DGCL, at the effective time, Merger Sub will merge with and into Altair, with Altair surviving as a wholly owned subsidiary of Siemens Industry.

Closing and Effective Time of the Merger

Unless another place, time or date is mutually agreed to in writing by Altair and Siemens Industry, the closing of the merger will occur as soon as possible, but in any event no later than four business days after the date the closing conditions set forth in the merger agreement (other than conditions that by their nature are to be satisfied at the closing of the merger, but subject to the satisfaction or, to the extent permissible, waiver of those conditions at the closing of the merger) have been satisfied or, to the extent permissible, waived by the party or parties entitled to the benefit of such conditions. The merger will become effective at such time as the certificate of merger is duly filed with the Secretary of State of the State of Delaware in accordance with the relevant provisions of the DGCL (or at such later time as may be specified in the certificate of merger). As of the date of this proxy statement, we expect to complete the merger in the second half of 2025. However, completion of the merger is subject to the satisfaction or waiver of the conditions to the completion of the merger, which are described below, and it is possible that factors outside the control of Altair and Siemens Industry could delay the completion of the merger or prevent it from being completed at all. There may be a substantial amount of time between the special meeting and the completion of the merger. We expect to complete the merger promptly following the receipt of all required regulatory approvals.

Effect of the Merger on Altair Common Stock

Conversion of Altair Common Stock

At the effective time, each share of Altair common stock (including any Altair common stock to the extent issued in accordance with the terms of the merger agreement and the convertible notes indenture, but excluding (i) Altair common stock held by Altair as treasury stock or owned by Siemens Industry, Merger Sub or any other subsidiary of Siemens Industry immediately prior to the effective time and (ii) Altair common stock with respect to which appraisal rights are properly demanded and not withdrawn or lost under the DGCL) outstanding immediately prior to the effective time will automatically be converted into the right to receive $113.00 in cash, without interest.

Cancellation of Certain Altair Common Stock

At the effective time, each share of Altair common stock that is held in treasury by Altair or owned by Siemens Industry, Merger Sub or any other subsidiary of Siemens Industry immediately prior to the effective time will automatically be canceled and will cease to exist, and no consideration will be delivered in exchange for such shares.

Shares of Merger Sub

At the effective time, each share of common stock of Merger Sub outstanding immediately prior to the effective time will be converted into and become one share of common stock of the surviving corporation and will constitute the only outstanding shares of capital stock of the surviving corporation.

Treatment of Altair Equity Awards

Altair Stock Options

Each vested option that is outstanding and unexercised as of immediately prior to the effective time and each director option will vest (to the extent unvested) and be canceled and converted into the right to receive an amount in cash (without interest) equal to (x) the number of shares of Class A common stock subject to such vested option or director option immediately prior to the effective time multiplied by (y) the excess of the merger consideration over the per share exercise price applicable to such vested option or director option, less any applicable withholding taxes.

Each unvested option that is outstanding and unexercised as of immediately prior to the effective time will be canceled and converted into the right to receive a future amount in cash equal to (x) the number of shares of Class A common stock subject to such unvested option immediately prior to the effective time multiplied by (y) the excess of the merger consideration over the per share exercise price applicable to such unvested option, which cash award will continue to vest following the effective time, subject to the holder’s continued employment or service through the last day of the calendar quarter preceding the quarter in which such unvested option would have otherwise vested in accordance with the vesting schedule in effect immediately prior to the effective time (had the holder remained in continuous employment or service through such date), and will be paid less any applicable withholding taxes by the surviving corporation or its applicable subsidiary as soon as reasonably practicable but no later than the next regularly scheduled payroll run of the surviving corporation or its applicable subsidiary that is at least ten business days following the applicable vesting date. Notwithstanding the foregoing, such cash award will (i) accelerate in full and be paid upon a holder’s termination without “cause” (as determined by the surviving corporation) or for “good reason” (to the extent such holder has an agreement or participates in an Altair plan that provides for severance benefits upon a resignation for good reason, and as defined in such agreement or Altair plan) and (ii) accelerate upon any other circumstances set forth in any applicable award agreement, severance agreement or other similar agreement or Altair plan applicable to the holder as of October 30, 2024 (or entered into between October 30, 2024 and the effective time in accordance with the merger agreement), in each case, subject to the holder’s execution of a release of claims in a form prescribed by the surviving corporation. Such cash award will be forfeited without payment upon the holder’s termination of employment or service with the surviving corporation and its subsidiaries for any reason not described in the preceding sentence.

Each stock option of Altair that has a per share exercise price that is equal to or greater than the merger consideration (if any) will be canceled without payment.

Altair RSUs

Each vested RSUs and each director RSU will vest (to the extent unvested) and be canceled and converted into the right to receive an amount in cash equal to (x) the number of shares of Class A common stock subject to such vested RSU or director RSU immediately prior to the effective time multiplied by (y) the merger consideration, less any applicable withholding taxes.

Each unvested RSU will be canceled and converted into the right to receive an amount in cash equal to (x) the number of shares of Class A common stock subject to such unvested RSU immediately prior to the effective time multiplied by (y) the merger consideration, which cash award will continue to vest, subject to the holder’s continued employment or service through the last day of the calendar quarter preceding the quarter in which such unvested RSU would have otherwise vested in accordance with the vesting schedule in effect immediately prior to the effective time (had the holder remained in continuous employment or service through such date), and will be paid less any applicable withholding taxes by the surviving corporation or its applicable subsidiary as soon as reasonably practicable but no later than the next regularly scheduled payroll run of the surviving corporation or its applicable subsidiary that is at least ten business days following the applicable vesting date. Notwithstanding the foregoing, such cash award will (i) accelerate in full and be paid upon a holder’s termination without “cause” (as determined by the surviving corporation) or for “good reason” (to the extent such holder has an agreement or participates in an Altair plan that provides for severance benefits upon a resignation for good reason, and as defined in such agreement or Altair plan) and (ii) accelerate upon any other circumstances set forth in any applicable award agreement, severance agreement or other similar agreement or Altair plan applicable to the holder as of October 30, 2024 (or entered into between October 30, 2024 and the effective time in accordance with the merger agreement), in each case, subject to the holder’s execution of a release of claims in a form prescribed by the surviving corporation. Such cash award will be forfeited without payment upon the holder’s termination of employment or service with the surviving corporation and its subsidiaries for any reason not described in the preceding sentence.

ESPP

The Altair Engineering Inc. 2021 Employee Stock Purchase Plan, as amended from time to time in accordance with its terms, (the “ESPP”) will be frozen and suspended at the end of the offering period that was in progress as of October 30, 2024 (i.e., January 14, 2025) and no new offering periods will commence under the ESPP at any time on or after October 30, 2024. No new participants will commence participation in the ESPP following October 30, 2024, and no participant in the ESPP will be permitted to increase his or her payroll contribution rate in effect as of October 30, 2024 or make separate non-payroll contributions on or following October 30, 2024. The ESPP will terminate immediately prior to, and contingent upon, the effective time.

Shares of Dissenting Stockholders

Shares of Altair common stock issued and outstanding immediately prior to the effective time and held by an Altair stockholder who (i) did not vote in favor of the merger agreement proposal or consent in writing thereto and (ii) properly and validly demanded their statutory rights of appraisal in respect of such shares of Altair common stock in accordance with Section 262 of the DGCL will not be converted into, or represent the right to receive, the merger consideration unless such holder fails to perfect, withdraws or otherwise loses the right to appraisal. Instead, such dissenting stockholders will be entitled to receive payment of the appraised value of such shares of Altair common stock in accordance with Section 262 of the DGCL.

If any dissenting stockholder fails to perfect or otherwise effectively withdraws or loses their rights of appraisal, such shares of Altair common stock will thereupon be deemed to have been converted into, and to have become exchangeable for, as of the effective time, the right to receive the merger consideration. For more information regarding appraisal rights, see the section titled “Appraisal Rights of Altair Stockholders.” In addition, a copy of Section 262 of the DGCL is attached as Annex F to this proxy statement.

Governing Documents; Officers and Directors

At the effective time and by virtue of the merger, the certificate of incorporation of Altair, as in effect immediately prior to the completion of the merger, will be amended and restated in its entirety as set forth in Exhibit A to the merger agreement and, as so amended and restated, will be the certificate of incorporation of the surviving corporation until further amended in accordance with Delaware law.

The bylaws of Merger Sub as in effect immediately prior to the effective time will be the bylaws of the surviving corporation (except that references to the name of Merger Sub will be replaced by reference to the name of the surviving corporation) until thereafter amended in accordance with applicable law.

From and after the effective time, until their successors are duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the certificate of incorporation and the bylaws of the surviving corporation and applicable law, (i) the directors of Merger Sub at the effective time will be the directors of the surviving corporation and (ii) the officers of Altair at the effective time will be the officers of the surviving corporation.

Exchange and Payment Procedures

Prior to the closing date, Siemens Industry will appoint an exchange agent reasonably acceptable to Altair for the purpose of exchanging for the merger consideration shares of Altair common stock. Prior to the effective time, Siemens Industry will make available, or cause to be made available, to the exchange agent the aggregate merger consideration to be paid in respect of the shares of Altair common stock.

As promptly as practicable after the effective time (but no later than two business days thereafter), Siemens Industry will send, or will cause the exchange agent to send, to each Altair stockholder at the effective time instructions on how to surrender shares of Altair common stock in exchange for the merger consideration.

Each holder of shares of Altair common stock that have been converted into the right to receive the merger consideration will be entitled to receive, upon receipt of an “agent’s message” by the exchange agent (or such other evidence, if any, of transfer as the exchange agent may reasonably request), the merger consideration payable for each share of Altair common stock. Until so surrendered or transferred, each such share will represent from and after the effective time for all purposes only the right to receive such merger consideration. No interest will be paid or will accrue on the cash payable upon surrender of any such shares of Altair common stock.

If any portion of the merger consideration is to be paid to a person other than the person in whose name the transferred shares of Altair common stock is registered, it will be a condition to such payment that (i) such share be properly transferred and (ii) the person requesting such payment will pay to the exchange agent any transfer or other taxes required as a result of such payment or establish to the satisfaction of the exchange agent that such tax has been paid or is not payable.

Rights of Altair Stockholders Following the Effective Time; Transfers Following the Effective Time

From and after the effective time, all holders of shares of Altair common stock will cease to have any rights as Altair stockholders other than the right to receive the merger consideration upon the surrender of such shares, without interest. From and after the effective time, the stock transfer books of Altair will be closed with respect to all shares of Altair common stock outstanding immediately prior to the effective time.

None of Siemens Industry, the surviving corporation or the exchange agent will be liable to any person with respect to any portion of the merger consideration delivered to a governmental authority if required by any applicable abandoned property, escheat or similar law.

Any portion of the merger consideration made available to the exchange agent (and any interest or other income earned thereon) that remains unclaimed by the holders of Altair common stock 12 months after the effective time will be returned to Siemens Industry, upon demand, and such Altair stockholders must thereafter look only to Siemens Industry for payment of the merger consideration. Further, any portion of the merger consideration that remains undistributed to holders of shares of Altair common stock immediately prior to the date on which the merger consideration would otherwise escheat to or become the property of any governmental entity will, to the extent permitted by applicable law, become the property of Siemens Industry, free and clear of all claims or interest of any person previously entitled to such claims or interest.

Withholding Rights

Siemens Industry, Altair, the surviving corporation and any of their respective affiliates or agents (including the exchange agent) will be entitled to deduct and withhold from any amounts otherwise payable pursuant to the merger agreement such amounts as are required to be deducted or withheld under the Code or any other applicable tax law. Any amounts so deducted or withheld will be paid over to the appropriate taxing authority and be treated for all purposes of the merger agreement as having been paid to the person in respect of which such deduction or withholding was made.

Representations and Warranties

The merger agreement contains customary representations and warranties of the parties. These include representations and warranties of Altair with respect to:

•	the due organization, existence, good standing and qualification of Altair and its subsidiaries to carry on their respective businesses;

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the corporate power and authority to execute, deliver and perform the merger agreement and to consummate the transactions contemplated by the merger agreement and the enforceability of the merger agreement against Altair;

•	the vote of the Altair stockholders required to adopt the merger agreement;

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the Altair board of directors’ determination of the fairness of the merger agreement and the transactions contemplated thereby to Altair and its stockholders, declaration of the advisability of the merger agreement and the transactions contemplated thereby, approval of the merger agreement, the performance by Altair of the agreements contained in the merger agreement and the consummation of the transactions contemplated in the merger agreement and resolution to recommend (subject to the exceptions set forth under the sections titled “The Merger Agreement—No Shop; Restrictions on Solicitation of Acquisition Proposals” and “The Merger Agreement—Change of Recommendation; Match Rights”) that the Altair stockholders adopt the merger agreement;

•	required regulatory filings and authorizations and consents or approvals of governmental authorities;

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assuming receipt of the stockholder approval and required regulatory approvals, the absence of (i) certain breaches, violations, defaults or consent requirements under certain contracts, organizational documents and laws and (ii) the creation or imposition of any lien (other than certain permitted liens) on any assets of Altair or its subsidiaries, in each case arising out of the execution, delivery and performance of, and consummation of the transactions contemplated by, the merger agreement;

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the capitalization of Altair and its subsidiaries, including the number of authorized shares of Class A common stock, Class B common stock and preferred stock and outstanding shares of Class A common stock, Class B common stock, preferred stock, options, restricted stock units, common stock reserved for future issuance under the Altair Engineering Inc. 2001 Incentive and Non-Qualified Stock Option Plan (as amended as of April 3, 2017), the Altair Engineering Inc. 2001 Non-Qualified Stock Option Plan, the Altair Engineering Inc. 2012 Incentive and Non-Qualified Stock Option Plan (as amended as of April 3, 2017) and the Altair Engineering Inc. 2017 Equity Incentive Plan, in each case, as amended (collectively, the “Altair stock plans”), shares of Altair common stock subject to purchase rights under the ESPP, shares of Class A common stock issuable on a contingent basis pursuant to stock purchase agreements entered into by Altair in connection with its acquisitions of World Programming Limited, Metrics Design Automation Inc., and Research In Flight, LLC (collectively, the “selected purchase agreements”) and shares of Class A common stock reserved for issuance in connection with the convertible notes;

•	ownership of subsidiaries and interest in minority-owned entities;

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the reports, schedules, forms, statements and other documents required to be filed with or furnished to the SEC and other regulatory agencies by Altair and the accuracy of the information contained in those documents;

•	the financial statements of Altair and Altair’s internal system of disclosure controls and procedures concerning financial reporting;

•	the disclosure documents required to be filed by Altair with the SEC in connection with the merger (including this proxy statement);

•	the absence of certain changes or events since December 31, 2023;

•	the absence of certain undisclosed material liabilities;

•	compliance with applicable laws and permits by Altair and its subsidiaries since January 1, 2022 and the possession of necessary permits;

•	compliance with applicable anti-corruption laws (including internal controls designed to ensure compliance) and export/import laws;

•	the absence of proceedings, orders, notices of violation, orders of forfeiture or complaints against Altair or any of its subsidiaries since January 1, 2022;

•	real property owned or leased by Altair and its subsidiaries;

•	ownership of or rights with respect to the intellectual property, including proprietary software, of Altair and its subsidiaries;

•	compliance with privacy and data protection requirements since January 1, 2022, and other data privacy matters;

•	absence of products classified as high-risk artificial intelligence and the absence of claims or proceedings related to Altair’s and its subsidiaries’ use of artificial intelligence;

•	the payment of taxes, the filing of tax returns and other tax matters related to Altair and its subsidiaries;

•	compensation and benefits plans, agreements and arrangements with or concerning employees of Altair and its subsidiaries;

•	compliance with laws related to labor and employment by Altair and its subsidiaries since January 1, 2022;

•	compliance with environmental laws and permits by Altair and its subsidiaries since January 1, 2022 and other environmental matters;

•	certain material contracts of Altair and its subsidiaries and the absence of breaches or defaults in respect thereof;

•	certain government contracts of Altair and its subsidiaries;

•	certain matters related to the insurance policies and arrangements of Altair and its subsidiaries;

•	absence of any brokers’ and finders’ fees and other expenses payable by Altair in connection with the merger, other than those payable to Citi and J.P. Morgan;

•	receipt of the opinions of Altair’s financial advisors;

•	the applicability of, and Altair’s compliance with, certain state takeover statutes;

•	certain related party transactions involving Altair and its subsidiaries; and

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the acknowledgement that there are no further representations and warranties made by or on behalf of Siemens Industry and Merger Sub, other than in the merger agreement or in any certificate delivered in connection therewith.

The merger agreement also contains customary representations and warranties of Siemens Industry. These include representations and warranties with respect to:

•	the due organization, existence, good standing and qualification of each of Siemens Industry and Merger Sub to carry on their respective businesses;

•

the corporate power and authority of each of Siemens Industry and Merger Sub to execute, deliver and perform the merger agreement and to consummate the transactions contemplated by the merger agreement and the enforceability of the merger agreement against them;

•	required regulatory filings and authorizations and consents or approvals of governmental authorities;

•

the absence of (i) certain breaches, violations, defaults or consent requirements under certain contracts, organizational documents and laws and (ii) the creation or imposition of any lien on any assets of Siemens Industry or Merger Sub, in each case arising out of the execution, delivery and performance of, and consummation of the transactions contemplated by, the merger agreement;

•	the accuracy of information supplied by Siemens Industry to be included in this proxy statement;

•	compliance with applicable laws;

•	the absence of certain proceedings, orders, notices of violation, orders of forfeiture or complaints against Siemens Industry or its subsidiaries;

•	absence of any brokers’ and finders’ fees and other expenses payable by Siemens Industry in connection with the merger, other than those payable to Goldman Sachs Bank Europe SE;

•	the sufficiency of Siemens Industry’s immediately available funds to pay the aggregate merger consideration, and any other amounts to be paid by it under the merger agreement;

•	the solvency of the surviving corporation after the consummation of the merger;

•	beneficial ownership of shares of Altair common stock by Siemens Industry, Merger Sub or any of their respective affiliates;

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absence of any contracts between Siemens Industry, Merger Sub or any of their affiliates, on the one hand, and any member of Altair’s management or the Altair board of directors, on the other hand, relating to the transactions contemplated by the merger agreement; and

•	the delivery of the deed of guarantee and enforceability thereof;

•	the acknowledgement that there are no further representations and warranties made by or on behalf of Altair, other than in the merger agreement or in any certificate delivered in connection therewith.

The representations and warranties in the merger agreement do not survive the closing or termination of the merger agreement.

Certain of the representations and warranties made by the parties are qualified as to “knowledge,” “materiality” or “material adverse effect,” as defined in the merger agreement and/or described below and/or speak as of or with respect to a certain date or period of time.

Material Adverse Effect

Many of Altair’s representations and warranties in the merger agreement are qualified by an “Altair material adverse effect” standard (that is, they will not be deemed to be untrue or incorrect unless their failure to be true or correct has had or would reasonably be expected to have, individually or in the aggregate, an Altair material adverse effect). For purposes of the merger agreement, an “Altair material adverse effect” means any change, effect, development, circumstance, condition, fact, state of facts, event or occurrence that, individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect on the condition (financial or otherwise), assets, business or results of operations of Altair and its subsidiaries, taken as a whole, excluding any change, effect, development, circumstance, condition, fact, state of facts, event or occurrence to the extent arising out of or resulting from:

•	changes in GAAP or the authoritative interpretation thereof, in each case, after October 30, 2024;

•	changes in applicable law after October 30, 2024;

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general economic, political, regulatory, legal or tax conditions in the United States or any other country or region, including changes in financial, credit, securities, commodities or currency markets (including changes in interest or exchange rates), including the imposition or adjustment of tariffs;

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geopolitical conditions (including the current dispute and conflict between the Russian Federation and Ukraine and the current conflict in the Middle East, and any evolutions or escalations thereof), the outbreak or escalation of hostilities, acts of war, sabotage, terrorism, broad-based cyberattacks, protests, riots, strikes, global health conditions (including any epidemic, pandemic or disease outbreak) or natural disasters, or any action taken by any governmental authority in response to any of the foregoing;

•	changes or conditions generally affecting any of the industries in which Altair or any of its subsidiaries operate;

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the execution and delivery of the merger agreement or the announcement of the execution of the merger agreement or the announcement of the consummation of the transactions contemplated by the merger agreement, the identity of or any facts or circumstances relating to Siemens Industry or any of its affiliates, including the impact of any of the foregoing on the business relationships, contractual or otherwise, of Altair and any of its subsidiaries with customers, suppliers, service providers, employees, governmental authorities or any other third party, and any transaction litigation (provided that this bullet will not apply to any representation or warranty to the extent such representation or warranty expressly purports to address, as applicable, the consequences resulting from the execution, delivery and performance of the merger agreement or the announcement or consummation of the transactions contemplated by the merger agreement);

•	any actions requested in writing to be taken (or omitted to be taken) by or on behalf of Siemens Industry or Merger Sub, in each case, after October 30, 2024;

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any failure by Altair or any of its subsidiaries to meet any internal or published budgets, projections, forecasts or predictions of financial performance or integration synergies for any period (it being understood that any underlying facts giving rise or contributing to the failure or changes described in this bullet that are not otherwise excluded from the definition of an “Altair material adverse effect” may be taken into account in determining whether there has been a material adverse effect);

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changes in the price or trading volume of the Class A common stock or any other securities of Altair on Nasdaq or any other market on which such securities are quoted for purchase and sale or changes in the credit ratings of Altair (it being understood that any underlying facts giving rise or contributing to the failure or changes described in this bullet that are not otherwise excluded from the definition of an “Altair material adverse effect” may be taken into account in determining whether there has been a material adverse effect); or

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any action taken by Altair or any of its subsidiaries that is expressly required by the interim operating covenants in the merger agreement with respect to conduct of Altair or any action required under the merger agreement to obtain any approvals, consents, registrations, permits, authorizations and other confirmations under applicable competition laws for the consummation of the merger;

except, with respect to bullets one, two, three, four and five above, to the extent that such change, effect, development, circumstance, condition, fact, state of facts, event or occurrence is disproportionately adverse to Altair and its subsidiaries relative to others in the industry or industries in which Altair and its subsidiaries operate, in which case only the incremental disproportionate adverse change, effect, development, circumstance, condition, fact, state of facts, event or occurrence may be taken into account in determining whether a material adverse effect has occurred or would reasonably be expected to occur.

Certain of Siemens Industry’s representations and warranties in the merger agreement are qualified by a “Siemens Industry material adverse effect” standard (that is, it will not be deemed to be untrue or incorrect unless its failure to be true or correct has had or would reasonably be expected to have, individually or in the aggregate, a Siemens Industry material adverse effect). A “Siemens Industry material adverse effect” means any change, effect, development, circumstance, condition, fact, state of facts, event or occurrence that that would reasonably be expected to prevent, impair or materially delay the ability of Siemens Industry or Merger Sub to perform its obligations under the merger agreement or consummate the merger or the other transactions contemplated thereby.

Conduct of Businesses of Altair Prior to Completion of the Merger

The merger agreement provides for certain restrictions on Altair’s and its subsidiaries’ activities until the effective time. In general, except as required or expressly contemplated by the merger agreement, as required by applicable law or as consented to in writing by Siemens Industry (which may not be unreasonably withheld, conditioned or delayed), subject to specified exceptions set forth in the merger agreement and the disclosure schedules thereto, Altair will, and will cause its subsidiaries to, use reasonable best efforts to conduct its business in accordance with applicable law and in the ordinary course of business.

In addition, except as required or expressly contemplated by the merger agreement, as required by applicable law or as consented to in writing by Siemens Industry (which may not be unreasonably withheld, conditioned or delayed), subject to specified exceptions set forth in the merger agreement and the disclosure schedules thereto, Altair will not, and will cause its subsidiaries not to:

•

adopt, effect or propose any amendment, modification or change to (i) Altair’s organizational documents or (ii) in a manner that would reasonably be expected to prevent, impede or delay the consummation of the transactions contemplated in the merger agreement or in a manner adverse to Siemens Industry, the organizational documents of Altair’s subsidiaries;

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(i) split, combine or reclassify any shares of its capital stock, (ii) declare, set aside or pay any dividend or other distribution (whether in cash, shares or property or any combination thereof) in respect of its capital stock, except for dividends or other such distributions by any of its subsidiaries to Altair or another subsidiary, (iii) redeem, repurchase or otherwise acquire or offer to redeem, repurchase or otherwise acquire any securities of Altair, except as required by the terms of any Altair plan or pursuant to the terms of Altair’s convertible notes indenture or (iv) enter into any agreement with respect to the voting of any securities of Altair or its subsidiaries;

•

issue, deliver or sell, or authorize the issuance, delivery or sale of, any securities of Altair or its subsidiaries, other than the issuance of (a) any Altair options or Altair RSUs in the ordinary course of business pursuant to Altair stock plans and as set forth in the disclosure schedules, (b) any Altair common stock upon the exercise or settlement of Altair options or Altair RSUs in accordance with their terms, outstanding on October 30, 2024 or issued (or modified) after October 30, 2024 in accordance with the terms of the merger agreement, (c) Altair common stock upon the exercise of rights under the ESPP, (d) Altair common stock pursuant to conversion of any convertible notes in accordance with the terms of the convertible notes indenture, (e) Altair common stock (including any accelerated issuances in connection with the transactions contemplated by the merger agreement) pursuant to the terms of the selected purchase agreements and (f) any securities of Altair’s subsidiaries to Altair or any other subsidiary of Altair;

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acquire (by merger, consolidation, acquisition of shares or assets, license or otherwise), directly or indirectly, any assets, securities, properties or businesses, other than (i) pursuant to existing material contracts listed in the disclosure schedules; (ii) purchases in the ordinary course of business; or (iii) such acquisitions that, together with any permitted investments or capital contributions, do not exceed $20 million individually or $100 million in the aggregate; provided that in each case of clause (iii) (A) the definitive documentation related to such acquisition has been provided to Siemens Industry in substantially final form prior to the execution thereof and Siemens Industry has been given a reasonable opportunity to review and comment on such documentation, (B) any such acquisition would not make it materially more likely that there would arise any impediments under any competition laws or other applicable laws asserted by any governmental authority to the consummation of the merger and the other transactions contemplated thereby or impose any material delay in the expiration of any waiting period or obtaining any approval from any governmental authority necessary to consummate the transactions contemplated by the merger agreement and (C) any such acquisition does not provide for or require (x) the payment or delivery of any non-cash consideration, (y) any earnout or other contingent consideration (other than customary cash-only escrows and holdbacks) or (z) any restrictive covenant (excluding customary confidentiality obligations) that would be binding on Altair, its subsidiaries, Siemens Industry or any of their respective affiliates (any transaction described and effected in compliance with this clause (iii), an “approved investment”);

•	enter into any new material line of business outside the existing business of Altair and its subsidiaries as of October 30, 2024;

•

(i) sell, lease, license, sub-license or otherwise transfer or dispose of (by merger, consolidation, acquisition of shares or assets or otherwise) any assets, securities, properties or businesses, other than (a) pursuant to existing material contracts listed in the disclosure schedule, (b) the sale of inventory of Altair’s “toggled” business or obsolete or immaterial assets, in each case, in the ordinary course of business, (c) transfers among Altair and its subsidiaries or (d) with respect to intellectual property, non-exclusive licenses or sublicenses granted in the ordinary course of business, or (ii) encumber or subject to any lien (other than any permitted lien) any material asset (including any material Altair-owned intellectual property) of Altair or its subsidiaries (other than pursuant to a material contract);

•

abandon, allow the expiration of or voluntarily permit to lapse any material Altair-owned intellectual property or knowingly or recklessly disclose to any third party any material confidential information (including any source code of any material Altair software) forming part of the Altair-owned intellectual property, other than in the ordinary course;

•

make any loans, advances or capital contributions to, or investments, including any guarantees of the obligations of any person, in any other person, other than (i) loans or advances among Altair and any of its subsidiaries and capital contributions to or investments in its subsidiaries, (ii) trade credit and similar loans and advances made to employees, customers and suppliers in the ordinary course of business or (iii) such capital contributions or investments that, together with any permitted acquisitions, do not exceed $20 million individually or $100 million in the aggregate and, in each case, that would otherwise constitute and satisfy the conditions of an approved investment;

•

(i) incur, extend the maturity of or amend the terms of any indebtedness for borrowed money (or guarantees thereof), other than (a) borrowings under Altair’s existing credit agreements not to exceed $20 million in the aggregate (which will refresh on October 30, 2025), (b) extensions of Altair’s existing credit agreement on substantially similar terms as in existence on October 30, 2024 or (c) indebtedness incurred between Altair and any of its wholly owned subsidiaries or between any of such wholly owned subsidiaries or guarantees by Altair of indebtedness of any wholly owned subsidiary of Altair, or (ii) amend the terms of the convertible notes indenture or take any action with respect to the convertible notes not permitted by the terms thereof;

•

other than in connection with any stockholder or derivative litigation, settle, release, waive, discharge, forgive or compromise any pending or threatened proceedings if such settlement, release, waiver, discharge, forgiveness or compromise would require a payment by Altair in excess of $1 million individually or $5 million in the aggregate (in each case net of amounts covered by insurance or indemnification agreements with third parties), other than (i) as required by their terms as in effect as of October 30, 2024 or (ii) claims reserved against in Altair’s and its subsidiaries’ consolidated financial statements as of June 30, 2024 (for amounts not materially in excess of such reserves); provided that, in the case of each of clause (i) and (ii), the payment, discharge, settlement or satisfaction of such proceedings does not include any equitable relief or any material obligation (other than the payment of money and confidentiality and other similar obligations incidental to such settlement) to be performed or abstained from, or the admission of wrongdoing or involve criminal liability, by Altair or any of its subsidiaries or any of their respective officers or directors;

•

except in the ordinary course of business, (i) amend or modify in any material respect, waive any material rights under, terminate (other than any expiration in accordance with the terms of an existing material contract) or release, settle or compromise any material claim, liability or obligation under any material contract (except for any amendment or modification of the selected purchase agreements in connection with the transactions contemplated by the merger agreement in accordance with the terms of the merger agreement) or (ii) enter into a contract that restricts Altair’s ability to compete or includes any most favored nation, exclusivity or requirements obligation or right of first refusal or right of first offer or enter into any material partnership, joint venture or strategic alliance;

•	recognize any union as the representative of any Altair service provider or enter into or negotiate any collective bargaining agreement;

•

except as contemplated by the merger agreement or as required under the terms of any Altair plan as in effect on October 30, 2024 (or to the extent modified in accordance with the limitations set forth in this bullet), (i) grant or increase any form of compensation or benefits payable by Altair or any subsidiary thereof, (ii) accelerate the vesting, funding or payment of any compensation or benefits under any

Altair plan or take any action to otherwise secure the funding or payment of any such compensation or benefits, (iii) enter into any change in control, retention or transaction-related incentive agreement or arrangements with, grant any equity or equity-linked awards or amend or modify the terms of any outstanding incentive equity or equity-linked awards or any other material new or enhanced bonus, commission or incentive compensation to, any Altair service provider, (iv) establish, adopt, terminate or amend in any material respect any Altair plan (or any plan, program, arrangement, practice or agreement that would be an Altair plan if it were in existence on October 30, 2024), (v) forgive or issue any loans to any Altair service provider or (vi) terminate, promote or hire any Altair service provider (other than routine hirings, promotions and terminations of employees whose total annual target cash compensation does not exceed $400,000), in each case, undertaken in the ordinary course of business consistent with past practice, or any termination of an Altair service provider for “cause”;

•

(i) adopt a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization (other than the merger), including any resolutions providing for any of the foregoing, or (ii) merge or consolidate with any other person, except, in each case, for any transactions among Altair subsidiaries;

•

change Altair’s fiscal year or methods of accounting, except as required by concurrent changes in GAAP or in Regulation S-X of the Exchange Act, as agreed to by Altair’s independent public accountants;

•

make, change or revoke any material tax election, change any tax accounting period, make any material change in any of its methods of tax accounting, settle or compromise any material tax claim, audit or assessment, amend any tax return with respect to any material tax, enter into any closing agreement relating to any material tax or agree to an extension or waiver of the statute of limitations with respect to the assessment or determination of any material tax (excluding any automatically granted extensions of time within which to file a tax return);

•

adopt or otherwise implement any shareholders’ rights plan, “poison pill” or other comparable agreement (unless Siemens Industry and its affiliates are included as a “grandfathered” party or similarly excluded from, and are otherwise not in any way adversely affected by, the effect thereof); or

•	agree, resolve or commit to do any of the foregoing.

Conduct of Businesses of Siemens Industry Prior to Completion of the Merger

The merger agreement also provides for certain restrictions on Siemens Industry’s activities until the effective time. In general, Siemens Industry will not, and will cause its affiliates not to, take any action that is intended to, or would reasonably be expected to, individually or in the aggregate, prevent, materially delay or materially impede the ability of Siemens Industry and Merger Sub to consummate the merger or the other transactions contemplated by the merger agreement, including the financing thereof.

Special Meeting and Board Recommendation

Altair must cause the proxy statement to be filed with the SEC in definitive form and mailed to Altair’s stockholders as promptly as reasonably practicable following the later of (x) the end of the ten-day waiting period under Rule 14a-6(a) under the Exchange Act (or the earlier date on which the SEC confirms it will not review this proxy statement) and (y) the date on which the SEC confirms that it has no further comments on the proxy statement. As soon as reasonably practicable following the commencement of the mailing of the proxy statement, and in any event no later than 45 days thereafter, Altair must convene and hold a meeting of the Altair stockholders for purposes of submitting the merger agreement proposal to its stockholders for adoption. The special meeting constitutes that required meeting of the Altair stockholders.

Subject to the ability of the Altair board of directors to make an adverse recommendation change, the Altair board of directors is required to recommend to Altair stockholders the adoption of the merger agreement, and

Altair is required to include that recommendation in this proxy statement and use reasonable best efforts to obtain from Altair stockholders the approval of the merger agreement proposal.

Under the terms of the merger agreement, Altair may adjourn or postpone the Altair special meeting (i) with the consent of Siemens Industry or (ii) with prior notice to Siemens Industry, to the extent Altair believes in good faith that such adjournment or postponement is reasonably necessary (a) to ensure that any required supplement or amendment to the proxy statement is provided to holders of shares of Altair common stock within a reasonable amount of time in advance of the meeting, (b) to allow reasonable additional time to solicit additional proxies necessary to obtain the Altair stockholder approval, (c) to ensure there are sufficient shares of Altair common stock represented and voting to constitute a quorum necessary to conduct the business of the special meeting or (d) otherwise where required to comply with applicable law. However, Altair may not adjourn or postpone the special meeting more than ten business days in connection with any one adjournment or postponement or, solely with respect to the foregoing clauses (b) and (c), more than an aggregate of 30 days from the original date of the special meeting, in each case without the prior written consent of Siemens Industry. In addition, Altair may not adjourn or postpone the special meeting more than two business days prior to the date on which the special meeting is scheduled to occur, in the case of an adjournment under clauses (b) or (c).

Unless the merger agreement is terminated in accordance with its terms, Altair must submit the merger agreement to its stockholders for adoption at the special meeting even if the Altair board of directors has made an adverse recommendation change or there has been an announcement or disclosure of or communication to Altair of any acquisition proposal.

No Shop; Restrictions on Solicitation of Acquisition Proposals

Under the terms of the merger agreement, subject to certain exceptions described below, Altair has agreed that, from and after October 30, 2024 until the earlier to occur of the termination of the merger agreement and the effective time, Altair will not, will cause its subsidiaries not to, and will use reasonable best efforts to cause its and their respective directors, officers and employees and direct its and their other representatives not to, directly or indirectly:

•

solicit, initiate or take any action to knowingly facilitate or encourage the submission of any inquiry or proposal that constitutes, or would reasonably be expected to lead to, any acquisition proposal;

•

solicit, initiate, facilitate, engage, enter into or participate in any discussions or negotiations with, furnish any nonpublic information relating to Altair or any of its subsidiaries or afford access to the business, properties, assets, books or records, or to any personnel, of Altair or any of its subsidiaries to, or otherwise knowingly cooperate with, any third party, in each case relating to an acquisition proposal or any inquiry or proposal that constitutes, or would reasonably be expected to lead to, any acquisition proposal by such third party;

•

(i) fail to make, withdraw, withhold, qualify or modify or propose publicly to withdraw, withhold, qualify or modify, the Altair board of directors’ recommendation that Altair stockholders adopt the merger agreement and the transactions contemplated thereby, or fail to include such recommendation in this proxy statement, or (ii) authorize, adopt, approve, recommend or otherwise declare advisable, or propose publicly to authorize, adopt, approve, recommend or otherwise declare advisable, any acquisition proposal or any proposal that would reasonably be expected to lead to any acquisition proposal, (iii) fail to publicly recommend against any publicly disclosed acquisition proposal (other than a tender offer or exchange offer) within ten business days after Siemens Industry so requests in writing or (iv) take any public position in connection with any acquisition proposal that is a tender offer or exchange offer within ten business days after the commencement thereof other than a recommendation against such offer or a “stop, look and listen” communication by the Altair board of directors of the type contemplated by Rule 14d-9(f) under the Exchange Act in which the Altair board of directors or Altair indicates that the Altair board of directors has not changed its recommendation to the stockholders with respect to the adoption of the merger agreement (any of the foregoing in clauses (i)-(iv), an “adverse recommendation change”);

•

enter into any agreement in principle, letter of intent, term sheet, memorandum of understanding, merger agreement, acquisition agreement, option agreement, share exchange agreement, joint venture agreement, other agreement or other similar instrument providing for, or that would reasonably be expected to lead to, an acquisition proposal; or

•	otherwise resolve or agree to do any of the foregoing.

The foregoing restrictions do not prohibit Altair or any of its subsidiaries from amending, modifying or granting any waiver or release under any standstill, confidentiality or similar agreement of Altair or its subsidiaries, in each case, solely to the extent the Altair board of directors determines, in consultation with its outside legal counsel, that the failure to do so would be reasonably likely to be inconsistent with its fiduciary duties under applicable law.

In addition, under the merger agreement, Altair has agreed that it will, and will cause its subsidiaries and its and their respective directors, officers and employees, and will direct its other representatives to, cease immediately and cause to be terminated any and all existing activities, discussions, negotiations or solicitations of acquisition proposals, if any, with any third party and its representatives conducted prior to October 30, 2024 with respect to any acquisition proposal. Altair also agreed to, and did, within three business days after October 30, 2024, (i) request in writing that each person that had previously executed a confidentiality agreement in connection with its consideration of an acquisition proposal or any inquiry or proposal that constitutes, or would reasonably be expected to lead to, any acquisition proposal promptly destroy or return to Altair all nonpublic information previously furnished by Altair or any of its representatives to such person or any of its representatives in accordance with the terms of such confidentiality agreement and (ii) terminate access to any physical or electronic data rooms relating to a possible acquisition proposal by such person and its representatives.

Notwithstanding the prohibitions described above, if, prior to Altair stockholders’ adopting the merger agreement, Altair receives an acquisition proposal from a third party that did not result from a breach of Altair’s non-solicitation obligations and the Altair board of directors determines in good faith, after consultation with its outside legal counsel and financial advisors, that (i) such acquisition proposal constitutes or would reasonably be expected to lead to a superior proposal and (ii) failure to engage in negotiations or discussions with such third party would be inconsistent with its fiduciary duties under applicable law, Altair may (i) engage in negotiations or discussions with such third party and its representatives and (ii) furnish to such third party or its representatives nonpublic information relating to Altair or any of its subsidiaries and afford access to the business, properties, assets, books or records and personnel of Altair or any of its subsidiaries pursuant to an acceptable confidentiality agreement, provided that Altair also provides Siemens Industry the same such nonpublic information (to the extent not previously provided to Siemens Industry) substantially concurrently with providing it to the third party and any competitively sensitive information or data provided to such third party who is, or whose affiliates include, a competitor, supplier or customer of Altair or any of its subsidiaries will be provided in a separate “clean data room” and subject to customary “clean team” arrangements regarding access to such information or data.

Altair is obligated to notify Siemens Industry promptly (and in any event within 24 hours) of any receipt by Altair of any acquisition proposal and any material amendment or modification to the material terms of any previously received acquisition proposal. The notice must include the identity of the person making such acquisition proposal and unredacted copies of all portions of the acquisition proposal and all related documents, in each case that contain material terms and conditions thereof, and if such acquisition proposal or any portion thereof was not provided in writing, a summary of the material terms and conditions thereof. Altair must also notify Siemens Industry promptly (and in any event within 24 hours) of any request for nonpublic information relating to Altair or any of its subsidiaries or for access to the business, properties, assets, books or records or personnel of Altair or any of its subsidiaries by any third party that has notified Altair that it is considering making, or has made, an acquisition proposal.

Altair must keep Siemens Industry reasonably informed on a reasonably prompt basis of the status of material discussions or negotiations and material terms and conditions of any acquisition proposal and any material developments related thereto, including promptly (but in no event later than 24 hours after receipt) providing Siemens Industry unredacted copies of all material portions of any correspondence and written materials (including any amendments or modifications thereto) that describe such material terms and conditions and summaries of all material oral communications between Altair or any of its subsidiaries or any of their representatives, on the one hand, and the potential counterparty and any of its representatives, on the other hand, in connection therewith.

An “acquisition proposal” for purposes of the merger agreement means any offer or proposal from any third party relating to, in a single transaction or a series of related transactions:

•

any acquisition or purchase, direct or indirect, of 20% or more of the consolidated assets of Altair and its subsidiaries or 20% or more of any class of equity securities of Altair or any of its subsidiaries whose assets, individually or in the aggregate, constitute 20% or more of the consolidated assets of Altair, or to which 20% or more of the consolidated revenues of Altair and its subsidiaries are attributable;

•

any tender offer (including a self-tender offer) or exchange offer that, if consummated, would result in such third party beneficially owning 20% or more of any class of equity securities of Altair or any of its subsidiaries whose assets, individually or in the aggregate, constitute 20% or more of the consolidated revenues of Altair and its subsidiaries, or to which 20% or more of the consolidated revenue of Altair and its subsidiaries are attributable;

•

a merger, consolidation, share exchange, business combination, sale of all or substantially all of the assets, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving Altair or any of its subsidiaries whose assets, individually or in the aggregate, constitute 20% or more of the consolidated assets of Altair and its subsidiaries, or to which 20% or more of the consolidated revenues of Altair and its subsidiaries are attributable; or

•

any merger, consolidation, business combination, recapitalization, liquidation, dissolution or other transaction involving Altair pursuant to which Altair stockholders immediately preceding such transaction hold less than 80% of the voting power or equity interests of the surviving or resulting entity of such transaction.

A “superior proposal” for purposes of the merger agreement means a bona fide unsolicited written acquisition proposal (but substituting “50%” for all references to “20%” in the definition of acquisition proposal) that the Altair board of directors determines in good faith, after consultation with its outside legal counsel and financial advisors, is more favorable from a financial point of view to Altair stockholders (in their capacity as such) than the merger, in each case, taking into consideration:

•	all relevant factors (including the identity of the counterparty and financial, legal, regulatory and timing factors);

•	the expected timing, conditionality and likelihood of consummation of such acquisition proposal in accordance with its terms; and

•

if applicable, any changes to the terms of the merger agreement proposed by Siemens Industry pursuant to Siemens Industry’s “match rights,” described below under “—Change of Recommendation; Match Rights” that, if accepted by Altair, would be binding on Siemens Industry.

Change of Recommendation; Match Rights

The merger agreement requires the Altair board of directors to recommend that Altair stockholders adopt the merger agreement and the transactions contemplated thereby and not make an adverse recommendation change as described above. Notwithstanding the foregoing, prior to Altair stockholders adopting the merger agreement, the Altair board of directors may:

•

in response to an acquisition proposal from a third party that did not result from a breach of Altair’s non-solicitation obligations that the Altair board of directors has determined in good faith, after consultation with its outside legal counsel and financial advisors, constitutes a superior proposal, make an adverse recommendation change or terminate the merger agreement in order to substantially concurrently enter into a written definitive agreement for such superior proposal; and

•

in response to an intervening event, make an adverse recommendation change of the type described in clause (i) of the definition thereof, if and only if the Altair board of directors determines in good faith after consultation with its outside legal counsel and financial advisors that the failure to take such action would be inconsistent with its fiduciary duties under applicable law.

Notwithstanding the foregoing, prior to making an adverse recommendation change, Altair must provide Siemens Industry four business days’ prior written notice advising Siemens Industry that it intends to take such action. The notice must specify the reasons for the adverse recommendation change and (i) in the case of a superior proposal, includes the identity of the person or group making such acquisition proposal, the terms thereof and attaches a copy of all proposed agreements for such superior proposal and other documents and information described above under the section titled “—No Shop; Restrictions on Solicitation of Acquisition Proposals” or (ii) in the case of an intervening event, a reasonably detailed description of the facts and circumstances relating to such intervening event. Altair must also, and must cause its directors, officers and employees and direct all of its other representatives to, negotiate with Siemens Industry in good faith (to the extent Siemens Industry wishes to negotiate) during such four business day period prior to making an adverse recommendation change to make such adjustments to the terms and conditions of the merger agreement as Siemens Industry may propose, and after such notice period, the Altair board of directors has considered in good faith any revisions to the terms of the merger agreement proposed in writing by Siemens Industry that, if accepted by Altair, would be binding upon Siemens Industry, and has determined in good faith, after consultation with its outside legal counsel and financial advisors, that any such revisions have not obviated the need to effect the adverse recommendation change or, in the case of a superior proposal, that such acquisition proposal continues to constitute a superior proposal before making such adverse recommendation change. With respect to any adverse recommendation change in response to a superior proposal, if there is any change to the financial terms or any other material terms of the then-existing superior proposal (including the form, amount or timing of payment of consideration proposed to be received by Altair stockholders as a result of such superior proposal or any substantive change in the terms relating to conditionality, termination or termination fees, with regulatory efforts and financing deemed to be material terms), Altair must again comply with the obligations described in clause (i) of this paragraph, except the four business day period will be replaced with a two business day period.

An “intervening event” for purposes of the merger agreement is any event, fact, circumstance, development or occurrence that:

•

was not known to or reasonably foreseeable by the Altair board of directors as of October 30, 2024, which event, fact, circumstance, development or occurrence becomes known to or by the Altair board of directors prior to receipt of the stockholder approval; or

•

was known to or reasonably foreseeable by the Altair board of directors as of October 30, 2024, but the consequences of which (or the magnitude thereof) were not known or reasonably foreseeable to the Altair board of directors as of October 30, 2024 but became known or reasonably foreseeable to the Altair board of directors after October 30, 2024 but prior to the receipt of the stockholder approval; and

•	in each of the preceding two bullets, does not relate to an acquisition proposal;

provided that in no event will any of the following constitute or be deemed an intervening event: (i) the receipt, existence or terms of an acquisition proposal or any matter relating thereto or the consequences thereof, (ii) any change in the price or trading value of shares of Altair common stock or other securities of Altair, (iii) the fact, in and of itself, that Altair exceeds earnings projections or predictions or results of operations made by Altair or securities or financial analysts or any resulting analyst upgrades of Altair securities and (iv) any effect to the extent resulting from any breach of the merger agreement by Altair (provided that, in the case of the foregoing clauses (ii) and (iii), the underlying causes of such effect may be considered and taken into account in determining whether there has been an intervening event).

In addition, nothing in the merger agreement prohibits Altair or the Altair board of directors from (i) taking and disclosing to Altair stockholders a position contemplated by Rule 14d-9 and Rule 14e-2(a) promulgated under the Exchange Act (or any similar communication to stockholders in connection with the making or amendment of a tender offer or exchange offer) or from making any legally required disclosure to stockholders with regard to the transactions contemplated by the merger agreement or an acquisition proposal (provided that neither Altair nor the Altair board of directors may make an adverse recommendation change unless permitted by the merger agreement), (ii) issuing a “stop, look and listen” disclosure or similar communication of the type contemplated by Rule 14d-9(f) under the Exchange Act or (iii) contacting and engaging in discussions with any person or group and their respective representatives who has made an offer, inquiry, proposal or indication of interest with respect to an acquisition proposal that was not solicited in breach of the merger agreement solely for the purpose of clarifying the terms of such offer or informing such third party of the non-solicitation restrictions imposed by the merger agreement.

Regulatory Clearances and Approvals Required for the Merger

The completion of the merger is conditioned on, among other things, the required regulatory approvals having been obtained or received (or, as applicable, the waiting periods with respect thereto having expired or been terminated), including the expiration or termination of any applicable waiting period under the HSR Act.

Subject to the terms and conditions of the merger agreement, each of Altair and Siemens Industry has agreed to take, or cause to be taken (including by causing their affiliates to take), all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable law to consummate the transactions contemplated by the merger agreement as promptly as practicable, including (i) preparing and filing as promptly as practicable with any governmental authority or other third party all documentation to effect all necessary, proper or advisable filings, notices, petitions, statements, registrations, submissions of information, applications and other documents and (ii) obtaining and maintaining all approvals, consents, registrations, permits, authorizations and other confirmations required to be obtained from any governmental authority or other third party that are necessary, proper or advisable to consummate the merger, including the required regulatory approvals, as promptly as practicable (and in any event, prior to the end date or the extended end date, as applicable).

The merger cannot be completed until all applicable waiting periods (and any extensions thereof) under the HSR Act relating to the merger, and any commitment to, or agreement with, any governmental authority to delay the consummation of, or not to consummate before a certain date, the merger, have expired or been terminated, and other required regulatory approvals have been obtained or received or, as applicable, the waiting periods with respect thereto have expired or been terminated. There can be no assurance that a challenge to the merger on regulatory grounds by a governmental authority or private party will not be made or, if such a challenge is made, that it would not be successful.

Each of Altair and Siemens Industry has agreed to (x) furnish to the other, as promptly as practicable, all information within its (or its affiliates’) control requested by such other party and required for such other party to make any application or other filing to be made by it pursuant to any applicable law in connection with the merger, (y) keep each other reasonably apprised of the status of, and work cooperatively in connection with obtaining, the required regulatory approvals and any other consents, clearances, registrations, approvals, permits, waivers, expirations or terminations of waiting periods and authorizations pursuant to any competition laws from any governmental authority in connection with the merger and (z) respond as promptly as practicable to any inquiries received from any governmental authority for additional information or documentary material that may be requested pursuant to the HSR Act or any other applicable competition laws.

If any objections are asserted with respect to the transactions contemplated by the merger agreement under the HSR Act, any other applicable competition law or in connection with any required regulatory approval, or if any proceeding under competition laws is instituted or threatened by any governmental authority challenging any of the transactions contemplated by the merger agreement, Siemens Industry and Altair have agreed to use reasonable best efforts to resolve such objections as promptly as practicable.

Each of Altair and Siemens Industry has agreed to oppose (1) any administrative or judicial proceeding that is initiated or threatened to be initiated challenging the merger agreement or the consummation of the transactions contemplated thereby as violative of any competition law (including seeking to have any stay or temporary restraining order entered by any court or other governmental authority vacated or reversed) and (2) any request for the entry of, and to seek to have vacated or terminated, any order in connection with any competition law that would reasonably be expected to restrain, prevent or materially delay the consummation of the transactions contemplated by the merger agreement, including in the case of either (1) or (2), by defending through litigation any proceeding brought by any governmental authority pursuant to any competition law, and vigorously pursuing all available avenues of administrative and judicial appeal. However, in no event will Siemens Industry or its subsidiaries or affiliates be required to take any remedy action, except to the extent that such remedy action would not, and would not reasonably be expected to, individually or in the aggregate, result in a burdensome condition. The reasonable best efforts of Siemens Industry will include taking any remedy action that would not, and would not reasonably be expected to, individually or in the aggregate, result in a burdensome condition.

Altair has agreed not to, and has agreed to cause its subsidiaries not to, offer, propose, negotiate, agree to, commit to, effect or take any remedy action without the prior written consent of Siemens Industry, and Altair has agreed to, and has agreed to cause its subsidiaries to, offer, propose, negotiate, agree to, commit to, effect and take any remedy action if so directed by Siemens Industry in connection with obtaining the required regulatory approvals; provided, that any remedy action is conditioned on the closing of the merger. If requested by Siemens Industry, Altair must divest, hold separate or take or commit to take any action that limits its freedom of action with respect to, or its ability to retain, any of the businesses, services or assets of Altair or its subsidiaries, provided that any such action is conditioned on the consummation of the merger and the other transactions contemplated by the merger agreement.

Neither Altair nor Siemens Industry will take any action if such action would (1) make it materially more likely that there would arise any impediments under any competition law or other applicable law that may be asserted by the FTC, the Antitrust Division, any State Attorney General or any other governmental authority to the consummation of the merger and the other transactions contemplated by the merger agreement, as promptly as practicable, or (2) impose any material delay in the expiration of any waiting period or obtaining of any approval from any governmental authority necessary to consummate the transactions contemplated by the merger agreement.

Each of Altair and Siemens Industry will (i) promptly notify the other party of any substantive communication to that party from the FTC, the Antitrust Division, any State Attorney General or any other governmental authority and, subject to applicable law, permit the other to review, reasonably in advance, any written communication or presentation proposed to be submitted to any governmental authority and consider in good faith any comments such other party may provide, (ii) not agree to participate in any substantive meeting or discussion with any governmental authority in respect of any filings, investigation or inquiry concerning any competition or antitrust matters in connection with the merger agreement or the merger and the other transactions contemplated by the merger agreement, unless it consults with the other party in advance and, to the extent permitted by such governmental authority, gives the other party the opportunity to attend and participate thereat and (iii) furnish the other party with copies of all filings (other than HSR filings) and material correspondences and communications between them and their affiliates and their respective representatives on the one hand, and any governmental authority or members or their respective staffs on the other hand, with respect to any competition laws in connection with the merger agreement.

Siemens Industry has the sole right to direct all matters with any governmental authority related to, and to control and lead all actions, communications, decisions and strategy for obtaining the required regulatory approvals and any other consents, clearances, registrations, approvals, permits, waivers, expirations or terminations of waiting periods and authorizations pursuant to any competition laws from any governmental authority, in connection with the transactions contemplated by the merger agreement, provided that Siemens Industry will consult in good faith with Altair and its representatives with respect to strategy and substantive communications regarding such matters, including any litigation under any competition laws. Siemens Industry also has the right to commit to or agree with any governmental authority to stay any applicable waiting period under the HSR Act or any other applicable competition law if such commitment is reasonably designed to obtain all required regulatory approvals as promptly as reasonably practicable and if Siemens Industry’s outside legal counsel advises that such commitment is advisable, provided that Siemens Industry will consult with Altair in good faith prior to making any such commitment, and Siemens Industry will not agree to stay, toll or extend any waiting period under competition law or to delay the consummation of, or to not consummate before a certain date, the merger, if such commitment would reasonably be expected to delay the consummation of the merger beyond the extended end date.

On November 15, 2024, each of Altair and Siemens Industry filed a notification of the proposed merger with the FTC and the Antitrust Division under the HSR Act. The waiting period expired on December 16, 2024 at 11:59 p.m., Eastern Time.

In addition, Altair and Siemens Industry will prepare and, at least 65 days prior to the closing date, file with the DDTC, in accordance with ITAR at 22 C.F.R. 122.4(b), a notification regarding the merger and the other transactions contemplated in the merger agreement.

Although the parties expect that the required regulatory approvals will be obtained, the parties cannot assure you that such approvals will be timely obtained or obtained at all or that the granting of regulatory approvals will not involve the imposition of additional conditions on the completion of the merger, or a commitment or agreement to take remedial actions, including divesting assets or businesses, creating, modifying or transferring contractual rights or obligations or entering into supply or services agreements. Any such requirements could result in the conditions to the merger not being satisfied.

Employee Matters

For 12 months following the effective time, Siemens Industry will cause each Altair employee as of immediately prior to the effective time whose employment continues with Siemens Industry or one of its affiliates following such time (each, a “continuing employee”) to receive (i) an annual rate of salary or hourly wage rate, as applicable, that is no less favorable than the annual rate of salary or hourly wage rate, as applicable, provided to such continuing employee as of immediately prior to the effective time, (ii) target cash incentive opportunities that are no less favorable in the aggregate than the target cash incentive opportunities provided to such continuing employee as of immediately prior to the effective time and (iii) severance payments and benefits no less than (A) with respect to U.S.-based continuing employees, the existing Altair severance agreements and policies described in the disclosure schedules and (B) with respect to non-U.S.-based continuing employees covered by a local severance policy or statutory or regulatory severance or termination benefits, the greater of (x) those payable pursuant to the applicable local Altair severance policy disclosed in the disclosure schedules and (y) statutory severance or as otherwise required by applicable law, and (iv) health, welfare and retirement benefits that are substantially comparable in the aggregate to health, welfare and retirement benefits provided, as determined by Siemens Industry in its sole discretion, either (A) to such continuing employee as of immediately prior to the effective time or (B) to similarly situated employees of Siemens Industry (including paid time off, but excluding any defined benefit pension, retiree medical or life insurance benefits, equity and equity-based incentives and retention, change in control or similar plans, policies or agreements).

To the extent the short-term incentive bonuses for the performance period in which the effective time occurs (or the immediately preceding performance period) remain unpaid as of the closing of the merger, Siemens Industry will pay or cause one of its affiliates to pay bonuses provided for under the Altair short-term performance bonus programs for the performance period in which the effective time occurs (or if applicable, the immediately preceding performance period) to each continuing employee, with the amount being determined based on actual performance either (i) if the closing occurs on or before December 31, 2025, through the last day of the applicable performance period (but in no event later than December 31, 2025) or (ii) if the closing occurs after December 31, 2025, through the earlier of (x) the last day of the applicable performance period or (y) the last day of the surviving corporation’s fiscal year, as such fiscal year may be modified following the closing, and further subject to and conditioned upon such continuing employee satisfying any continued employment and other requirements applicable to such short-term performance bonus program; provided, that, in the event of an involuntary termination of employment of a continuing employee without “cause” by the surviving corporation following the effective time (as determined by the surviving corporation) and prior to the date the bonuses are paid, the continuing employee will, subject to such continuing employee’s timely execution of a release of claims in a form prescribed by the surviving corporation, be entitled to receive the bonuses as if such continuing employee had remained employed through the payment date, pro-rated to reflect such continuing employee’s actual tenure during the applicable performance period. The bonuses will be paid by Siemens Industry or its affiliate at the time or times that they would normally be paid by Altair but in all events within 60 days following the end of the applicable performance period in accordance with the terms and conditions applicable thereto.

Following the effective time, Siemens Industry will cause the surviving corporation and any of its respective subsidiaries to use commercially reasonable efforts to (i) waive all limitations as to any pre-existing condition or waiting periods with respect to participation and coverage requirements applicable to each continuing employee under any employee benefit plan maintained by Siemens Industry or its affiliates in which such continuing employees become eligible to participate (such plan, a “Siemens Industry benefit plan”), (ii) credit each continuing employee, as of and after the effective time, for any copayments, deductibles, offsets or similar payments made during the plan year that includes the effective time for purposes of satisfying any applicable copayment, deductible, offset or similar requirements under the comparable Siemens Industry benefit plan and (iii) give all continuing employees full credit for such continuing employees’ service for purposes of eligibility, vesting and accruals under any Siemens Industry benefit plan to the same extent and for the same purpose that such service was credited for under any similar Altair benefit plan immediately prior to the effective time.

Directors’ and Officers’ Indemnification and Insurance

Under the merger agreement, for a period of six years after the effective time, Siemens Industry must cause the surviving corporation to indemnify and hold harmless to the fullest extent permitted by applicable law and the organizational documents of Altair or its subsidiaries, the present and former directors, officers and agents of Altair and its subsidiaries and any individuals serving in such capacity at or with respect to other persons at Altair’s or its subsidiaries’ request from and against any losses, damages, liabilities, costs, expenses (including attorneys’ fees), judgments, fines, penalties and amounts paid in settlement (including all interest, assessments and other charges paid or payable in connection with or in respect of any thereof) in respect of the persons having served in such capacity prior to the effective time.

In addition, for a period of six years following the effective time, Siemens Industry is required to maintain in effect provisions in the organizational documents of the surviving corporation and its subsidiaries regarding elimination of liability of directors, indemnification of directors, officers and agents and advancement of fees, costs and expenses that are no less advantageous to the intended beneficiaries than the corresponding provisions that were in existence as of October 30, 2024.

From and after the effective time, Siemens Industry is required to cause the surviving corporation and its subsidiaries to honor and comply with their respective obligations under any indemnification agreement with any director or officer of Altair or its subsidiaries, and not amend, repeal or otherwise modify any such agreement in any manner that would adversely affect any rights of such persons.

Prior to the effective time of the merger, Altair will (or if Altair is unable to, Siemens Industry will cause the surviving corporation to) purchase a directors’ and officers’ liability insurance and fiduciary liability insurance “tail” policy for a period of six years after the effective time with respect to matters arising at or prior to the effective time with terms, conditions, retentions and limits of liability that are no less favorable than the coverage provided under Altair’s existing policies as of October 30, 2024, with a one-time cost not in excess of 350% of the last aggregate annual premium paid by Altair for its directors’ and officers’ liability insurance and fiduciary liability insurance prior to October 30, 2024, and if the cost of such “tail” insurance policy would otherwise exceed such amount, the surviving corporation must purchase a policy with the greatest coverage available for a cost not exceeding such amount.

Treatment of Certain Indebtedness

In connection with the merger, Altair is required to repay the loans outstanding, if any, and terminate all commitments available under the Third Amended and Restated Credit Agreement, dated as of October 18, 2017, by and among Altair, JPMorgan Chase Bank, N.A., as administrative agent, sole bookrunner and sole lead arranger, and the lenders parties thereto (as amended, restated, supplemented or otherwise modified from time to time, the “credit agreement”). The merger agreement provides that Altair will use commercially reasonable efforts to obtain and provide to Siemens Industry, at least two business days prior to the closing date, a customary payoff letter setting forth all amounts necessary to be paid as of the closing date in order to repay in full all the obligations thereunder and providing for the guarantees and liens in respect of the credit agreement to be released, together with any necessary UCC authorizations or other releases as are required or as Siemens Industry may reasonably request to evidence the satisfaction and discharge in full of such obligations at the closing, and the release of all liens with respect thereto effective at the closing.

In addition, the merger agreement provides that, on the closing date, Siemens Industry, Merger Sub and Altair will, as and to the extent required by the Indenture, dated as of June 14, 2022, by and between Altair, as issuer, and U.S. Bank Trust Company, National Association, as trustee, governing the 1.750% convertible notes due 2027 (the “convertible notes indenture” and the notes thereunder, the “convertible notes”), execute, and use reasonable best efforts to cause the trustee to execute, any supplemental indenture required by the convertible notes indenture and deliver any certificates and other documents required by the convertible notes indenture to be delivered by such persons in connection with such supplemental indenture. Prior to the effective time, Altair must give any notices and take all actions required under, and with the prior consent of Siemens Industry, not to be unreasonably withheld, conditioned or delayed, may take actions permitted under, the terms of the convertible notes, the convertible notes indenture or applicable law, and must take any other actions reasonably requested by Siemens Industry to the extent such actions are permitted or contemplated by the terms of the convertible notes, convertible notes indenture or applicable law (with respect to the convertible notes indenture or the convertible notes) in connection with the merger and the other transactions contemplated in the merger agreement. Altair expects, though cannot guarantee, that the holders of the convertible notes will elect to convert their convertible notes in connection with the closing of the merger under the provisions of the convertible notes indenture that address make whole fundamental change of Altair.

The foregoing description of the convertible notes indenture and the rights of holders of the convertible notes thereunder are summaries only and are qualified in their entirety by reference to the convertible notes indenture.

This proxy statement does not constitute an offer to sell or the solicitation of an offer to buy, or a notice to redeem, any debt securities of Altair. It does not constitute a prospectus or prospectus equivalent document for any such securities.

Other Covenants

The merger agreement contains additional agreements of Siemens Industry, Altair and Merger Sub relating to, among other things:

•	Altair providing Siemens Industry access to certain information of Altair;

•	the delisting by the surviving corporation of shares of Altair common stock from Nasdaq and the deregistration of such shares under the Exchange Act;

•

Altair and its subsidiaries using their reasonable best efforts to amend the selected purchase agreements to provide that any consideration payable thereunder at or after the effective time in shares of Class A common stock will be paid in cash only in an amount equal to the merger consideration multiplied by the number of shares of Class A common stock then issuable to the applicable counterparty pursuant to such selected purchase agreement;

•	Siemens Industry taking all action necessary to cause Merger Sub to perform its obligations under the merger agreement;

•	the coordination between Altair and Siemens Industry regarding press releases and other public announcements or filings relating to the transactions contemplated by the merger agreement;

•

actions to cause the disposition of equity securities of Altair held by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to Altair to be exempt under Rule 16b-3 promulgated under the Exchange Act;

•	the preparation and filing with the DDTC, in accordance with ITAR at 22 C.F.R. 122.4(b), a notification regarding the merger and the other transactions contemplated by the merger agreement;

•

the notification of (i) any written communication from a third party alleging that their consent is or may be required in connection with the merger, (ii) any written communication from any governmental authority in connection with the merger and (iii) any proceedings commenced or threatened in writing relating to the consummation of the merger;

•	the notification of the defense and settlement of any litigation in connection with the merger agreement;

•

Altair, Siemens Industry and Merger Sub using reasonable best efforts to take such actions as are reasonably necessary to address any applicable antitakeover statute or regulation so that the merger may be consummated as promptly as practicable as contemplated by the merger agreement; and

•

Siemens Industry providing to Altair a draft statement and accompanying IRS notice to be issued by Altair pursuant to U.S. Treasury Regulations sections 1.897-2(h) and 1.1445-2(c)(3)(i), certifying that the stock of Altair is not a “United States real property interest” within the meaning of section 897 of the Code and Altair delivering to Siemens Industry an executed version of such statement and notice, in form and substance reasonably satisfactory to Siemens Industry.

Conditions to the Merger

The respective obligations of each party to consummate the merger are subject to the satisfaction or waiver of the following conditions:

•	the stockholder approval has been obtained in accordance with the DGCL;

•

the absence of any order or law issued by any governmental authority of competent jurisdiction prohibiting, rendering illegal or enjoining the consummation of the merger; provided that, with respect to any competition law or order issued by any governmental authority pursuant to any competition law, solely if such order or applicable law relates to the required regulatory approvals; and

•

the expiration or termination of all waiting periods (and any extensions thereof) applicable to the consummation of the merger under the HSR Act and any commitment to, or agreement with, any governmental authority to delay or not consummate before a certain date the merger and the receipt of all required regulatory approvals (or, as applicable, expiration or termination of the waiting periods with respect thereto).

The obligations of Siemens Industry and Merger Sub to consummate the merger are subject to the satisfaction or waiver of the following additional conditions:

•

Altair having performed and complied with in all material respects all of the covenants, obligations and agreements required to be performed or complied with by it under the merger agreement prior to the closing of the merger;

•

(i) Altair’s representations and warranties regarding corporate existence and power, corporate authorization, non-contravention and antitakeover statutes and certain of Altair’s representations and warranties regarding subsidiaries and minority-owned entities and finders’ fees being true in all material respects (other than any such representations and warranties containing materiality or Altair material adverse effect qualifications, which will be true in all respects) at and as of the closing as if made at and as of such time (other than representations and warranties that by their terms address matters only as of another specified time, which will be so true only as of such time), (ii) certain of Altair’s representations and warranties regarding subsidiaries and minority-owned entities being true in all respects at and as of October 30, 2024 as if made at and as of such time except as would not reasonably be expected to prevent, impair or materially delay the consummation of the transactions contemplated by the merger agreement, (iii) certain of Altair’s representations and warranties regarding capitalization being true in all respects as of the closing as if made at and as of such time (other than representations and warranties that by their terms address matters only as of another specified time, which will be so true only as of such time), except where the failure to be true in all respects would not reasonably be expected to result in the requirement of Siemens Industry or, following the closing, Altair or any of their respective affiliates to pay any amount of additional consideration in the aggregate in excess of $20 million relative to the amount that would have been payable had those representations and warranties been true and correct in all respects as of the closing, (iv) Altair’s representations and warranties regarding the absence of certain changes that have had or would have, individually or in the aggregate, an Altair material adverse effect since December 31, 2023 being true in all respects at and as of the closing as if made at and as of such time, (v) all other of Altair’s representations and warranties (disregarding all materiality and Altair material adverse effect qualifications contained therein) being true in all respects at and as of the closing as if made at and as of such time (other than representations and warranties that by their terms address matters only as of another specified time, which will be so true only as of such time), with only such exceptions in the case of this clause (v) as have not had an Altair material adverse effect;

•	no Altair material adverse effect having occurred since October 30, 2024, that is continuing; and

•	Siemens Industry having received from Altair a certificate signed by an executive officer of Altair to the effect that the conditions set forth in the foregoing three bullets have been satisfied.

The obligation of Altair to consummate the merger is subject to the satisfaction or waiver of the following additional conditions:

•

each of Siemens Industry and Merger Sub having performed and complied with in all material respects all of the covenants, obligations and agreements required to be performed or complied with by it under the merger agreement prior to the closing of the merger;

•

(i) Siemens Industry’s and Merger Sub’s representations and warranties regarding corporate existence and power, corporate authorization, finders’ fees and solvency and certain of Siemens Industry’s and Merger Sub’s representations and warranties regarding ownership of Altair common stock (disregarding, in each case, all materiality and Siemens Industry material adverse effect qualifications contained therein) being true in all material respects at and as of the closing as if made at and as of the closing (other than representations and warranties that by their terms address matters only as of another specified time, which will be so true only as of such time), (ii) all other of Siemens Industry’s and Merger Sub’s representations and warranties (disregarding all materiality and Siemens Industry material adverse effect qualifications contained therein) being true in all respects at and as of the closing as if made at and as of the closing (other than representations and warranties that by their terms address matters only as of another specified time, which will be so true only as of such time), with only such exceptions in the cause of this clause (ii) as have not had and would not reasonably be expected to have, individually or in the aggregate, a Siemens Industry material adverse effect; and

•

Altair having received from Siemens Industry a certificate signed by an executive officer of Siemens Industry to the effect that the conditions set forth in the foregoing two bullets have been satisfied.

Termination of the Merger Agreement

Termination by Siemens Industry or Altair

The merger agreement may be terminated and the merger may be abandoned at any time prior to the effective time (notwithstanding any approval of the merger agreement by Altair stockholders):

•	by mutual written consent of Altair and Siemens Industry;

•	by either Altair or Siemens Industry, if:

•

the merger has not been consummated on or before October 30, 2025 (the end date); provided that (i) if one or more conditions to closing relating to regulatory approvals and legal restraints have not been satisfied or waived on or prior to such date but all other conditions to closing of the merger either have been satisfied or waived or would reasonably be expected to be satisfied if the closing were to occur on such date, then the end date will be automatically extended until April 30, 2026 (the extended end date); provided, further, that the right to terminate the merger agreement described herein will (i) not be available to any party who is in breach of, or has breached, its obligations under the merger agreement, where such breach has primarily caused or resulted in the failure of the closing of the merger to occur on or before the end date or extended end date, as applicable, and (ii) be subject to the provision of the merger agreement that provides that if any party brings any suit, action or proceeding to enforce specifically the performance of the terms and provisions of the merger agreement by any other party, the end date or extended end date, as applicable, will automatically be extended by the amount of time during which such suit, action or proceeding is pending, plus five business days, or such longer time period established by the court presiding over such suit, action or proceeding, if any;

•

there is any applicable law (other than a competition law that does not relate to a required regulatory approval) or any final, irreversible and non-appealable order (provided that, if such order is issued by any governmental authority pursuant to competition laws, such order relates to a required regulatory approval) that permanently prohibits, renders illegal or enjoins the merger issued by any governmental authority of competent jurisdiction; or

•

at the meeting of Altair stockholders (including any adjournment or postponement thereof), which is duly convened and at which a vote on the adoption of the merger agreement has been taken, the stockholder approval is not obtained.

Termination by Altair

The merger agreement may be terminated at any time prior the effective time by Altair if:

•

prior to Altair stockholders adopting the merger agreement, the Altair board of directors authorizes Altair to enter into a written definitive agreement concerning a superior proposal in accordance with the terms and conditions described under “—No Shop; Restrictions on Solicitation of Acquisition Proposals” and “—Change of Recommendation; Match Rights” (and with such agreement being entered into substantially concurrently with the termination of the merger agreement), subject to the concurrent payment to Siemens Industry of the $372 million termination fee described below; or

•

Siemens Industry and/or Merger Sub have breached any representation or warranty or failed to perform any covenant or agreement under the merger agreement that (i) would cause any of the conditions to Altair’s obligations to consummate the merger not to be satisfied and (ii) is incapable of being cured or, if capable of being cured, is not cured within 20 business days after its receipt of written notice thereof from Altair (or, if earlier, five business days prior to the end date or the extended end date, as applicable); provided that Altair is not in breach of any provision of the merger agreement and has not failed to perform or comply with, and there is no inaccuracy of, any of its representations, warranties, covenants or agreements set forth in the merger agreement, where such a breach, failure or inaccuracy caused or resulted in, or would cause or result in, the failure of the conditions to Siemens Industry’s obligations to close the merger related to the absence of Altair’s breach of the merger agreement to be satisfied.

Termination by Siemens Industry

The merger agreement may be terminated at any time prior to the effective time by Siemens Industry if:

•

prior to Altair stockholders adopting the merger agreement, the Altair board of directors has made an adverse recommendation change as described under “—No Shop; Restrictions on Solicitation of Acquisition Proposals” or “—Change of Recommendation; Match Rights”; or

•

Altair has breached any representation or warranty or failed to perform its covenants or agreements under the merger agreement that (i) would cause any of the conditions to Siemens Industry’s obligations to consummate the merger to not be satisfied and (ii) is incapable of being cured or, if capable of being cured, is not cured within 20 business days after its receipt of written notice thereof from Siemens Industry (or, if earlier, five business days prior to the end date or the extended end date, as applicable); provided that Siemens Industry or Merger Sub is not in breach of any provision of the merger agreement and has not failed to perform or comply with, and there is no inaccuracy of, any of its representations, warranties, covenants or agreements set forth in the merger agreement, where such a breach, failure or inaccuracy caused or resulted in, or would cause or result in, the failure of the conditions to Altair’s obligations to close the merger related to the absence of Siemens Industry’s or Merger Sub’s breach of the merger agreement to be satisfied.

Termination Fees and Expenses

Altair Termination Fee

The merger agreement provides that Altair will pay Siemens Industry a termination fee of $372 million if:

•	Altair terminates the merger agreement to enter into a definitive agreement with respect to a superior proposal;

•	Siemens Industry terminates the merger agreement after the Altair board of directors has made an adverse recommendation change; or

•	Prior to receipt of the stockholder approval, (A) the merger agreement is terminated by (i) Siemens Industry or Altair because (x) the merger has not been consummated by the end date or the extended end date, as applicable, or (y) Altair stockholders did not approve the merger at the special meeting or (ii) Siemens Industry because of Altair’s breach of or failure to perform or comply with, one or more of its representations, warranties, covenants or agreements under the merger agreement, (B) after October 30, 2024 and prior to the special meeting, an acquisition proposal is publicly announced (or, solely in the case of a termination pursuant to clause (ii), is made to the Altair board of directors) and not withdrawn prior to the date of the special meeting (in the case of a termination due to failure to obtain the stockholder approval at the special meeting) and (C) within 12 months of such termination, Altair or any of its subsidiaries enters into a definitive written agreement with respect to such acquisition proposal or a transaction with respect to such acquisition proposal is consummated. For purposes of this bullet, the term “acquisition proposal” has the meaning assigned to such term as described under “No Shop; Restrictions on Solicitation of Acquisition Proposals” except that all references to “20%” are replaced with references to “50%.”

In no event will Altair be obligated to pay the termination fee on more than one occasion. If Altair fails to pay its termination fee when due pursuant to the terms of the merger agreement, Altair will pay to Siemens Industry an amount equal to Siemens Industry’s reasonable and documented out-of-pocket costs and expenses (including reasonable fees and disbursements of counsel) incurred in connection with seeking payment of the termination fee from Altair, together with interest on the amount of such termination fee at an interest rate per annum equal to the prime rate in effect on October 30, 2024, plus seven percent (7%), from the date the payment of such termination fee is due through the date such payment is actually received in full by Siemens Industry.

The payment of Altair’s termination fee in full when payable pursuant to the terms of the merger agreement (together with any expenses as described in the preceding paragraph), will be the sole and exclusive remedy of Siemens Industry and Merger Sub in connection with the merger agreement and the transactions contemplated thereby, including the merger, and neither Siemens Industry nor Merger Sub will seek to obtain any recovery, judgment or damages of any kind, including consequential, indirect or punitive damages, against Altair or any of Altair’s subsidiaries or any of their respective directors, officers, employees, partners, managers, members, stockholders, affiliates or representatives in connection with the merger agreement or the transactions contemplated thereby, including any breach (including any willful or intentional and knowing breach) of the merger agreement or termination thereof.

Siemens Industry Termination Fee

The merger agreement provides that Siemens Industry will pay Altair a termination fee of $638 million if (a) Altair or Siemens Industry terminates the merger agreement because (i) the merger has not been consummated by the end date or the extended end date, as applicable or (ii) there is any applicable law (other than a competition law that does not relate to a required regulatory approval) or a final, irreversible and non-appealable order (provided that, if such order is issued by any governmental authority pursuant to competition laws, such order relates to a required regulatory approval) issued by any governmental authority of competent jurisdiction that permanently prohibits, renders illegal or enjoins the merger, and (b) at the time of such termination, all the mutual conditions to closing and the conditions to Siemens Industry obligations to close have been satisfied or waived (other than any of (x) any of the conditions relating to regulatory approvals or legal restraints under competition laws or (y) those other conditions that, by their nature, cannot be satisfied until the closing but are capable of being satisfied and would be satisfied at the closing if the closing were to occur at the time of such termination).

In no event will Siemens Industry be obligated to pay the termination fee on more than one occasion. If Siemens Industry fails to pay its termination fee when due pursuant to the terms of the merger agreement, Siemens Industry will pay to Altair an amount equal to Altair’s reasonable and documented out-of-pocket costs and expenses (including reasonable fees and disbursements of counsel) incurred in connection with seeking payment of the termination fee from Siemens Industry, together with interest on the amount of such termination fee at an interest rate per annum equal to the prime rate in effect on October 30, 2024, plus seven percent (7%), from the date the payment of such termination fee is due through the date such payment is actually received in full by Altair (any amounts due pursuant to this paragraph and the second paragraph in the section titled “—Altair Termination Fee,” the “expenses”).

The payment of Siemens Industry’s termination fee in full when payable pursuant to the terms of the merger agreement (together with any expenses as described in the preceding paragraph), will be the sole and exclusive remedy of Altair in connection with the merger agreement and the transactions contemplated thereby, including the merger, and Altair will not seek to obtain any recovery, judgment or damages of any kind, including consequential, indirect or punitive damages, against Siemens Industry or Merger Sub or any of their respective directors, officers, employees, partners, managers, members, stockholders, affiliates or representatives in connection with the merger agreement or the transactions contemplated thereby, including any breach (including any willful or intentional and knowing breach) of the merger agreement or termination thereof.

Effect of Termination

In the event of termination of the merger agreement in accordance with the terms of the merger agreement, the merger agreement will become void and of no effect (except the provisions relating to the confidentiality agreements between the parties, public announcements, the effect of termination, termination fees and certain other provisions, together with the confidentiality agreement and clean team agreement between Altair and Siemens Industry, will survive any such termination) without liability of any party to the other parties to the merger agreement; provided that, if such termination results from (i) the intentional failure of any party to fulfill a condition to the performance of the obligations of any other party or (ii) the intentional breach of the merger agreement by any party, such party will be fully liable for any and all liabilities and damages (which Altair and Siemens Industry acknowledge and agree will not be limited to reimbursement of expenses or out-of-pocket costs, and may include the benefit of the bargain lost by a party’s stockholders (including, (x) in the case of Altair, the premium reflected in the merger consideration, which was specifically negotiated by the Altair board of directors on behalf of Altair’s stockholders and (y) in the case of Siemens Industry, the benefit that Siemens Industry and its affiliates would have derived from the consummation of the merger, including expected integration synergies, which was specifically negotiated by Siemens Industry, in each case, taking into consideration all other relevant matters)).

Remedies; Maximum Liability

The merger agreement provides that, upon any termination of the merger agreement under circumstances where a termination fee is payable by Altair, Siemens Industry’s right to receive such termination fee (together with any expenses, if payable) will be the sole and exclusive remedy of Siemens Industry and Merger Sub in connection with the merger agreement and the transactions contemplated thereby, and upon payment in full of such amount, neither Siemens Industry nor Merger Sub will seek to obtain any recovery, judgment or damages of any kind against Altair or any of Altair’s subsidiaries or any of their respective directors, officers, employees, partners, managers, members, stockholders, affiliates or representatives in connection with the merger agreement or the transactions contemplated thereby, including any breach (including any willful or intentional and knowing breach) of the merger agreement or termination thereof.

The merger agreement provides that, upon any termination of the merger agreement under circumstances where a termination fee is payable by Siemens Industry, Altair’s right to receive such termination fee (together with any expenses, if payable) will be the sole and exclusive remedy of Altair in connection with the merger agreement and the transactions contemplated thereby, and upon payment in full of such amount, Altair will not seek to obtain any recovery, judgment or damages of any kind against Siemens Industry or Merger Sub or any of their respective affiliates (including Siemens AG) or any of their respective directors, officers, employees, partners, managers, members, stockholders, affiliates or representatives in connection with the merger agreement or the transactions contemplated thereby, including any breach (including any willful or intentional and knowing breach) of the merger agreement or termination thereof.

Specific Performance

The merger agreement provides that the parties will be entitled to an injunction or injunctions, or any other appropriate form of equitable relief, to prevent or restrain breaches or threatened breaches of the merger agreement, or to enforce specifically the performance of the terms and provisions thereof, without the necessity of proving that irreparable damage would occur or the inadequacy of money damages as a remedy (and each party waives any requirement for the securing or posting of any bond in connection with such remedy), in addition to any other remedy to which they are entitled at law or in equity. Both Altair and Siemens Industry have waived any defense and agreed not to assert (or interpose as a defense or in opposition) that a remedy of specific performance or other equitable relief is unenforceable, invalid, contrary to law or inequitable for any reason, that a remedy of monetary damages (including any termination fees or related expenses payable pursuant to the terms of the merger agreement) would provide an adequate remedy or that the parties otherwise have an adequate remedy at law.

Fees and Expenses

Except as otherwise expressly provided in the merger agreement (including (i) the reasonable and documented out-of-pocket fees, costs and expenses incurred in connection with obtaining the required regulatory approvals and (ii) the termination fees and expenses), all costs and expenses incurred in connection with the merger agreement and the transactions contemplated thereby will be paid by the party incurring the cost or expense.

Amendments and Waivers

At any time prior to the effective time, the parties may amend or waive any provision of the merger agreement. Any such amendment must be in writing and signed by each party to the merger agreement and any such waiver must be in writing and signed by each party against whom the waiver is to be effective. After Altair stockholders have approved and adopted the merger agreement, there may be no amendment or waiver that would require the further approval of Altair stockholders under the DGCL or in accordance with the rules of any relevant stock exchange without such approval having first been obtained.

Governing Law and Venue; Waiver of Jury Trial

The merger agreement and any proceeding arising out of or relating to the merger agreement is governed by, and construed in accordance with, the laws of the State of Delaware, without regard to the conflicts of law rules of such state or other rules that would result in the application of the laws of a different jurisdiction.

The parties have agreed that any proceeding seeking to interpret or enforce any provision of, relating to, or arising out of or in connection with, the merger agreement or the transactions contemplated thereby will be brought exclusively in the Delaware Chancery Court or, if such court does not have or declines jurisdiction, any federal court or other Delaware state court, in each case, located in New Castle County in the State of Delaware.

Each party has irrevocably and unconditionally waived any and all right to trial by jury in any proceeding arising out of, related to, or in connection with the merger agreement or the transactions contemplated thereby.

THE VOTING AGREEMENT

The following describes the material provisions of the voting agreement, which is attached as Annex B to this proxy statement and is incorporated by reference herein. The summary of the material provisions of the voting agreement below and elsewhere in this proxy statement is qualified in its entirety by reference to the voting agreement. This summary does not purport to be complete and may not contain all of the information about the voting agreement that is important to you. Altair encourages you to read carefully the voting agreement in its entirety before making any decisions regarding the merger.

In connection with the execution and delivery of the merger agreement, and as an inducement for Siemens Industry and Merger Sub to enter into the merger agreement, the supporting stockholders have, together with Altair, entered into the voting agreement with Siemens Industry. Based on information provided by the supporting stockholders, the supporting stockholders beneficially owned in the aggregate 16,835,643 shares of Altair common stock as of the date of the voting agreement (together with any shares of Altair common stock of which the supporting stockholders acquire beneficial ownership after entry into the voting agreement, the “subject shares”), representing approximately 54% of the voting power of Altair common stock as of the date of the voting agreement.

Voting

At the special meeting and any other meeting of Altair stockholders, the supporting stockholders have agreed to appear at each such meeting or otherwise cause all of such supporting stockholder’s subject shares to be counted as present thereat for purposes of determining a quorum, be present (in person or proxy) and affirmatively vote or cause to be voted the subject shares as follows:

•	in favor of the adoption of the merger agreement and the approval of the merger, and any action reasonably requested by Altair or Siemens Industry in furtherance of the foregoing;

•

in favor of any proposal to adjourn or postpone any meeting of the Altair stockholders at which the adoption of the merger agreement and the approval of the merger are submitted for consideration and vote of the Altair stockholders to a later date if there is not a quorum or sufficient votes for approval of such matters on the date on which the meeting is held to vote upon any of the foregoing matters;

•

against any proposal, action or contract that would reasonably be expected to result in a breach of any covenant, representation or warranty or other obligation or agreement of the supporting stockholders contained in the merger agreement or Altair in the merger agreement, or that would reasonably be expected to result in any condition set forth in the merger agreement not being satisfied or not being fulfilled prior to the extended end date;

•	against any proposal, action or contract that would impede, interfere with, delay or postpone the Merger or any of the other transactions contemplated by the merger agreement or the voting agreement;

•	against any proposal, action or contract that would change the present capitalization of Altair in a manner not permitted by the merger agreement; and

•	against any acquisition proposal.

Nothing in the voting agreement requires the supporting stockholders to vote in a manner with respect to any amendment to the merger agreement that (i) decreases the merger consideration or changes the form of the merger consideration payable to Altair stockholders; (ii) imposes any material restrictions or any additional conditions on the consummation of the merger or the payment of the merger consideration to Altair stockholders; or (iii) extends the Extended End Date.

Each supporting stockholder has also agreed (i) to waive and not exercise any rights of appraisal, dissent or any similar rights with respect to such supporting stockholder’s subject shares with respect to the merger and

(ii) not to commence or participate in any proceeding against Siemens Industry, Altair or any of their respective affiliates, or their respective board of directors or members thereof or officers that would (A) challenge the validity of or seek to enjoin the operation of the voting agreement or (B) allege breach of any fiduciary duty of the Altair board of directors in connection with approving or recommending to the Altair stockholders the merger agreement.

Acquisition Proposals

The supporting stockholders (in their respective capacities as owners of the subject shares) have agreed to comply with the non-solicitation covenants described in the section titled “The Merger Agreement—No Shop; Restrictions on Solicitation of Acquisition Proposals” beginning on page 93 of this proxy statement, as well as certain publicity restrictions.

Prohibitions on Transfer

Except pursuant to the terms of the voting agreement or to effect the 10b5-1 plan entered into by the supporting stockholders, the supporting stockholders have agreed to not, directly or indirectly, (a) transfer or cause to be transferred any of the subject shares except to a permitted transferee, (b) permit any liens to be created on any of the subject shares, (c) enter into any contract with respect to the direct or indirect transfer of any of the subject shares or (d) deposit any of the subject shares into a voting trust or enter into a voting agreement or arrangement with respect to the subject shares or grant any proxy or power of attorney, or any other authorization or consent, with respect thereto that, in the case of any of the activities in this clause (d), is inconsistent with the voting agreement.

For the purposes of the voting agreement, (x) “transfer” means: (i) grant any rights of first offer or refusal or enter into any voting trust with respect to any of the subject shares, (ii) a sell (including short sell), assign, transfer, tender, pledge, encumber, grant a participation interest in, hypothecate or otherwise dispose of (including by gift, and whether by merger, by tendering into any tender or exchange offer, by testamentary disposition, by operation of law or otherwise, and including pursuant to a derivative transaction or through the transfer by any other person of any equity interests in any direct or indirect holding company holding subject shares or through the issuance and redemption by any such holding company of its securities (except, however, to a permitted transferee (as defined in the voting agreement) of a supporting stockholder who contemporaneously agrees in writing, in a joinder to the voting agreement reasonably acceptable to Siemens Industry, to be bound by the voting agreement to the same extent as the supporting stockholders) or consent to any of the foregoing and (y) “permitted transferee” means, with respect to any supporting stockholder, (i) if such supporting stockholder is a natural person, any person by will or the laws of intestacy, (ii) if such supporting stockholder is a natural person, a family member of such a supporting stockholder, (iii) any trust, the beneficiaries of which only include such supporting stockholder and his or her family members, (iv) an entity qualified as a 501(c)(3) charitable organization, in connection with a bona fide gift or gifts thereto and (v) if such supporting stockholder is a natural person, to any person by operation of law pursuant to a qualified domestic order, divorce settlement, divorce decree or similar separation agreement.

Any transfer or attempted transfer of any subject shares in violation of the voting agreement will be null and void and of no effect whatsoever.

Termination

The voting agreement will terminate automatically upon (i) the valid termination of the merger agreement in accordance with its terms, (ii) the effective time of the merger or (iii) the occurrence of any adverse recommendation change with respect to an intervening event.

THE DEED OF GUARANTEE

The following describes the material provisions of the deed of guarantee which is attached as Annex C to this proxy statement and is incorporated by reference herein. The summary of the material provisions of the deed of guarantee below and elsewhere in this proxy statement is qualified in its entirety by reference to the deed of guarantee. This summary does not purport to be complete and may not contain all of the information about the deed of guarantee that is important to you. Altair encourages you to read carefully the deed of guarantee its entirety before making any decisions regarding the merger.

Concurrently with the execution and delivery of the merger agreement, and as a condition to the willingness of, and material inducement for, Altair to enter into the merger agreement, the Guarantor, Siemens Industry and Altair entered into the deed of guarantee, provided by the Guarantor in favor of Altair, pursuant to which the Guarantor has agreed, to irrevocably and unconditionally guarantee to Altair the discharge and performance of all (i) payment obligations of Siemens Industry under the merger agreement, including the Siemens Industry termination fee and related expenses, the merger consideration, the fees, costs and expenses incurred by Siemens Industry and Altair related to obtaining the required regulatory approvals and any amounts payable by Siemens Industry for intentional failure to fulfill a condition to the performance of the obligations of Altair or the intentional breach of the merger agreement, in the event the merger agreement is terminated, subject to a cap at the maximum aggregate liability of Siemens Industry under the merger agreement (collectively, the “payment obligations”) and (ii) Siemens Industry’s obligations related to regulatory undertakings and filings (the “parent obligations,” and together with the payment obligations, the “guaranteed obligations”), subject to the terms and conditions set forth in the merger agreement and the deed of guarantee. For additional information regarding the fees Siemens Industry may be required to be pay Altair, see the section titled “The Merger Agreement—Termination Fees and Expenses.”

If the Guarantor fails to pay or perform all or any of the portion of the guaranteed obligations, if, as and when they become due under the merger agreement, the Guarantor’s liability to Altair under the deed of guarantee will, at Altair’s option, become immediately due and (in the case of the payment obligations) payable. Altair may take any and all actions available under the deed of guarantee or under applicable law to collect the payment obligations from Guarantor and enforce the parent obligations against Guarantor.

The deed of guarantee is irrevocable, and will terminate automatically and immediately upon the earliest to occur of (i) the termination of the merger agreement and the payment of any fees and expenses described in the section titled “The Merger Agreement—Termination Fees and Expenses,” (ii) the receipt by Altair of the fees and expenses described in the section titled “The Merger Agreement—Termination Fees and Expenses” and (iii) the consummation of the merger and the payment of the merger consideration, at which time all obligations under the deed of guarantee will be deemed to be fully discharged.

MARKET PRICES OF CLASS A COMMON STOCK

Altair common stock is listed on Nasdaq under the symbol “ALTR.” The following table sets forth on a per share basis the low and high intra-day prices of Altair common stock as reported in published financial sources.

	High	Low	Dividends
2024
Fourth Quarter (through October 30, 2024)	$113.12	$91.27	—
Third Quarter	$101.39	$75.71	—
Second Quarter	$100.79	$77.41	—
First Quarter	$92.92	$75.98	—
2023			—
Fourth Quarter	$84.92	$57.59	—
Third Quarter	$76.48	$60.00	—
Second Quarter	$78.49	$65.56	—
First Quarter	$72.51	$45.05	—

The closing price of Class A common stock on Nasdaq on December 17, 2024, the most recent practicable date prior to the date of this proxy statement, was $106.85 per share. You are encouraged to obtain current market prices of Class A common stock in connection with voting your shares of Altair common stock. As of the close of business on December 17, 2024, Altair had 60,137,617 shares of Class A common stock issued and outstanding, and Altair had approximately 27 holders of record of Class A common stock. A number of shares of Altair common stock are held in street name; therefore, Altair believes that there are substantially more beneficial owners of Altair common stock than record holders.

Dividend Policy

Altair has never declared or paid cash dividends on Altair common stock. Under the terms of the merger agreement, from October 30, 2024 until the earlier of the effective time of the merger or the termination of the merger agreement in accordance with its terms, Altair may not declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock, except for dividends or other such distributions by any of its subsidiaries to Altair or another subsidiary of Altair, without the prior written consent of Siemens Industry.

APPRAISAL RIGHTS OF ALTAIR STOCKHOLDERS

General

Holders of Altair common stock will become entitled to receive the merger consideration as a result of the merger. The holders of Altair common stock will be entitled to appraisal rights under Section 262 of the DGCL in connection with the merger.

If you hold one or more shares of Altair common stock, you are entitled to appraisal rights under Delaware law and have the right to have your shares appraised by the Delaware Court of Chancery and receive the “fair value” of such shares (exclusive of any element of value arising from the accomplishment or expectation of the merger) as of completion of the merger in place of the merger consideration, as determined by such court, if you strictly comply with the procedures specified in Section 262 of the DGCL. Any such Altair stockholder awarded “fair value” for its, his or her shares by such court would receive payment of that fair value in cash, together with interest, if any, in lieu of the right to receive the merger consideration. Any Altair stockholder wishing to preserve their rights to appraisal must make a demand for appraisal as described below.

The following discussion is not a full summary of the law pertaining to appraisal rights under the DGCL and is qualified in its entirety by the full text of Section 262 of the DGCL, a copy of which is attached to this proxy statement as Annex F. All references in Section 262 of the DGCL and in this summary to a “stockholder” are to the record holder of the shares of Altair common stock. The following discussion does not constitute any legal or other advice, nor does it constitute a recommendation that you exercise your rights to seek appraisal under Section 262 of the DGCL.

Under Section 262 of the DGCL, when a merger is submitted for approval at a meeting of stockholders as in the case of the merger agreement proposal, Altair, not less than 20 days prior to the meeting, must notify each stockholder who was an Altair stockholder on the record date for notice of such meeting with respect to shares for which appraisal rights are available, that appraisal rights are available and include in the notice a copy of Section 262 of the DGCL or otherwise direct stockholders to the text of Section 262 of the DGCL. This proxy statement constitutes the required notice, and the copy of Section 262 of the DGCL is attached to this proxy statement as Annex F. A holder of Altair common stock who wishes to exercise appraisal rights or who wishes to preserve the right to do so should review the following discussion and Annex F carefully and consult with legal advisors. Failure to strictly comply with the procedures of Section 262 of the DGCL in a timely and proper manner may result in the loss of appraisal rights under the DGCL. A stockholder who loses his, her or its appraisal rights will be entitled to receive the merger consideration.

How to Exercise and Perfect Your Appraisal Rights

Altair stockholders wishing to exercise the right to seek an appraisal of their shares must do ALL of the following:

•

you must NOT vote in favor of approval of the merger agreement proposal. Because a proxy that is signed and submitted but does not otherwise contain voting instructions will, unless revoked, be voted in favor of approval of the merger agreement proposal, if you submit a proxy and wish to exercise your appraisal rights, you must instruct the proxy to vote your shares against approval of the merger agreement proposal or abstain from voting your shares on the approval of the merger agreement proposal;

•

you must deliver to Altair a written demand for appraisal before the vote on the approval of the merger agreement proposal at the special meeting, as described further below, and be a stockholder of record at the time of the making of such demand;

•	you must continuously hold the shares of Altair common stock from the date of making the demand through the effective time; and

•

you or the surviving corporation (or any other stockholder that has properly demanded appraisal rights and is otherwise entitled to appraisal rights) must file a petition in the Delaware Court of Chancery requesting a determination of the fair value of the shares within 120 days after the effective time. The surviving corporation is under no obligation to file any such petition in the Delaware Court of Chancery and has no intention of doing so. Accordingly, it is the obligation of the Altair stockholders to initiate all necessary action to perfect their appraisal rights in respect of shares of Altair common stock within the time prescribed in Section 262 of the DGCL.

Voting, virtually or by proxy, against, abstaining from voting on or failing to vote on the approval of the merger agreement proposal will not constitute a written demand for appraisal as required by Section 262 of the DGCL. The written demand for appraisal must be in addition to and separate from any vote against the merger agreement proposal, abstention with respect to the merger agreement proposal or failure to vote.

Who May Exercise Appraisal Rights

A demand for appraisal must be executed by or on behalf of the stockholder of record. The demand should set forth, fully and correctly, the stockholder’s name as it appears on the stock certificates (or in the stock ledger). The demand must reasonably inform Altair of the identity of the stockholder and that the stockholder intends to demand appraisal of his, her or its common stock. Non-record owners may not directly make appraisal demands to Altair. The non-record owner must, in such cases, have the owner of record, such as a bank, brokerage firm or other nominee, submit the required demand in respect of those shares of Altair common stock. A record owner, such as a bank, brokerage firm or other nominee, who holds shares of Altair common stock as a nominee for others, may exercise appraisal rights with respect to the shares of Altair common stock held for one or more non-record owners, while not exercising this right for other non-record owners. In that case, the written demand should state the number of shares of Altair common stock as to which appraisal is sought. Where no number of shares of Altair common stock is expressly mentioned, the demand will be presumed to cover all shares of Altair common stock held in the name of the record owner.

IF YOU HOLD YOUR SHARES IN BANK OR BROKERAGE ACCOUNTS OR OTHER NOMINEE FORMS, AND YOU WISH TO EXERCISE APPRAISAL RIGHTS, YOU SHOULD CONSULT WITH YOUR BANK, BROKERAGE FIRM OR OTHER NOMINEE, AS APPLICABLE, TO DETERMINE THE APPROPRIATE PROCEDURES FOR THE BANK, BROKERAGE FIRM OR OTHER NOMINEE TO MAKE A DEMAND FOR APPRAISAL OF THOSE SHARES. IF YOU HAVE A BENEFICIAL INTEREST IN SHARES HELD OF RECORD IN THE NAME OF ANOTHER PERSON, SUCH AS A BANK, BROKERAGE FIRM OR OTHER NOMINEE, YOU MUST ACT PROMPTLY TO CAUSE THE RECORD HOLDER TO FOLLOW PROPERLY AND IN A TIMELY MANNER THE STEPS NECESSARY TO PERFECT YOUR APPRAISAL RIGHTS.

Written Demand and Notice

If you own shares of Altair common stock jointly with one or more other persons, as in a joint tenancy or tenancy in common, demand for appraisal must be executed by or for you and all other joint owners. An authorized agent, including an agent for two or more joint owners, may execute the demand for appraisal for a stockholder of record; however, the agent must identify the record owner and expressly disclose the fact that, in making the demand, such person is acting as agent for the record owner. If you hold shares of Altair common stock through a broker who in turn holds the shares through a central securities depository nominee such as Cede & Co., a demand for appraisal of such shares must be made by or on behalf of the depository nominee and must identify the depository nominee as record holder.

If you elect to exercise appraisal rights under Section 262 of the DGCL, you should mail or deliver a written demand, executed as set forth above, to:

ALTAIR ENGINEERING INC.

Attention: Chief Legal Officer

1820 East Big Beaver Road,

Troy, Michigan, 48083

(248) 614-2400 x453

If the merger is consummated, the surviving corporation will give written notice that the merger has become effective within ten days after the closing date of the merger to each stockholder that did not vote in favor of the merger agreement and delivered a written demand for appraisal in accordance with Section 262 of the DGCL. At any time within 60 days after the closing date of the merger, any stockholder that did not commence an appraisal proceeding or join in such a proceeding as a named party will have the right to withdraw such demand and to accept the merger consideration in accordance with the merger agreement for his, her or its shares of Altair common stock.

Judicial Appraisal

Within 120 days after the closing date of the merger, but not later, any stockholder that has complied with the requirements of Section 262 of the DGCL, or the surviving corporation may commence an appraisal proceeding by filing a petition in the Delaware Court of Chancery, with a copy served on the surviving corporation in the merger in the case of a petition filed by a stockholder, demanding a determination of the value of the shares of Altair common stock held by all such stockholders. The surviving corporation is under no obligation to file an appraisal petition and has no intention of doing so. If you desire to have your shares appraised and have otherwise complied with the requirements of Section 262 of the DGCL, you should initiate any petitions necessary for the perfection of your appraisal rights within the time periods and in the manner prescribed in Section 262 of the DGCL.

Within 120 days after the closing date of the merger, any stockholder that has complied with the provisions of Section 262 of the DGCL will be entitled to receive from the surviving corporation, upon written request, a statement setting forth the aggregate number of shares not voted in favor of the approval of the merger agreement proposal and with respect to which Altair has received demands for appraisal, and the aggregate number of holders of those shares. The surviving corporation must mail this statement within the later of ten days of receipt by the surviving corporation of the request therefor or ten days after expiration of the period for delivery of demands for appraisal. If you are the non-record owner of shares of Altair common stock held in a voting trust or by a nominee on your behalf, you may, in your own name, file an appraisal petition or request from the surviving corporation the statement described in this paragraph.

If a petition for appraisal is duly filed, and a copy of the petition is delivered to the surviving corporation, the surviving corporation will then be obligated, within 20 days after receiving service of a copy of the petition, to provide the Delaware Register in Chancery with a duly verified list containing the names and addresses of all holders who have demanded an appraisal of their shares of Altair common stock. The Delaware Court of Chancery will then determine which stockholders are entitled to appraisal. Where proceedings are not dismissed or the demand for appraisal is not successfully withdrawn, the appraisal proceeding will be conducted as to the shares of Altair common stock owned by such stockholders in accordance with the rules of the Delaware Court of Chancery, including any rules specifically governing appraisal proceedings. The Delaware Court of Chancery will thereafter determine the fair value of the shares of Altair common stock at the effective time held by all stockholders who have properly perfected appraisal rights, exclusive of any element of value arising from the accomplishment or expectation of the merger. Unless the Delaware Court of Chancery in its discretion determines otherwise for good cause shown, interest from the closing date of the merger through the date of payment of the judgment will be compounded quarterly and will accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the closing date of the merger and the date of payment of the judgment. When the value is determined, the Delaware Court of Chancery will direct the payment of such value, forthwith, with interest thereon, if any, to the stockholders entitled to receive the same.

In determining the fair value, the Delaware Court of Chancery is required to take into account all relevant factors. In Weinberger v. UOP, Inc., the Delaware Supreme Court discussed the factors that could be considered in determining fair value in an appraisal proceeding, stating that “proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court” should be considered and that “[f]air price obviously requires consideration of all relevant factors involving the value of a company.” The Delaware Supreme Court has stated that, in making this determination of fair value, the court must consider market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other factors which could be ascertained as of the date of the merger which throw any light on future prospects of the merged corporation. Section 262 of the DGCL provides that fair value is to be “exclusive of any element of value arising from the accomplishment or expectation of the merger.” In Cede & Co. v. Technicolor, Inc., the Delaware Supreme Court stated that such exclusion is a “narrow exclusion [that] does not encompass known elements of value,” but which rather applies only to the speculative elements of value arising from such accomplishment or expectation. In Weinberger, the Delaware Supreme Court construed Section 262 of the DGCL to mean that “elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the merger and not the product of speculation, may be considered.” An opinion of an investment banking firm as to the fairness from a financial point of view of the consideration payable in a merger is not an opinion as to, and does not in any manner address, fair value under Section 262 of the DGCL. The fair value of your shares as determined under Section 262 of the DGCL could be greater than, the same as, or less than the value of the merger consideration. Siemens Industry and the surviving corporation do not anticipate offering more than the merger consideration to any stockholder exercising appraisal rights and reserve the right to assert, in any appraisal proceeding, that, for purposes of Section 262, the “fair value” of a share of Altair common stock is less than the merger consideration.

If no party files a petition for appraisal within 120 days after the effective time, then all stockholders will lose the right to an appraisal, and will instead receive the merger consideration described in the merger agreement, without interest thereon.

The Delaware Court of Chancery may determine the costs of the appraisal proceeding and may tax those costs against the parties as the Delaware Court of Chancery deems to be equitable under the circumstances. However, costs do not include attorneys and expert witness fees. Each stockholder is responsible for its own attorneys and expert witnesses expenses, although, upon application of a stockholder, the Delaware Court of Chancery may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including reasonable attorneys’ fees and the fees and expenses of experts, to be charged pro rata against the value of all shares entitled to appraisal.

Any stockholder that has duly demanded an appraisal in compliance with Section 262 of the DGCL will not, after the effective time, be entitled to vote the Altair shares subject to that demand for any purpose or receive any dividends or other distributions on those shares, except dividends or other distributions payable to holders of record of Altair shares as of a record date prior to the effective time.

Withdrawal

Any stockholder that has not commenced an appraisal proceeding or joined such a proceeding as a named party may withdraw a demand for appraisal and accept the merger consideration by delivering a written withdrawal of the demand for appraisal to the surviving corporation, except that any attempt to withdraw made more than 60 days after the closing date of the merger will require written approval of the surviving corporation. No appraisal proceeding in the Delaware Court of Chancery will be dismissed as to any stockholder without the approval of the Delaware Court of Chancery and such approval may be conditioned on the terms the Delaware Court of Chancery deems just, provided, however, that this provision will not affect the right of any stockholder who has not commenced an appraisal proceeding or joined such proceeding as a named party to withdraw such stockholder’s demand for appraisal and to accept the terms offered in the merger within 60 days after the closing date of the merger. If you fail to perfect, successfully withdraw or lose the appraisal right, your shares will be converted into the right to receive the merger consideration, without interest thereon.

Failure to follow the steps required by Section 262 of the DGCL for perfecting appraisal rights may result in the loss of appraisal rights. In that event, you will be entitled to receive the merger consideration for your shares in accordance with the merger agreement. In view of the complexity of the provisions of Section 262 of the DGCL, if you are an Altair stockholder and are considering exercising your appraisal rights under the DGCL, you should consult your own legal advisor.

THE PROCESS OF DEMANDING AND EXERCISING APPRAISAL RIGHTS REQUIRES STRICT COMPLIANCE WITH TECHNICAL PREREQUISITES. IF YOU WISH TO EXERCISE YOUR APPRAISAL RIGHTS, YOU SHOULD CONSULT WITH YOUR OWN LEGAL COUNSEL IN CONNECTION WITH COMPLIANCE UNDER SECTION 262 OF THE DGCL. TO THE EXTENT THERE ARE ANY INCONSISTENCIES BETWEEN THE FOREGOING SUMMARY AND SECTION 262 OF THE DGCL, THE DGCL WILL GOVERN.

ADVISORY VOTE ON NAMED EXECUTIVE OFFICER MERGER-RELATED COMPENSATION ARRANGEMENTS (PROPOSAL 2)

Overview

Altair is providing its stockholders with the opportunity to cast a vote, on an advisory (non-binding) basis, to approve the compensation payments that may be paid or become payable by Altair to its named executive officers, as determined in accordance with Item 402(t) of Regulation S-K, in connection with the merger as disclosed in the section titled “The Merger (Proposal 1)—Interests of Altair’s Directors and Executive Officers in the Merger—Quantification of Potential Payments and Benefits to Altair Named Executive Officers in Connection with the Merger,” including the table titled “Golden Parachute Compensation” and the accompanying footnotes, and the related narrative disclosure (the “golden parachute” compensation), as required by Section 14A of the Exchange Act.

Through this proposal, Altair is asking its stockholders to indicate their approval, on an advisory (non-binding) basis, of the compensation that Altair named executive officers will or may be eligible to receive in connection with the merger as described in the sections of this proxy statement referred to above.

You should carefully review the golden parachute compensation information disclosed in the sections of this proxy statement referred to above. The Altair board of directors unanimously recommends that Altair stockholders approve the following resolution:

“RESOLVED, that the stockholders of Altair approve, solely on an advisory, non-binding basis, the golden parachute compensation that will or may be paid or become payable to Altair named executive officers in connection with the pending merger transaction, as disclosed pursuant to Item 402(t) of Regulation S-K in the section of the proxy statement mailed to stockholders in connection with such merger titled “The Merger (Proposal 1)—Interests of Altair’s Directors and Executive Officers in the Merger—Quantification of Potential Payments and Benefits to Altair Named Executive Officers in Connection with the Merger,” including the table titled “Golden Parachute Compensation” and the accompanying footnotes, and the related narrative disclosure.”

Vote Required for Approval

The vote on the merger-related compensation proposal is a vote separate and apart from the vote on the merger agreement proposal and the adjournment proposal. Accordingly, you may vote to approve the merger agreement proposal and/or the adjournment proposal and vote not to approve the merger-related compensation proposal and vice versa. The approval of the merger-related compensation proposal by holders of Altair common stock is not a condition to the completion of the merger. Because the vote on the merger-related compensation proposal is advisory only, it will not be binding on either Altair or Siemens Industry. Accordingly, if the merger agreement proposal is approved and the merger is completed, the merger-related compensation will be paid to Altair named executive officers to the extent payable in accordance with the terms of the compensation agreements and arrangements even if holders of Altair common stock fail to approve the advisory vote regarding the merger-related compensation proposal.

The merger-related compensation proposal requires the affirmative vote of holders of at least a majority of the voting power of the shares of Altair common stock present in person (virtually) or represented by proxy at the special meeting and entitled to vote thereon. Failures to vote and broker non-votes will have no effect on the vote for this proposal (assuming a quorum is present); abstentions will have the same effect as a vote cast “AGAINST” the approval of this proposal.

Recommendation of the Altair Board of Directors

THE ALTAIR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT ALTAIR STOCKHOLDERS VOTE “FOR” THE MERGER-RELATED COMPENSATION PROPOSAL.

VOTE ON ADJOURNMENT (PROPOSAL 3)

Overview

Altair stockholders are being asked to approve the adjournment or postponement of the special meeting, if necessary, to solicit additional proxies if there are not sufficient votes to approve the merger agreement proposal at the time of the special meeting.

If, at the special meeting, the number of shares of Altair common stock present or represented and voting in favor of the merger agreement proposal is insufficient to approve the merger agreement proposal, Altair intends to move to adjourn or postpone the special meeting to enable the Altair board of directors to solicit additional proxies for approval of the merger agreement proposal. In that event, Altair will ask holders of Altair common stock to vote on the adjournment proposal, but not the merger agreement proposal or the merger-related compensation proposal.

In this proposal, Altair is asking holders of Altair common stock to authorize the holder of any proxy solicited by the Altair board of directors on a discretionary basis to vote in favor of adjourning the special meeting to another time and place for the purpose of soliciting additional proxies, including the solicitation of proxies from holders of Altair common stock who have previously voted. Pursuant to the DGCL, the special meeting may be adjourned without new notice being given, so long as the new date, time and place of the reconvened special meeting are announced at the special meeting at which the adjournment is taken, and any business may be transacted at the reconvened special meeting that might have been transacted at the original special meeting. Pursuant to the DGCL, if, however, the adjournment is for more than 30 days, or if after the adjournment a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting must be given to each stockholder of record entitled to vote at the meeting. The approval of the adjournment proposal by holders of Altair common stock is not a condition to the completion of the merger.

Vote Required for Approval

The adjournment proposal requires the affirmative vote of holders of at least a majority of the voting power of the shares of Altair common stock present in person (virtually) or represented by proxy at the special meeting and entitled to vote thereon, whether or not a quorum is present. Each share of Altair common stock outstanding on the record date of the special meeting is entitled to vote on this proposal. Failures to vote and broker non-votes will have no effect on the vote for this proposal; abstentions will have the same effect as a vote cast “AGAINST” the approval of this proposal.

Recommendation of the Altair Board of Directors

THE ALTAIR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT ALTAIR STOCKHOLDERS VOTE “FOR” THE ADJOURNMENT PROPOSAL.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

To Altair’s knowledge, the following table sets forth certain information regarding the beneficial ownership of Class A common stock and Class B common stock as of the close of business on November 6, 2024 (the “beneficial ownership date”), unless otherwise noted, for (a) each person who is known by Altair to own beneficially more than 5% of the outstanding shares of Class A common stock or Class B common stock, (b) each of Altair’s current and incumbent directors, (c) each of Altair’s executive officers identified as “Named Executive Officers” in the table below, and (d) all of Altair’s directors and executive officers as a group.

The percentages of voting shares provided in the table are based on 59,888,780 shares of Class A common stock and 25,406,574 shares of Class B common stock issued and outstanding as of the beneficial ownership date. Under the rules of the SEC, a person is deemed to be a “beneficial owner” of a security if that person has or shares “voting power,” which includes the power to vote or to direct the voting of such security, or “investment power,” which includes the power to dispose of or to direct the disposition of such security. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of Altair common stock subject to options held by that person that are currently exercisable or exercisable within 60 days of the beneficial ownership date, if any, are deemed outstanding, as are shares of Altair common stock subject to unvested restricted stock units scheduled to vest within 60 days of the beneficial ownership date, but are not deemed outstanding for computing the percentage ownership of any other person. Except as indicated by footnote, the persons named in the table below have sole voting and investment power with respect to all shares of Altair common stock shown as beneficially owned by them, subject to community property laws where applicable.

Except as otherwise noted below, the address for persons listed in the table is c/o Altair Engineering Inc. at 1820 E. Big Beaver Rd, Troy, Michigan 48083.

	Class A Common Stock(1)		Class B Common Stock		Percent of Total Voting Power +
Name of Beneficial Owner	Shares	%	Shares	%	%
5% Stockholders:
George J. Christ(2)	674,950	1.13	8,525,782	33.56	27.37
Matrix Capital Management Company LP(3)	12,430,000	20.76	—	—	3.96
The Vanguard Group, Inc.(4)	5,761,445	9.62	—	—	1.84
BlackRock, Inc.(5)	7,877,110	13.15	—	—	2.51
Pictet Asset Management S.A.(6)	2,900,970	4.84	—	—	*
Named Executive Officers and Directors
James R. Scapa(7)	211,219	*	16,880,792	66.44	53.81
Jim Anderson(8)	12,882	*	—	—	*
Shekar Ayyar(9)	8,965	*	—	—	*
Dr. Mary Boyce(10)	28,895	*	—	—	*
Sandra Carter(11)	11,042	*	—	—	*
Steve Earhart(12)	62,895	*	—	—	*
Trace Harris(13)	34,915	*	—	—	*
Matthew Brown(14)	98,912	*	—	—	*
Stephanie Buckner(15)	103,929	*	—	—	*
Mahalingam Srikanth(16)	144,762	*	—	—	*
Nelson Dias(17)	97,184	*	—	—	*
All executive officers and directors as a group (17 individuals)(18)	1,193,812	1.97	16,880,792	66.44	53.81

(*)	Represents beneficial ownership of less than 1%.
(+)	Voting power represents combined voting power of Class A common stock (one vote per share) and Class B common stock (ten votes per share) owned beneficially as of the beneficial ownership date.

(1)

The number of shares of Class A common stock and percentages contained under this heading do not account for the conversion right with regard to Class B common stock. Each share of Class B common stock is convertible at the option of the holder into one share of Class A common stock and is automatically converted into one share of Class A common stock upon the occurrence of certain events.

(2)

Consists of (i) 4,481,778 shares of Class B common stock held of record by George J. Christ and Deborah M. Christ, as trustees of the Christ Revocable Trust dated May 8, 2015 and (ii) 4,044,004 shares of Class B common stock held of record by GC Investments, LLC. Mr. Christ is the manager of GC Investments, LLC. Also consists of (i) 187,475 shares of Class A common stock held of record by George J. Christ and Deborah M. Christ, as trustees of The Dana Christ Irrevocable Trust Dated May 8, 2015, (ii) 187,475 shares of Class A common stock held of record by George J. Christ and Deborah M. Christ, as trustee of The Lauren Christ Irrevocable Trust Dated May 8, 2015 and (iii) 300,000 shares of Class A common stock held of record by GC Investments, LLC.

(3)

The address of the stockholder is Bay Colony Corporate Center, 1000 Winter Street, Suite 4500, Waltham, MA 02451. Matrix Capital Management Company LP (“Matrix Capital Management”) is the investment advisor to Matrix Capital Management Master Fund, LP (the “Matrix Fund”). Mr. David E. Goel serves as the Managing General Partner of Matrix Capital Management. Based on a Schedule 13G/A filed with the SEC on November 13, 2024, the filing persons have shared power to vote or to direct the vote of 12,430,000 shares and the shared power to dispose of or to direct the disposition of 12,430,000 shares.

(4)

The address of the stockholder is 100 Vanguard Blvd., Malvern, PA 19355. Based on a Schedule 13G/A filed with the SEC on February 13, 2024, the filing person has the sole power to vote or direct the vote and the shared power to vote or direct the vote of 101,355 shares (as a result of its subsidiary’s serving as an investment manager of collective trust accounts) and the sole power to dispose of or to direct the disposition of and the shared power to dispose of or direct the disposition of 5,761,445 shares.

(5)

The address of the stockholder is 55 East 52nd Street, New York, New York 10055. Based on a Schedule 13G/A filed with the SEC on July 8, 2024, the filing person has the sole power to vote or to direct the vote of 7,799,885 shares and the sole power to dispose of or to direct the disposition of 7,877,110 shares.

(6)

The address of the stockholder is 60 Route des Acacias, 1211 Geneva 73, Switzerland. Based on a Schedule 13G filed with the SEC on January 24, 2024, the filing person has the sole power to vote or to direct the vote of 2,900,970 shares and the sole power to dispose of or to direct the disposition of 2,900,970 shares.

(7)

With respect to the Class A common stock includes 164,195 shares subject to options to purchase shares of Class A common stock which are vested as of the beneficial ownership date. With respect to Class A common stock excludes (i) 258,500 shares subject to options to purchase shares of Class A common stock and (ii) 88,214 shares of Class A common stock subject to restricted stock unit awards, which includes 20 shares of Class A common stock beneficially owned by Mr. Scapa’s wife, each of which vest subject to time-based vesting conditions that will not be satisfied within 60 days of the beneficial ownership date. With respect to the Class B common stock, consists of (i) 10,247,610 shares of Class B common stock held of record by Mr. Scapa as trustee of the James R. Scapa Declaration of Trust dated March 5, 1987, and (ii) 6,633,182 shares of Class B common stock held of record by JRS Investments, LLC. Mr. Scapa is the manager of JRS Investments, LLC and has voting and investment power over the securities held by JRS Investments, LLC.

(8)

Excludes 2,347 shares of Class A common stock subject to restricted stock unit awards, which vest subject to time-based vesting conditions that will not be satisfied within 60 days of the beneficial ownership date.

(9)

Excludes 2,347 shares of Class A common stock subject to restricted stock unit awards, which vest subject to time-based vesting conditions that will not be satisfied within 60 days of the beneficial ownership date.

(10)

Excludes 2,347 shares of Class A common stock subject to restricted stock unit awards, which vest subject to time-based vesting conditions that will not be satisfied within 60 days of the beneficial ownership date.

(11)

Includes 909 shares of Class A common stock subject to a restricted stock unit award that vests within 60 days of the beneficial ownership date. Excludes 2,347 shares of Class A common stock subject to restricted stock unit awards, which vest subject to time-based vesting conditions that will not be satisfied within 60 days of the beneficial ownership date.

(12)

Excludes 2,347 shares of Class A common stock subject to restricted stock unit awards, which vest subject to time-based vesting conditions that will not be satisfied within 60 days of the beneficial ownership date.

(13)

Includes 16,020 shares subject to options to purchase shares of Class A common stock that are vested as of the beneficial ownership date. Excludes 2,347 shares of Class A common stock subject to restricted stock unit awards, which vest subject to time-based vesting conditions that will not be satisfied within 60 days of the beneficial ownership date.

(14)

Includes (i) 72,157 shares subject to options to purchase shares of Class A common stock within 60 days of the beneficial ownership date, of which 48,907 shares are vested as of such date and (ii) 8,750 shares of Class A common stock subject to a restricted stock unit award that vests within 60 days of the beneficial ownership date. Excludes (i) 59,031 shares subject to options to purchase shares of Class A common stock and (ii) 29,812 shares of Class A common stock subject to restricted stock unit awards, each of which vest subject to time-based vesting conditions that will not be satisfied within 60 days of the beneficial ownership date.

(15)

Includes (i) 69,070 shares subject to options to purchase shares of Class A common stock within 60 days of the beneficial ownership date, of which 57,070 shares are vested as of such date, (ii) 20,389 shares subject to options to purchase shares of Class A common stock beneficially owned by Ms. Buckner’s husband within 60 days of the beneficial ownership date, of which 15,318 shares are vested as of such date, and (iii) 357 shares of Class A common stock subject to restricted stock unit awards, beneficially owned by Ms. Buckner’s husband, which vest within 60 days of the beneficial ownership date. Excludes (i) 47,152 shares subject to options to purchase shares of Class A common stock, which includes 7,134 shares owned by Ms. Buckner’s husband, and (ii) 12,460 shares of Class A common stock subject to restricted stock unit awards, which includes 1,562 shares owned by Ms. Buckner’s husband, all of which vest subject to time-based vesting conditions that will not be satisfied within 60 days of the beneficial ownership date.

(16)

Includes 123,252 shares subject to options to purchase shares of Class A common stock within 60 days of the beneficial ownership date, of which 111,252 shares are vested as of such date. Excludes (i) 44,578 shares subject to options to purchase shares of Class A common stock and (ii) 12,650 shares of Class A common stock subject to restricted stock unit awards, each of which vest subject to time-based vesting conditions that will not be satisfied within 60 days of the beneficial ownership date.

(17)

Includes 70,190 shares subject to options to purchase shares of Class A common stock within 60 days of the beneficial ownership date, of which 58,190 shares are vested as of such date. Excludes (i) 41,860 shares subject to options to purchase shares of Class A common stock and (ii) 21,443 shares of Class A common stock subject to restricted stock unit awards, each of which vest subject to time-based vesting conditions that will not be satisfied within 60 days of the beneficial ownership date.

(18)

Includes (i) 343,980 shares of Class A common stock beneficially owned by our executive officers and directors, (ii) 16,880,792 shares of Class B common stock beneficially owned by our executive officers and directors, (iii) 838,566 shares subject to options to purchase shares of Class A common stock within 60 days of the beneficial ownership date, of which 699,745 are vested as of the beneficial ownership date, and (iv) 11,266 shares of Class A common stock subject to restricted stock unit awards that vests within 60 days of the beneficial ownership date. Excludes (i) 625,009 shares subject to options to purchase shares of Class A common stock, and (ii) 217,507 shares of Class A common stock subject to restricted stock unit awards, each of which vest subject to time-based vesting conditions that will not be satisfied within 60 days of the beneficial ownership date.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER

The following discussion sets forth the material U.S. federal income tax consequences of the merger to U.S. Holders and Non-U.S. Holders (as defined below) of Altair common stock whose shares of Altair common stock are converted into the right to receive cash pursuant to the merger. This discussion does not address any tax consequences arising under the laws of any U.S. state or local or non-U.S. jurisdiction, or under any U.S. federal laws other than those pertaining to income tax. In addition, it does not address any alternative minimum tax consequences of the merger, the potential application of the Medicare contribution tax on net investment income or any withholding considerations under the Foreign Account Tax Compliance Act of 2010 (including the Treasury Regulations issued thereunder and intergovernmental agreements entered into pursuant thereto or in connection therewith). This discussion is based upon the Internal Revenue Code of 1986, as amended (the “Code”), the regulations promulgated under the Code and court and administrative rulings and decisions, all as in effect on the date of this proxy statement. These laws may change, possibly retroactively, and any such change could affect the accuracy of the statements and conclusions set forth in this discussion.

This discussion addresses only consequences to those holders that hold their shares of Altair common stock as a “capital asset” within the meaning of Section 1221 of the Code. Further, this discussion does not address all aspects of U.S. federal income taxation that may be relevant to holders in light of their particular circumstances or that may be applicable to holders that are subject to special treatment under the U.S. federal income tax laws, such as:

•	financial institutions;

•	tax-exempt organizations or accounts;

•	S corporations or other pass-through entities (or investors in an S corporation or other pass-through entity);

•	insurance companies;

•	mutual funds;

•	dealers or brokers in stocks and securities, or currencies;

•	traders in securities that elect mark-to-market method of tax accounting with respect to their Altair common stock;

•	holders of Altair common stock or Altair equity awards that received Altair common stock or Altair equity awards through a tax-qualified retirement plan or otherwise as compensation;

•	persons that have a functional currency other than the U.S. dollar;

•	holders of Altair common stock that hold Altair common stock as part of a hedge, straddle, constructive sale, conversion or other integrated transaction;

•	except as discussed below under “—Non-U.S. Holders,” persons who actually or constructively own more than 5% of Altair common stock;

•	persons subject to special tax accounting rules (including rules requiring recognition of gross income based on a taxpayer’s applicable financial statement); or

•	United States expatriates.

The U.S. federal income tax consequences to a partner in an entity or arrangement treated as a partnership for U.S. federal income tax purposes and that holds Altair common stock generally will depend on the status of the partner and the activities of the partnership. Partners in such a partnership holding Altair common stock should consult their own tax advisors.

We have not sought, and do not expect to seek, a ruling from the Internal Revenue Service (the “IRS”) as to any U.S. federal income tax consequence described herein, and no assurance can be given that the IRS will not take a position contrary to the discussion below, or that a court will not sustain any challenge by the IRS in the event of litigation. Furthermore, no opinion of counsel has been or will be rendered with respect to any tax considerations applicable to the merger, or any related transactions. If the tax consequences described below are successfully challenged, the tax consequences applicable to the merger may differ from the tax consequences described below.

Holders should consult with their own tax advisors as to the tax consequences of the merger in light of their particular circumstances, including the applicability and effect of the alternative minimum tax and any U.S. state or local, non-U.S. or other tax laws and of changes in those laws.

U.S. Holders

For purposes of this proxy statement, the term “U.S. Holder” means a beneficial owner of Altair common stock that is:

•	A citizen or individual resident of the United States;

•

A corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	An estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•

A trust (A) if a U.S. court is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust, or (B) that has elected to be treated as a U.S. person under applicable U.S. Treasury regulations.

For purposes of this proxy statement, a beneficial owner of Altair common stock that is neither a U.S. Holder nor a partnership is referred to as a “Non-U.S. Holder.”

In general, a U.S. Holder receiving cash in exchange for Altair common stock pursuant to the merger will recognize capital gain or loss for U.S. federal income tax purposes on the exchange in an amount equal to the difference, if any, between (i) the amount of cash received and (ii) the U.S. Holder’s adjusted tax basis in the Altair common stock surrendered in the exchange. A U.S. Holder’s adjusted tax basis generally will equal the amount that such U.S. Holder paid for the shares of Altair common stock.

Gain or loss generally will be treated as long-term capital gain or loss if the U.S. Holder’s holding period in the Altair common stock is more than one year at the time of the completion of the merger. Long-term capital gains of certain non-corporate U.S. Holders, including individuals, are currently subject to U.S. federal income tax at preferential rates of taxation. The deductibility of capital losses is subject to certain limitations.

If a U.S. Holder acquired different blocks of Altair common stock at different times or at different prices, any gain or loss and the holding period with respect to the Altair common stock exchanged must be determined separately with respect to each block of Altair common stock that is exchanged.

Non-U.S. Holders

The receipt of cash by a Non-U.S. Holder in exchange for shares of Altair common stock pursuant to the merger generally will not be subject to U.S. federal income tax unless:

•

The gain, if any, on such shares is effectively connected with a trade or business of the Non-U.S. Holder in the United States (and, if required by an applicable income tax treaty, is attributable to the Non-U.S. Holder’s permanent establishment or fixed base in the United States);

•

The Non-U.S. Holder is an individual who is present in the United States for 183 days or more in the taxable year of the exchange of shares of Altair common stock pursuant to the merger and certain other conditions are met; or

•

The Non-U.S. Holder owned, directly or under certain constructive ownership rules in the Code, more than 5% of the Altair common stock at any time during the five-year period preceding the merger, and Altair is or has been a “United States real property holding corporation” for U.S. federal income tax purposes at any time during the shorter of the five-year period preceding the merger or the period that the Non-U.S. Holder held Altair common stock.

Gain described in the first bullet point immediately above will be subject to U.S. federal income tax on a net income basis at the regular graduated U.S. federal income tax rates in the same manner as if the Non-U.S. Holder were a U.S. Holder, subject to an applicable income tax treaty providing otherwise. If such Non-U.S. Holder is a foreign corporation, it may also be subject to a branch profits tax at a rate of 30% (or such lower rate as may be specified by an applicable income tax treaty) on its “effectively connected earnings and profits” for the taxable year, subject to certain adjustments. Non-U.S. Holders described in the second bullet point immediately above will be subject to tax on any gain realized on the exchange at a rate of 30% (or such lower rate as may be specified by an applicable income tax treaty), which may be offset by certain U.S.-source capital losses, if any, of the Non-U.S. Holder. With respect to the third bullet point immediately above, Altair believes that it has not been a “United States real property holding corporation” for U.S. federal income tax purposes at any time during the five-year period preceding the merger.

Information Reporting and Backup Withholding

Payments of cash to a holder in the merger may, under certain circumstances, be subject to information reporting and backup withholding (currently at a rate of 24%), unless the holder provides proof of an applicable exemption or furnishes its taxpayer identification number, and otherwise complies with all applicable requirements of the backup withholding rules (generally, by furnishing a properly completed and executed IRS Form W-9 or applicable IRS Form W-8 to the applicable withholding agent). Certain holders (such as corporations) are exempt from information reporting and backup withholding.

Non-U.S. Holders may be required to comply with certification requirements and identification procedures in order to establish an exemption from information reporting and backup withholding. Non-U.S. Holders should consult their own tax advisors regarding compliance with such requirements and procedures.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or credit against a holder’s U.S. federal income tax liability, if any, provided the required information is timely furnished to the IRS.

This discussion of material U.S. federal income tax consequences is not tax advice. Holders of Altair common stock are urged to consult their tax advisors with respect to the application of U.S. federal income tax laws to their particular situations as well as any tax consequences arising under the U.S. federal estate or gift tax rules or under the laws of any U.S. state or local, non-U.S. or other taxing jurisdiction or under any applicable tax treaty.

FUTURE ALTAIR STOCKHOLDER PROPOSALS

If the merger is completed prior to Altair’s 2025 annual meeting of stockholders, Altair will not hold such meeting. If the merger is not completed, you will continue to be entitled to attend and participate in Altair annual meetings of stockholders, and Altair will hold a 2025 annual meeting of stockholders, in which case Altair will provide notice of or otherwise publicly disclose the date on which such 2025 annual meeting will be held. Altair will hold an annual meeting in 2025 only if the merger has not already been completed. If the 2025 annual meeting is held, stockholder proposals will be eligible for consideration for inclusion in the proxy statement and form of proxy for the 2025 annual meeting of Altair stockholders in accordance with Rule 14a-8 under the Exchange Act and Altair bylaws, as described below. Under Rule 14a-8, a stockholder who intends to present a proposal at our annual meeting in 2025, if held, and who wishes the proposal to be included in our proxy statement for that meeting must have submitted the proposal in writing to Altair Engineering Inc., 1820 East Big Beaver Road, Troy, Michigan 48083, Attention: Secretary, prior to December 27, 2024. However, if the date of the 2025 annual meeting is changed by more than 30 days from the anniversary of the 2024 annual meeting (which occurred on May 16, 2024), notice must be so delivered a reasonable time before we begin to mail this proxy statement. The proposal and its proponent must satisfy all applicable requirements of Rule 14a-8.

Any stockholder who wishes to bring a proposal or nominate a person for election to the Altair board of directors at the 2025 annual meeting without inclusion of the proposal in our proxy statement for that meeting must provide written notice of the proposal or nomination to the attention of Altair’s Secretary, on or after January 20, 2025, and no later than February 19, 2025 provided that if the date of the 2025 annual meeting is advanced more than 30 days prior to or delayed by more than 30 days after the anniversary of the 2024 annual meeting (which occurred on May 16, 2024), notice must be so delivered not later than the close of business on the tenth day following the day on which such notice of the date of the 2025 annual meeting is mailed or public disclosure of the date of the 2025 annual meeting is made, whichever first occurs. In addition to satisfying the foregoing requirements under Altair bylaws, to comply with the universal proxy rules under the Exchange Act, stockholders who intend to solicit proxies in support of director nominees other than Altair nominees must provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act no later than March 17, 2025. Stockholder proposals should be addressed to: Altair Engineering Inc., 1820 East Big Beaver Road, Troy, Michigan 48083, Attention: Secretary.

Stockholders are also advised to review Altair’s bylaws, which contain additional requirements about advance notice of stockholder proposals and director nominations. A copy of the full text of the bylaw provisions discussed above may be obtained from the Governance subsection of the Investor Relations page of Altair’s website at investor.altair.com. Altair’s bylaws are also on file with the SEC and are available through its website at sec.gov.

MULTIPLE STOCKHOLDERS SHARING ONE ADDRESS

The SEC has adopted rules that permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement or annual report, as applicable, addressed to those stockholders. As permitted by the Exchange Act, only one copy of this proxy statement is being delivered to stockholders residing at the same address, unless such stockholders have notified Altair whose shares they hold of their desire to receive multiple copies of this proxy statement. This process, which is commonly referred to as “householding,” potentially provides extra convenience for stockholders and cost savings for companies.

Two or more stockholders sharing an address can request delivery of a single copy of Altair’s annual disclosure documents and this proxy statement if they are receiving multiple copies by sending a written request to Altair Engineering Inc., 1820 East Big Beaver Road, Troy, Michigan 48083, Attention: Chief Legal Officer or by phone at (248) 614-2400 x453. In the same way, two or more stockholders sharing an address and receiving only a single copy of Altair annual disclosure documents and this proxy statement can request to each receive a separate copy of the disclosure documents. Altair will promptly comply with any such request. If a broker or other nominee holds your shares, please contact your broker or nominee to make such a request. Please be sure to include your name, the name of your brokerage firm and your account number.

WHERE YOU CAN FIND MORE INFORMATION

Altair is subject to the reporting requirements of the Exchange Act. Accordingly, Altair files annual, quarterly and current reports, proxy statements and other information with the SEC. Altair’s SEC filings are available to the public at the internet website maintained by the SEC at www.sec.gov. Altair also makes available free of charge on the Investor Relations section of its website its Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act, its definitive proxy statements and Section 16 reports on Forms 3, 4 and 5, as soon as reasonably practicable after it electronically files such reports or amendments with, or furnishes them to, the SEC. Altair’s internet website address is www.altair.com. The information located on, hyperlinked or otherwise connected to Altair’s website is not, and will not be deemed to be, a part of this proxy statement or incorporated into any other filings that we make with the SEC.

The SEC allows Altair to “incorporate by reference” the information Altair files with the SEC into this proxy statement, which means that Altair can disclose important information to you by referring you to other documents filed separately with the SEC. The information incorporated by reference is deemed to be part of this proxy statement, except that information that Altair files later with the SEC will automatically update and supersede this information. This proxy statement incorporates by reference the documents listed below that have been previously filed with the SEC (other than, in each case, documents or information deemed to have been furnished and not filed in accordance with SEC rules):

Altair SEC Filings (File No. 001-38263)	Period or File Date

Annual Report on Form 10-K	Year ended December 31, 2023, filed on February 22, 2024

Quarterly Report on Form 10-Q	Quarters ended March 31, 2024, June 30, 2024, and September 30, 2024, filed on May 2, 2024, August 1, 2024, and October 31, 2024, respectively

Current Reports on Form 8-K	Current Reports on Form 8-K, filed on May 16, 2024, June 4, 2024, and October 30, 2024

Proxy Statement on Schedule 14A	Filed on April 5, 2024

In addition, Altair incorporates by reference any future filings it makes with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act, from the date of this proxy statement until the date of the special meeting; provided, however, that Altair is not incorporating by reference any additional documents or information furnished and not filed with the SEC.

You can obtain any of these documents from the SEC, through the SEC’s website at the address described above. You can also obtain any of these documents free of charge by sending a written request to Altair Engineering Inc. 1820 East Big Beaver Road, Troy, Michigan 48083, Attention: Chief Legal Officer or by phone at (248) 614-2400 x453.

In the event of conflicting information in this proxy statement in comparison to any document incorporated by reference into this proxy statement, or among documents incorporated by reference, the information in the latest filed document controls.

THIS PROXY STATEMENT DOES NOT CONSTITUTE THE SOLICITATION OF A PROXY IN ANY JURISDICTION WHERE, OR TO OR FROM ANY PERSON TO WHOM OR FROM WHOM IT IS UNLAWFUL TO MAKE SUCH PROXY SOLICITATION IN THAT JURISDICTION. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE INTO THIS PROXY STATEMENT TO VOTE YOUR SHARES AT THE SPECIAL MEETING OR ANY ADJOURNMENT OR POSTPONEMENT THEREOF. WE HAVE NOT

AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT FROM WHAT IS CONTAINED IN THIS PROXY STATEMENT. THIS PROXY STATEMENT IS DATED DECEMBER 18, 2024. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS PROXY STATEMENT IS ACCURATE AS OF ANY DATE OTHER THAN THAT DATE, AND THE MAILING OF THIS PROXY STATEMENT TO STOCKHOLDERS DOES NOT CREATE ANY IMPLICATION TO THE CONTRARY.

MISCELLANEOUS

Altair has supplied all of the information in this proxy statement relating to Altair. Siemens Industry has supplied all of the information relating to Siemens Industry and Merger Sub contained in this proxy statement. You should rely only on the information contained or incorporated by reference into this proxy statement. We can assure the accuracy of only the information contained in this proxy statement, the annexes to this proxy statement and the documents that we incorporate by reference in this proxy statement. We have not authorized anyone to provide you with information that is different from what is contained in this proxy statement. This proxy statement is dated December 18, 2024. You should not assume that the information contained in this proxy statement is accurate as of any date other than that date (or as of an earlier date if so indicated in this proxy statement), and the mailing of this proxy statement to stockholders does not create any implication to the contrary. This proxy statement does not constitute a solicitation of a proxy in any jurisdiction where, or to or from any person to whom, it is unlawful to make a proxy solicitation.

Annex A

Execution Version

AGREEMENT AND PLAN OF MERGER

dated as of

October 30, 2024

among

ALTAIR ENGINEERING INC.,

SIEMENS INDUSTRY SOFTWARE INC.

and

ASTRA MERGER SUB INC.

A-i

A-ii

Exhibit A	Certificate of Incorporation of Surviving Corporation

A-iii

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER (as amended in accordance with the terms and conditions hereof, this “Agreement”) dated as of October 30, 2024, among Altair Engineering Inc., a Delaware corporation (the “Company”), Siemens Industry Software Inc., a Delaware corporation (“Parent”), and Astra Merger Sub Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”).

W I T N E S S E T H:

WHEREAS, the board of directors of the Company (the “Board of Directors”) has unanimously (a) determined that this Agreement and the transactions contemplated by this Agreement, including the Merger, on the terms and subject to the conditions set forth herein, are fair to and in the best interests of the Company and its stockholders, (b) declared this Agreement and the transactions contemplated by this Agreement, including the Merger, advisable, (c) approved this Agreement, the execution and delivery by the Company of this Agreement, the performance by the Company of the agreements contained herein and the consummation of the transactions contemplated hereby, including the Merger, on the terms and subject to the conditions contained herein, (d) directed that the adoption of this Agreement be submitted to a vote at a meeting of the Company’s stockholders and (e) resolved to recommend adoption of this Agreement and the transactions contemplated by this Agreement, including the Merger, to the stockholders of the Company;

WHEREAS, the board of directors of each of Parent and Merger Sub has unanimously (a) determined that this Agreement and the transactions contemplated by this Agreement, including the Merger, on the terms and subject to the conditions set forth herein, are fair to and in the best interests of Parent and Merger Sub, (b) declared this Agreement and the transactions contemplated by this Agreement, including the Merger, advisable and (c) approved this Agreement, the execution and delivery of this Agreement, the performance of their respective agreements contained herein and the consummation of the transactions contemplated by this Agreement, including the Merger, on the terms and subject to the conditions contained herein;

WHEREAS, concurrently with the execution and delivery of this Agreement, and as an inducement for Parent and Merger Sub to enter into this Agreement, certain stockholders of the Company are entering into a voting and support agreement with Parent (the “Voting Agreement”), pursuant to which, among other things, each such stockholder of the Company has agreed, subject to the terms and conditions set forth in each applicable Voting Agreement, to vote or cause to be voted any Company Class A Common Shares and any Company Class B Common Shares owned or controlled by them in favor of adopting this Agreement and any other actions contemplated hereby in respect to which approval of the holders of Company Common Shares is sought; and

WHEREAS, prior to or concurrently with the execution and delivery of this Agreement, and as a condition to the willingness of, and material inducement for, the Company to enter into this Agreement, Parent has delivered to the Company a Support Agreement in favor of the Company with respect to the performance by Parent of certain of its obligations hereunder as set forth therein, duly executed by Siemens AG, a German stock corporation (the “Guarantor”) and the Company and dated as of the date hereof (the “Support Agreement”).

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:

ARTICLE 1

DEFINITIONS

Section 1.01. Definitions. As used herein, the following terms have the following meanings:

“1933 Act” means the Securities Act of 1933.

“1934 Act” means the Securities Exchange Act of 1934.

“Acceptable Confidentiality Agreement” means a confidentiality agreement that (i) contains terms, with respect to confidentiality and use, taken as a whole, that are not materially less restrictive to the Company’s counterparty thereto than those contained in the NDA (it being understood and agreed that such confidentiality agreement need not restrict any person from making, publicly or privately, an Acquisition Proposal, acquiring the Company or taking any other similar action, or otherwise contain any standstill or similar provision), (ii) does not prohibit the Company from complying with Section 6.04 and (iii) does not include any provision calling for an exclusive right to negotiate with the Company prior to the valid termination of this Agreement.

“Acquisition Proposal” means, other than the transactions contemplated by this Agreement, any offer or proposal from any Third Party relating to, in a single transaction or a series of related transactions, (i) any acquisition or purchase, direct or indirect, of 20% or more of the consolidated assets of the Company and its Subsidiaries or 20% or more of any class of equity securities of the Company or any of its Subsidiaries whose assets, individually or in the aggregate, constitute 20% or more of the consolidated assets of the Company, or to which 20% or more of the consolidated revenues of the Company and its Subsidiaries are attributable, (ii) any tender offer (including a self-tender offer) or exchange offer that, if consummated, would result in such Third Party beneficially owning 20% or more of any class of equity securities of the Company or any of its Subsidiaries whose assets, individually or in the aggregate, constitute 20% or more of the consolidated revenues of the Company and its Subsidiaries, or to which 20% or more of the consolidated revenue of the Company and its Subsidiaries are attributable, (iii) a merger, consolidation, share exchange, business combination, sale of all or substantially all of the assets, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving the Company or any of its Subsidiaries whose assets, individually or in the aggregate, constitute 20% or more of the consolidated assets of the Company and its Subsidiaries, or to which 20% or more of the consolidated revenues of the Company and its Subsidiaries are attributable, or (iv) any merger, consolidation, business combination, recapitalization, liquidation, dissolution or other transaction involving the Company pursuant to which the stockholders of the Company immediately preceding such transaction hold less than 80% of the voting power or equity interests of the surviving or resulting entity of such transaction.

“Adverse Recommendation Change” has the meaning set forth in Section 6.04(a)(iii).

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by or under common control with such Person; provided that for purposes of this Agreement, prior to the Effective Time, Parent and Merger Sub shall be deemed not to be Affiliates of the Company and vice versa. For purposes of this definition, the term “control” (including the correlative meanings of the terms “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of such Person, whether through the ownership of voting securities or by contract or otherwise.

“Agreement” has the meaning set forth in the Preamble.

“AI Act” means the European Artificial Intelligence Act Regulation (EU) 2024/1689.

“AI System” has the meaning set forth in the AI Act.

“Anti-Corruption Law” means the U.S. Foreign Corrupt Practices Act of 1977, as amended, or any other Applicable Law related to bribery or corruption.

“Antitrust Division” has the meaning set forth in Section 8.01(b).

“Applicable Law” means, with respect to any Person, any domestic or foreign federal, supranational, multinational, state, provincial or local law (statutory, common or otherwise), constitution, treaty, act, statute, code, rule, regulation, ordinance, directive, ruling or other similar requirement enacted, adopted, promulgated, issued or applied by a Governmental Authority, or any Order, that is binding upon or applicable to such Person.

“Approved Investment” has the meaning set forth in Section 6.01(d).

“Balance Sheet Date” has the meaning set forth in Section 4.10.

“Board of Directors” has the meaning set forth in the Recitals.

“Burdensome Condition” has the meaning set forth in Section 8.01 of the Company Disclosure Schedule.

“Business Day” means a day, other than Saturday, Sunday or other day on which commercial banks in any of New York, New York or Munich, Germany are authorized or required by Applicable Law to close.

“Capitalization Date” has the meaning set forth in Section 4.05(a).

“CBA” has the meaning set forth in Section 4.20(b).

“Certificate of Merger” has the meaning set forth in Section 2.01(c).

“Chosen Courts” has the meaning set forth in Section 11.08.

“Clean Team Agreement” has the meaning set forth in Section 6.03(b).

“Closing” has the meaning set forth in Section 2.01(b).

“Closing Date” has the meaning set forth in Section 2.01(b).

“Code” means the U.S. Internal Revenue Code of 1986.

“Company” has the meaning set forth in the Preamble.

“Company AI Products” means each and all services (including cloud-based services offered via the Internet) and products (including any and all data solutions, applications (or “apps”), algorithms and other software), in each case, that (i) incorporate or employ any AI Systems and (ii) are manufactured, made commercially available, marketed, distributed, sold, leased, imported for resale or licensed out by or on behalf of the Company.

“Company Balance Sheet” means the audited consolidated balance sheet of the Company as of the Balance Sheet Date, and the footnotes thereto set forth in the Company’s annual report on Form 10-K for the fiscal year ended December 31, 2023.

“Company Class A Common Shares” has the meaning set forth in Section 4.05(a).

“Company Class B Common Shares” has the meaning set forth in Section 4.05(a).

“Company Common Shares” has the meaning set forth in Section 4.05(a).

“Company Disclosure Schedule” means the disclosure schedule dated the date hereof regarding this Agreement that has been provided by the Company to Parent and Merger Sub.

“Company ESPP” means the Altair Engineering Inc. 2021 Employee Stock Purchase Plan, as amended from time to time in accordance with its terms.

“Company Material Adverse Effect” means any Effect that, individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect on the condition (financial or otherwise), assets, business or results of operations of the Company and its Subsidiaries, taken as a whole, excluding any Effect to the extent arising out of or resulting from (i) changes in GAAP or the authoritative interpretation thereof, in each case, after the date hereof (ii) changes in Applicable Law after the date hereof, (iii) general economic, political, regulatory, legal or tax conditions in the United States or any other country or region, including changes in financial, credit, securities, commodities or currency markets (including changes in interest or exchange rates) including the imposition or adjustment of tariffs, (iv) geopolitical conditions (including the current dispute and conflict between the Russian Federation and Ukraine and the current conflict in the Middle East, and any evolutions or escalations thereof), the outbreak or escalation of hostilities, acts of war, sabotage, terrorism, broad-based cyberattacks, protests, riots, strikes, global health conditions (including any epidemic, pandemic or disease outbreak) or natural disasters, or any action taken by any Governmental Authority in response to any of the foregoing, (v) changes or conditions generally affecting any of the industries in which the Company or any of its Subsidiaries operates, (vi) the execution and delivery of this Agreement or the announcement of the execution of this Agreement or the announcement of the consummation of the transactions contemplated by this Agreement, the identity of or any facts or circumstances relating to Parent or any of its Affiliates, including the impact of any of the foregoing on the business relationships, contractual or otherwise, of the Company or any of its Subsidiaries with customers, suppliers, service providers, employees, Governmental Authorities or any other Third Party, and any Transaction Litigation (provided that this clause (vi) shall not apply to any representation or warranty to the extent such representation or warranty expressly purports to address, as applicable, the consequences resulting from the execution, delivery and performance of this Agreement or the announcement or consummation of the transactions contemplated by this Agreement), (vii) any actions requested in writing to be taken (or omitted to be taken) by or on behalf of Parent or Merger Sub, in each case, after the date hereof, (viii) any failure by the Company or any of its Subsidiaries to meet any internal or published budgets, projections, forecasts or predictions of financial performance or integration synergies for any period, (ix) changes in the price or trading volume of the Company Class A Common Shares or any other securities of the Company on the NASDAQ or any other market on which such securities are quoted for purchase and sale or changes in the credit ratings of the Company (it being understood that any underlying facts giving rise or contributing to the failure or changes described in clauses (viii) or (ix) that are not otherwise excluded from the definition of a “Company Material Adverse Effect” may be taken into account in determining whether there has been a Company Material Adverse Effect), or (x) any action taken by the Company or any of its Subsidiaries that is expressly required by Section 6.01(iii) or any action required under this Agreement to obtain any approvals, consents, registrations, permits, authorizations and other confirmations under applicable Competition Laws for the consummation of the Merger, except, with respect to clauses (i), (ii), (iii), (iv) and (v), to the extent that such Effect is disproportionately adverse to the Company and its Subsidiaries relative to others in the industry or industries in which the Company and its Subsidiaries operate, in which case only the incremental disproportionate adverse Effect may be taken into account in determining whether a Company Material Adverse Effect has occurred or would reasonably be expected to occur.

“Company Option” means an option to purchase Company Class A Common Shares issued pursuant to a Company Stock Plan.

“Company-Owned Intellectual Property” means any and all Intellectual Property owned by the Company or any of its Subsidiaries.

“Company Plan” means any “employee benefit plan” as defined in Section 3(3) of ERISA (whether or not subject to ERISA) and each other employment, consulting or other service agreement, bonus, cash incentive, termination, severance, separation, change in control, transaction, retention, profit-sharing, pension, retirement, deferred compensation, stock option, restricted stock, stock unit or other compensatory or incentive equity or equity-based, health or other welfare, disability, post-employment welfare, supplemental retirement, profit sharing, medical, savings, life, disability, accident, dental, vision, cafeteria, insurance, flex spending, adoption/dependent/employee assistance, tuition, vacation, paid-time-off, fringe or other compensation or benefit plan, program, policy or agreement, in each case that is sponsored, maintained, contributed to or required to be contributed to by the Company or any of its Subsidiaries for the benefit of any Company Service Provider or any beneficiary or dependent thereof, and/or under which the Company or any Subsidiary thereof has any liability, whether fixed or contingent, direct or indirect, in respect of compensation or benefits to or for the benefit of any Company Service Provider or any beneficiary or dependent thereof, in each case, other than any such plan, policy or agreement that is (i) statutorily mandated or (ii) implemented, administered or operated by any Governmental Authority.

“Company Preferred Shares” has the meaning set forth in Section 4.05(a).

“Company Recommendation” has the meaning set forth in Section 4.02(b).

“Company Reports” has the meaning set forth in Section 4.08.

“Company RSU” means a restricted stock unit that is subject to vesting conditions based solely on continued employment or service granted under a Company Stock Plan.

“Company SEC Documents” has the meaning set forth in Section 4.07(a).

“Company Securities” has the meaning set forth in Section 4.05(c).

“Company Service Provider” means any current or former employee, officer, director or individual or sole proprietor independent contractor (including those providing services through an entity wholly owned and operated by them) of the Company or any of its Subsidiaries, in each case who is a natural person (including for clarity any natural person engaged by the Company through an entity wholly owned by such person).

“Company Stock Plans” means, collectively, the Altair Engineering Inc. 2001 Incentive and Non-Qualified Stock Option Plan (as amended as of April 3, 2017), the Altair Engineering Inc. 2001 Non-Qualified Stock Option Plan, the Altair Engineering Inc. 2012 Incentive and Non-Qualified Stock Option Plan (as amended as of April 3, 2017), and the Altair Engineering Inc. 2017 Equity Incentive Plan, in each case, as amended.

“Company Stockholder Approval” has the meaning set forth in Section 4.02(a).

“Company Stockholders Meeting” has the meaning set forth in Section 6.02.

“Company Subsidiary Securities” has the meaning set forth in Section 4.06(c).

“Company Termination Fee” has the meaning set forth in Section 10.03(b).

“Competition Laws” means the HSR Act, the Sherman Act, the Clayton Act, the Federal Trade Commission Act, Foreign Direct Investment Laws and all other Applicable Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization, lessening of competition or restraint of trade, including all antitrust, competition and merger control Applicable Laws.

“Confidentiality Agreements” has the meaning set forth in Section 6.03(b).

“Continuing Employee” has the meaning set forth in Section 7.04.

“Convertible Notes” has the meaning set forth in Section 4.05(a).

“Convertible Notes Indenture” has the meaning set forth in Section 4.05(a).

“Credit Agreement” means that certain Third Amended and Restated Credit Agreement, dated as of October 18, 2017, by and among the Company, JPMorgan Chase Bank, N.A., as Administrative Agent, Sole

Bookrunner and Sole Lead Arranger, and the Lenders parties thereto, as amended by that certain First Amendment to the Third Amended and Restated Credit Agreement, dated as of October 31, 2018, by and among the Company, JPMorgan Chase Bank, N.A., as Administrative Agent, and the Lenders party thereto and that certain Second Amendment to the Third Amended and Restated Credit Agreement, dated as of June 5, 2019, by and among the Company, JPMorgan Chase Bank, N.A., as Administrative Agent, and the Lenders party thereto.

“D&O Insurance” has the meaning set forth in Section 7.03(d).

“Data Privacy Laws” means all Applicable Laws relating to data privacy, data security or Processing of Personal Information, data breach notification, wiretapping and the interception of electronic communications, and the tracking or monitoring of online activity, including (as and to the extent applicable): the Federal Trade Commission Act; the Telephone Consumer Protection Act; the Controlling the Assault of Non-Solicited Pornography and Marketing Act; the Gramm-Leach-Bliley Act; the Health Information Portability and Accountability Act; the California Consumer Privacy Act and any similar Applicable Laws enacted and in effect in other U.S. states; the Illinois Biometric Information Privacy Act; the EU General Data Protection Regulation (and any European Union member states’ laws and regulations implementing it); the EU General Data Protection Regulation as it forms part of United Kingdom (“UK”) law by virtue of section 3 of the European Union (Withdrawal) Act 2018 and any applicable implementing or supplementary legislation of the UK (including the UK Data Protection Act 2018); and the EU e-Privacy Directive 2002/58/EC as amended by Directive 2009/136/EC (and any European Union member states’ laws and regulations implementing it); and the Payment Card Industry Data Security Standard.

“DDTC” means the U.S. Department of State’s Directorate of Defense Trade Controls.

“DGCL” means the General Corporation Law of the State of Delaware.

“Director Option” means each In-the-Money Company Option awarded by the Company to any non-employee member of the Board of Directors, whether or not vested.

“Director RSU” means each Company RSU awarded by the Company to any non-employee member of the Board of Directors, whether or not vested.

“Dissenting Company Shares” has the meaning set forth in Section 2.04(a).

“Effect” means any change, effect, development, circumstance, condition, fact, state of facts, event or occurrence.

“Effective Time” has the meaning set forth in Section 2.01(c).

“Employment Laws” has the meaning set forth in Section 4.20(c).

“End Date” has the meaning set forth in Section 10.01(b)(i).

“Enforceability Exceptions” has the meaning set forth in Section 4.02(a).

“Environmental Laws” means all Applicable Laws relating to the pollution or protection of the environment, occupational or worker health and safety (as related to exposure to Hazardous Materials), or the generation, manufacture, use, labeling, treatment, storage, handling, transportation or release of, or exposure to, Hazardous Materials.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“Ex-Im Laws” means all Applicable Laws relating to trade, export control, import and antiboycott laws and regulations, in each case, imposed, administered or enforced by the U.S. government (including the Export Administration Regulations administered by the U.S. Department of Commerce, the International Traffic in Arms Regulations administered by DDTC, and customs and import laws and regulations administered by U.S. Customs and Border Protection), and all applicable trade, export control, import and antiboycott laws and regulations imposed, administered or enforced by any other country, except to the extent inconsistent with U.S. law.

“Excepted Employees” has the meaning set forth in Section 6.01(m).

“Exchange Agent” has the meaning set forth in Section 2.03(a).

“Expenses” has the meaning set forth in Section 10.03(d).

“Extended End Date” has the meaning set forth in Section 10.01(b).

“Foreign Direct Investment Law” means any Applicable Law that is designed or intended to prohibit, restrict or regulate on national security or public order grounds actions by foreigners or non-domiciled persons to acquire interests in domestic equities, securities, entities, assets, land or interests.

“FTC” has the meaning set forth in Section 8.01(b).

“GAAP” means generally accepted accounting principles in the United States.

“Government Contract” means any contract (including any purchase, delivery or task order, basic ordering agreement, pricing agreement, letter contract, teaming agreement, joint venture, grant, cooperative agreement, other transactional authority agreement or change order) between the Company or any of its Subsidiaries, on one hand, and any Governmental Authority or any prime contractor or sub-contractor (at any tier) of any Governmental Authority, on the other hand. A purchase, task or delivery order issued under a Government Contract shall not constitute a separate Government Contract, for purposes of this definition, but shall be part of the Government Contract to which it relates.

“Governmental Authority” means any transnational, domestic or foreign federal, state, provincial, local or other government or governmental, regulatory, executive, legislative, judicial or administrative authority, department, entity, board, bureau, committee, court, other tribunal (including, except for purposes of Section 9.01, arbitrator or arbitration tribunal), commission or agency, including any political subdivision thereof, or the NASDAQ or any self-regulatory organization.

“Guarantor” has the meaning set forth in the Recitals.

“Hazardous Material” means any material, substance or waste that is listed, regulated or otherwise defined as “toxic” or “hazardous,” a pollutant or contaminant (or words of similar meaning) by any Environmental Law or with respect to which liability or standards of conduct are imposed under any Environmental Law because of its dangerous or deleterious properties or characteristics, including petroleum, petroleum constituents or byproducts, asbestos-containing materials, per- and polyfluoroalkyl substances, flammable substances, radioactive materials, pesticides and polychlorinated biphenyls.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

“Indemnified Person” has the meaning set forth in Section 7.03(a).

“Intellectual Property” means all intellectual property and similar proprietary rights in any jurisdiction anywhere in the world, including in the following: (i) trademarks, service marks, trade names, Internet domain names, social and mobile media identifiers, logos, trade dress and other indicia of source or origin (including any and all common-law rights relating thereto and all goodwill associated with any of the foregoing); (ii) inventions, patents and discoveries (whether or not patentable or reduced to practice); (iii) trade secrets and know-how, confidential or proprietary information, processes, methods, designs, drawings, specifications, formulae, models and algorithms; (iv) copyrights, mask works, literary works and other works of authorship and moral rights; (v) intellectual property rights in software; (vi) rights in databases and data collections (including knowledge databases, customer lists and customer databases); (vii) registrations, applications, provisionals, renewals, divisionals, continuations, continuations-in-part, re-examinations, re-issues, extensions and foreign counterparts relating to the foregoing; and (viii) all claims, causes of action and rights to sue for past, present and future infringement, misappropriation, violation and unconsented use of any of the foregoing.

“Internal Controls” has the meaning set forth in Section 4.07(d).

“International Plan” means any Company Plan that is maintained primarily for the benefit of employees outside of the United States.

“Intervening Event” has the meaning set forth in Section 6.04(g).

“In-the-Money Company Option” means any Company Option that is outstanding and unexercised as of immediately prior to the Effective Time and that has a per share exercise price that is less than the Merger Consideration.

“IRS” has the meaning set forth in Section 4.19(b).

“ITAR” means the International Traffic in Arms Regulations at 22 C.F.R. Parts 120-130.

“ITAR 60-Day Notice” has the meaning set forth in Section 8.02.

“Knowledge” means (i) with respect to the Company, the actual knowledge of the individuals listed on Section 1.01(a)(i) of the Company Disclosure Schedule and (ii) with respect to Parent, the actual knowledge of the individuals listed on Section 1.01(a)(ii) of the Company Disclosure Schedule.

“Lease” has the meaning set forth in Section 4.14(c).

“Leased Real Property” has the meaning set forth in Section 4.14(c).

“Lien” means, with respect to any property or asset, any mortgage, lien, pledge, charge, security interest, encumbrance, title defect, exclusive license or other similar adverse claim of any kind in respect of such property or asset.

“Material Company Software” has the meaning set forth in Section 4.15(c).

“Material Contract” has the meaning set forth in Section 4.22(a).

“Merger” has the meaning set forth in Section 2.01(a).

“Merger Consideration” has the meaning set forth in Section 2.02(a).

“Merger Sub” has the meaning set forth in the Preamble.

“Minority-Owned Entity” means any corporation, partnership, limited liability company, limited liability partnership, joint venture or other legal entity which is not a Subsidiary of the Company but of which the Company or any of its Subsidiaries (either alone or through or together with the Company and any of its Subsidiaries) owns any shares of capital stock or other equity interests.

“NASDAQ” means the NASDAQ Global Select Market.

“NDA” has the meaning set forth in Section 6.03(b).

“Open Source Software” means (i) any software that contains, or is derived in any manner (in whole or in part) from, any software that is distributed as free software, open source software (e.g., GNU General Public License, Apache Software License, MIT License), or pursuant to similar licensing and distribution models and (ii) any software that requires as a condition of use, modification, hosting or distribution of such software, or of other software used or developed with, incorporated into, derived from or distributed with such software, that such software or other software (a) be disclosed or distributed in source code form; (b) be licensed for the purpose of making derivative works; (c) be redistributed, hosted or otherwise made available at no or minimal charge; or (d) be licensed, sold or otherwise made available on terms that (x) limit in any manner the ability to charge license fees or otherwise seek compensation in connection with marketing, licensing or distribution of such software or other software or (y) grant the right to decompile, disassemble, reverse engineer or otherwise derive the source code or underlying structure of such software or other software.

“Order” means, for purposes of Section 9.01, any legally binding order, writ, injunction, judgment, ruling, determination or decree, and for all other purposes under this Agreement shall also include any award, stipulation or verdict, in each case, that is entered, issued, made or rendered by any Governmental Authority.

“Organizational Documents” means, of any Person (other than an individual) (a) the charter, articles or certificate of incorporation and the bylaws of such Person, (b) the certificate of formation or similar organizational document of such Person, (c) the partnership agreement, limited liability company agreement, operating agreement or similar agreement of such Person and (d) any joint venture agreement, equityholders agreement or similar document adopted or entered into related to the operation, governance or management of such Person.

“Original Date” has the meaning set forth in Section 6.02.

“Owned Real Property” has the meaning set forth in Section 4.14(b).

“Parent” has the meaning set forth in the Preamble.

“Parent Disclosure Schedule” means the disclosure schedule dated the date hereof regarding this Agreement that has been provided by Parent to the Company.

“Parent Material Adverse Effect” means any Effect that would reasonably be expected to prevent, impair or materially delay the ability of Parent or Merger Sub to perform its obligations hereunder or consummate the Merger or the other transactions contemplated hereby.

“Parent Plans” has the meaning set forth in Section 7.04(c).

“Parent Termination Fee” has the meaning set forth in Section 10.03(a).

“Permit” means each governmental license, franchise, certificate, approval, registration, order, decree or other similar authorization of a Governmental Authority relating to the assets or business of the Company or its Subsidiaries.

“Permitted Liens” means (a) any Liens for Taxes not yet due and payable or which are being contested in good faith by appropriate proceedings and for which adequate reserves are maintained, pursuant to, and to the extent required by, GAAP, (b) vendors’, carriers’, warehousemen’s, mechanics’, materialmen’s, worker’s, repairmen’s or other similar Liens, (c) pledges or deposits in connection with workers’ compensation, unemployment insurance and other social security legislation, (d) easements, rights-of-way, covenants, restrictions and other encumbrances incurred in the ordinary course of business that do not secure or evidence indebtedness and that do not materially impair the use or operation of the real property subject thereto, (e) statutory landlords’ Liens and Liens granted to landlords under any lease, (f) non-exclusive licenses or sublicenses to Intellectual Property granted in the ordinary course of business by the Company or its Subsidiaries, (g) any purchase money security interests, equipment leases or similar financing arrangements, (h) any Liens securing indebtedness or liabilities that are reflected on the most recent consolidated balance sheet of the Company or notes thereto, (i) with respect to any securities, any transfer restrictions of general applicability as may be provided under the 1933 Act or other Applicable Law or restrictions under the Organizational Documents of the issuer of such securities, and (j) Liens as set forth on Section 1.01(b) of the Company Disclosure Schedule.

“Person” means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a Governmental Authority or any “group” within the meaning of Section 13(d) of the 1934 Act.

“Personal Information” means information in any form that is capable, directly or indirectly, of being associated with, related to or linked to, or used to identify, describe, contact or locate, a natural Person, device or household, and/or is considered “personally identifiable information,” “personal information,” “personal data” or any similar term by any Applicable Laws.

“Privacy Requirements” has the meaning set forth in Section 4.16(a).

“Proceeding” means any action, cause of action, demand, claim, charge, complaint, arbitration, mediation, litigation, suit, investigation, audit, injunction or other legal or administrative proceeding of any nature commenced, brought, conducted or heard by or before, any Governmental Authority.

“Process,” “Processed” or “Processing” means any operation or set of operations which is performed on information, including Personal Information, such as the use, collection, processing, storage, recording, organization, adaption, alteration, transfer, retrieval, consultation, disclosure, dissemination, combination or disposal of such Personal Information, and/or is considered “processing” by any Applicable Laws.

“Proxy Statement” has the meaning set forth in Section 4.09.

“Real Property” has the meaning set forth in Section 4.14(c).

“Registered Company Intellectual Property” has the meaning set forth in Section 4.15(c).

“Remedy Action” has the meaning set forth in Section 8.01(c).

“Representatives” means, with respect to a Person, such Person’s directors, officers, employees, investment bankers, attorneys, accountants, consultants and other advisors and representatives acting on such Person’s behalf.

“Required Regulatory Approvals” means the notices, authorizations, registrations, approvals, Orders, Permits, confirmations, clearances, consents and waiting period expirations or terminations from any Governmental Authority that are set forth on Section 9.01(c) of the Company Disclosure Schedule.

“Sanctioned Person” means at any time: (i) any Person listed on any Sanctions-related or Ex-Im Laws-related list of designated, debarred or blocked Persons (including, without limitation, the Office of Foreign Assets Control’s List of Specially Designated Nationals and Blocked Persons and the Department of Commerce’s Entity List); (ii) any Person operating or ordinarily resident in, or organized under the laws of, a country, region or territory that is the subject or target of comprehensive Sanctions (as of the date of this Agreement, Cuba, Iran, North Korea, Syria, the Crimea region of Ukraine, the so-called Donetsk People’s Republic, and the so-called Luhansk People’s Republic, collectively, “Sanctioned Country”); (iii) the Government of a Sanctioned Country or the Government of Venezuela; or (iv) any Person that is the subject or target of Sanctions or Ex-Im Law restrictions by virtue of being owned directly or indirectly, 50% or more (in the aggregate) or otherwise controlled by or acting for or on behalf of any of the foregoing.

“Sanctions” means, collectively, the sanctions and trade embargos imposed, administered or enforced by the United States government (including the U.S. Department of the Treasury’s Office of Foreign Assets Control and the U.S. Department of State), the United Nations Security Council, the European Union and its member states, and His Majesty’s Treasury.

“Sarbanes-Oxley Act” has the meaning set forth in Section 4.07(b).

“Scraped Dataset” means any data that was collected or generated using web scraping, web crawling or web harvesting software or services that turns the unstructured data found on the web into machine readable, structured data that is ready for analysis.

“Security Incident” means any (i) accidental, unlawful or unauthorized access, use, loss, exfiltration, disclosure, alteration, destruction, encryption, compromise or other Processing of Personal Information and/or confidential information; (ii) accidental, unlawful or unauthorized occurrence or series of related occurrences on or conducted through the Company’s information technology systems that jeopardizes or otherwise adversely impacts the confidentiality, integrity or availability of the Company’s information technology systems or any Personal Information or confidential information stored or otherwise Processed therein; or (iii) occurrence that constitutes a “data breach,” “security breach,” “personal data breach,” “security incident,” “cybersecurity incident” or any similar term under any Applicable Law.

“SEC” means the U.S. Securities and Exchange Commission.

“Selected Purchase Agreements” has the meaning set forth in Section 4.05(a).

“Shares” has the meaning set forth in Section 2.03(a).

“Short-Term Incentives” has the meaning set forth in Section 7.04(b).

“Short-Term Incentives Payment Date” has the meaning set forth in Section 7.04(b).

“Significant Subsidiary” means a “significant subsidiary” (as defined in Rule 1-02(w) of Regulation S-X promulgated by the SEC) of the Company.

“Solvent” has the meaning set forth in Section 5.10.

“Subsidiary” means, with respect to any Person, (i) any entity of which such Person, directly or indirectly, owns (A) securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other governing body or (B) more than 50% of the outstanding equity or financial interests or (ii) any entity in which such Person is or any of its Subsidiaries is a general partner or managing member of such other Person.

“Superior Proposal” has the meaning set forth in Section 6.04(f).

“Support Agreement” has the meaning set forth in the Recitals.

“Surviving Corporation” has the meaning set forth in Section 2.01(a).

“Tax” means any tax or other like assessment, duty, impost, fee or charge in the nature of a tax (including withholding on amounts paid to or by any Person), including those on or measured by or referred to as income, gross receipts, capital, sales, use, ad valorem, franchise, profits, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, value-added, property or windfall profits, whether computed on a separate or consolidated, unitary or combined basis or in any other manner, together with any interest, penalty, addition to tax or additional amount imposed by any Governmental Authority (a “Taxing Authority”) responsible for the imposition of any such tax.

“Tax Return” means any report, return, document, declaration or other information or filing supplied or required to be supplied to any Taxing Authority with respect to Taxes, including information returns, any documents with respect to or accompanying payments of estimated Taxes, or with respect to or accompanying requests for the extension of time in which to file any such report, return, document, declaration or other information, including any amendments thereof and schedules thereto.

“Third Party” means any Person, including as defined in Section 13(d) of the 1934 Act, other than the Company, Parent or any of their respective Affiliates.

“Top Customer” has the meaning set forth in Section 4.22(a)(i).

“Top Supplier” has the meaning set forth in Section 4.22(a)(i).

“Training Data” means any data used to develop, train, refine, fine tune, test or improve the Company’s AI Systems, including data contained in or obtained from Scraped Datasets.

“Transaction Litigation” has the meaning set forth in Section 8.09.

“Treasury Regulations” means the regulations of the U.S. Treasury Department promulgated under the Code (including any successor regulations).

“Trustee” has the meaning set forth in the Convertible Notes Indenture.

“Underwater Company Option” means each Company Option that is not an In-the-Money Company Option.

“Union” means a labor union, works council, employee association or similar organization or employee representative body.

“Unvested Company Option” means any In-the-Money Company Option or portion thereof that is not a Vested Company Option or a Director Option.

“Unvested Company Option Consideration” has the meaning set forth in Section 2.05(a)(ii).

“Unvested Company RSU” mean each Company RSU or portion thereof that is not a Vested Company RSU or a Director RSU.

“Unvested RSU Consideration” has the meaning set forth in Section 2.05(b)(ii).

“Vested Company Option” means each In-the-Money Company Option or portion thereof which is: (i) issued and outstanding immediately prior to the Effective Time, and (ii) (x) is vested and exercisable at the Effective Time (after taking into consideration any accelerated vesting that may occur under the existing terms of such Company Option in connection with the transactions contemplated by this Agreement) or (y) would by its terms have become vested and exercisable no later than December 31, 2025, assuming the holder’s continued

employment or service with the Company (or the Surviving Corporation) or any of its Subsidiaries through such date; provided, however, that, in the event that the Closing occurs in the fourth calendar quarter of 2025, any Company Option that would by its terms have vested during the first calendar quarter of 2026 shall be paid on the last day of such fourth calendar quarter in accordance with Section 2.05 (and shall not constitute a Vested Company Option payable at Closing).

“Vested Company Option Consideration” has the meaning set forth in Section 2.05(a)(i).

“Vested Company RSU” means each Company RSU or portion thereof issued and outstanding immediately prior to the Effective Time and which (i) is vested at the Effective Time (after taking into consideration any accelerated vesting that may occur under the existing terms of such Company RSU in connection with the transactions contemplated by this Agreement) or (ii) would by its terms have become vested no later than December 31, 2025, assuming the holder’s continued employment or service with the Company (or the Surviving Corporation) or any of its Subsidiaries through such date; provided, however, that, in the event that the Closing occurs in the fourth calendar quarter of 2025, any Company RSU that would by its terms have vested during the first calendar quarter of 2026 shall be paid on the last day of such fourth calendar quarter in accordance with Section 2.05 (and shall not constitute a Vested Company RSU payable at Closing).

“Vested Company RSU Consideration” has the meaning set forth in Section 2.05(b)(i).

“Voting Agreement” has the meaning set forth in the Recitals.

“WARN Act” has the meaning set forth in Section 4.20(d).

Section 1.02. Other Definitional and Interpretative Provisions. The words “hereof,” “herein” and “hereunder” and words of like import used in this Agreement will refer to this Agreement as a whole and not to any particular provision of this Agreement. The captions herein are included for convenience of reference only and will be ignored in the construction or interpretation hereof. References to Articles, Sections, Exhibits, Annexes and Schedules are to Articles, Sections, Exhibits, Annexes and Schedules of this Agreement unless otherwise specified. All Exhibits, Annexes and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in any Exhibit, Annex or Schedule but not otherwise defined therein will have the meaning as defined in this Agreement. Any singular term in this Agreement will be deemed to include the plural, and any plural term the singular. Whenever the words “include,” “includes” or “including” are used in this Agreement, they will be deemed to be followed by the words “without limitation,” whether or not they are in fact followed by those words or words of like import. References to “ordinary course of business” will be deemed to be followed by the words “consistent with past practices.” “Writing,” “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form. The word “or” will not be deemed to be exclusive. The word “extent” and the phrase “to the extent” when used in this Agreement will mean the degree to which a subject or other thing extends, and such word or phrase will not simply mean “if.” References to any statute, law or other Applicable Law will be deemed to refer to such statute, law or other Applicable Law as amended from time to time and, if applicable, to any rules, regulations or interpretations promulgated thereunder. References to any agreement or contract are to that agreement or contract as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof. References to any Person include the successors and permitted assigns of that Person. References to a “party” or the “parties” mean a party or the parties to this Agreement unless the context otherwise requires. Unless the context otherwise requires, all references in this Agreement to the Subsidiaries of a Person will be deemed to include all direct and indirect Subsidiaries of such entity. References from or through any date mean, unless otherwise specified, from and including or through and including, respectively. Except as otherwise expressly set forth herein, all amounts required to be paid hereunder will be paid in United States currency in the manner and at the times set forth herein. Whenever this Agreement requires Merger Sub to take any action, such requirement will be deemed to include an undertaking on the part of Parent to cause Merger Sub to take such action. The parties hereto have participated jointly in the negotiation and drafting of this Agreement, and each has been represented by counsel of its choosing and, in the event an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by such parties and no presumption or burden of proof will arise favoring or disfavoring any party due to the authorship of any provision of this Agreement. Unless otherwise specifically indicated, all references to “dollars” and “$” will be deemed references to the lawful money of the United States of America. References to “law,” “laws” or to a particular statute or law will be deemed to also include any Applicable Law. References to documents or information “made available” or “provided” to Parent or similar terms will mean documents or information (i) publicly available on the SEC EDGAR database at least two days prior to the date of this Agreement or (ii) uploaded in the “Project Alligator” dataroom hosted on Datasite at least two days prior to the date of this Agreement and is fully available and visible to Parent and its Representatives (or, in the case of Highly Confidential Information (as defined in that certain Clean Team Agreement), is fully available and visible to Parent’s Permitted Representatives (as defined therein)). References to the “transactions contemplated hereby” will be deemed to include the transactions contemplated by the Voting Agreement, the Support Agreement and the Confidentiality Agreements.

ARTICLE 2

THE MERGER

Section 2.01. The Merger. (a) At the Effective Time, Merger Sub will merge with and into the Company (the “Merger”) in accordance with the DGCL, whereupon the separate existence of Merger Sub will cease, and the Company will be the surviving corporation as a wholly owned Subsidiary of Parent (the “Surviving Corporation”).

(b) Subject to the provisions of Article 9, the closing of the Merger (the “Closing”) will take place through the electronic exchange of the applicable documents and signature pages at 10:00 a.m. New York City time, using PDFs or electronic signatures, as soon as possible, but in any event no later than four Business Days after the date the conditions set forth in Article 9 (other than conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or, to the extent permissible, waiver of those conditions at the Closing) have been satisfied or, to the extent permissible, waived by the party or parties entitled to the benefit of such conditions, or at such other place, at such other time or on such other date as Parent and the Company may mutually agree in writing. The date on which the Closing actually occurs is referred to herein as the “Closing Date.”

(c) At the Closing, the Company and Merger Sub shall file a certificate of merger (the “Certificate of Merger”) with the Delaware Secretary of State and make all other filings or recordings required by the DGCL in connection with the Merger. The Merger will become effective at such time as the Certificate of Merger is duly filed with the Delaware Secretary of State (or at such later time as may be specified in the Certificate of Merger) (the “Effective Time”).

(d) From and after the Effective Time, the Surviving Corporation will possess all the rights, powers, privileges and franchises and be subject to all of the obligations, liabilities, restrictions and disabilities of the Company and Merger Sub, all as provided under the DGCL.

Section 2.02. Conversion of Shares. At the Effective Time, and by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or the holders of any Company Common Shares or any shares of capital stock of Parent or Merger Sub:

(a) Except as otherwise provided in Section 2.02(b) or Section 2.04, each Company Common Share outstanding immediately prior to the Effective Time (including any Company Common Shares to the extent issued in accordance with the terms of this Agreement and the Convertible Notes Indenture) will automatically be converted into the right to receive $113.00 in cash, without interest (the “Merger Consideration”). As of the

Effective Time, all such Company Common Shares will no longer be outstanding and will automatically be canceled and retired and will cease to exist, and will thereafter represent only the right to receive the Merger Consideration to be paid in accordance with Section 2.03, without interest.

(b) Each Company Common Share held by the Company as a treasury share or owned by Parent, Merger Sub or any other Subsidiary of Parent immediately prior to the Effective Time will be canceled and cease to exist, and no payment will be made with respect thereto. For the avoidance of doubt, each Company RSU shall be treated in accordance with Section 2.05 hereof.

(c) Each share of common stock of Merger Sub outstanding immediately prior to the Effective Time will be converted into and become one share of common stock of the Surviving Corporation and will constitute the only outstanding shares of capital stock of the Surviving Corporation.

Section 2.03. Surrender and Payment. (a) Prior to the Closing Date, Parent shall appoint an agent reasonably acceptable to the Company (the “Exchange Agent”) and enter into an exchange agent agreement, reasonably acceptable to the Company, with the Exchange Agent for the purpose of exchanging for the Merger Consideration as promptly as practicable after the Effective Time uncertificated Company Common Shares (the “Shares”). Prior to the Effective Time, Parent shall make available, or cause to be made available, to the Exchange Agent the aggregate Merger Consideration to be paid in respect of the Shares. As promptly as practicable after the Effective Time (but no later than two Business Days thereafter), Parent shall send, or shall cause the Exchange Agent to send, to each holder of Company Common Shares at the Effective Time instructions for use in such exchange.

(b) Each holder of Company Common Shares that have been converted into the right to receive the Merger Consideration will be entitled to receive, upon receipt of an “agent’s message” by the Exchange Agent (or such other evidence, if any, of transfer as the Exchange Agent may reasonably request), the Merger Consideration payable for each Share (less any applicable withholding). Until so surrendered or transferred, each such Share will represent from and after the Effective Time for all purposes only the right to receive the Merger Consideration. No interest will be paid or will accrue on the cash payable upon surrender of any such Company Common Shares.

(c) If any portion of the Merger Consideration is to be paid to a Person other than the Person in whose name the transferred Share is registered, it will be a condition to such payment that (i) such Share shall be properly transferred and (ii) the Person requesting such payment shall pay to the Exchange Agent any transfer or other Taxes required as a result of such payment to a Person other than the registered holder of such Share or establish to the satisfaction of the Exchange Agent that such Tax has been paid or is not payable.

(d) At the Effective Time, the share transfer books of the Company will be closed, and there will be no further registration of transfers of Company Common Shares. If, after the Effective Time, Shares are presented to the Surviving Corporation or the Exchange Agent, they will be canceled and exchanged for the Merger Consideration provided for by, and in accordance with the procedures set forth in, this Article 2.

(e) Any portion of the Merger Consideration made available to the Exchange Agent pursuant to Section 2.03(a) (and any interest or other income earned thereon) that remains unclaimed by the holders of Company Common Shares 12 months after the Effective Time will be returned to Parent, upon demand, and any such holder who has not exchanged such Company Common Shares for the Merger Consideration in accordance with this Section 2.03 prior to that time will thereafter look only to Parent for payment of the Merger Consideration in respect of such Company Common Shares without any interest thereon (subject to abandoned property, escheat or similar Applicable Law). Notwithstanding the foregoing, none of Parent, the Surviving Corporation or the Exchange Agent will be liable to any holder of Company Common Shares for Merger Consideration delivered to a Governmental Authority pursuant to any applicable abandoned property, escheat or similar Applicable Law. If any Share shall not have been surrendered as of immediately prior to such date on which any Merger Consideration would otherwise escheat to or become the property of any Governmental Authority, then any such Merger Consideration will, to the extent permitted by Applicable Law, become the property of Parent, free and clear of all claims or interest of any Person previously entitled thereto.

Section 2.04. Dissenting Shares. (a) Notwithstanding Section 2.02, all Company Common Shares that are issued and outstanding as of immediately prior to the Effective Time and held by a stockholder of the Company who shall have neither voted in favor of the adoption of this Agreement nor consented thereto in writing and who shall have properly and validly demanded their statutory rights of appraisal in respect of such Company Common Shares in accordance with Section 262 of the DGCL (the “Dissenting Company Shares”) will not be converted into, or represent the right to receive, the Merger Consideration pursuant to Section 2.02(a). Such Company stockholders will be entitled to receive payment of the appraised value of such Dissenting Company Shares in accordance with the provisions of Section 262 of the DGCL, except that all Dissenting Company Shares held by stockholders of the Company who shall have failed to perfect or who shall have effectively withdrawn or lost their rights to appraisal of such Dissenting Company Shares pursuant to Section 262 of the DGCL will thereupon be deemed to have been converted into, and to have become exchangeable for, as of the Effective Time, the right to receive the Merger Consideration, without interest thereon, upon surrender or transfer, as applicable, of the Shares that formerly evidenced such Company Common Shares in the manner provided in Section 2.03.

(b) The Company shall give Parent prompt notice and copies of any demands for appraisal received by the Company, withdrawals of such demands and any other instruments served pursuant to the DGCL and received by the Company in respect of Dissenting Company Shares. Parent shall have the right to participate in, control and direct all negotiations and Proceedings with respect to demands for appraisal pursuant to the DGCL in respect of Dissenting Company Shares. The Company may not, except with the prior written consent of Parent, make any payment with respect to any demands for appraisal or settle or offer to settle any such demands in respect of Dissenting Company Shares.

Section 2.05. Treatment of Equity Awards.

(a) Company Options.

(i) Effective as of immediately prior to the Effective Time, each Vested Company Option and each Director Option, in either case, that is outstanding and unexercised as of immediately prior to the Effective Time shall, automatically and without any further action by or on behalf of the Company, Parent or the holder thereof, vest (to the extent unvested) and be canceled and converted into the right to receive an amount in cash (without interest) equal to (x) the number of Company Class A Common Shares subject to such Vested Company Option immediately prior to the Effective Time multiplied by (y) the excess of the Merger Consideration over the per share exercise price applicable to such Vested Company Option (the “Vested Company Option Consideration”), less any applicable withholding Taxes.

(ii) Effective as of immediately prior to the Effective Time, each Unvested Company Option (for clarity, treating all Director Options as Vested Company Options) that is issued and outstanding as of immediately prior to the Effective Time shall, automatically and by virtue of the Merger, without any further action by or on behalf of the Company, Parent or the holder thereof, be converted into the right to receive an amount in cash equal to (x) the number of Company Class A Common Shares subject to such Unvested Company Option immediately prior to the Effective Time multiplied by (y) the excess of the Merger Consideration over the per share exercise price applicable to the Unvested Company Option (the “Unvested Company Option Consideration”). All payments of Unvested Option Consideration with respect to any Unvested Company Option shall:

(A) commencing with the last day of the calendar quarter in which the Effective Time occurs (or if the Effective Time occurs on the last day of a calendar quarter, commencing on the last day of the next-subsequent calendar quarter), be earned by and become payable to the former holder of the applicable

Unvested Company Options on the last day of the calendar quarter immediately preceding the calendar quarter that includes the date on which the shares underlying the Unvested Company Option (and corresponding to the applicable payment right) would otherwise have vested in accordance with the terms and conditions applicable to such Unvested Company Option immediately prior to the Effective Time, subject to the applicable holder’s continued employment or service with the Surviving Corporation or any of its Subsidiaries through such vesting date, provided, however that, notwithstanding the foregoing, in the event that the applicable former holder is terminated by the Surviving Corporation and its Subsidiaries (as applicable) without “cause” following the Effective Time (as determined by the Surviving Corporation), or the former holder resigns for Good Reason (to the extent such holder has an agreement or participates in a Company Plan that provides for severance benefits upon a resignation for Good Reason, and as defined in such agreement or Company Plan), then vesting of any then-unpaid Unvested Option Consideration to which such former holder would have become entitled absent such termination without “cause” or resignation for Good Reason (if applicable) shall, subject to the holder’s execution of a release of claims in a form prescribed by the Surviving Corporation, accelerate in full upon the effectiveness of such release and be paid to the former holder as soon as practicable following such release effectiveness (and in no event later than the next regularly scheduled payroll run of the Company or Surviving Corporation that is at least ten (10) Business Days following such release effectiveness); provided, further, that payment of the Unvested Option Consideration shall also accelerate upon any other circumstances as set forth in any applicable award agreement, severance agreement or other similar agreement or Company Plan applicable to the holder thereof as in effect on the date hereof or as entered into in accordance with Section 6.01(m) if entered into after the date hereof;

(B) be paid, less any applicable withholding Taxes, by the Surviving Corporation or its applicable Subsidiary through the applicable payroll system as soon as practicable following the applicable vesting date identified in the foregoing clause (A) (and in no event later than the next regularly scheduled payroll run of the Surviving Corporation or its applicable Subsidiary that is at least ten (10) Business Days following such vesting date); and

(C) be forfeited by the applicable former holder and extinguished without payment of any consideration therefor upon such holder’s termination of employment with the Surviving Corporation and its Subsidiaries (as applicable) for any reason other than due to a termination without “cause” prior to the applicable vesting date identified in the foregoing clause (A).

(iii) At the Effective Time, each Underwater Company Option (if any) shall be canceled without payment of any consideration therefor and the holder thereof shall have no further rights or interest with respect thereto.

(iv) From and after the Effective Time, holders of Company Options shall cease to have any rights with respect thereto, other than the right to receive the Vested Company Option Consideration or the Unvested Option Consideration (in each case, if any) in accordance with this Section 2.05(a).

(b) Company RSUs.

(i) Effective as of immediately prior to the Effective Time, each Vested Company RSU and each Director RSU, in either case, that is outstanding immediately prior to the Effective Time shall, automatically and without any further action by or on behalf of the Company, Parent or the holder thereof, vest and be canceled and converted into the right to receive an amount in cash equal to (x) the number of Company Class A Common Shares subject to such Company RSU immediately prior to the Effective Time multiplied by (y) the Merger Consideration (the “Vested Company RSU Consideration”), less any applicable withholding Taxes.

(ii) Effective as of immediately prior to the Effective Time, each Unvested Company RSU (for clarity treating all Director RSUs as Vested Company RSUs) that is issued and outstanding as of immediately prior to the Effective Time shall, automatically and by virtue of the Merger, without any further action by or on behalf of the Company, Parent or the holders thereof, be converted into the right to receive: an amount in cash equal to (x) the number of Company Class A Common Shares subject to such Unvested Company RSU immediately prior to the Effective Time multiplied by (y) the Merger Consideration (the “Unvested RSU Consideration”). All payments of Unvested RSU Consideration with respect to any Unvested Company RSUs shall:

(A) commencing with the last day of the calendar quarter in which the Effective Time occurs, be earned by and become payable to the former holder of the applicable Unvested Company RSU on the last day of the calendar quarter immediately preceding the calendar quarter that includes the date on which the shares underlying the Unvested Company RSU (and corresponding to the applicable payment right) would otherwise have vested in accordance with the terms and conditions applicable to such Unvested Company RSU immediately prior to the Effective Time, subject to the applicable holder’s continued service through such vesting date, provided, however that, notwithstanding the foregoing, in the event that the applicable former holder is terminated by the Surviving Corporation and its affiliates (as applicable) without “cause” following the Effective Time (as determined by the Surviving Corporation) or the former holder resigns for Good Reason (to the extent such holder has an agreement or participates in a Company Plan that provides for severance benefits upon resignation for Good Reason, and as defined in such agreement or Company Plan), then vesting of any then-unpaid Unvested RSU Consideration to which such former holder would have become entitled absent such termination without “cause” or resignation for Good Reason (if applicable) shall, subject to the holder’s execution of a release of claims in a form prescribed by the Surviving Corporation, accelerate in full upon the effectiveness of such release and be paid to the former holder as soon as practicable following such release effectiveness (and in no event later than the next regularly scheduled payroll run of the Company or Surviving Corporation that is at least ten (10) Business Days following such release effectiveness); provided, further, that payment of the Unvested RSU Consideration shall also accelerate upon any other circumstances as set forth in any applicable award agreement, severance agreement or other similar agreement or Company Plan applicable to the holder thereof as in effect on the date hereof or as entered into in accordance with Section 6.01(m) if entered into after the date hereof;

(B) be paid, less applicable withholding Taxes, the Surviving Corporation or its applicable Subsidiary through the applicable payroll system as soon as practicable following the applicable vesting date identified in the foregoing clause (A) (and in no event later than the next regularly scheduled payroll run of the Company or Surviving Corporation that is at least ten (10) Business Days following such vesting date); and

(C) be forfeited by the applicable former holder and extinguished without payment of any consideration therefor upon such holder’s termination of employment with the Surviving Corporation and its Subsidiaries (as applicable) for any reason prior to the applicable vesting date identified in the foregoing clause (A).

(iii) From and after the Effective Time, holders of Company RSUs shall cease to have any rights with respect thereto, other than the right to receive the Vested Company RSU Consideration or the Unvested RSU Consideration (in each case, if any) in accordance with this Section 2.05(b).

(c) Prior to the date hereof, the Company, the Board of Directors or the compensation committee of the Board of Directors, as applicable, shall have adopted such resolutions and taken such other actions as may reasonably be required to provide that (i) the Company ESPP shall be frozen and suspended at the end of the “offering period” that is in progress as of the date of this Agreement and no new offering periods shall commence under the Company ESPP at any time on or after the date hereof, (ii) no new participants shall be permitted into the Company ESPP after the date hereof, (iii) no current participants in the Company ESPP shall be permitted to increase their payroll deduction elections or rate of contributions under the Company ESPP from those in effect on the date of this Agreement or make any separate non-payroll contributions to the Company ESPP on or following the date of this Agreement, (iv) effective upon the consummation of the transactions contemplated hereby, any “offering period” that is in progress as of the Effective Time will be accelerated in accordance with Section 14 of the Company ESPP (including the provision of notices to participants in the Company ESPP as provided therein) to a date on or prior to the Closing Date and (v) the Company ESPP shall terminate immediately prior to, and contingent upon, the Effective Time.

(d) At or prior to the date hereof, the compensation committee of the Board of Directors and the Board of Directors shall have adopted any resolutions and taken any actions that are necessary to effectuate the treatment of the Company Options and the Company RSUs pursuant to this Section 2.05, including providing any required notices, as applicable. As soon as practicable following the date hereof and in all events prior to, and contingent upon, the Effective Time, the Company shall cause the Company Stock Plans and the Company ESPP to terminate immediately prior to, and contingent upon, the Effective Time. The Company will take all actions reasonably necessary to ensure that following the Effective Time, no participant or former participant in any such Company Stock Plans will have any right thereunder to acquire any equity securities of the Company, the Surviving Corporation or any of their respective Subsidiaries. The Company shall provide to Parent or its counsel for review and consultation drafts of all documentation prepared by the Company or its counsel to effectuate the foregoing treatment of Company Options and Company RSUs, prior to the adoption and distribution of such materials to holders of Company Options and Company RSUs (each as applicable), including any notices associated with the foregoing.

(e) All payments of Vested Option Consideration and Vested RSU Consideration shall be made without interest at or as soon as practicable after the Effective Time (and in no event later than the next regularly scheduled payroll run of the Company or Surviving Corporation that is at least ten (10) Business Days following the Closing Date), pursuant to the Company’s or the Surviving Corporation’s ordinary payroll practices, and will be subject to any applicable withholding. Notwithstanding the foregoing, any Company RSU award that constitutes nonqualified deferred compensation subject to Section 409A of the Code (if any) will be paid at the earliest time permitted under the applicable award agreement that will not trigger a Tax or penalty under Section 409A of the Code.

Section 2.06. Adjustments. If, during the period between the date of this Agreement and the Effective Time, the outstanding Company Common Shares shall have changed into a different number or class of shares by reason of any reclassification, recapitalization, share split or combination, exchange or readjustment of Company Common Shares, or any share dividend or distribution thereon with a record date during such period, but excluding any change that results from settlement of Company RSUs, the Merger Consideration and any other amounts payable pursuant to this Agreement shall be appropriately and equitably adjusted.

Section 2.07. Withholding Rights. Notwithstanding anything to the contrary herein, Parent, the Company, the Surviving Corporation and any of their Affiliates or agents (including the Exchange Agent) shall be entitled to deduct and withhold from any amounts otherwise payable pursuant to this Agreement such amounts as are required to be deducted or withheld under the Code or any other applicable Tax law. Any amounts so deducted or withheld shall (a) be paid over to the appropriate Taxing Authority and (b) be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction or withholding was made.

ARTICLE 3

THE SURVIVING CORPORATION

Section 3.01. Certificate of Incorporation. At the Effective Time, and by virtue of the Merger, the certificate of incorporation of the Surviving Corporation shall be amended and restated as set forth in Exhibit A, and, as so amended and restated, shall be the certificate of incorporation of the Surviving Corporation until further amended in accordance with Delaware law.

Section 3.02. Bylaws. The bylaws of Merger Sub in effect immediately prior to the Effective Time will be the bylaws of the Surviving Corporation (except that references to the name of Merger Sub shall be replaced by reference to the name of the Surviving Corporation) until thereafter amended in accordance with Applicable Law.

Section 3.03. Directors and Officers. From and after the Effective Time, until their successors are duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the certificate of incorporation and the bylaws of the Surviving Corporation and Applicable Law, (a) the directors of Merger Sub at the Effective Time shall be the directors of the Surviving Corporation and (b) the officers of the Company at the Effective Time shall be the officers of the Surviving Corporation.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except (i) as disclosed in any Company SEC Document filed on or after January 1, 2021 and at least two days prior to the date of this Agreement (but excluding any forward-looking disclosures set forth in any “risk factors” section or any disclosures in any “forward-looking statements” section); it being understood that any matter disclosed in any such Company SEC Document shall not be deemed disclosed for purposes of Section 4.01(a), Section 4.02, Section 4.05 or Section 4.27, or (ii) subject to Section 11.05, as set forth in the Company Disclosure Schedule, the Company represents and warrants to Parent that:

Section 4.01. Corporate Existence and Power. (a) The Company (x) is a corporation, duly incorporated, validly existing and in good standing under the laws of the State of Delaware and (y) has all corporate powers required to own, lease and operate its properties and assets and to carry on its business as now conducted, except in the case of this clause (y) as would not be material to the Company and its Subsidiaries, taken as a whole.

(b) The Company is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where the ownership, leasing or operation of its assets or properties or the conduct of its business in such jurisdiction, as currently conducted, requires such qualification, except for those jurisdictions where the failure to be so qualified or in good standing would not have a Company Material Adverse Effect.

(c) The Company has made available to Parent prior to the date of this Agreement complete and correct copies of the Organizational Documents, each as amended, restated or amended and restated to the date of this Agreement, of the Company in effect as of the date hereof. The Company is not in violation of its certificate of incorporation or bylaws in any material respect.

Section 4.02. Corporate Authorization. (a) The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby, are within the Company’s corporate powers and, except for obtaining the Company Stockholder Approval and the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, no other corporate action not previously taken on the part of the Company is necessary to authorize this Agreement, the consummation hereby or the performance by the Company of its obligations hereunder. The affirmative vote of the holders of a majority of the voting power of the outstanding Company Common Shares, voting together as a single class, to adopt this Agreement (the “Company Stockholder Approval”) is the only vote of the holders of any of the Company’s capital stock required by Applicable Law and the Organizational Documents of the Company for the consummation of the transactions contemplated by this Agreement, including the Merger. The Company has duly executed and delivered this Agreement, and, assuming due authorization, execution and delivery by each of Parent and Merger Sub, this Agreement constitutes a valid and binding agreement of the Company, enforceable against the Company in accordance with its terms (except insofar as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other Applicable Laws of general applicability relating to or affecting creditors’ rights, or by principles governing the availability of equitable remedies, whether at law or in equity (collectively, the “Enforceability Exceptions”)).

(b) At a meeting duly called and held, the Board of Directors has unanimously (i) determined that this Agreement and the transactions contemplated by this Agreement, including the Merger, on the terms and subject to the conditions set forth herein, are fair to and in the best interests of the Company and its stockholders, (ii) declared this Agreement and the transactions contemplated by this Agreement, including the Merger, advisable, (iii) approved this Agreement, the execution and delivery by the Company of this Agreement, the performance by the Company of the agreements contained herein and the consummation of the transactions contemplated hereby, including the Merger, on the terms and subject to the conditions contained herein, (iv) subject to Section 6.04 and Article 10 hereof, directed that the adoption of this Agreement be submitted to a vote at a meeting of the Company’s stockholders and (v) resolved, subject to Section 6.04(b), to recommend adoption of this Agreement and the transactions contemplated by this Agreement, including the Merger, to the stockholders of the Company (such recommendation, the “Company Recommendation”).

Section 4.03. Governmental Authorization. The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby require no action by or in respect of, or filing, notice or notification by the Company with, or any consent, clearance, registration, approval, permit, waiver or authorization from, any Governmental Authority, other than (a) compliance with any applicable requirements of the HSR Act and any other applicable Competition Laws, including filing and receipt of the Required Regulatory Approvals, (b) compliance with any applicable requirements of the 1933 Act, the 1934 Act and any other applicable securities laws, (c) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and appropriate documents with the relevant authorities of the other jurisdictions in which the Company is qualified to do business, (d) compliance with the rules and regulations of the NASDAQ, (e) the ITAR 60-Day Notice, and (f) any other actions or filings (i) required solely by reason of the participation of Parent or Merger Sub (as opposed to any Third Party) in the transactions contemplated hereby or (ii) the absence of which would not have a Company Material Adverse Effect.

Section 4.04. Non-Contravention. The execution, delivery and performance by the Company of this Agreement and, assuming compliance with the matters referred to in Section 4.03 and receipt of the Company Stockholder Approval, the consummation of the transactions contemplated hereby, do not and will not (a) contravene, conflict with, or result in any violation or breach of, or default under, any provision of the certificate of incorporation of the Company or the Organizational Documents of any of the Significant Subsidiaries, (b) contravene, conflict with or result in a violation or breach of any provision of any Applicable Law, (c) require any consent or other action by any Person under, constitute a default (with or without the passage of time) under, or cause or permit the termination or cancellation of, the loss of any benefit or right under, or the creation or acceleration of any obligations under, any Material Contract or (d) result in the creation or imposition of any Lien (other than Permitted Liens) on any asset of the Company or any of its Subsidiaries, with only such exceptions, in the case of each of clauses (b) through (d), as would not have a Company Material Adverse Effect.

Section 4.05. Capitalization. (a) The authorized capital stock of the Company consists of 513,796,572 shares of Class A Common Stock, par value $0.0001 per share (“Company Class A Common Shares”), 41,203,428 shares of Class B Common Stock, par value $0.0001 per share (“Company Class B Common Shares,” and together with the Class A Common Shares, the “Company Common Shares”) and 45,000,000 shares of Preferred Stock, par value $0.0001 per share (“Company Preferred Shares”). As of October 28, 2024 (the “Capitalization Date”), there were outstanding (i) 59,777,286 Company Class A Common Shares, (ii) 25,406,574 Company Class B Common Shares, (iii) no Company Preferred Shares, (iv) 7,662,754 Company Class A Common Shares subject to outstanding Company Options, (v) 1,015,494 Company Class A Common Shares subject to outstanding Company RSUs, (vi) 6,626,644 Company Common Shares reserved for future issuance under the Company Stock Plans, (vii) 30,980 Company Common Shares subject to purchase rights under the ESPP (assuming a purchase price based on the fair market value of a Company Class A Common Share on the first day of the offering period under such plan based on actual withholdings through September 30, 2024), (viii) 299,174 Company Class A Common Shares issuable on a contingent basis pursuant to purchase agreements set forth on Section 4.05(a) of the Company Disclosure Schedule (collectively, the “Selected

Purchase Agreements”), copies of which have been provided to Parent and (ix) up to 4,171,188 Company Class A Common Shares reserved for issuance upon conversion of the $230 million aggregate outstanding amount of the Company’s 1.750% Convertible Notes due 2027, based on a maximum conversion rate equal to 18.1356 Company Class A Common Shares per $1,000 principal amount, subject to adjustment as provided in the Indenture by and between the Company, as issuer, and U.S. Bank Trust Company, National Association, as Trustee, dated as of June 14, 2022, governing the 1.750% Convertible Notes due 2027 (the “Convertible Notes Indenture” and the notes thereunder, the “Convertible Notes”), to the extent converted in accordance with their terms and giving effect to the transactions contemplated hereby. As of the date hereof, the Conversion Rate (as defined in the Convertible Notes Indenture, and, for the avoidance of doubt, without giving effect to any make-whole adjustment, payment or premium pursuant thereto) is 13.9505 shares of Company Class A Common Stock per $1,000 principal amount of Convertible Notes. All outstanding shares of capital stock of the Company have been, and all shares that may be issued pursuant to any Company Stock Plans or the ESPP will be, when issued, duly authorized and validly issued, fully paid and nonassessable and not subject to preemptive rights.

(b) As of the date of this Agreement, except for the Convertible Notes, there are no outstanding bonds, debentures, notes or other indebtedness or other similar obligations of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which holders of Company Common Shares may vote. The Company has not adopted a rights plan, “poison pill” or other similar agreement or arrangement. As of the Capitalization Date, there are no notes outstanding under the First Supplemental Indenture, dated June 10, 2019, by and between the Company and U.S. Bank National Association, as First Supplemental Indenture Trustee, governing the 0.250% Convertible Senior Notes due 2024.

(c) Except (x) as set forth in this Section 4.05 and (y) for changes since the Capitalization Date resulting from the exercise, vesting, conversion or any settlement of Company Options, Company RSUs, Convertible Notes and the Company Common Shares reserved for issuance under the ESPP, as of the date hereof there are no issued, reserved for issuance or outstanding (i) shares of capital stock or other voting securities of or ownership interests in the Company, (ii) securities of the Company convertible into or exchangeable or exercisable for shares of capital stock or other voting securities of or ownership interests in the Company, (iii) warrants, calls, binding commitments, options or other rights to acquire from the Company, or other obligation of the Company to issue, any capital stock or other voting securities or ownership interests in or any securities convertible into or exchangeable or exercisable for capital stock or other voting securities or ownership interests in the Company or (iv) share options, restricted shares, share appreciation rights, phantom equity, profits interests, profit participation rights, other incentive equity or equity linked rights or awards, performance units or similar securities or rights issued by the Company that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock or voting securities or ownership interests of the Company (the items in clauses (i) through (iv) being referred to collectively as the “Company Securities”) or any outstanding contractual obligations giving any Person a right to subscribe for or acquire, any Company Securities. There are no outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any of the Company Securities, except pursuant to the Convertible Notes. There are no voting trusts or similar agreements to which the Company is a party with respect to the voting of the Company Securities.

(d) Except as set forth in this Section 4.05, no (i) shares of capital stock of the Company or (ii) Company Securities are owned by any Subsidiary of the Company. None of the Company Common Shares are certificated.

Section 4.06. Subsidiaries and Minority-Owned Entities. (a) Each Subsidiary of the Company has been duly formed, is validly existing and (where applicable) in good standing under the laws of its jurisdiction of organization and has all organizational powers required to own, lease and operate its properties and assets and to carry on its business as now conducted, except for any failure to be so formed, existing and in good standing or any failure to have such powers as would not be material to the Company and its Subsidiaries, taken as a whole. Each such Subsidiary is duly qualified to do business as a foreign entity and (where applicable) is in good standing in each jurisdiction where the ownership, leasing or operation of its assets or properties or the conduct of its business in such jurisdiction, as currently conducted, requires such qualification, except for those jurisdictions where the failure to be so qualified or in good standing would not have a Company Material Adverse Effect. The Company has made available to Parent complete and correct copies of the Organizational Documents of each Significant Subsidiary and each Minority-Owned Entity as in effect as of the date hereof. No Subsidiary of the Company is in violation of its Organizational Documents in any respect, except as would not have a Company Material Adverse Effect.

(b) Section 4.06(b) of the Company Disclosure Schedule sets forth (i) (A) each of the Company’s Subsidiaries, (B) its jurisdiction of incorporation or organization, as applicable, and (C) (x) the ownership interest of the Company in each such Subsidiary and (y) the ownership interest of any other Person or Persons in each such Subsidiary; provided that in respect of each Subsidiary that is not a Significant Subsidiary, such ownership interests referenced in the foregoing clause (x) or (y), shall be in all material respects, and (ii) (A) each Minority-Owned Entity, (B) its jurisdiction of incorporation or organization, as applicable, and (C) the ownership interest of the Company in each such Minority-Owned Entity in all material respects.

(c) (i) All of the outstanding capital stock or other voting securities of, or ownership interests in, each Subsidiary of the Company are duly authorized and validly issued, fully paid and nonassessable and not subject to preemptive rights and (ii) all of the outstanding capital stock or other voting securities of, or ownership interests in each Subsidiary of the Company are owned by the Company, directly or indirectly, free and clear of any Lien (other than Permitted Liens), except as set forth on Section 4.06(b) of the Company Disclosure Schedule. As of the date hereof, there are no issued, reserved for issuance or outstanding (i) securities of any Subsidiary of the Company convertible into, or exchangeable or exercisable for, shares of capital stock or other voting securities of, or ownership interests in, any Subsidiary of the Company, (ii) warrants, calls, binding commitments, options or other rights to acquire from the Company or any of its Subsidiaries, or other obligations of the Company or any of its Subsidiaries to issue, any capital stock or other voting securities of, or ownership interests in, or any securities convertible into, or exchangeable or exercisable for, any capital stock or other voting securities of, or ownership interests in, any Subsidiary of the Company or (iii) stock options, restricted stock, stock appreciation rights, phantom equity, profits interests, profit participation rights, other incentive equity or equity linked rights or awards, performance units or similar securities or rights issued by the Company or any of its Subsidiaries that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock or other voting securities of, or ownership interests in, any Subsidiary of the Company (the items in clauses (i) through (iii), together with all shares of capital stock or other voting securities or ownership interests in any Subsidiary of the Company, being referred to collectively as the “Company Subsidiary Securities”). There are no outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any of the Company Subsidiary Securities. Except for the capital stock or other voting securities of or equity or ownership interests in its Subsidiaries and the Minority-Owned Entities, as of the date hereof, the Company does not own, directly or indirectly, any capital stock or other voting securities or ownership interests of any Person.

Section 4.07. SEC Filings; Internal Control. (a) The Company has filed with or furnished to the SEC on a timely basis all reports, schedules, forms, statements, certifications, prospectuses, registration statements and other documents required to be filed with or furnished to the SEC by the Company since January 1, 2022 (collectively, together with any exhibits and schedules thereto and any amendments thereto, the “Company SEC Documents”).

(b) As of its filing date (or, if amended or superseded by a filing prior to the date hereof, as of the date of such amended or superseded filing), each Company SEC Document complied, and each Company SEC Document filed subsequent to the date hereof will when so filed comply, as to form, in all material respects, with the applicable requirements of the 1933 Act, the 1934 Act and the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), as the case may be.

(c) As of its filing date (or, if amended or superseded by a filing prior to the date hereof, as of the date of such amended or superseded filing), each Company SEC Document did not, and each Company SEC Document filed subsequent to the date hereof will not when filed, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

(d) The Company and each of its officers are in compliance in all material respects with the applicable provisions of the Sarbanes-Oxley Act. Since January 1, 2022, (i) the principal executive officer of the Company and the principal financial officer of the Company each has made all certifications required by Rules 13a-14 and 15d-14 under the 1934 Act and Sections 302 and 906 of the Sarbanes-Oxley Act, as applicable, with respect to the Company Reports, and (ii) the statements contained in such certifications were accurate as of the date they were made. For purposes of this Agreement, “principal executive officer” and “principal financial officer” shall have the meanings given to such terms in the Sarbanes-Oxley Act. The Company has, in material compliance with Rule 13a-15 under the 1934 Act, (i) designed, established and maintained disclosure controls and procedures to ensure that material information relating to the Company, including its consolidated Subsidiaries, is timely recorded and made known to the management, including the chief executive officer and chief financial officer, of the Company by others within those entities, (ii) designed, established and maintained internal controls over financial reporting (“Internal Controls”), as defined in Section 13a-15 under the 1934 Act, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP and (iii) based on the most recent evaluation of its chief executive officer and chief financial officer prior to the date hereof, disclosed to the Company’s auditors and the audit committee of the Board of Directors any significant deficiencies or material weaknesses in the design or operation of the Company’s Internal Controls that are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial data. As of the date hereof, since the most recent evaluation of the Company’s chief executive officer and chief financial officer prior to the date hereof, neither the audit committee of the Board of Directors nor the Company’s independent auditors have identified or been made aware of any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s Internal Controls. Except as would not have a Company Material Adverse Effect, since January 1, 2022, no complaints, allegations, assertions or claims regarding deficiencies in the accounting, Internal Controls or auditing procedures, and no complaints from Company employees regarding accounting or auditing matters, have been received by the Company or, to the Knowledge of the Company, the Company’s independent auditors.

(e) As of the date hereof, none of the Company SEC Documents is the subject of any unresolved or outstanding SEC comment or, to the Knowledge of the Company, the subject of ongoing SEC review or SEC investigation.

(f) The Company is in compliance in all material respects with the applicable listing and corporate governance rules and regulations of the NASDAQ.

(g) Except as permitted under the 1934 Act and disclosed in the Company SEC Documents, neither the Company nor any of its Affiliates has made, arranged or modified any extensions of credit in the form of a personal loan to any executive officer of the Company or member of the Board of Directors.

Section 4.08. Financial Statements. The audited consolidated financial statements and unaudited consolidated interim financial statements of the Company (the “Company Reports”) included or incorporated by reference in the Company SEC Documents (including the related notes and schedules thereto) fairly present in all material respects, in conformity with GAAP applied on a consistent basis throughout the periods covered thereby (except as may be indicated in the notes thereto), the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates thereof and their consolidated results of operations and cash flows for the periods then ended (subject to, in the case of any unaudited consolidated interim financial statements, normal year-end audit adjustments and the absence of footnotes).

Section 4.09. Disclosure Documents. The proxy statement of the Company to be filed with the SEC in connection with the Merger (the “Proxy Statement”) will, when definitively filed, comply as to form in all material respects with the applicable requirements of the 1934 Act. At the time the Proxy Statement and any amendments or supplements thereto are first mailed to the stockholders of the Company and at the time of the Company Stockholders Meeting, the Proxy Statement, as supplemented or amended, if applicable, will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The representations and warranties contained in this Section 4.09 do not apply to statements or omissions included or incorporated by reference in the Proxy Statement based upon information supplied to the Company by Parent or Merger Sub or any of their respective Representatives specifically for use or incorporation by reference therein.

Section 4.10. Absence of Certain Changes. Since December 31, 2023 (the “Balance Sheet Date”) through the date of this Agreement, (a) the business of the Company and its Subsidiaries has been conducted in the ordinary course in all material respects and (b) there has not been any Effect that has had or would have, individually or in the aggregate, a Company Material Adverse Effect. Since the Balance Sheet Date through the date of this Agreement, there has not been any action taken by the Company or any of its Subsidiaries that, if taken during the period from the date of this Agreement through the Effective Time without Parent’s consent, would constitute a material breach of clauses (a), (e), (f), (i) (j), (o), (p) or (q) of Section 6.01.

Section 4.11. No Undisclosed Material Liabilities.

(a) There are no liabilities or obligations of the Company or any of its Subsidiaries of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, other than: (i) liabilities or obligations disclosed and provided for in the Company Balance Sheet (or notes thereto); (ii) liabilities not required under GAAP to be disclosed and provided for in a consolidated balance sheet of the Company; (iii) liabilities or obligations incurred in the ordinary course of business since the Balance Sheet Date (none of which arises from any breach of contract, tort, misappropriation or violation of Applicable Law); (iv) liabilities or obligations incurred in connection with the transactions contemplated hereby and (v) liabilities or obligations which would not have a Company Material Adverse Effect.

(b) As of the date hereof, other than any obligations under the Selected Purchase Agreements, there are no off-balance sheet arrangements of any type required to be disclosed pursuant to Item 303 of Regulation S-K promulgated under the 1933 Act that have not been so disclosed in the Company SEC Documents.

(c) Neither the Company nor any of its Subsidiaries owns or invests in, or has ever owned or invested in, any digital representation of value or rights which may be transferred and stored electronically, using distributed ledger or similar technology, including cryptocurrencies, security tokens or non-fungible tokens.

Section 4.12. Compliance with Laws; Permits. (a) Except as would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, the Company and each of its Subsidiaries are, and since January 1, 2022 have been, in compliance with all Applicable Laws. Neither the Company nor any of its Subsidiaries nor any of their respective assets has been given written notice that it (x) is under investigation with respect to or (y) has been threatened to be charged with, nor has the Company or any of its Subsidiaries received notice in writing from any Governmental Authority of its intent to conduct an investigation of, any violation of any Applicable Law, except for such investigations or charges which would not have a Company Material Adverse Effect.

(b) Except as would not have a Company Material Adverse Effect, (i) the Company and its Subsidiaries are in possession of, and in compliance with, all Permits necessary for those entities to carry on their respective businesses as now being conducted, under and pursuant to Applicable Laws, (ii) all such Permits are in full force and effect and (iii) no suspension, cancellation, withdrawal or revocation thereof is pending or threatened.

(c) The Company and each of its Subsidiaries, and their respective directors, officers, employees and, to the Knowledge of the Company, their consultants and agents (in each case, to the extent acting for or on behalf of the

Company or any Subsidiary), are and for the past five (5) years have been in compliance with Anti-Corruption Laws in all material respects and have not (i) used any corporate funds for unlawful contributions, gifts, entertainment or other expenses related to political activity; (ii) made any unlawful payments to any government officials; or (iii) otherwise made or accepted any unlawful bribe, rebate, payoff, influence payment, kickback or similar payment in violation of any applicable Anti-Corruption Law. The Company and each of its Subsidiaries has adopted, maintained and adhered to compliance policies and procedures and a system of internal controls designed to ensure compliance with Anti-Corruption Laws.

(d) None of the Company or any of its Subsidiaries, and no director, officer, employee, or, to the Knowledge of the Company, agent thereof (in each case, to the extent acting for or on behalf of the Company or any Subsidiary): (i) is or has been a Sanctioned Person; or (ii) has engaged in transactions, dealings, or activities that might reasonably be expected to cause such Person to become a Sanctioned Person.

(e) Since April 24, 2021, the Company and its Subsidiaries have: (i) complied with applicable Sanctions and Ex-Im Laws in all material respects; (ii) maintained in place and implemented controls and systems intended to comply with applicable Sanctions and Ex-Im Laws; (iii) not engaged in a transaction or dealing, direct or indirect, with or involving any country or territory that at the time of such transaction or dealing was a Sanctioned Country or any Person that at the time of such transaction or dealing was a Sanctioned Person, in each case in violation of applicable Sanctions or Ex-Im Laws in all material respects; and (iv) not been the subject of any enforcement proceedings by any Governmental Authority, or other legal proceedings, or to the Knowledge of the Company, any investigation by any Governmental Authority, regarding any actual or alleged violation of applicable Anti-Corruption Laws, Ex-Im Laws or Sanctions, and has not been notified of any such pending or threatened actions.

Section 4.13. Litigation. There is, and since January 1, 2022 has been, no (a) Proceeding pending, or, to the Knowledge of the Company, threatened, against the Company or any of its Subsidiaries or any officer, director or employee of the Company or any of its Subsidiaries in such capacity, (b) Order outstanding against the Company or any of its Subsidiaries, or (c) to the Knowledge of the Company, any notice of violation, order of forfeiture or complaint against the Company or any of its Subsidiaries by any Governmental Authority, in each case of clauses (a)-(c), except as would not have a Company Material Adverse Effect. As of the date hereof, there is no Proceeding pending, or, to the Knowledge of the Company, threatened, against the Company that in any manner seeks to prevent, enjoin or materially delay the Company’s ability to consummate the Merger or any of the other transactions contemplated hereby.

Section 4.14. Properties.

(a) Except as would not have a Company Material Adverse Effect, the Company and its Subsidiaries have good title to, or valid leasehold interests in, all property and assets reflected on the Company Balance Sheet or acquired after the Balance Sheet Date, except as have been disposed of since the Balance Sheet Date in the ordinary course of business.

(b) Section 4.14(b) of the Company Disclosure Schedule sets forth a description of the address of each real property that is owned in fee simple by the Company or its Subsidiaries (the “Owned Real Property”) as of the date of this Agreement and the applicable Company or Subsidiary that is the owner thereof. Except as would not have a Company Material Adverse Effect, the Company or its Subsidiaries have good and marketable fee simple title to each parcel of Owned Real Property, free and clear of all Liens other than Permitted Liens.

(c) Section 4.14(c) of the Company Disclosure Schedule sets forth a description of the address of each material real property that is leased, subleased, licensed, used or otherwise occupied by the Company or its Subsidiaries (the “Leased Real Property” and, together with the Owned Real Property, the “Real Property”) as of the date of this Agreement. Except as would not have a Company Material Adverse Effect, the Company or its Subsidiary, as applicable, has a good and valid leasehold estate in and to the Leased Real Property pursuant to the applicable Lease, free and clear of all Liens other than Permitted Liens. (i) Each lease, sublease or license (together with all amendments, modifications, guarantees and other supplements thereto, a “Lease”) under which the Company or any of its Subsidiaries leases, subleases, licenses, uses or otherwise occupies any real property is valid and in full force and effect and (ii) neither the Company nor any of its Subsidiaries, nor to the Company’s Knowledge, any other party to a Lease, is in violation of any provision of any Lease, in each case, except as would not have a Company Material Adverse Effect.

(d) Except as would not have a Company Material Adverse Effect, (i) the Real Property and all buildings, structures, improvements and fixtures located on the Real Property are adequate for the purposes for which they are currently used, and (ii) there are no outstanding options, rights of first refusal or rights of first offer to purchase or lease the Owned Real Property.

(e) Except as would not have a Company Material Adverse Effect, no casualty event has occurred with respect to all or any portion of the Real Property that has not been fully remedied (including as required pursuant to any applicable Lease). Except as would not have a Company Material Adverse Effect, there is no pending, nor to the Company’s Knowledge, threatened, condemnation, eminent domain or similar Proceeding in respect of the Real Property.

Section 4.15. Intellectual Property.

(a) Except as would not have a Company Material Adverse Effect: (i) the conduct of the business of the Company and its Subsidiaries as currently conducted (including the development, distribution, licensing, offering and sale of all products and services) does not and has not, since January 1, 2021, infringed, misappropriated or violated the Intellectual Property rights of any Person, and (ii) there is no claim (including a cease and desist letter, unsolicited offer to take a license, or challenge of the validity or enforceability of any Company-Owned Intellectual Property) or proceeding pending against, or, to the Company’s Knowledge, threatened in writing against the Company or any of its Subsidiaries alleging any of the foregoing.

(b) To the Knowledge of the Company: no Person is infringing, misappropriating or otherwise violating, or has, since January 1, 2021, infringed, misappropriated or violated, any Company-Owned Intellectual Property in any material respect, and, since January 1, 2021, neither the Company nor its Subsidiaries have sent any written notices to any Person alleging the same.

(c) Section 4.15(c) of the Company Disclosure Schedule sets forth a true and complete list, as of the date hereof, of all registrations and applications for registration for Company-Owned Intellectual Property (the “Registered Company Intellectual Property”), including for each such item: (i) the record owner of such item, and, if different, the legal owner and beneficial owner of such item, (ii) the jurisdiction in which such item is issued, registered or pending, (iii) the issuance, registration or application date and number of such item and (iv) with respect to domain names, the registrar. Section 4.15(c) of the Company Disclosure Schedule also sets forth a complete and accurate list of all material software programs comprising Company-Owned Intellectual Property (the “Material Company Software”). All material Registered Company Intellectual Property is subsisting, unexpired and, to the Knowledge of the Company, valid and enforceable. To the Knowledge of the Company, the Company or one of its Subsidiaries exclusively owns all right, title and interest in and to the material Company-Owned Intellectual Property, free and clear of any and all Liens (other than Permitted Liens). Except as would not be material to the Company and its Subsidiaries, taken as a whole, the Company and its Subsidiaries have valid and sufficient rights to use and exploit all other Intellectual Property used in the conduct of the business of the Company and its Subsidiaries as currently conducted.

(d) Except as would not have a Company Material Adverse Effect, all Persons who invented, created or contributed to Intellectual Property for or on the behalf of the Company or its Subsidiaries have executed a valid and enforceable written agreement that presently assigned to the Company, or require such Person (or another

Person) to assign to the Company, all of such Person’s rights, title and interest in and to such Intellectual Property that did not vest initially with the Company by operation of law.

(e) Except as would not have a Company Material Adverse Effect, neither the Company nor its Subsidiaries, nor to the Knowledge of the Company, any licensor is in default under any license agreement to any material third-party software used by the Company or its Subsidiaries in the operation of their businesses as currently conducted. The Company and its Subsidiaries do not have any ongoing obligation to provide material compensation to any Person for the use of any material Company-Owned Intellectual Property. Except as set forth on Section 4.15(e) of the Company Disclosure Schedule, there are no material settlements, covenants not to sue, consents, judgments, or other Orders or similar obligations, in each case binding on the Company or any of its Subsidiaries, that (i) restrict the rights of the Company or its Subsidiaries to use any Company-Owned Intellectual Property in any manner or require consent of a third party for such use or (ii) restrict the Company’s or its Subsidiaries’ operation of their business, in order to accommodate any third party’s Intellectual Property.

(f) No Material Company Software (i) is derived from, incorporated with, linked or otherwise interacts with any “copyleft” Open Source Software, and (ii) no Material Company Software that is licensed, distributed, conveyed or made available (including “software as a service”) by or on behalf of the Company or any of its Subsidiaries to other Persons (whether incorporated into a product or otherwise) contains, is derived from, incorporates, links to or otherwise interacts with any Open Source Software, in each case such that the Company or its Subsidiaries are required to disclose or distribute their proprietary source code, to license or provide their proprietary source code for the purpose of making derivative works, or to make available for redistribution to any Person their proprietary source code at no or minimal charge.

(g) The Company and its Subsidiaries have taken commercially reasonable steps to maintain the confidentiality of all material Company-Owned Intellectual Property the value of which to their respective businesses is contingent upon maintaining the confidentiality thereof. To the Knowledge of the Company, none of the Company’s or its Subsidiaries’ material trade secrets, including any source code of Material Company Software, included in the Company-Owned Intellectual Property has been authorized to be disclosed or has been actually disclosed to any Person other than pursuant to a written confidentiality agreement restricting the disclosure and use thereof or comparable professional obligations of confidentiality.

(h) Except as would not have a Company Material Adverse Effect, all source code of the Material Company Software is embodied in up-to-date documentation and is available in a reasonable format.

(i) (i) No Person (other than employees and independent contractors of the Company and its Subsidiaries for use solely in connection with performing services for the Company or its Subsidiaries and that are subject to written confidentiality obligations) has (x) to the Knowledge of the Company, possession of or (y) the current or contingent right to access or possess, in either case, any source code of any Material Company Software, other than pursuant to source code licenses granted by the Company or its Subsidiaries in the ordinary course of business, (ii) neither the Company nor any of its Subsidiaries is a party to any source code escrow agreement requiring that the Company deposit the source code of any Material Company Software, except where (x) such escrow agreements are entered into in the ordinary course of business with customers of the Company and its Subsidiaries and (y) in the event of a release of any such source code, the use of such source code is limited solely to such customer’s continued use of the Company’s or its Subsidiaries’ products, and (iii) except as would not have a material impact on the Company and its Subsidiaries, taken as a whole, the Material Company Software, at any time when made available for commercial distribution, was and is free from any error or malicious code that has had, or would reasonably be expected to have, an adverse effect on the operation or use of the Material Company Software.

Section 4.16. Data Privacy.

(a) Except as would not have a Company Material Adverse Effect, the Company and each of its Subsidiaries comply and have since January 1, 2022 complied with all applicable (i) Data Privacy Laws, (ii) policies, notices, and statements issued or made by the Company or any of its Subsidiaries related to data privacy, data security or the Processing of Personal Information, and (iii) contractual commitments related to data privacy, data security, or the Processing of Personal Information (collectively, the “Privacy Requirements”).

(b) Except as would not have a Company Material Adverse Effect, the Company has implemented and complies with commercially reasonable procedures for conducting due diligence on all third-party vendors and service providers Processing Personal Information on behalf of the Company of any of its Subsidiaries before allowing them to access, receive or otherwise Process Personal Information on behalf of the Company or its Subsidiaries.

(c) Except as would not have a Company Material Adverse Effect, in relation to any Security Incident and/or actual, alleged, or potential violation of a Privacy Requirement, neither the Company nor any of its Subsidiaries, have since January 1, 2022, (i) notified or been required to notify any data subjects, Governmental Authorities, or other Persons, or (ii) received any notice, inquiry, request, claim, complaint, correspondence or other communication from, or, to the Knowledge of the Company, been the subject of any investigation or enforcement action by, any data subjects, Governmental Authorities, or other Persons.

(d) Except as would not have a Company Material Adverse Effect, (i) the Company and its Subsidiaries have since January 1, 2021, implemented, maintained, used, and complied with commercially reasonable technical, physical, and organizational measures, plans, and procedures, including a written information security program, which are designed to (x) protect Personal Information and confidential information against Security Incidents and (y) identify and address internal and external risks to the privacy and security of Personal Information and confidential information, and (ii) to the Knowledge of the Company, since January 1, 2021, the Company has not experienced any Security Incidents.

(e) Except as would not have a material impact on the Company and its Subsidiaries, (i) the Company and its Subsidiaries maintain insurance coverage containing policy terms and limits relating to Security Incidents, unauthorized Processing of Personal Information or violation of the Privacy Requirements, and (ii) since January 1, 2021, no claims have been made under such insurance policy(ies).

Section 4.17. Artificial Intelligence.

(a) Except as would not have a Company Material Adverse Effect, to the Knowledge of the Company, no Company AI Product is prohibited, categorized as a high-risk AI system, or categorized as a general-purpose AI system in accordance with the provisions of the AI Act.

(b) Except as would not have a Company Material Adverse Effect, (i) there are no claims or Proceedings pending or, to the Knowledge of the Company, threatened in writing against the Company or any of its Subsidiaries challenging the Company’s ethical use of AI Systems; (ii) to the Knowledge of the Company, there is no pending complaint, claim, proceeding, litigation or inquiry or investigation by a Governmental Authority alleging that Training Data used in the development, training, improvement or testing of any Company AI Product was biased, untrustworthy or manipulated in an unethical or unscientific way; and (iii) since January 1, 2022, there has been no written request for information or testimony from regulators or legislators concerning any Company AI Product or related AI Systems.

Section 4.18. Taxes. Except as would not have a Company Material Adverse Effect:

(a) All Tax Returns required by Applicable Law to be filed with any Taxing Authority by, or on behalf of, the Company or any of its Subsidiaries have been filed when due in accordance with all Applicable Law (taking into account all extensions), and all such Tax Returns are true, correct and complete.

(b) The Company and each of its Subsidiaries has timely paid (or has had paid on its behalf) to the appropriate Taxing Authority all Taxes due and payable.

(c) The Company and each of its Subsidiaries has timely withheld and paid to the appropriate Taxing Authority all Taxes required to have been withheld and paid by them in connection with amounts paid or owing to any employee, independent contractor or other Person.

(d) The Company and each of its Subsidiaries have not waived any statute of limitations with respect to Taxes or agreed to any extension of time with respect to an assessment or deficiency of a material amount of Taxes and have received no request by a Taxing Authority to execute such a waiver or extension.

(e) There is no Proceeding now pending or, to the Company’s Knowledge, threatened in writing against or with respect to the Company or its Subsidiaries in respect of any Tax.

(f) No deficiencies for Taxes have been proposed or assessed in writing against or with respect to any Taxes due by, or Tax Returns of, the Company or any of its Subsidiaries.

(g) There are no Liens for Taxes on any of the assets of the Company or any of its Subsidiaries, other than Permitted Liens.

(h) Neither the Company nor any of its Subsidiaries (i) has been a member of an affiliated, combined, consolidated, unitary or other group for Tax purposes (other than any such group the common parent of which was the Company or any of its Subsidiaries), (ii) has any liability for the Taxes of any Person (other than the Company or its Subsidiaries) under Treasury Regulations Section 1.1502-6, or any similar provision of state, local or foreign Tax law, or as transferee or successor, by contract or otherwise, (iii) is a party to or bound by any Tax sharing agreement, Tax allocation agreement or Tax indemnity agreement or other similar arrangement (other than customary commercial agreements or contracts not primarily related to Tax or any agreement among or between only the Company and/or any of its Subsidiaries) or (iv) has been either a “distributing corporation” or a “controlled corporation” in a transaction intended to be governed (in whole or in part) by Section 355 (or so much of Section 356 as relates to Section 355) of the Code or Section 361 of the Code in the five-year period ending on the date of this Agreement.

(i) Neither the Company nor any of its Subsidiaries is, nor has the Company or any of its Subsidiaries been, a party to any “listed transaction” (as defined in Section 6707A(c)(2) of the Code or the Treasury Regulations promulgated thereunder).

(j) There are no closing agreements, private letter rulings, technical advance memoranda or similar agreements or rulings that have been entered into or issued by any Tax authority in respect of any Tax matters with respect to the Company or any of its Subsidiaries which are still in effect as of the date hereof.

(k) None of the Company or any of its Subsidiaries will be required to make any payment after the Closing in respect of Section 965 of the Code.

(l) Neither the Company nor any of its Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or any portion thereof) ending after the Closing Date (i) under Section 481 of the Code (or any similar adjustments under any provision of the Code or the corresponding state, local or foreign Tax laws) by reason of a change in method of accounting in any taxable period ending on or before the Closing Date, (ii) pursuant to the provisions of any closing agreement as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign Tax laws) executed on or prior to the Closing Date, (iii) as a result of an installment sale or open transaction entered into prior to the Closing or (iv) as a result of any prepaid amount or deferred revenue accrued or received on or prior to the Closing Date.

(m) Neither the Company nor any of its Subsidiaries uses the cash method of accounting for Tax purposes.

Section 4.19. Employee Benefit Plans.

(a) Section 4.19(a) of the Company Disclosure Schedule lists all material Company Plans, indicating which such Company Plans are insured by a third party (provided that such indication may be updated by the Company after the date hereof and prior to the Closing), excluding offer letters that are terminable without advance notice or payment of severance, and that do not include any future contractual obligation by the Company or any Subsidiary thereof to issue any transaction, retention, equity or other special or non-ordinary course incentive award that has not yet been paid or granted. The Company has made available to Parent a true and complete copy, as applicable, of (i) each material Company Plan (including any amendments thereto) and written descriptions of all material terms of any material Company Plan that is not in writing, (ii) the most recent annual reports with accompanying schedules and attachments, (iii) the most recent summary plan description (and any summary of material modifications) of any such material Company Plan, (iv) the most recently received determination or opinion letter issued by the Internal Revenue Service and each currently pending application for a determination letter, (v) the most recently prepared annual reports, actuarial reports, financial statements and trustee reports in respect of any such material Company Plans, and (vi) all material records, notices and filings concerning Internal Revenue Service or U.S. Department of Labor non-routine audits or investigations in respect of any such material Company Plans.

(b) Except as would not have a Company Material Adverse Effect, (i) each Company Plan has been established, operated and administered in compliance with its terms and Applicable Law, (ii) all payments, benefits, premiums, contributions or other amounts payable by the Company or any Subsidiary with respect to each Company Plan have been timely paid or accrued in accordance with GAAP, and (iii) each of the Company and its Subsidiaries has performed all obligations required to be performed by it under, is not in any respect in default under or in violation of, and has no Knowledge of any default or violation by any party to, any Company Plan. Each Company Plan intended to be “qualified” under Section 401(a) of the Code has received a favorable determination or opinion letter from the United States Internal Revenue Service (the “IRS”) or has applied to the IRS for such a letter within the applicable remedial amendment period and, to the Company’s Knowledge, nothing has occurred that would adversely affect the qualification or tax exemption of any such Company Plan.

(c) Neither the execution of this Agreement nor the consummation of the transactions contemplated hereby, would, either alone or in conjunction with any other event (whether contingent or otherwise), (i) other than with respect to the treatment of Company Options, Company RSUs and any rights under the ESPP in accordance with Section 2.05, entitle any Company Service Provider to any compensation or benefit (including the forgiveness of any indebtedness), or accelerate the time of payment, funding or vesting, or otherwise increase the amount of, compensation due or payable or the level of benefits to be provided to any such Company Service Provider whether under any Company Plan or otherwise, (ii) result in any breach or violation of, default under or limit the Company’s right to amend, modify or terminate any Company Plan, (iii) directly or indirectly cause or require the Company to transfer or set aside any assets to fund any benefits under any Company Plan or (iv) result in any Company Service Provider receiving any amount that would, individually or in combination with any other such payment, constitute an “excess parachute payment” (within the meaning of Section 280G of the Code).

(d) No Company Plan is and neither the Company nor any of its Subsidiaries sponsors, maintains, contributes to or is required to contribute to, or has otherwise incurred any material obligation or liability with respect to (including as a consequence of at any time being considered a single employer under Section 414 of the Code with any other Person), any plan that is, and neither the Company nor any of its Subsidiaries sponsors, maintains, contributes to or is required to contribute to, or has otherwise incurred any material obligation or liability with respect to (including as a consequence of at any time being considered a single employer under Section 414 of the Code with any other Person) (i) a “defined benefit plan” as defined in Section 3(35) of ERISA or any other plan subject to Title IV of ERISA or Section 412 of the Code; (ii) a “multiemployer” plan as defined in Section 3(37) of ERISA; (iii) except as would not reasonably be expected to result in any material liability to the Company, a “multiple employer plan” (within the meaning of Section 210 of ERISA or Section 413(c) of the Code); or (iv) except as would not reasonably be expected to result in any material liability to the Company, a

“multiple employer welfare arrangement” (as defined in Section 3(4) of ERISA). No material liability under Title IV of ERISA has been or, to the Company’s Knowledge, is reasonably expected to be, incurred by the Company or any of its Subsidiaries.

(e) Except as would not have a Company Material Adverse Effect, (i) no Proceeding (other than routine claims for benefits) is pending against or, to the Knowledge of the Company, is threatened, by, on behalf of or against, any Company Plan or any fiduciary thereof or any trust or other funding arrangement related thereto, and (ii) with respect to each Company Plan, (x) the Company and its Subsidiaries have not breached, and, to the Knowledge of the Company, there are no breaches of, any fiduciary duty or other failure to act or comply in connection with the administration or investment of the assets of such Company Plan, (y) no lien has been imposed on the Company or any of its Subsidiaries under the Code, ERISA or any other Applicable Laws, and (z) neither the Company nor any of its Subsidiaries has made any application in respect of such Company Plan under the Employee Plans Compliance Resolution System, the Department of Labor Voluntary Fiduciary Correction Program or any other voluntary correction or amnesty program.

(f) Except as would not have a Company Material Adverse Effect, neither the Company nor any of its Subsidiaries, whether under a Company Plan or otherwise, provides or is obligated to provide in the future any retiree or post-employment medical, disability, life insurance or other welfare benefits to any Company Service Provider (other than health continuation coverage pursuant to Section 4980B of the Code or otherwise as required by Applicable Laws).

(g) Neither the Company nor any Subsidiary has any obligation to provide, and no Company Plan or other agreement provides any individual with the right to receive, a gross-up, indemnification, reimbursement, make-whole, equalization or other similar payment to make an individual whole for any Taxes imposed on such individual under or by operation of Section 409A or Section 4999 of the Code.

(h) Except as would not have a Company Material Adverse Effect, the Company and its Subsidiaries are in compliance in all material respects with (i) the applicable requirements of Section 4980B of the Code and any similar state law, and (ii) the applicable requirements of the Patient Protection and Affordable Care Act of 2010, as amended, and, without limiting the foregoing, neither the Company nor any of its Subsidiaries owes any amount under Sections 4980H, 6671 or 6672 of the Code. No Company Plan is a voluntary employee benefit association under Section 501(a)(9) of the Code. No material Company Plan is sponsored and maintained through a human resources and benefits outsourcing entity, professional employer organization, or other similar vendor or provider.

(i) Except as would not have a Company Material Adverse Effect, each International Plan (i) has been maintained, funded and administered in compliance with its terms and Applicable Law, (ii) if intended to qualify for special tax treatment, meets all the requirements for such treatment, (iii) has obtained from the Governmental Authority having jurisdiction with respect to such International Plan any required determinations, if any, that such International Plan is in compliance in all material respects with the Applicable Laws and regulations of the relevant jurisdiction if such determinations are required in order to give effect to such International Plan or to cause such International Plan to be eligible for favorable tax treatment, (iv) neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby, either alone or in combination with another event (whether contingent or otherwise) will create or increase any liability with respect to such International Plan, and (v) such International Plan does not have any unfunded or underfunded liabilities not accurately accrued to the extent required under Applicable Laws and accounting standards and if required, to any extent, to be funded, book-reserved or secured by an insurance policy, is fully funded, book-reserved or secured by an insurance policy, as applicable, based on reasonable actuarial assumptions in accordance with applicable accounting principles.

(j) The Company has made available to Parent a complete and correct list of all outstanding Company Options and Company RSUs, in each case as of the Capitalization Date, including (i) type of award, (ii) the number of shares subject to each Company Option or Company RSU as of the date hereof, (iii) the holder,

(iv) the vesting schedule, (v) where applicable, the expiration date, (vi) any single-trigger accelerated vesting provisions, (vii) the Company Stock Plan under which the Company Option or Company RSU was issued and (viii) where applicable, the exercise price. Each Company Option and Company RSU: (i) was granted under a Company Stock Plan and was properly approved by the Company’s Board of Directors, the compensation committee thereof or a permitted designee in compliance with all Applicable Laws, including the applicable requirements of NASDAQ, and all of the terms and conditions of the Company Stock Plan pursuant to which it was issued and (ii) that is a Company Option has an exercise price per share equal to or greater than the fair market value of a share on the date of such grant. Accurate and complete copies of the Company’s form agreements evidencing Company Options and Company RSUs and each agreement evidencing a Company Option or Company RSU that materially deviates from the form agreements have been made available to Parent.

Section 4.20. Employee and Labor Matters.

(a) The Company has provided a materially true and correct list of all employees employed by the Company and any of its Subsidiaries as of the date thereof, by: employee identification number; position level; principal work location (including state or province (if applicable) and country); whether paid on an hourly, salary or other basis; the current amount of such salary, hourly or other base wage rate, as applicable, in U.S. Dollars; the current amount of commissions, incentive pay or other variable compensation, in U.S. Dollars; and total compensation, in U.S. Dollars.

(b) Except as set forth on Section 4.20(b) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries is a party to, bound by or subject to any collective bargaining agreement, works council agreement or other contract with any Union (each a “CBA”), nor is any CBA being negotiated. In the United States, the Company and its Subsidiaries have not been a party to, bound by or subject to any CBAs. Except with respect to the CBAs set forth on Section 4.20(b) of the Company Disclosure Schedule, no Company Service Providers are, or since January 1, 2022 have been, represented by any Union with respect to their employment with the Company or any of its Subsidiaries, and, since January 1, 2022, no Unions have made a demand to be recognized or certified as the bargaining unit representative of any Company Service Providers with respect to their employment with the Company or any of its Subsidiaries. Since January 1, 2022, to the Knowledge of the Company, (i) there have been no material labor organizing activities pending or, to the Knowledge of the Company, threatened with respect to any Company Service Providers and (ii) there have been no material unfair labor practice charges, labor grievances, employment-related Proceedings, labor arbitrations, strikes, lockouts, work stoppages, slowdowns, picketing, hand billing or other material labor disputes against or affecting the Company or its Subsidiaries.

(c) Except as would not have a Company Material Adverse Effect, the Company and its Subsidiaries are, and since January 1, 2022 have been, in compliance with all Applicable Laws respecting labor, employment and employment practices, including without limitation all Applicable Laws respecting compensation, employee benefits, terms and conditions of employment of current, former, and prospective employees, the promotion, assignment, and termination of employees, hours of work, wages, the classification of employees as exempt or non-exempt from minimum wage and overtime pay requirements, leave rights, sick time, hiring, discrimination, harassment, retaliation, equal employment opportunity, disability rights or benefits, whistleblowing, fair labor standards, workers’ compensation, plant closures and layoffs, collective bargaining, labor relations, the proper classification of individuals or sole proprietors (including those providing services through an entity wholly owned and operated by them) as nonemployee contractors or consultants, background and credit checks, occupational safety and health, employee data privacy and protection, the provision of meal and rest breaks, pay for all working time, immigration, collection and payment of withholding Taxes and similar Taxes, unemployment insurance, or any other labor and employment-related matters (collectively, the “Employment Laws”).

(d) Except as would not have a Company Material Adverse Effect, neither the Company nor any of its Subsidiaries have implemented or publicly announced any “plant closings” or “mass layoffs,” as defined under the Worker Adjustment and Retraining Notification Act of 1988, as amended or similar Applicable Laws (collectively, the “WARN Act”), or other reduction in force or furlough affecting Company Service Providers since January 1, 2022, nor is notice of any reasonably expected WARN Act event past due.

(e) Since January 1, 2022, (i) to the Knowledge of the Company, the Company and all of its Subsidiaries have investigated all material allegations of sexual harassment or discriminatory harassment of which they are or were aware and have taken all reasonable and necessary corrective actions with respect to such allegations, (ii) no such material allegation of sexual harassment or discriminatory harassment would reasonably be expected to result in any material loss to the Company or any of its Subsidiaries, and (iii) no such allegations have been made that, if known to the public, would reasonably be expected to bring the Company or any of its Subsidiaries into material disrepute.

Section 4.21. Environmental Matters. Except as would not have a Company Material Adverse Effect:

(a) there is no written notice, demand, claim, request for information, order, complaint or penalty arising out of any Environmental Law that has been received by the Company or any of its Subsidiaries and is currently pending or, to the Company’s Knowledge, threatened against the Company or any of its Subsidiaries, and there is no judicial, administrative or other Proceeding pending or, to the Company’s Knowledge, threatened that alleges a violation by, or liability of, the Company or any of its Subsidiaries under any Environmental Laws, and there is no administrative or judicial Order of any Governmental Authority pursuant to any Environmental Laws outstanding against the Company or any of its Subsidiaries;

(b) the Company and each of its Subsidiaries hold, and since January 1, 2022 have held, all Permits required pursuant to applicable Environmental Laws and are in compliance, and since January 1, 2022, have been in compliance, with the terms of all such Permits;

(c) the Company and each of its Subsidiaries are, and since January 1, 2022 have been, in compliance with all applicable Environmental Laws; and

(d) neither the Company nor any of its Subsidiaries has released, disposed of, or arranged for the disposal of any Hazardous Materials at any property owned, leased or operated by the Company or any of its Subsidiaries or, to the Company’s Knowledge, any other location, in any such case in a quantity or condition that requires investigation, remediation or monitoring pursuant to applicable Environmental Law.

Section 4.22. Material Contracts. (a) Section 4.22(a) of the Company Disclosure Schedule contains an accurate and complete list of each contract described below in this Section 4.22(a) (other than a Company Plan, purchase order, any insurance policies or binders and contracts (including amendments and modifications thereto) filed as exhibits to the Company SEC Documents) to which the Company or any of its Subsidiaries is a party as of the date hereof (each contract of a type described in this Section 4.22(a), together with any contract that is a “material contract” as such term is defined in Item 601(b)(10) of Regulation S-K under the 1933 Act, a “Material Contract”):

(i) any contract with (A) any of the top ten customers based on aggregate dollar value of the Company’s and its Subsidiaries’ transaction volume with such counterparty (a “Top Customer”), (B) the top ten vendors of the Company and its Subsidiaries based on aggregate spend (a “Top Supplier”) and (C) the top ten Altair Partner Alliance partners based on royalties paid to such partners, in each case, during the twelve months for the period ending December 31, 2023;

(ii) any contract that is not a lease for real property and that both (A) requires the payment or delivery of cash or other consideration by or to the Company or any of its Subsidiaries after the date hereof in an amount having an expected value in excess of $5,000,000 and (B) cannot be canceled by the Company or any of its Subsidiaries without penalty or further payment (other than liabilities incurred prior to the time of termination) without more than 90 days’ notice;

(iii) any contract relating to the acquisition or disposition of, or investment in, any securities or businesses (whether by merger, purchase of securities, purchase of assets or otherwise) (A) entered into since January 1, 2022 or (B) that contains any outstanding non-competition, earn-out or other deferred or contingent payment obligations of the Company or any of its Subsidiaries;

(iv) any contract pursuant to which the Company or any of its Subsidiaries (A) grants a license to any material Intellectual Property (other than non-exclusive licenses or sublicenses granted by the Company or its Subsidiaries to customers, vendors and services providers in the ordinary course of business), or (B) is granted a license to any material Intellectual Property (other than (x) licenses for commercially available off-the-shelf software or (y) Open Source Software licensed on standard terms);

(v) any contract under which the Company or any of its Subsidiaries (A) is lessee of, or holds or operates, any personal property owned by any other Person, for which the annual rent exceeds $5,000,000 and (B) cannot cancel without penalty or further payment (other than liabilities incurred prior to the time of termination) without more than 90 days’ notice;

(vi) any agreement with any director or officer of the Company or any of its Subsidiaries or with any “associate” or any member of the “immediate family” (as such terms are respectively defined in Rules 12b-2 and 16a-1 of the 1934 Act) of any such director or officer;

(vii) any contract that (A) limits in any material respect the freedom of the Company or any of its Subsidiaries (or, after the Effective Time, Parent or any of its Affiliates) to compete in any line of business or geographic region, or with any Person, (B) grants “most favored nation” status or contains “exclusivity,” requirements obligations or similar provisions that, following the Merger, would purport to apply to Parent or any of its Affiliates, including the Company and its Subsidiaries, (C) prohibits or limits the right of the Company or any of its Subsidiaries to develop, make, sell or distribute any products or services, or otherwise compete with any Third Party, or (D) grants any right of first refusal or right of first offer or similar right;

(viii) any CBA;

(ix) any partnership, joint venture, strategic alliance or other similar contract that is material to the Company and its Subsidiaries, taken as a whole;

(x) any contract relating to (A) outstanding indebtedness for borrowed money of the Company or any of its Subsidiaries, (B) any guaranty, surety or similar instrument by the Company or any of its Subsidiaries of any such indebtedness of any other Person described in clause (A), in each case of clauses (A) and (B), in excess of $5,000,000 (including any related security or pledge agreements) or (C) hedging, derivatives, swaps or similar arrangements, other than in the case of clauses (A) and (B), contracts among the Company and its wholly owned Subsidiaries;

(xi) any contract providing for the settlement of any Proceeding asserted by any Person (including a Governmental Authority) involving payment by the Company or any of its Subsidiaries after the date hereof in excess of $5,000,000 or that imposes material ongoing obligations after the date hereof on the Company and its Subsidiaries, taken as a whole;

(xii) any Government Contract, other than any contract (A) entered into by any Governmental Authority in its capacity as a customer or (B) under which a Third Party serves as a prime contractor or sub-contractor (at any tier), in each case in the ordinary course of business;

(xiii) any contract pursuant to which the Company or any of its Subsidiaries has material indemnification obligations to any Person, except for any commercial contract entered into in the ordinary course of business the primary purpose of which is not indemnification;

(xiv) any contract between the Company or any of its Subsidiaries, on the one hand, and any director or officer of the Company or any Person beneficially owning five percent (5%) or more of the outstanding Company Common Shares or, to the Knowledge of the Company, any of their respective Affiliates (other than the Company and its Subsidiaries), on the other hand (other than any indemnity under the Organizational Documents of the Company and its Subsidiaries);

(xv) any contract, other than the Convertible Notes Indenture, containing a put, call or similar right pursuant to which the Company or any of its Subsidiaries could be required to purchase or sell, as applicable, any equity interests of any Person or assets that have a fair market value or purchase price of more than $3,000,000; and

(xvi) any other contract that commits the Company or any of its Subsidiaries to enter into any contracts of the types described in foregoing clauses (i) through (xv).

(b) The Company has made available to Parent an accurate and complete copy of each Material Contract as in effect as of the date hereof. Except for breaches, violations or defaults which would not have a Company Material Adverse Effect as of the date hereof, (i) each Material Contract is valid and in full force and effect and (ii) neither the Company nor any of its Subsidiaries, nor to the Company’s Knowledge any other party to a Material Contract, is in breach or default of any provision of, or taken or failed to take any act which, with or without notice, lapse of time or both, would constitute a default under, such Material Contract, and, except as would not have a Company Material Adverse Effect, neither the Company nor any of its Subsidiaries has received written notice that it has breached, violated or defaulted under any Material Contract.

(c) As of the date hereof, except as would not be material to the Company and its Subsidiaries, taken as a whole, none of the Company or its Subsidiaries has received written notice, or, to the Knowledge of the Company, verbal notice from any Top Customers or Top Suppliers: (i) that it will terminate, cancel, materially limit or materially and adversely modify any of its existing business with the Company or any its Subsidiaries (other than due to the expiration of an existing contractual arrangement or quarterly or annual contract negotiations in the ordinary course of business); or (ii)  that it is in a material dispute with the Company or its Subsidiaries or their respective businesses.

Section 4.23. Government Contracts. During the last six (6) years, except as would not have a Company Material Adverse Effect: (a) neither the Company nor its Subsidiaries have been in breach of or default under any Government Contract, and, to the Knowledge of the Company, no event has occurred which, with the giving of notice or the lapse of time or both, would constitute such a breach or default; (b) all representations and certifications applicable to such Government Contracts and associated bids or proposals were accurate in all material respects when made and have been updated only when, and solely to the extent, required; (c) the Company is not required to make or maintain any material cost accounting or any pricing disclosure or guarantee, or to maintain any accounting or property system, or performance or surety bond under any Government Contract; (d) neither the Company nor its Subsidiaries hold any facility security clearances as defined in the National Industrial Security Program Operating Manual (32 C.F.R. pt 117) and neither the Company nor its Subsidiaries need a facility security clearance nor do they require their employees to hold personal security clearance(s) to perform any Government Contract; (e) neither the Company nor its Subsidiaries have claimed “small business” status or other preferred bidder status (such as veteran-owned small business, service-disabled veteran-owned small business, woman-owned, HUBZone, 7(a) small business, minority-owned, etc.) in relation to a material Government Contract; (f) no Government Contract has been awarded to the Company because of “small business” status or other preferred bidder status; (g) neither the Company nor its Subsidiaries, nor any of their respective Principals (as that term is defined by 48 C.F.R. § 2.101), has been suspended, debarred or otherwise excluded from contracting with a Governmental Authority or been notified in writing of any proposed suspension, debarment or exclusion or received any show cause notice from a suspending, debarring or excluding official; (h) neither the Company nor its Subsidiaries has made any voluntary or mandatory disclosure to any Governmental Authority with respect to any irregularity, misstatement, significant overpayment or violation of law arising under or relating to any Government Contract and (i) neither the Company nor its Subsidiaries has received nor been provided written (nor to the Knowledge of the Company any oral) cure notice, show cause notice, notice of investigation or audit by a Governmental Authority with respect to a Government Contract.

Section 4.24. Insurance. Except as would not have a Company Material Adverse Effect, (i) the Company and its Subsidiaries maintain insurance relating to the business, assets, properties and operations of the Company and its Subsidiaries in such amounts and against such risks and with such carriers as the Company reasonably has determined to be prudent, taking into account the industries in which the Company and its Subsidiaries operate and as is sufficient to comply with Applicable Law, (ii) all insurance policies of the Company and its Subsidiaries are in full force and effect, except for any expiration thereof in accordance with the terms thereof and the limits and sublimits of such policies have not been exhausted or diminished, (iii) there is no existing default under or event which, with the giving of notice or the lapse of time or both, would constitute a breach or default under, or permit the termination of such insurance policy, (iv) the Company has not received any notice of cancellation or termination with respect to any such insurance policies, other than notices in connection with ordinary course renewals and (v) all premiums due under such insurance policies have been paid.

Section 4.25. Finders’ Fees. Except for Citigroup Global Markets Inc. and J.P. Morgan Securities LLC, there is no investment banker, financial advisor, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of the Company or any of its Subsidiaries who might be entitled to any fee or commission from the Company or any of its Subsidiaries in connection with the transactions contemplated by this Agreement. A good faith estimate of all such fees and commissions paid or payable to Citigroup Global Markets Inc. or J.P. Morgan Securities LLC in connection with the transactions contemplated by this Agreement, as well as a good faith estimate of the maximum amount of expenses payable thereto, is set forth on Section 4.25 of the Company Disclosure Schedule.

Section 4.26. Opinion of Financial Advisor. The Board of Directors has received the opinions of Citigroup Global Markets Inc. and J.P. Morgan Securities LLC, financial advisors to the Company, to the effect that, as of the date of such opinion, and based upon and subject to the various qualifications, assumptions, limitations and other matters set forth therein, the Merger Consideration to be paid to holders of Company Common Shares (other than Parent and its Affiliates) is fair, from a financial point of view, to such holders.

Section 4.27. Antitakeover Statutes. The Company has taken all necessary actions so that the restrictions on business combinations set forth in Section 203 of the DGCL and any other similar applicable “anti-takeover” law will not be applicable to the Merger.

Section 4.28. Related Person Transactions. Except for indemnification, compensation or other employment arrangements in the ordinary course of business, there are no contracts, transactions, arrangements or understandings between the Company or any of its Subsidiaries, on the one hand, and any Affiliate (including any director or officer) thereof, but not including any Subsidiary of the Company, on the other hand, that would be required to be disclosed pursuant to Item 404 of Regulation S-K promulgated by the SEC in the Company’s Form 10-K or proxy statement pertaining to an annual meeting of stockholders.

Section 4.29. Acknowledgement of No Other Representations and Warranties. Except for the representations and warranties set forth in Article 5, or in any certificate delivered pursuant to this Agreement, the Company acknowledges and agrees that no representation or warranty of any kind whatsoever, express or implied, at law or in equity, is made or shall be deemed to have been made by or on behalf of Parent or Merger Sub to the Company, and the Company hereby disclaims reliance on any such other representation or warranty, whether by or on behalf of Parent or Merger Sub, and notwithstanding the delivery or disclosure to the Company, or any of its Representatives or Affiliates, of any documentation or other information by Parent, Merger Sub or any of their respective Representatives or Affiliates with respect to any one or more of the foregoing.

ARTICLE 5

REPRESENTATIONS AND WARRANTIES OF PARENT

Parent represents and warrants to the Company that:

Section 5.01. Corporate Existence and Power. Each of Parent and Merger Sub is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation and has all corporate powers and all Permits required to own, lease and operate its properties and assets and to carry on its business as now conducted, except which would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. Since the date of its incorporation, Merger Sub has not engaged in any activities other than in connection with or as contemplated by this Agreement. Merger Sub was incorporated solely for the purpose of consummating the transactions contemplated by this Agreement. All of the outstanding shares of capital stock of Merger Sub have been validly issued, are fully paid and nonassessable and are owned by, and at the Effective Time will be owned by, Parent, free and clear of all Liens.

Section 5.02. Corporate Authorization. The execution, delivery and performance by each of Parent and Merger Sub of this Agreement and the consummation by Parent and Merger Sub of the transactions contemplated hereby are within the corporate powers of each of Parent and Merger Sub and have been duly authorized by all necessary corporate action on the part of each of Parent and Merger Sub, and no vote of the stockholders of Parent is necessary to authorize the execution, delivery or performance of this Agreement. Each of Parent and Merger Sub has duly executed and delivered this Agreement, and, assuming due authorization, execution and delivery by the Company, this Agreement constitutes a valid and binding agreement of each of Parent and Merger Sub, enforceable against each in accordance with its terms (except insofar as such enforceability may be limited by the Enforceability Exceptions).

Section 5.03. Governmental Authorization. The execution, delivery and performance by Parent and Merger Sub of this Agreement and the consummation by Parent and Merger Sub of the transactions contemplated hereby require no action by or in respect of, or filing, notice or notification by Parent or Merger Sub with, or any consent, clearance, registration, approval, permit, waiver or authorization from, any Governmental Authority, other than (a) compliance with any applicable requirements of the HSR Act and any other applicable Competition Laws, including filing and receipt of the Required Regulatory Approvals, (b) compliance with any applicable requirements of the 1933 Act, the 1934 Act and any other applicable securities laws, (c) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and appropriate documents with the relevant authorities of the other jurisdictions in which the Company is qualified to do business, (d) the ITAR 60-Day Notice, and (e) any other actions or filings the absence of which would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 5.04. Non-Contravention. The execution, delivery and performance by Parent and Merger Sub of this Agreement and the consummation by Parent and Merger Sub of the transactions contemplated hereby do not and will not (a) contravene, conflict with, or result in any violation or breach of any provision of the Organizational Documents of Parent or Merger Sub, (b) assuming compliance with the matters referred to in Section 5.03, contravene, conflict with or result in a violation or breach of any provision of any Applicable Law, (c) assuming compliance with the matters referred to in Section 5.03, require any consent or other action by any Person under, constitute a default (with or without the passage of time) under, or cause or permit the termination or cancellation of, the loss of any benefit or right under, or the creation or acceleration of any obligations under, any agreement binding upon Parent or any of its Subsidiaries or (d) result in the creation or imposition of any Lien on any asset of Parent or any of its Subsidiaries, with only such exceptions, in the case of each of clauses (b) through (d), as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 5.05. Disclosure Documents. The information supplied by Parent for inclusion in the Proxy Statement will not, at the time the Proxy Statement and any amendment or supplement thereto is filed with the

SEC, or at the time the Proxy Statement is first mailed to the stockholders of the Company, or at the time of the Company Stockholder Approval, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The representations and warranties in this Section 5.05 do not apply to statements or omissions included or incorporated by reference in the Proxy Statement based upon information supplied by the Company or any of its Representatives specifically for use or incorporation by reference therein.

Section 5.06. Compliance with Laws. Parent and each of its Subsidiaries are in compliance with all Applicable Laws, except for such failure to comply or violation that would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 5.07. Litigation. As of the date hereof, there is no (a) Proceeding pending against, or, to the Knowledge of Parent, threatened against or affecting Parent or any of its Subsidiaries, (b) Order outstanding against Parent or any of its Subsidiaries, or (c) to the Knowledge of Parent, any notice of violation, order of forfeiture or complaint against Parent or any of its Subsidiaries by any Governmental Authority, in each case except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 5.08. Finders’ Fees. Except for Goldman Sachs Bank Europe SE, there is no investment banker, financial advisor, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of Parent or Merger Sub who might be entitled to any fee or commission from the Company or any of its Affiliates in connection with the transactions contemplated by this Agreement.

Section 5.09. Sufficient Funds. Parent has, and will have at all times prior to the time the Closing is required to occur pursuant to Section 2.01(b), sufficient cash, available lines of credit or other sources of immediately available funds to enable it to make payment of the Merger Consideration and any other amounts to be paid by it hereunder (including the aggregate amounts payable pursuant to the terms of the Convertible Notes Indenture to holders of the Convertible Notes, including any make-whole payment with respect thereto). Parent acknowledges and agrees that the availability of funds will not be a condition to the obligation of Parent or Merger Sub to consummate the transactions contemplated hereby.

Section 5.10. Solvency. Assuming (a) the satisfaction of the conditions to Parent’s obligation to consummate the Merger, (b) the accuracy of the representations and warranties set forth in Article 4 in all material respects and (c) the Company and its Subsidiaries, on a consolidated basis, are Solvent immediately prior to the Effective Time, after giving effect to the transactions contemplated by this Agreement (including the payment of the aggregate Merger Consideration and all related fees and expenses, any repayment or refinancing of indebtedness contemplated in this Agreement (including the outstanding principal and interest under the Credit Agreement required to be repaid in connection with or as a result of the Merger)), the Surviving Corporation on a consolidated basis will be Solvent as of immediately following the Effective Time and immediately after the consummation of the transactions contemplated by this Agreement, including the Merger. For purposes of this Agreement, “Solvent” when used with respect to any Person means that as of any date of determination (i) the fair value of the assets of such Person and its Subsidiaries on a consolidated basis, at a fair valuation, will exceed the debts and liabilities, contingent, subordinated or otherwise, of such Person and its Subsidiaries on a consolidated basis, (ii) the present fair salable value of the property of such Person and its Subsidiaries on a consolidated basis will be greater than the amount that will be required to pay the probable liability of such Person and its Subsidiaries on a consolidated basis on their debts and liabilities as they become absolute and matured, (iii) such Person and its Subsidiaries on a consolidated basis will be able to pay their debts and liabilities, subordinated, contingent or otherwise, as they become absolute and matured and become due in the usual course of their affairs and (iv) such Person and its Subsidiaries on a consolidated basis will not have unreasonably small capital with which to conduct the business in which they are engaged as such businesses are now conducted and proposed to be conducted following the Closing Date.

Section 5.11. Ownership of Common Shares. Neither Parent nor Merger Sub nor any of their respective Affiliates or “associates” is the beneficial owner (within the meaning of Section 13 of the 1934 Act and the rules and regulations promulgated thereunder) of any Company Common Shares or other Company Securities, or is a party to any agreement, arrangement or understanding (other than this Agreement) for the purpose of acquiring, holding, voting, directing the voting of or disposing of any Company Common Shares or other Company Securities. Neither Parent nor Merger Sub nor any of their respective Affiliates or “associates” is, or has been within the past three years, (x) an “associate” of the Company or (y) an “interested stockholder” of the Company. For purposes of this Section 5.11, the terms “associate” and “interested stockholder” shall have the respective meanings ascribed to such terms in Section 203 of the DGCL.

Section 5.12. Management Agreements. Other than this Agreement and as set forth on Section 5.12 of the Parent Disclosure Schedule, as of the date hereof, there are no contracts, undertakings, commitments, agreements or obligations or understandings between Parent or Merger Sub or any of their Affiliates, on the one hand, and any member of the Company’s management or the Board of Directors, on the other hand, relating in any way to the transactions contemplated by this Agreement or the operations of the Company after the Effective Time.

Section 5.13. Support Agreement. Concurrently with the execution of this Agreement, Parent has delivered to the Company the Support Agreement executed by the Guarantor. The Support Agreement is in full force and effect and is a duly authorized, valid and binding obligation of the Guarantor, and enforceable against the Guarantor in accordance with its terms (subject to the Enforceability Exceptions), and no event has occurred that, with or without notice, lapse of time or both, would constitute a default on the part of the Guarantor under such Support Agreement.

Section 5.14. Acknowledgement of No Other Representations and Warranties. Except for the representations and warranties set forth in Article 4 or in any certificate delivered pursuant to this Agreement, each of Parent and Merger Sub acknowledges and agrees that no representation or warranty of any kind whatsoever, express or implied, at law or in equity, is made or shall be deemed to have been made by or on behalf of the Company or any of its Subsidiaries to Parent or Merger Sub, and each of Parent and Merger Sub hereby disclaims reliance on any such other representation or warranty, whether by or on behalf of the Company or any of its Subsidiaries, and notwithstanding the delivery or disclosure to Parent or Merger Sub, or any of their Representatives or Affiliates, of any documentation or other information by the Company or any of its Representatives or Affiliates with respect to any one or more of the foregoing. Each of Parent and Merger Sub also acknowledges and agrees that the Company and its Subsidiaries make no representation or warranty with respect to any projections, forecasts or other estimates, plans or budgets of future revenues, expenses or expenditures, future results of operations (or any component thereof), future cash flows (or any component thereof) or future financial condition (or any component thereof) of the Company or any of its Subsidiaries or the future business, operations or affairs of the Company or any of its Subsidiaries heretofore or hereafter delivered to or made available to Parent, Merger Sub or their respective Representatives or Affiliates.

ARTICLE 6

COVENANTS OF THE COMPANY

Section 6.01. Conduct of the Company. Except (w) with the prior written consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed), (x) as required or expressly contemplated by this Agreement, (y) as set forth in Section 6.01 of the Company Disclosure Schedule or (z) as required by Applicable Law, from the date hereof until the Effective Time, the Company shall, and shall cause each of its Subsidiaries to, (i) use reasonable best efforts to conduct its business in accordance with Applicable Law, (ii) use reasonable best efforts to conduct its business in the ordinary course of business (provided that, in the case of the foregoing clause (ii), no action with respect to the matters specifically addressed by, and in compliance with, any subclause of the following clause (iii) shall constitute a breach of clause (ii) unless any such action would constitute a breach of the following clause (iii)) and (iii) not:

(a) adopt, effect or propose any amendment, modification or change to (i) the Company’s Organizational Documents or (ii) in a manner that would reasonably be expected to prevent, impede or delay the consummation of the transactions contemplated hereby or in a manner adverse to Parent, its Subsidiaries’ Organizational Documents;

(b) (i) split, combine or reclassify any shares of its capital stock, (ii) declare, set aside or pay any dividend or other distribution (whether in cash, shares or property or any combination thereof) in respect of its capital stock, except for dividends or other such distributions by any of its Subsidiaries to the Company or another Subsidiary, (iii) redeem, repurchase or otherwise acquire or offer to redeem, repurchase or otherwise acquire any Company Securities, except as required by the terms of any Company Plan or pursuant to the terms of the Convertible Notes Indenture or (iv) enter into any agreement with respect to the voting of any Company Securities or Company Subsidiary Securities;

(c) issue, deliver or sell, or authorize the issuance, delivery or sale of, any Company Securities or Company Subsidiary Securities, other than the issuance of (A) any Company Options or Company RSUs in the ordinary course of business pursuant to the Company Stock Plans and in accordance with Section 6.01(m) of the Company Disclosure Schedule, (B) any Company Common Shares upon the exercise or settlement of Company Options or Company RSUs in accordance with the terms of those Company Options or Company RSUs, as applicable, outstanding on the date hereof or issued (or modified) after the date hereof in accordance with this Section 6.01, (C) subject to Section 2.05(c), the issuance of Company Common Shares upon the exercise of the rights under the Company ESPP, (D) issuances of Company Common Shares pursuant to conversion of any Convertible Notes in accordance with the terms of the Convertible Notes Indenture, (E) issuances (including any accelerated issuances in connection with the transactions contemplated hereby) of Company Common Shares pursuant to the terms of the Selected Purchase Agreements and (F) any Company Subsidiary Securities to the Company or any other Subsidiary of the Company;

(d) acquire (by merger, consolidation, acquisition of shares or assets, license or otherwise), directly or indirectly, any assets, securities, properties or businesses, other than (i) pursuant to existing Material Contracts set forth in Section 4.22(a) of the Company Disclosure Schedule; (ii) purchases in the ordinary course of business or (iii) such acquisitions that, together with any investments or capital contributions pursuant to Section 6.01(h)(iii), do not exceed $20 million individually or $100 million in the aggregate; provided that, in each case of this clause (iii) (A) the definitive documentation relating to such acquisition has been provided to Parent in substantially final form prior to the execution thereof and Parent has been given a reasonable opportunity to review and comment on such documentation, (B) any such acquisition is in compliance with the Company’s obligations in the penultimate sentence of Section 8.01(c), and (C) any such acquisition does not provide for or require (x) the payment or delivery of any non-cash consideration, (y) any earnout or other contingent consideration (other than customary cash-only escrows and holdbacks) or (z) any restrictive covenant (excluding customary confidentiality obligations) that would be binding on the Company, its Subsidiaries, Parent or any of their respective Affiliates (any transaction described and effected in compliance with this clause (iii), an “Approved Investment”);

(e) enter into any new material line of business outside the existing business of the Company and its Subsidiaries as of the date of this Agreement;

(f) (i) sell, lease, license, sub-license or otherwise transfer or dispose of (by merger, consolidation, acquisition of shares or assets or otherwise) any assets, securities, properties or businesses, other than (A) pursuant to existing Material Contracts set forth in Section 4.22(a) of the Company Disclosure Schedule, (B) the sale of inventory of the Company’s “Toggled” business or obsolete or immaterial assets, in each case, in the ordinary course of business, (C) transfers among the Company and its Subsidiaries or (D) with respect to Intellectual Property, non-exclusive licenses or sublicenses granted in the ordinary course of business, or (ii) encumber or subject to any Lien (other than any Permitted Lien) any material asset (including any material Company-Owned Intellectual Property) of the Company or its Subsidiaries (other than pursuant to a Material Contract);

(g) abandon, allow the expiration of or voluntarily permit to lapse any material Company-Owned Intellectual Property or knowingly or recklessly disclose to any third party any material confidential information (including any source code of any Material Company Software) forming part of the Company-Owned Intellectual Property, other than in the ordinary course;

(h) make any loans, advances or capital contributions to, or investments, including any guarantees of the obligations of any Person, in any other Person, other than (i) loans or advances among the Company and any of its Subsidiaries and capital contributions to or investments in its Subsidiaries, (ii) trade credit and similar loans and advances made to employees, customers and suppliers in the ordinary course of business or (iii) such capital contributions or investments that, together with any acquisitions pursuant to Section 6.01(d)(iii), do not exceed $20 million individually or $100 million in the aggregate and, in each case, that would otherwise constitute and satisfy the conditions of an Approved Investment;

(i) (i) incur, extend the maturity of or amend the terms of any indebtedness for borrowed money (or guarantees thereof), other than (A) borrowings under the Company’s existing credit agreements not to exceed $20,000,000 in the aggregate (which aggregate amount shall automatically refresh on the date that is one year from the date hereof), (B) extensions of the Company’s existing credit agreement on substantially similar terms as in existence on the date hereof or (C) indebtedness incurred between the Company and any of its wholly owned Subsidiaries or between any of such wholly owned Subsidiaries or guarantees by the Company of indebtedness of any wholly owned Subsidiary of the Company, or (ii) amend the terms of the Convertible Notes Indenture or take any action with respect to the Convertible Notes not permitted by the terms thereof;

(j) other than in connection with any stockholder or derivative litigation, which is the subject of Section 8.09, settle, release, waive, discharge, forgive or compromise any pending or threatened Proceedings if such settlement, release, waiver, discharge, forgiveness or compromise would require a payment by the Company in excess of $1,000,000 in any individual case or $5,000,000 in the aggregate (in each case net of amounts covered by insurance or indemnification agreements with third parties), other than (i) as required by their terms as in effect as the date hereof, copies of which have been provided to Parent, or (ii) claims reserved against in the consolidated financial statements of the Company and its Subsidiaries as of June 30, 2024 (for amounts not materially in excess of such reserves); provided that, in the case of each of clause (i) and (ii), the payment, discharge, settlement or satisfaction of such Proceeding does not include any equitable relief or any material obligation (other than the payment of money and confidentiality and other similar obligations incidental to such settlement) to be performed or abstained from, or the admission of wrongdoing or involve criminal liability, by the Company or any of its Subsidiaries or any of their respective officers or directors;

(k) except in the ordinary course of business, (i) amend or modify in any material respect, waive any material rights under, terminate (other than any expiration in accordance with the terms of an existing Material Contract, a copy of which has been provided to Parent) or release, settle or compromise any material claim, liability or obligation under any Material Contract (except for any amendment or modification of any of the Selected Purchase Agreements in connection with the transactions contemplated by this Agreement in accordance with Section 6.07) or (ii) enter into any contract which, if entered into prior to the date of this Agreement, would have been a Material Contract as described in Section 4.22(a)(vii) or (ix);

(l) recognize any Union as the representative of any Company Service Providers or enter into or negotiate any CBA;

(m) except as contemplated by this Agreement, as set forth on Section 6.01(m) of the Company Disclosure Schedule, or as required under the terms of any Company Plan as in effect on the date hereof (or to the extent modified in accordance with the limitations set forth in this Section 6.01(m), (i) grant or increase any form of compensation or benefits payable by the Company or any Subsidiary thereof, (ii) accelerate the vesting, funding or payment of any compensation or benefits under any Company Plan or take any action to otherwise secure the funding or payment of any such compensation or benefits, (iii) enter into any change in control, retention or transaction-related incentive agreement or arrangements with, grant any equity or equity-linked awards or amend or modify the terms of any outstanding incentive equity or equity-linked awards (including any Company Option or Company RSU) or any other material new or enhanced bonus, commission or incentive compensation to, any Company Service Provider, (iv) establish, adopt, terminate or amend in any material respect any Company Plan (or any plan, program, arrangement, practice or agreement that would be a Company Plan if it were in existence on the date of this Agreement), (v) forgive or issue any loans to any Company Service Provider, or (vi) terminate, promote or hire any Company Service Provider (other than routine hirings, promotions and terminations of employees whose total annual target cash compensation does not exceed $400,000 (“Excepted Employees”), in each case, undertaken in the ordinary course of business consistent with past practice, or any termination of a Company Service Provider for “cause”;

(n) (i) adopt a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization (other than the Merger), including any resolutions providing for any of the foregoing or (ii) merge or consolidate with any other Person, except, in each case, for any transactions among Subsidiaries of the Company;

(o) change the Company’s fiscal year or methods of accounting, except as required by concurrent changes in GAAP or in Regulation S-X of the 1934 Act, as agreed to by the Company’s independent public accountants;

(p) make, change or revoke any material Tax election, change any Tax accounting period, make any material change in any of its methods of Tax accounting, settle or compromise any material Tax claim, audit or assessment, amend any Tax Return with respect to any material Tax, enter into any closing agreement relating to any material Tax, or agree to an extension or waiver of the statute of limitations with respect to the assessment or determination of any material Tax (excluding any automatically granted extensions of time within which to file a Tax Return);

(q) adopt or otherwise implement any shareholders’ rights plan, “poison pill” or other comparable agreement (unless Parent and its Affiliates are included as a “grandfathered” party or similarly excluded from, and are otherwise not in any way adversely affected by, the effect thereof); or

(r) agree, resolve or commit to do any of the foregoing.

Section 6.02. Company Stockholders Meeting. The Company shall (a) as soon as reasonably practicable following the date the SEC staff advises that it has no further comments on the Proxy Statement or that the Company may commence mailing the Proxy Statement, duly call and give notice of, and commence mailing of the Proxy Statement to the holders of Company Common Shares as of the record date established for, a meeting of holders of the Company Common Shares for purposes of seeking the Company Stockholder Approval (the “Company Stockholders Meeting”), (b) initiate a rolling “broker search” in accordance with Rule 14a-13 of the 1934 Act as necessary to cause the Company to comply with its obligations set forth in the foregoing clause (a), and (c) as soon as reasonably practicable following the commencement of the mailing of the Proxy Statement pursuant to the foregoing clause (a) and in any event no later than forty-five (45) days following the date thereof, convene and hold the Company Stockholders Meeting in accordance with the DGCL and applicable requirements of the NASDAQ; provided that the Company may adjourn or postpone the Company Stockholders Meeting to a later date (i) with the consent of Parent or (ii) with prior notice to Parent (provided that, with respect to the following clauses (B) and (C), such adjournment or postponement shall not be made more than two (2) Business Days prior to the date on which the Company Stockholders Meeting is scheduled to occur (the “Original

Date”)), to the extent the Company believes in good faith that such adjournment or postponement is reasonably necessary (A) to ensure that any required supplement or amendment to the Proxy Statement is provided to the holders of Company Common Shares within a reasonable amount of time in advance of the Company Stockholders Meeting, (B) to allow reasonable additional time to solicit additional proxies necessary to obtain the Company Stockholder Approval, (C) to ensure that there are sufficient Company Common Shares represented (either in person or by proxy) and voting to constitute a quorum necessary to conduct the business of the Company Stockholders Meeting or (D) otherwise where required to comply with Applicable Law (including fiduciary duties), in each case of clauses (A)-(C), so long as the date of the Company Stockholders Meeting is not postponed, recessed or adjourned more than ten (10) Business Days in connection with any one postponement, recess or adjournment or, solely with respect to the foregoing clauses (B) and (C), more than an aggregate of thirty (30) days from the Original Date, in each case without the prior written consent of Parent. Subject to Section 6.04, the Board of Directors shall recommend that the holders of the Company Common Shares adopt this Agreement, and the Company shall (1) include the Company Recommendation in the Proxy Statement, (2) use its reasonable best efforts to obtain the Company Stockholder Approval, (3) otherwise comply in all material respects with all legal requirements applicable to such meeting and (4) continue to make the Company Recommendation. Once the Company has established a record date for the Company Stockholders Meeting, the Company will not change such record date or establish a different record date for the Company Stockholders Meeting without the prior written consent of Parent (such consent not to be unreasonably withheld, conditioned or delayed), unless otherwise required by the Applicable Law. The Company agrees that, unless this Agreement is terminated in accordance with its terms, its obligations to hold the Company Stockholders Meeting pursuant to this Section 6.02 shall not be affected in connection with (i) the making of an Adverse Recommendation Change or (ii) the commencement of or announcement or disclosure of or communication to the Company of any Acquisition Proposal. The Company agrees to use commercially reasonable efforts to provide Parent with periodic updates concerning proxy solicitation results as reasonably requested by Parent.

Section 6.03. Access to Information. (a) From the date hereof until the Effective Time, subject to Applicable Law, the Company shall (i) give Parent and its Representatives, upon reasonable notice, reasonable access during normal business hours to the offices, personnel, facilities, properties, assets, books and records of the Company and its Subsidiaries, (ii) promptly furnish to Parent and its Representatives such financial and operating data and other information as such Persons may reasonably request and (iii) instruct its Representatives to cooperate reasonably with Parent in its reasonable investigation of the Company and its Subsidiaries; provided that the Company may designate any competitively sensitive material as “Highly Confidential Information” pursuant to the Clean Team Agreement. The Company shall have the right to have its Representatives present in any investigation pursuant to this Section 6.03, and such investigation shall be conducted in such manner as not to interfere unreasonably with the conduct of the business of the Company and its Subsidiaries. Nothing in this Section 6.03 shall require the Company to provide any access to, or to disclose any, (A) information if providing such access or disclosing such information would violate any Applicable Law (including Competition Laws and Data Privacy Laws) or confidentiality agreement or other binding agreement entered into prior to the date of this Agreement (B) (x) communications between the Company and its investment bankers, attorneys, accountants and other advisors or (y) any information relating to the negotiation of this Agreement, the valuation of the Merger or any financial or strategic alternatives thereto, or relating to any Acquisition Proposal or Superior Proposal, or (C) information protected by attorney-client privilege (for all purposes in this Agreement, as such privilege is conceptualized under Applicable Law in the United States) to the extent such privilege cannot be protected by the Company through exercise of its reasonable best efforts; provided that, in the case of clauses (A), (B) and (C), the Company shall give notice to Parent of the fact that it is withholding such information or documents and thereafter use reasonable best efforts to allow for such access or disclosure in a manner that would not violate clause (A) or (B).

(b) All information exchanged or otherwise received pursuant to Section 6.03(a) will be subject to the confidentiality agreement dated as of July, 22 2024, between the Company and the Guarantor (the “NDA”) and, as applicable, the Clean Team Agreement dated as of October 10, 2024, between the Company and the Guarantor (the “Clean Team Agreement,” and collectively with the NDA, the “Confidentiality Agreements”). No information or knowledge obtained in any investigation pursuant to this Section 6.03 shall affect or limit or be deemed to modify any representation or warranty made by any party hereunder or any rights or remedies available to any party under this Agreement.

Section 6.04. No-Shop; Other Offers.

(a) No-Shop. Except as otherwise expressly permitted by the remainder of this Section 6.04, until the earlier to occur of the termination of this Agreement pursuant to Article 10 and the Effective Time, the Company shall not, shall cause its Subsidiaries not to and shall use reasonable best efforts to cause its and their respective directors, officers and employees, and shall direct its and their other Representatives, not to, directly or indirectly, (i) solicit, initiate or take any action to knowingly facilitate or encourage the submission of any inquiry or proposal that constitutes, or would reasonably be expected to lead to, any Acquisition Proposal, (ii) solicit, initiate, facilitate, engage, enter into or participate in any discussions or negotiations with, furnish any nonpublic information relating to the Company or any of its Subsidiaries or afford access to the business, properties, assets, books or records, or to any personnel, of the Company or any of its Subsidiaries to, or otherwise knowingly cooperate with, any Third Party, in each case relating to an Acquisition Proposal or any inquiry or proposal that constitutes, or would reasonably be expected to lead to, any Acquisition Proposal by such Third Party, (iii) (A) fail to make, withdraw, withhold, qualify or modify or propose publicly to withdraw, withhold, qualify or modify, the Company Recommendation, or fail to include the Company Recommendation in the Proxy Statement in accordance with Section 6.02 or (B) authorize, adopt, approve, recommend or otherwise declare advisable, or propose publicly to authorize, adopt, approve, recommend or otherwise declare advisable, any Acquisition Proposal or any proposal that would reasonably be expected to lead to any Acquisition Proposal, (C) fail to publicly recommend against any publicly disclosed Acquisition Proposal (other than a tender offer or exchange offer) within ten (10) Business Days after Parent so requests in writing or (D) take any public position in connection with any Acquisition Proposal that is a tender offer or exchange offer within 10 Business Days after the commencement thereof other than a recommendation against such offer or a “stop, look and listen” communication by the Board of Directors of the type contemplated by Rule 14d-9(f) under the 1934 Act in which the Board of Directors or the Company indicates that the Board of Directors has not changed the Company Recommendation (any of the foregoing in clauses (A) to (D), an “Adverse Recommendation Change”), (iv) enter into any agreement in principle, letter of intent, term sheet, memorandum of understanding, merger agreement, acquisition agreement, option agreement, share exchange agreement, joint venture agreement, other agreement or other similar instrument providing for, or that would reasonably be expected to lead to, an Acquisition Proposal or (v) otherwise resolve or agree to do any of the foregoing; provided that the foregoing shall not prohibit the Company or any of its Subsidiaries from amending, modifying or granting any waiver or release under any standstill, confidentiality or similar agreement of the Company or any of its Subsidiaries, in each case, solely to the extent the Board of Directors determines, in consultation with its outside legal counsel, that the failure to do so would be reasonably likely to be inconsistent with its fiduciary duties under Applicable Law.

(b) Exceptions. Notwithstanding anything contained in this Agreement to the contrary, but subject to compliance with the other provisions of this Section 6.04 (except for Section 6.04(a)), at any time prior to receipt of the Company Stockholder Approval:

(i) in response to an Acquisition Proposal from a Third Party that did not result from a breach of Section 6.04(a), if the Board of Directors determines in good faith, after consultation with its outside legal counsel and financial advisors, that (A) such Acquisition Proposal constitutes, or would reasonably be expected to lead to, a Superior Proposal and (B) failure to engage in negotiations or discussions with such Third Party would be inconsistent with its fiduciary duties under Applicable Law, then the Company may (1) directly or indirectly through its Representatives, engage in negotiations or discussions with any Third Party and its Representatives and (2) furnish to such Third Party or its Representatives nonpublic information relating to the Company or any of its Subsidiaries and afford access to the business, properties, assets, books or records and personnel of the Company or any of its Subsidiaries pursuant to an Acceptable

Confidentiality Agreement; provided that, (x) to the extent that any nonpublic information relating to the Company or its Subsidiaries is provided to any such Third Party or any such Third Party is given access, in each case, which was not previously provided to or made available to Parent, such nonpublic information or access is provided or made available to Parent prior to or substantially concurrently with it being shared with such Third Party and (y) any competitively sensitive information or data provided to any such Third Party in accordance with this Section 6.04 who is, or whose Affiliates include, a competitor, supplier or customer of the Company or any of its Subsidiaries will be provided in a separate “clean data room” and subject to customary “clean team” arrangements regarding access to such information or data; and

(ii) subject to compliance with Section 6.04(d), the Board of Directors may, (A) in response to an Acquisition Proposal from a Third Party that did not result from a breach of Section 6.04(a) that the Board of Directors has determined in good faith, after consultation with its outside legal counsel and financial advisors, constitutes a Superior Proposal, make an Adverse Recommendation Change and/or terminate this Agreement pursuant to and in accordance with Section 10.01(d)(i) in order to enter into a written definitive agreement for such Superior Proposal or (B) in response to an Intervening Event, make an Adverse Recommendation Change of the type described in clause (A) of the definition thereof, if and only if, in each case, the Board of Directors determines in good faith, after consultation with its outside legal counsel and financial advisors, that the failure to take such action would be inconsistent with its fiduciary duties under Applicable Law.

In addition, nothing contained in this Agreement shall prevent the Company or the Board of Directors (or any committee thereof) from (1) taking and disclosing to the Company’s stockholders a position contemplated by Rule 14d-9 and Rule 14e-2(a) promulgated under the 1934 Act (or any similar communication to stockholders in connection with the making or amendment of a tender offer or exchange offer) or from making any legally required disclosure to stockholders with regard to the transactions contemplated by this Agreement or an Acquisition Proposal (provided that neither the Company nor the Board of Directors (nor any committee thereof) may make an Adverse Recommendation Change unless permitted by this Section 6.04(b)), (2) issuing a “stop, look and listen” disclosure or similar communication of the type contemplated by Rule 14d-9(f) under the 1934 Act or (3) contacting and engaging in discussions with any Person or group and their respective Representatives who has made an offer, inquiry, proposal or indication of interest with respect to an Acquisition Proposal that was not solicited in breach of this Section 6.04 solely for the purpose of clarifying the terms of such offer or informing such Third Party of the restrictions imposed by this Section 6.04.

(c) Required Notices. From and after the date hereof until the earlier of the termination of this Agreement pursuant to Article 10 and the Effective Time, the Company shall notify Parent promptly (and in any event within 24 hours) of (A) the receipt by the Company of any Acquisition Proposal, any material amendment or modification to the material terms of any Acquisition Proposal, and such notice shall include the identity of the Person making the Acquisition Proposal and unredacted copies of all portions of the Acquisition Proposal and all related documents (including all financing commitments and other documents relating to the financing), in each case that contain material terms and conditions thereof, and if such Acquisition Proposal or any portion thereof was not provided in writing, a summary of the material terms and conditions thereof and (B) any request for nonpublic information relating to the Company or any of its Subsidiaries or for access to the business, properties, assets, books or records or personnel of the Company or any of its Subsidiaries by any Third Party that has notified the Company that it is considering making, or has made, an Acquisition Proposal. The Company shall keep Parent reasonably informed, on a reasonably prompt basis, of the status of material discussions or negotiations and material terms and conditions of any Acquisition Proposal and any material developments related thereto, including promptly (but in no event later than 24 hours after receipt) providing Parent unredacted copies of all material portions of any correspondence and written materials (including any amendments or modifications thereto) that describe such material terms and conditions and summaries of all material oral communications between the Company or any of its Subsidiaries or any of their respective Representatives, on the one hand, and the potential counterparty and any of its Representatives, on the other hand, in connection therewith.

(d) Last Look. Neither the Board of Directors nor the Company shall be permitted to take any of the actions referred to in Section 6.04(b)(ii) unless (i) the Company shall have notified Parent, in writing and at least four Business Days prior to taking such action, of its intention to take such action, specifying, in reasonable detail, the reasons for the Adverse Recommendation Change and (A) in the case of a Superior Proposal, including the identity of the Person or group making such proposal, the terms thereof and attaching a copy of all proposed agreements for such Superior Proposal (including a true and complete copy of any proposed definitive agreement for such Superior Proposal, if any) and other documents and information contemplated by Section 6.04(c) for the Superior Proposal, if applicable (which notice shall not constitute an Adverse Recommendation Change) or (B) in the case of an Intervening Event, a reasonably detailed description of the facts and circumstances relating to such Intervening Event, (ii) during such four Business Day period following the date on which such notice is received, the Company shall have and shall have caused its directors, officers and employees and shall have directed all of its other Representatives to, negotiate with Parent in good faith (to the extent Parent wishes to negotiate) to make such adjustments to the terms and conditions of this Agreement as Parent may propose, (iii) upon the end of such notice period (or such subsequent notice period as contemplated by clause (iv) below), the Board of Directors shall have considered in good faith any revisions to the terms of this Agreement proposed in writing by Parent that, if accepted by the Company, would be binding upon Parent, and shall have determined in good faith, after consultation with its outside legal counsel and financial advisors, that any such revisions have not obviated the need to effect the Adverse Recommendation Change, or that the Superior Proposal would nevertheless continue to constitute a Superior Proposal and (iv) in the event of any change to any of the financial terms (including the form, amount and timing of payment of consideration) or any other material terms (for the avoidance of doubt, any substantive change in the terms relating to conditionality, termination and termination fees, regulatory efforts or financing shall be deemed a material change) of such Superior Proposal, the Company shall, in each case, have delivered to Parent an additional notice consistent with that described in clause (i) above and a new notice period under clause (i) shall commence (provided that the notice period thereunder shall only be two (2) Business Days) during which time the Company shall be required to comply with the requirements of this Section 6.04(d) anew with respect to such additional notice, including clauses (i) through (iii) above.

(e) Obligation to Terminate Discussions. Subject to the remainder of this Section 6.04, the Company shall, and shall cause any of its Subsidiaries and its and their respective directors, officers and employees, and shall direct its other Representatives, to cease immediately and cause to be terminated (i) any and all existing activities, discussions, negotiations or solicitations of Acquisition Proposals, if any, with any Third Party and its Representatives conducted prior to the date hereof with respect to any Acquisition Proposal and (ii) within three (3) Business Days after the date hereof, the Company shall (A) request in writing that each Person that has heretofore executed a confidentiality agreement in connection with its consideration of an Acquisition Proposal or any inquiry or proposal that constitutes, or would reasonably be expected to lead to, any Acquisition Proposal promptly destroy or return to the Company all nonpublic information heretofore furnished by the Company or any of its Representatives to such Person or any of its Representatives in accordance with the terms of such confidentiality agreement and (B) terminate access to any physical or electronic data rooms relating to a possible Acquisition Proposal by such Person and its Representatives. If at any time the Company provides any non-public information to a Third Party in compliance with Section 6.04(b) and the Board of Directors subsequently determines that the Acquisition Proposal made by such Third Party is not, or would not reasonably be expected to lead to, a Superior Proposal, then the Company shall, promptly following receipt of the Company Stockholder Approval, terminate any data room access of such Third Party or any of its Representatives and request in writing that each Third Party promptly return to the Company or destroy all nonpublic information previously furnished or made available to such Third Party or any of its Representatives by or on behalf of the Company or its Representatives.

(f) Definition of Superior Proposal. For purposes of this Agreement, “Superior Proposal” means a bona fide unsolicited written Acquisition Proposal (but substituting “50%” for all references to “20%” in the definition of such term) on terms that the Board of Directors determines in good faith, after consultation with its outside legal counsel and financial advisors, is more favorable from a financial point of view to the Company’s stockholders (in their capacity as such) than the Merger, in each case, taking into consideration (i) all relevant factors (including the identity of the counterparty and financial, legal, regulatory and timing factors), (ii) the expected timing, conditionality and likelihood of consummation of such Acquisition Proposal in accordance with its terms, and, (iii) if applicable, any changes to the terms of this Agreement proposed by Parent pursuant to this Section 6.04 that, if accepted by the Company, would be binding upon Parent.

(g) Definition of Intervening Event. For purposes of this Agreement, “Intervening Event” means an event, fact, circumstance, development or occurrence that (i) was not known to or reasonably foreseeable by the Board of Directors as of the date of this Agreement, which event, fact, circumstance, development or occurrence becomes known to or by the Board of Directors prior to receipt of the Company Stockholder Approval or (ii) was known to or reasonably foreseeable by the Board of Directors as of the date of this Agreement, but the consequences of which (or the magnitude thereof) were not known or reasonably foreseeable to the Board of Directors as of the date of this Agreement but became known or reasonably foreseeable to the Board of Directors after the date of this Agreement but prior to the receipt of the Company Stockholder Approval, and, in each case, does not relate to an Acquisition Proposal; provided that in no event shall any of the following constitute or be deemed an Intervening Event: (A) the receipt, existence or terms of an Acquisition Proposal or any matter relating thereto or the consequences thereof, (B) any change in the price or trading value of the Company Common Shares or other securities of the Company (it being understood that the underlying cause of any of such change may be considered and taken into account), (C) the fact, in and of itself, that the Company exceeds earnings projections or predictions or results of operations made by the Company or securities or financial analysts or any resulting analyst upgrades of the Company Securities (it being understood that the underlying cause of any such events may be considered and taken into account) and (D) any Effect to the extent resulting from any breach of this Agreement by the Company.

(h) Any breach of this Section 6.04 by any director or officer of the Company or any of its Subsidiaries will be deemed to be a breach of this Agreement by the Company.

Section 6.05. Stock Exchange Delisting. Prior to the Effective Time, the Company shall cooperate with Parent and use its reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under Applicable Laws and the rules and policies of the NASDAQ to enable the delisting by the Surviving Corporation of the Company Common Shares from the NASDAQ and the deregistration of the Company Common Shares under the 1934 Act as promptly as practicable after the Effective Time.

Section 6.06. Payoff Letters. The Company shall use commercially reasonable efforts to obtain and provide to Parent, at least two (2) Business Days prior to the Closing Date, a customary payoff letter executed by the administrative agent or other applicable party under the Credit Agreement, in form and substance reasonably acceptable to Parent, setting forth all amounts necessary to be paid as of the Closing Date in order to repay in full all the obligations thereunder (including all principal, interest, fees, prepayment premiums and penalties, if any) and providing for the guarantees and Liens in respect of the Credit Agreement to be released, together with any necessary UCC authorizations or other releases as are required or as Parent may reasonably request to evidence the satisfaction and discharge in full of such obligations, and the release of all Liens with respect thereto.

Section 6.07. Selected Purchase Agreements. The Company shall, and shall cause its Subsidiaries to, use their reasonable best efforts to amend each of the Selected Purchase Agreements, in form and substance reasonably satisfactory to Parent, to provide, in accordance with the terms of such Selected Purchase Agreement, that any consideration payable thereunder at or after the Effective Time in Company Class A Common Shares shall be paid in cash only, in an amount equal to the Merger Consideration multiplied by the number of Company Class A Common Shares then issuable to the applicable counterparty pursuant to such Selected Purchase Agreement, to the extent and at the time payable under such Selected Purchase Agreement.

ARTICLE 7

COVENANTS OF PARENT

Section 7.01. Conduct of Parent. Parent shall not, and shall cause its Affiliates not to, from the date of this Agreement to the Effective Time, take any action that is intended to, or would reasonably be expected to, individually or in the aggregate, prevent, materially delay or materially impede the ability of Parent and Merger Sub to consummate the Merger or the other transactions contemplated by this Agreement, including the financing thereof; provided, however, that this Section 7.01 shall not apply to the matters covered by Section 8.01, which shall be exclusively governed by Section 8.01.

Section 7.02. Obligations of Merger Sub. Parent shall take all action necessary to cause Merger Sub to perform its obligations under this Agreement and to consummate the Merger on the terms and conditions set forth in this Agreement. Immediately following the execution of this Agreement, Parent, as sole stockholder of Merger Sub, shall adopt this Agreement.

Section 7.03. Director and Officer Liability. Parent shall cause the Surviving Corporation, and the Surviving Corporation hereby agrees, to do the following:

(a) For six (6) years after the Effective Time, Parent shall cause (including by providing sufficient funds to) the Surviving Corporation to, indemnify and hold harmless the present and former directors, officers and agents of the Company and its Subsidiaries and any individuals serving in such capacity at or with respect to other Persons at the Company’s or its Subsidiaries’ request (each, an “Indemnified Person”) from and against any losses, damages, liabilities, costs, expenses (including attorneys’ fees), judgments, fines, penalties and amounts paid in settlement (including all interest, assessments and other charges paid or payable in connection with or in respect of any thereof) in respect of the Indemnified Persons’ having served in any such capacity prior to the Effective Time, in each case to the fullest extent permitted by the DGCL or any other Applicable Law, in all cases, to the extent provided under the Company’s certificate of incorporation and bylaws or other Organizational Documents of the Company or any of its Subsidiaries or any written agreement with such Indemnified Persons, in each case, as in effect on the date hereof and made available to Parent. If any Indemnified Person is made party to any Proceeding arising out of or relating to matters that would be indemnifiable pursuant to the immediately preceding sentence, Parent shall, and shall cause the Surviving Corporation to, advance fees, costs and expenses (including attorneys’ fees and disbursements) as incurred by such Indemnified Person in connection with and prior to the final disposition of such Proceeding.

(b) For six years after the Effective Time, Parent shall cause to be maintained in effect provisions in the certificate of incorporation, bylaws or other Organizational Documents of the Surviving Corporation and its Subsidiaries (or in such documents of any successor to the business of the Surviving Corporation or any such Subsidiary) regarding elimination of liability of directors, indemnification of directors, officers and agents, and advancement of fees, costs and expenses that are no less advantageous to the intended beneficiaries than the corresponding provisions in existence on the date of this Agreement.

(c) From and after the Effective Time, Parent shall, and shall cause the Surviving Corporation and its Subsidiaries to, honor and comply with their respective obligations under any indemnification agreement (the form of which is made available to Parent) with any Indemnified Person, and not amend, repeal or otherwise modify any such agreement in any manner that would adversely affect any right of any Indemnified Person thereunder.

(d) Prior to the Effective Time, the Company shall or, if the Company is unable to, Parent shall cause the Surviving Corporation as of the Effective Time to, obtain and fully pay the premium for the noncancelable extension of the directors’ and officers’ liability coverage of the Company’s existing directors’ and officers’ insurance policies and the Company’s existing fiduciary liability insurance policies (collectively, “D&O Insurance”), which D&O Insurance shall (i) be for a claims reporting or discovery period of at least six (6) years from and after the Effective Time with respect to any claim related to any period of time at or prior to the

Effective Time, (ii) be from an insurance carrier with the same or better credit rating as the Company’s current insurance carrier with respect to D&O Insurance and (iii) have terms, conditions, retentions and limits of liability that are no less favorable than the coverage provided under the Company’s existing policies (that are made available to Parent) with respect to any actual or alleged error, misstatement, misleading statement, act, omission, neglect, breach of duty or any matter claimed against an Indemnified Person by reason of his or her having served in such capacity that existed or occurred at or prior to the Effective Time (including in connection with this Agreement or the transactions contemplated by this Agreement, including the Merger). If the Company or the Surviving Corporation for any reason fails to obtain such “tail” insurance policies as of the Effective Time, the Surviving Corporation shall continue to maintain in effect, for a period of at least six (6) years from and after the Effective Time, the D&O Insurance in place as of the date hereof with the Company’s current insurance carrier or with an insurance carrier with the same or better credit rating as the Company’s current insurance carrier with respect to D&O Insurance with terms, conditions, retentions and limits of liability that are no less favorable than the coverage provided under the Company’s existing policies as of the date hereof (that are made available to Parent), or the Surviving Corporation shall purchase from the Company’s current insurance carrier or from an insurance carrier with the same or better credit rating as the Company’s current insurance carrier with respect to D&O Insurance comparable D&O Insurance for such six (6)-year period with terms, conditions, retentions and limits of liability that are no less favorable than as provided in the Company’s existing policies as of the date hereof (that are made available to Parent). Notwithstanding the foregoing sentences of this paragraph, in no event shall Parent or the Surviving Corporation be required to (and the Company shall not be permitted to, without Parent’s consent) expend for such policies pursuant to this paragraph an aggregate amount in excess of 350% of the premium amount per annum for the Company’s director and officer liability insurance policies in effect as of the date of this Agreement; and provided that if the aggregate premiums of such insurance coverage exceed such amount, the Surviving Corporation shall be obligated to obtain a policy with the greatest coverage available, with respect to matters occurring prior to the Effective Time, for a cost not exceeding such amount.

(e) If Parent, the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of Parent or the Surviving Corporation, as the case may be, shall assume the obligations set forth in this Section 7.03.

(f) The rights of each Indemnified Person under this Section 7.03 will be in addition to any rights such Person may have under the certificate of incorporation or bylaws of the Company or any of its Subsidiaries, under the DGCL or any other Applicable Law or under any written agreement of any Indemnified Person with the Company or any of its Subsidiaries (the form of which has been made available to Parent). These rights will survive consummation of the Merger and are intended to benefit, and shall be enforceable by, each Indemnified Person.

Section 7.04. Employee Matters.

(a) For a period commencing at the Effective Time and ending on the date that is 12 months thereafter (or such earlier date that any Continuing Employee terminates employment), Parent shall cause each employee of the Company or its Subsidiaries as of immediately prior to the Effective Time whose employment continues with Parent or one of its Affiliates following the Effective Time (each, a “Continuing Employee”) to receive (i) an annual rate of salary or hourly wage rate, as applicable, that is no less favorable than the annual rate of salary or hourly wage rate, as applicable, provided to such Continuing Employee as of immediately prior to the Effective Time (disregarding any increases in such benefits in violation of Section 6.01(m) hereof), (ii) target cash incentive opportunities that are no less favorable in the aggregate than the target cash incentive opportunities provided to such Continuing Employee as of immediately prior to the Effective Time, (iii) severance payments and benefits no less favorable than (x) with respect to U.S.-based Continuing Employees, those described in Section 7.04(a) of the Company Disclosure Schedule (for clarity, Parent may at its option provide severance in accordance with the severance policy applicable to its similarly situated U.S.- based employees to the extent that such severance payments and benefits are no less favorable in the aggregate than those described in Section 7.04(a) of the Company Disclosure Schedule) and (y) with respect to non-U.S.-based Continuing Employees covered by a local severance policy or statutory or regulatory severance or termination benefits, the greater of (1) those payable pursuant to the applicable severance policy disclosed on Section 4.19(a) of the Company Disclosure Schedule and (2) statutory severance or as otherwise required by Applicable Law and (iv) health, welfare and retirement benefits that are substantially comparable in the aggregate to health, welfare and retirement benefits provided, as determined by Parent in its sole discretion, either (x) to such Continuing Employee as of immediately prior to the Effective Time (disregarding any increases in such benefits in violation of Section 6.01(m) hereof) or (y) to similarly situated employees of Parent (including paid time off, but excluding any defined benefit pension, retiree medical or life insurance benefits, equity and equity-based incentives, retention, change in control or similar plans, policies or agreements).

(b) To the extent the short-term incentive bonuses for the performance period in which the Effective Time occurs (or the immediately preceding performance period) remain unpaid as of Closing (whether Closing occurs in such performance period in which the Effective Time occurs or thereafter), Parent shall pay or cause one of its Affiliates to pay bonuses provided for under the Company’s short-term performance bonus programs as set forth on Section 7.04(b) of the Company Disclosure Schedule for the performance period in which the Effective Time occurs (or if applicable, the immediately preceding performance period) to each Continuing Employee, with the amount being determined based on actual performance either (A) if the Closing occurs on or before December 31, 2025, through the last day of the applicable performance period (but in no event later than December 31, 2025) or (B) if the Closing occurs after December 31, 2025, through the earlier of (x) the last day of the applicable performance period or (y) the last day of the Surviving Corporation’s fiscal year, as such fiscal year may be modified following the Closing, and further subject to and conditioned upon such Continuing Employee satisfying any continued employment and other requirements applicable to such short-term performance bonus program (the “Short-Term Incentives”); provided, that, in the event of an involuntary termination of employment of a Continuing Employee without “cause” by the Surviving Corporation and its Subsidiaries (as applicable) following the Effective Time (as determined by the Surviving Corporation) and prior to the Short-Term Incentives Payment Date (as defined below), the Continuing Employee shall, subject to such Continuing Employee’s timely execution of a release of claims in a form prescribed by the Surviving Corporation, be entitled to receive the Short-Term Incentives in accordance with this Section 7.04(b) as if such Continuing Employee had remained employed through the Short-Term Incentives Payment Date, pro-rated to reflect such Continuing Employee’s actual tenure during the applicable performance period. The Short-Term Incentives shall be paid by Parent or an Affiliate of Parent (including the Guarantor or the Surviving Corporation) at the time or times that the Short-Term Incentives would normally be paid by the Company, but in all events within sixty (60) days following the end of the applicable period relating to the Short-Term Incentives in accordance with all terms and conditions applicable to such Short-Term Incentives (the “Short-Term Incentives Payment Date”).

(c) Parent shall cause the Surviving Corporation and any of its respective Subsidiaries (and any of their respective third-party insurance providers or third-party administrators) to use commercially reasonable efforts to (i) waive all limitations as to any pre-existing condition or waiting periods with respect to participation and coverage requirements applicable to each Continuing Employee under any employee benefit plan maintained by Parent and its Affiliates in which such Continuing Employees become eligible to participate as of or after the Effective Time (the “Parent Plans”), to the extent pre-existing conditions and waiting periods did not apply or were satisfied under a similar Company Plan prior to the Effective Time, and (ii) credit each Continuing Employee, as of and after the Effective Time, for any copayments, deductibles, offsets or similar payments made during the plan year that includes the Effective Time for purposes of satisfying any applicable copayment, deductible, offset or similar requirements under the comparable Parent Plan (to the extent such credit would have been given under comparable Company Plans prior to the Closing). In addition, as of the Effective Time, Parent shall cause the Surviving Corporation and any applicable Subsidiary to give all Continuing Employees full credit for such Continuing Employees’ service with the Company or any of its Subsidiaries for purposes of eligibility, vesting and accruals under any Parent Plans in which any Continuing Employee becomes eligible to participate after the Effective Time, to the same extent and for the same purpose that such service was credited for under any similar Company Plan immediately prior to the Effective Time, provided that such credit for service shall not apply to the extent it would result in a duplication of benefits or compensation or with respect to the vesting of incentive awards that vest based on service following grant.

(d) Without limiting the generality of Section 11.06, the provisions of this Section 7.04 are solely for the benefit of the parties to this Agreement, and no Company Service Provider or any other individual associated therewith (including any beneficiaries or dependents thereof) shall be regarded for any purpose as a third-party beneficiary of this Section 7.04. Nothing herein shall, or be deemed to (i) establish, terminate, amend or modify any Company Plan, Parent Plan or any other compensation or benefit plan, program, policy, agreement or arrangement; (ii) alter or limit Parent’s, Merger Sub’s or any of their respective Affiliates’ (including the Surviving Corporation’s) ability to establish, terminate, amend or modify any particular benefit plan, program, policy, agreement or arrangement or (iii) prevent or restrict in any way the right of the Parent to terminate, reassign, promote or demote any Company Service Provider (or to cause any of the foregoing actions) at any time following the Closing, confer upon any Company Service Provider any right to employment or continued employment for any period of time by reason of this Agreement, or to change (or cause the change of) the title, powers, duties, responsibilities, functions, locations, salaries, other compensation or terms or conditions of employment or service of any such Company Service Providers at any time following the Closing.

ARTICLE 8

COVENANTS OF PARENT AND THE COMPANY

Section 8.01. Regulatory Undertakings. (a) Subject to the terms and conditions of this Agreement (including, for the avoidance of doubt, any actions taken by the Company permitted by Section 6.02 or Section 6.04), the Company and Parent shall take, or cause to be taken (including by causing their Affiliates to take), all actions (including defending any Proceeding), and do, or cause to be done, all things necessary, proper or advisable under Applicable Law to consummate the transactions contemplated by this Agreement as promptly as practicable (and in any event, prior to the End Date or the Extended End Date, as applicable), including (i) preparing and filing as promptly as practicable with any Governmental Authority or other third party all documentation to effect all necessary, proper or advisable filings, notices, petitions, statements, registrations, submissions of information, applications and other documents and (ii) obtaining and maintaining all approvals, consents, registrations, permits, authorizations and other confirmations required to be obtained from any Governmental Authority or other third party that are necessary, proper or advisable to consummate the transactions contemplated by this Agreement, including the Required Regulatory Approvals, as promptly as practicable (and in any event, prior to the End Date or the Extended End Date, as applicable).

(b) In furtherance and not in limitation of the foregoing, each of the Company and Parent shall (and shall cause their respective Affiliates to) make (A) an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the transactions contemplated by this Agreement, including the Merger, with the United States Federal Trade Commission (the “FTC”) and the Antitrust Division of the United States Department of Justice (the “Antitrust Division”) as promptly as practicable and in any event within ten (10) Business Days after the date hereof (and such filings shall request early termination of any applicable waiting period under the HSR Act), unless Parent and the Company mutually agree to a later date and (B) any other required filings in connection with the Required Regulatory Approvals or otherwise pursuant to applicable Competition Laws as promptly as practicable after the date hereof, and in each case, furnish to the other party as promptly as practicable all information within its (or its Affiliates’) control requested by such other party and required for such other party to make any application or other filing to be made by it pursuant to any Applicable Law in connection with the transactions contemplated by this Agreement. Each of Parent and the Company shall (i) keep each other reasonably apprised of the status of, and work cooperatively in connection with obtaining, the Required Regulatory Approvals and any other consents, clearances, registrations, approvals, permits, waivers, expirations or terminations of waiting periods and authorizations pursuant to any Competition Laws from any

Governmental Authority in connection with the transactions contemplated by this Agreement, and (ii) respond as promptly as practicable to any inquiries received from the FTC, the Antitrust Division or any other Governmental Authority for additional information or documentary material that may be requested pursuant to the HSR Act or any other applicable Competition Laws and shall promptly take any other actions necessary, proper or advisable to obtain the Required Regulatory Approvals and any other consents, clearances, registrations, approvals, permits, waivers, expirations or terminations of waiting periods and authorizations pursuant to any Competition Laws from any Governmental Authority in connection with the transactions contemplated by this Agreement, in each case as promptly as practicable. Notwithstanding anything to the contrary contained in this Agreement, Parent shall have (x) the sole right to direct all matters with any Governmental Authority related to, and to control and lead all actions, communications, decisions and strategy for obtaining, the Required Regulatory Approvals and any other consents, clearances, registrations, approvals, permits, waivers, expirations or terminations of waiting periods and authorizations pursuant to any Competition Laws from any Governmental Authority, in connection with the transactions contemplated by this Agreement; provided that Parent shall consult in good faith with the Company and its Representatives with respect to strategy and substantive communications regarding such matters, including any litigation under any Competition Law, and (y) the right to commit to or agree with any Governmental Authority to stay, toll or extend any applicable waiting period under the HSR Act or any other applicable Competition Laws if such commitment or agreement is reasonably designed to obtain all Required Regulatory Approvals as promptly as reasonably practicable and if Parent’s outside legal counsel advises Parent that such commitment or agreement is advisable in furtherance of the matters set forth in this Section 8.01 (it being understood that Parent will consult with the Company in good faith prior to making any such commitment or agreement); provided that Parent shall not commit to or agree to stay, toll or extend any waiting period under any Competition Law or to delay the consummation of, or to not consummate before a certain date, the Merger, if such commitment or agreement would reasonably be expected to delay the consummation of the Merger beyond the Extended End Date.

(c) If any objections are asserted with respect to the transactions contemplated by this Agreement under the HSR Act, any other applicable Competition Law or in connection with any Required Regulatory Approval, or if any Proceeding under Competition Laws is instituted or threatened by any Governmental Authority challenging any of the transactions contemplated by this Agreement, Parent and the Company shall use reasonable best efforts to resolve such objections as promptly as practicable. Notwithstanding anything to the contrary contained in this Agreement or otherwise, in no event shall Parent or its Subsidiaries or Affiliates be required to (A) agree to hold separate, sell, license, divest or otherwise dispose of any of the businesses or properties or assets of Parent, the Company or any of their respective Affiliates, (B) terminate, amend or assign any investments or other existing relationships, or any other contractual rights or obligations, (C) terminate any venture or other arrangement, (D) grant any right or commercial or other accommodation to, or enter into any contractual or other commercial relationship with, any Third Party, (E) impose limitations on Parent or any of its Affiliates (including Merger Sub) or the Company or any of its Subsidiaries with respect to how they own, retain, conduct or operate all or any portion of their respective businesses or assets, (F) effectuate any other change or restructuring of Parent or any of its Affiliates, or the Company or any of its Subsidiaries or (G) offer, propose, negotiate, agree to, commit to or effect any other remedy, condition, commitment or undertaking of any kind (any of the actions described in the foregoing clauses (A) through (G), a “Remedy Action”), except to the extent that such Remedy Action would not, and would not reasonably be expected to, individually or in the aggregate, result in a Burdensome Condition. For the avoidance of doubt, the reasonable best efforts of Parent in this Section 8.01(c) shall include taking any Remedy Action that would not, and would not reasonably be expected to, individually or in the aggregate, result in a Burdensome Condition. The Company shall not, and shall cause its Subsidiaries not to, offer, propose, negotiate, agree to, commit to, effect or take any Remedy Action without the prior written consent of Parent, and the Company shall, and shall cause its Subsidiaries to, offer, propose, negotiate, agree to, commit to, effect and take any Remedy Action if so directed by Parent in connection with obtaining the Required Regulatory Approvals; provided, however, that any Remedy Action shall be conditioned upon the Closing. Parent and the Company shall oppose, fully and vigorously, (1) any administrative or judicial Proceeding that is initiated or threatened to be initiated challenging this Agreement or the consummation of the transactions contemplated hereby as violative of any Competition Law (including seeking to have any stay or temporary restraining order entered by any court or other Governmental Authority vacated or reversed) and (2) any request for the entry of, and seek to have vacated or terminated, any order in connection with any Competition Law that would reasonably be expected to restrain, prevent or materially delay the consummation of the transactions contemplated hereby, including in the case of either (1) or (2), by defending through litigation any Proceeding brought by any Governmental Authority pursuant to any Competition Law, and vigorously pursuing all available avenues of administrative and judicial appeal. Neither Parent nor the Company shall take any action if such action would (x) make it materially more likely that there would arise any impediments under any Competition Laws or other Applicable Laws that may be asserted by the FTC, the Antitrust Division, any State Attorney General or any other Governmental Authority to the consummation of the Merger and the other transactions contemplated hereby, as promptly as practicable or (y) impose any material delay in the expiration of any waiting period or obtaining of any approval from any Governmental Authority necessary to consummate the transactions contemplated by this Agreement. At the request of Parent, the Company shall agree to divest, hold separate or otherwise take or commit to take any action that limits its freedom of action with respect to, or its ability to retain, any of the businesses, services or assets of the Company or any of its Subsidiaries; provided that any such action shall be conditioned upon the consummation of the Merger and the other transactions contemplated hereby.

(d) Each party shall (i) promptly notify the other parties of any substantive communication to that party from the FTC, the Antitrust Division, any State Attorney General or any other Governmental Authority regarding this Agreement or the transactions contemplated hereby, and, subject to Applicable Law, permit the other parties to review, reasonably in advance, any written communication or presentation proposed to be submitted to any Governmental Authority with respect to the foregoing and consider in good faith any comments such other party may provide thereto; (ii) not agree to participate in any substantive meeting or discussion with any Governmental Authority in respect of any filings, investigation or inquiry concerning any competition or antitrust matters in connection with this Agreement or the Merger and the other transactions contemplated hereby, unless in each case it consults with the other parties in advance and, to the extent permitted by such Governmental Authority, gives the other parties the opportunity to attend and participate thereat; and (iii) furnish the other parties with copies of all filings (other than HSR filings) and material correspondences and communications (and memoranda setting forth the substance thereof) between them and their Affiliates and their respective representatives, on the one hand, and any Governmental Authority or members or their respective staffs, on the other hand, with respect to any Competition Laws in connection with this Agreement.

(e) Parent shall pay and be responsible for all reasonable and documented out-of-pocket fees, costs and expenses incurred in connection with the matters contemplated by this Section 8.01.

Section 8.02. ITAR Clearance. The Company and Parent will prepare and, at least 65 days prior to the Closing Date, file with the DDTC, in accordance with the ITAR, a notification regarding the Merger and the other transactions contemplated by this Agreement pursuant to 22 C.F.R. 122.4(b) (the “ITAR 60-Day Notice”). The Company and Parent shall act reasonably promptly and cooperatively in providing such information as may be reasonably required for the purposes of providing the ITAR 60-Day Notice.

Section 8.03. Certain Filings. (a) As promptly as reasonably practicable after the date of this Agreement and no later than thirty-five (35) days following the date of this Agreement (unless the parties hereto otherwise agree), the Company shall, with the assistance and cooperation of Parent, prepare and file the Proxy Statement with the SEC in preliminary form as required by the 1934 Act. The Company shall use reasonable best efforts to have the Proxy Statement cleared by the SEC as promptly as practicable after the filing thereof and shall cause the Proxy Statement to be filed with the SEC in definitive form and mailed to the Company’s stockholders as promptly as reasonably practicable following the later of (x) the end of the ten-day waiting period under Rule 14a-6(a) under the 1934 Act (or the earlier date on which the SEC confirms it will not review the Proxy Statement) and (y) the date on which the SEC confirms that it has no further comments on the Proxy Statement. The Company shall provide Parent with any substantive comments that may be received from the SEC or its staff with respect thereto, shall use reasonable best efforts to respond as promptly as practicable to any such comments made by the SEC or its staff with respect to the Proxy Statement, shall give Parent and its counsel a reasonable opportunity to review and comment on the Proxy Statement (including any amendment or supplement thereto) and any responses to comments made by the SEC or its staff each time before it is filed with the SEC, and shall give reasonable and good-faith consideration to any comments thereon made by Parent and its counsel. The Company and Parent shall cooperate with one another (i) in connection with the preparation of the Proxy Statement, (ii) in determining whether any action by or in respect of, or filing with, any Governmental Authority is required in connection with the consummation of the transactions contemplated by this Agreement, including the Merger, and (iii) in taking such actions or making any such filings and furnishing information required in connection therewith or with the Proxy Statement.

(b) Each of the Company and Parent shall, upon request, promptly furnish to the other all information concerning itself, its Subsidiaries, directors, officers and (to the extent reasonably available to the applicable party) shareholders and such other matters as may be reasonably necessary or advisable in connection with any statement, filing, notice or application made by or on behalf of the Company, Parent or any of their respective Subsidiaries to the SEC or the NASDAQ in connection with the Proxy Statement.

(c) If at any time prior to the receipt of the Company Stockholder Approval, any information relating to the Company, Parent, or any of their respective Affiliates, officers or directors, should be discovered by the Company (with respect to information related to the Company or its Affiliates) or Parent (with respect to information related to Parent) that should be set forth in an amendment or supplement to the Proxy Statement, so that the Proxy Statement would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other party hereto and an appropriate amendment or supplement describing such information shall promptly be prepared and filed with the SEC and, to the extent required under Applicable Law, disseminated to the stockholders of the Company.

Section 8.04. Public Announcements. Each party hereto shall issue its own initial press release relating to this Agreement, each in a form and substance reasonably agreed to by the other party, and the text of which shall have been provided to the other party at least one (1) Business Day prior to such issuance. Thereafter, except in connection with the matters contemplated by Section 6.04 or in connection with any dispute between the parties regarding this Agreement, the Merger or the other transactions contemplated hereby, Parent and the Company (a) shall consult with each other before issuing any further press release, having any communication with the press (whether or not for attribution) or making any other public statement (including any announcement to officers or employees of the Company or its Subsidiaries), or scheduling any press conference or conference call with investors or analysts, with respect to this Agreement or the transactions contemplated hereby, (other than any press release, communication, public statement, press conference or conference call which has a bona fide purpose that does not relate to this Agreement or the transactions contemplated hereby, and in which this Agreement and the transactions contemplated hereby are mentioned only incidentally and in a manner consistent with previous press releases, public disclosures or public statements made jointly by the parties (or individually, if approved by the other party)) and (b) except in respect of any public statement or press release as may be required by Applicable Law or any listing agreement with or rule of any national securities exchange or association (provided, in such case, such party has given advance notice (and an opportunity to review and comment to the extent practicable) to the other party), shall not issue any such press release or make any such other public statement or schedule any such press conference or conference call before obtaining the other party’s written consent (which consent shall not be unreasonably withheld, delayed or conditioned). Notwithstanding the foregoing, after the issuance of the initial press releases or any press release or the making of any public statement with respect to which the foregoing procedures and other terms have been followed and complied with, either party may issue such additional publications or press releases and make such other customary announcements and public statements without consulting with any other party hereto so long as such additional publications, press releases, announcements and public statements do not disclose any nonpublic information regarding the transactions contemplated by this Agreement beyond the scope of the disclosure included in, and materially consistent with, the initial press release or such other press release or public statement with respect to which the other party had consented (or been consulted) in accordance with the terms of this Section 8.04.

Section 8.05. Convertible Notes.

(a) On the Closing Date, Parent, Merger Sub and the Company shall, as and to the extent required by the Convertible Notes Indenture, execute, and use reasonable best efforts to cause the Trustee to execute, any supplemental indenture required by the Convertible Notes Indenture and deliver any certificates and other documents required by the Convertible Notes Indenture to be delivered by such Persons in connection with such supplemental indenture. Notwithstanding anything to the contrary in this Agreement and subject to the immediately preceding sentence, prior to the Effective Time, the Company shall give any notices and take all actions required under, and with the prior consent of Parent, not to be unreasonably withheld, conditioned or delayed, may take actions permitted under, the terms of the Convertible Notes, the Convertible Notes Indenture or under Applicable Law, and shall take any other actions reasonably requested by Parent to the extent such actions are permitted or contemplated by, the terms of the Convertible Notes Indenture, the Convertible Notes or any Applicable Law (with respect to the Convertible Notes Indenture or the Convertible Notes) in connection with the Merger and the other transactions contemplated by this Agreement, which actions shall include the Company (or its Subsidiaries or other Representatives, as applicable) (i) giving any notices that may be required in connection with the Merger and the other transactions contemplated by this Agreement and making any repurchases or conversions of the Convertible Notes occurring prior to or as a result of the Merger, (ii) preparing any supplemental indentures required in connection with the Merger and the other transactions contemplated by this Agreement and the consummation thereof to be executed and delivered to the Trustee at or prior to the Effective Time, in form and substance reasonably satisfactory to the Trustee and Parent, and (iii) taking all such further actions, including delivering any officer’s certificates and legal opinions, as may be necessary to comply with all of the terms and conditions of the Convertible Notes Indenture in connection with the Merger and the other transactions contemplated by this Agreement. Notwithstanding anything to the contrary in this Agreement, prior to the Effective Time, the Company may settle conversions of the Convertible Notes pursuant to the terms of the Convertible Notes Indenture. For the avoidance of doubt, the transactions contemplated by this Agreement shall be deemed to include effecting any conversions under the terms of the Convertible Notes and the Convertible Notes Indenture. Notwithstanding anything to the contrary in this Section 8.05, but subject to the terms of the Convertible Notes Indenture, nothing herein shall require the Company to make any payment with respect to the Convertible Notes in connection with the Merger (including in connection with the settlement of any conversion obligations), prior to the occurrence of the Effective Time.

(b) The Company shall use its reasonable best efforts to provide Parent and its counsel reasonable opportunity to review and comment on any notices, certificates, press releases, supplemental indentures or other documents or instruments deliverable pursuant to the Convertible Notes Indenture prior to the dispatch or making thereof and shall incorporate all reasonable comments provided by Parent and its counsel with respect thereto.

(c) Notwithstanding anything in this Agreement to the contrary, it is understood and agreed that nothing in this Section 8.05 shall require the Company to (i) pay any fees, incur or reimburse any costs or expenses, or make any payment prior to the occurrence of the Effective Time for which it has not first received full reimbursement or is not otherwise indemnified or subject to reimbursement under this Agreement; (ii) enter into any instrument or agreement, or agree to any change, adjustment, waiver or modification to or termination or unwind of any instrument or agreement, that is effective prior to the occurrence of the Effective Time or that would be effective if the Effective Time did not occur; or (iii) provide access to or disclose information that would reasonably be expected to jeopardize attorney-client privilege or any other privilege (provided that the Company shall use its reasonable best efforts to allow for such access or disclosure in a manner that does not result in a loss of such privilege) or contravene Applicable Law or violate any contract to which the Company or any of its Subsidiaries is party and entered into prior to the date of this Agreement. For the avoidance of doubt, and without limiting the obligations in this Section 8.05, each of Parent and Merger Sub acknowledges and agrees that its obligations to consummate the transactions contemplated by this Agreement are not conditioned upon either the execution of any supplemental indenture pursuant to the Convertible Notes Indenture by the Trustee.

Section 8.06. Further Assurances. At and after the Effective Time, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of the Company or Merger Sub, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of the Company or Merger Sub, any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets of the Company acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger.

Section 8.07. Section 16 Matters. Prior to the Effective Time, the Company shall take all such steps as may be required to cause any dispositions of Company Common Shares in connection with the transactions contemplated by this Agreement (including derivative securities of such Company Common Shares) by each individual who is subject to the reporting requirements of Section 16(a) of the 1934 Act with respect to the Company to be exempt under Rule 16b-3 promulgated under the 1934 Act.

Section 8.08. Notices of Certain Events. Each of the Company and Parent shall promptly notify the other of any of the following: (a) any written notice or other written communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement; (b) any written notice or other written communication from any Governmental Authority in connection with the transactions contemplated by this Agreement (other than such notices or communications contemplated by Section 8.01, which shall be governed by such Section); and (c) any Proceedings commenced or, to its Knowledge, threatened in writing against, relating to or involving or otherwise affecting the Company or any of its Subsidiaries or Parent or any of its Subsidiaries, as the case may be, that relate to the consummation of the transactions contemplated by this Agreement; provided that a party’s good-faith failure to comply with this Section 8.08 shall not constitute a breach of this Section 8.08, and shall not provide any other party the right not to effect, or the right to terminate, the transactions contemplated by this Agreement, except to the extent that any other provision of this Agreement independently provides such right.

Section 8.09. Litigation and Proceedings. Prior to the earlier of the Effective Time or the valid termination of this Agreement, the Company shall control the defense or settlement of any litigation or other Proceedings (except for (x) Proceedings related to Competition Laws, which shall be governed by Section 8.01(b), Section 8.01(c) and Section 8.01(d) and (y) Proceedings in connection with or arising out of or otherwise related a demand for dissenters’ rights under Applicable Law, which shall be governed by Section 2.04(b)) against the Company or any of its directors or officers relating to this Agreement, the Merger or the other transactions contemplated by this Agreement (“Transaction Litigation”); provided that, other than Proceedings between or among the parties hereto or their Affiliates, the Company shall (a) give Parent prompt written notice of any Transaction Litigation, including by providing copies of all pleadings with respect thereto, (b) give Parent a reasonable opportunity to participate, at Parent’s expense, in the defense, settlement or prosecution of any Transaction Litigation and (c) consult with Parent with respect to the defense, settlement and prosecution of any Transaction Litigation; and provided, further, that, other than Proceedings between or among the parties hereto or their Affiliates, the Company agrees that it shall not settle or offer to settle any Transaction Litigation without the prior written consent of Parent, which shall not be unreasonably withheld, delayed or conditioned. For purposes of this Section 8.09, “participate” means that Parent will be kept reasonably apprised of significant decisions with respect to the Transaction Litigation by the Company, and Parent may offer comments or suggestions with respect to such Transaction Litigation (which the Company shall consider in good faith), but will not be afforded any decision-making power or other authority over such Transaction Litigation except for the right to consent to any settlement as set forth in the preceding sentence.

Section 8.10. Takeover Statutes. If any “control share acquisition,” “fair price,” “moratorium,” “business combination” or other similar antitakeover statute or regulation, including any Takeover Statute, shall become applicable to the transactions contemplated by this Agreement, each of the Company, Parent and Merger Sub and the respective members of their boards of directors shall, to the extent permitted by Applicable Law, use reasonable best efforts to grant such approvals and to take such actions as are reasonably necessary so that the transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated herein and otherwise to take all such other actions as are reasonably necessary to eliminate or minimize the effects of any such statute or regulation on the transactions contemplated hereby.

Section 8.11. FIRPTA Certificate and Notice. Prior to the Closing, (a) Parent shall provide a draft of a statement and accompanying Internal Revenue Service notice, to be issued pursuant to Treasury Regulations Sections 1.897-2(h) and 1.1445-2(c)(3)(i), certifying that the stock of the Company is not a United States real property interest within the meaning of Section 897 of the Code and (b) the Company shall deliver to Parent an executed version of such statement and notice, in form and substance reasonably satisfactory to Parent. The failure to deliver an executed version of such statement and notice shall not constitute a breach of a covenant, obligation or agreement of the Company for purposes of Section 9.02(a)(i) and the sole remedy of Parent for such failure to deliver shall be withholding under Section 2.07.

ARTICLE 9

CONDITIONS TO THE MERGER

Section 9.01. Conditions to the Obligations of Each Party. The obligations of the Company, Parent and Merger Sub to consummate the Merger are subject to the satisfaction (or, to the extent permitted by Applicable Law, written waiver by Parent and the Company) of the following conditions:

(a) the Company Stockholder Approval shall have been obtained in accordance with the DGCL;

(b) no Order or other Applicable Law issued, entered, promulgated or enacted by any Governmental Authority of competent jurisdiction prohibiting, rendering illegal or enjoining the consummation of the Merger shall be in effect; provided that, solely for the purposes of this Section 9.01(b), with respect to any Competition Law or Order issued by any Governmental Authority pursuant to any Competition Law, solely if such Order or Applicable Law relates to the Required Regulatory Approvals; and

(c) (i) all applicable waiting periods (and any extensions thereof) under the HSR Act relating to the Merger, and any commitment to, or agreement with, any Governmental Authority to delay the consummation of, or not to consummate before a certain date, the Merger, shall have expired or been terminated, and (ii) the Required Regulatory Approvals set forth on Section 9.01(c) of the Company Disclosure Schedule (other than under the HSR Act) shall have been obtained or received (or, as applicable, the waiting periods with respect thereto shall have expired or been terminated).

Section 9.02. Conditions to the Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to consummate the Merger are subject to the satisfaction (or, to the extent permitted by Applicable Law, written waiver by Parent) of the following additional conditions:

(a) (i) the Company shall have performed and complied with in all material respects all of the covenants, obligations and agreements hereunder required to be performed or complied with by it prior to the Closing, (ii) the representations and warranties of the Company contained in Section 4.01(a) (Corporate Existence and Power), Section 4.02 (Corporate Authorization), Section 4.04(a) (Non-Contravention), the first sentence of Section 4.06(a) (Subsidiaries and Minority-Owned Entities) (solely with respect to the due formation and valid existence of the Significant Subsidiaries), clause (ii) of the first sentence of Section 4.06(c) (Subsidiaries and Minority-Owned Entities), the first sentence of Section 4.25 (Finders’ Fees) and Section 4.27 (Antitakeover Statutes) shall be true in all material respects at and as of the Closing (other than any such representations and warranties containing materiality or Company Material Adverse Effect qualifications, which shall be true in all respects) as if made at and as of such time (other than representations and warranties that by their terms address matters only as of another specified time, which shall be so true only as of such time), (iii) the representations and warranties of the Company contained in the last sentence of Section 4.06(c) (Subsidiaries and Minority-

Owned Entities) shall be true in all respects at and as of the date hereof as if made at and as of such time, with only such exceptions in the case of this clause (iii) as would not reasonably be expected to prevent, impair or materially delay the consummation of the transactions contemplated hereby, (iv) the representations and warranties of the Company contained in Section 4.05(a) and Section 4.05(c) (Capitalization) shall be true in all respects as of the Closing as if made at and as of such time (other than representations and warranties that by their terms address matters only as of another specified time, which shall be so true only as of such time), except where the failure to be true in all respects would not reasonably be expected to result in the requirement of Parent or, following the Closing, the Company or any of their respective Affiliates, to pay any amount of additional consideration hereunder in the aggregate in excess of $20,000,000 relative to the amount that would have been payable thereby had the representations and warranties set forth in Section 4.05(a) and Section 4.05(c) been true and correct in all respects as of the Closing, (v) the representations and warranties of the Company contained in Section 4.10(b) (Absence of Certain Changes) shall be true in all respects at and as of the Closing as if made at and as of such time, (vi) the other representations and warranties of the Company contained in this Agreement (disregarding all materiality and Company Material Adverse Effect qualifications contained therein) shall be true in all respects at and as of the Closing as if made at and as of such time (other than representations and warranties that by their terms address matters only as of another specified time, which shall be so true only as of such time), with only such exceptions in the case of this clause (vi) as have not had a Company Material Adverse Effect and (vii) Parent shall have received a certificate signed by an executive officer of the Company on behalf of the Company to the effect that the conditions set forth in foregoing clauses (i)—(vi) and Section 9.02(b) have been satisfied.

(b) Since the date of this Agreement, no Company Material Adverse Effect shall have occurred and be continuing.

Section 9.03. Conditions to the Obligations of the Company. The obligation of the Company to consummate the Merger is subject to the satisfaction (or, to the extent permitted by Applicable Law, written waiver by the Company) of the following additional conditions:

(a) (i) each of Parent and Merger Sub shall have performed and complied with in all material respects all of the covenants, obligations and agreements hereunder required to be performed or complied with by it at or prior to the Closing, (ii) the representations and warranties of Parent and Merger Sub contained in Section 5.01 (Corporate Existence and Power), Section 5.02 (Corporate Authorization), Section 5.08 (Finders’ Fees), Section 5.10 (Solvency) and the last sentence of Section 5.11 (Ownership of Common Shares), (disregarding, in each case, all materiality and Parent Material Adverse Effect qualifications contained therein) shall be true in all material respects at and as of the Closing as if made at and as of the Closing (other than representations and warranties that by their terms address matters only as of another specified time, which shall be so true only as of such time), (iii) the other representations and warranties of Parent and Merger Sub contained in this Agreement (disregarding all materiality and Parent Material Adverse Effect qualifications contained therein) shall be true in all respects at and as of the Closing as if made at and as of the Closing (other than representations and warranties that by their terms address matters only as of another specified time, which shall be so true only as of such time), with only such exceptions in the case of this clause (iii) as have not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, and (iv) the Company shall have received a certificate signed by an executive officer of Parent on behalf of Parent to the effect that the conditions set forth in foregoing clauses (i) - (iii) have been satisfied.

ARTICLE 10

TERMINATION

Section 10.01. Termination. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time (notwithstanding any approval of this Agreement by the stockholders of the Company):

(a) by mutual written agreement of the Company and Parent;

(b) by either the Company or Parent, if:

(i) the Merger has not been consummated on or before October 30, 2025 (the “End Date”); provided that, if one or more of the conditions to closing set forth in Section 9.01(b) or Section 9.01(c) have not been satisfied or waived on or prior to such date but all other conditions to Closing set forth in Article 9 either have been satisfied or waived in accordance with the terms of this Agreement, or would reasonably be expected to be satisfied if the Closing were to occur on such date, then the End Date shall be automatically extended until April 30, 2026 (the “Extended End Date”); provided, further, that the right to terminate this Agreement pursuant to this Section 10.01(b)(i) shall (A) not be available to any party who is in breach of, or has breached, its obligations under this Agreement, where such breach has primarily caused or resulted in the failure of the Closing to occur on or before the End Date or the Extended End Date, as applicable, and (B) be subject to the last sentence of Section 11.13 in all respects;

(ii) there shall be any (x) Applicable Law (other than, solely for the purposes of this Section 10.01(b)(ii), a Competition Law that does not relate to a Required Regulatory Approval), or (y) final, irreversible and non-appealable Order (provided that, if such Order is issued by any Governmental Authorities pursuant to Competition Laws, such Order relates to the Required Regulatory Approvals) issued, entered, promulgated or enacted by any Governmental Authority of competent jurisdiction, in either case, permanently prohibiting, permanently rendering illegal or permanently enjoining the consummation of the Merger; or

(iii) at the Company Stockholders Meeting (including any adjournment or postponement thereof), which shall have been duly convened and at which a vote on the adoption of this Agreement has been taken, the Company Stockholder Approval shall not have been obtained; or

(c) by Parent, if:

(i) prior to receipt of the Company Stockholder Approval, an Adverse Recommendation Change shall have occurred; or

(ii) a breach of any representation or warranty or failure to perform any covenant or agreement on the part of the Company set forth in this Agreement shall have occurred that (A) would cause any of the conditions set forth in Section 9.02(a)(i)-(vi) not to be satisfied and (B) is incapable of being cured or, if curable, has not been cured by the date that is 20 Business Days after the Company’s receipt of written notice thereof from Parent (or, if earlier, five Business Days prior to the End Date or the Extended End Date, as applicable); provided that the right to terminate this Agreement pursuant to this Section 10.01(c)(ii) shall not be available if Parent or Merger Sub is in breach of any provision of this Agreement or has failed to perform or comply with, or if there is any inaccuracy of, any of its representations, warranties, covenants or agreements set forth in this Agreement, and which breach, failure or inaccuracy caused or resulted, or would cause or result, in the failure of any of the conditions set forth in Section 9.03(a) to be satisfied; or

(d) by the Company, if:

(i) prior to receipt of the Company Stockholder Approval, the Board of Directors authorizes the Company to enter into a written definitive agreement concerning a Superior Proposal in accordance with, and subject to, Section 6.04 (with such agreement being entered into substantially concurrently with the termination of this Agreement); provided that concurrently with such termination, the Company pays the Company Termination Fee payable pursuant to Section 11.04; or

(ii) a breach of any representation or warranty or failure to perform any covenant or agreement on the part of Parent or Merger Sub set forth in this Agreement shall have occurred (A) that would cause the conditions set forth in Section 9.03(a)(i), Section 9.03(a)(ii) or Section 9.03(a)(iii) not to be satisfied and (B) that is incapable of being cured or, if curable, has not been cured by the date that is 20 Business Days after its receipt of written notice thereof from the Company (or, if earlier, five Business Days prior to the End Date or the Extended End Date, as applicable); provided that the right to terminate this Agreement pursuant to this Section 10.01(d)(ii) shall not be available if the Company is in breach of any provision of this Agreement or has failed to perform or comply with, or if there is any inaccuracy of, any of its representations, warranties, covenants or agreements set forth in this Agreement, and which breach, failure or inaccuracy caused or resulted, or would cause or result, in the failure of any of the conditions set forth in Section 9.02(a) to be satisfied.

The party desiring to terminate this Agreement pursuant to this Section 10.01 (other than pursuant to Section 10.01(a)) shall give notice of such termination to the other parties specifying the provision of Section 10.01 pursuant to which this Agreement is being terminated.

Section 10.02. Effect of Termination. If this Agreement is terminated pursuant to Section 10.01, subject to Section 10.03, this Agreement shall become void and of no effect without liability of any party to the other parties hereto (or any stockholder, director, officer, employee, agent, consultant or representative of such party); provided that, subject to Section 10.03 in all respects, if such termination shall result from (a) the intentional failure of any party to fulfill a condition to the performance of the obligations of any other party or (b) the intentional breach of this Agreement by any party, such party shall be fully liable for any and all liabilities and damages (which the parties acknowledge and agree will not be limited to reimbursement of expenses or out-of-pocket costs, and may include, the benefit of the bargain lost by a party’s stockholders (including, (x) in the case of the Company, the premium reflected in the Merger Consideration, which was specifically negotiated by the Board of Directors on behalf of the Company’s shareholders and (y) in the case of Parent, the benefit that Parent and its Affiliates would have derived from the consummation of the Merger, including expected integration synergies, which was specifically negotiated by Parent, in each case, taking into consideration all other relevant matters), which will be deemed in such event to be damages of such party as determined by the trier of fact) incurred or suffered by the other parties as a result of such failure or breach. The Confidentiality Agreements and the provisions of Section 6.03(b), Section 8.04, this Section 10.02, Section 10.03 and Article 11 shall survive any termination hereof pursuant to Section 10.01.

Section 10.03. Termination Fees.

(a) In the event that (i) this Agreement is terminated by either the Company or Parent pursuant to Section 10.01(b)(i) (End Date) or Section 10.01(b)(ii) (Permanent Order) and (ii) at the time of such termination, all of the conditions set forth in Section 9.01 and Section 9.02 have been satisfied or waived (other than any of (x) the conditions set forth in Section 9.01(b) (solely as they relate to Competition Laws or Orders issued, entered, promulgated or enacted by any Governmental Authority pursuant to any Competition Law) or Section 9.01(c) or (y) those other conditions that, by their nature, cannot be satisfied until the Closing but, in the case of this clause (y), are capable of being satisfied, and (other than the condition set forth in Section 9.02(a)(vii)) would be satisfied, at the Closing if the Closing were to occur at the time of such termination), then Parent shall pay or cause to be paid to the Company in immediately available funds $638,000,000 (the “Parent Termination Fee”), in each case, in the case of a termination by the Company, within two (2) Business Days after such termination and, in the case of a termination by Parent, immediately before and as a condition to such termination. In no event shall Parent be required to pay the Parent Termination Fee on more than one occasion.

(b) (i) If this Agreement is terminated by the Company pursuant to Section 10.01(d)(i) (Superior Proposal) or by Parent pursuant to Section 10.01(c)(i) (Adverse Recommendation Change), then the Company shall pay or cause to be paid to Parent in immediately available funds $372,000,000 (in each case, such fee, the “Company Termination Fee”), in the case of a termination by Parent, within two (2) Business Days after such termination and, in the case of a termination by the Company, immediately before and as a condition to such termination.

(ii) If, prior to receipt of the Company Stockholder Approval, (A) this Agreement is terminated (x) by Parent or the Company pursuant to Section 10.01(b)(i) (End Date) or Section 10.01(b)(iii) (Company No

Vote) or (y) by Parent pursuant to Section 10.01(c)(ii) (Company Breach), (B) after the date of this Agreement and prior to the Company Stockholders Meeting, an Acquisition Proposal shall have been publicly announced (or, solely in the case of a termination pursuant to Section 10.01(c)(ii) (Company Breach), made to the Board of Directors) and not withdrawn prior to the date of the Company Stockholders Meeting (in the case of a termination pursuant to Section 10.01(b)(iii) (Company No Vote)) and (C) within 12 months after the date of such termination, the Company or any of its Subsidiaries enters into a definitive written agreement with respect to such Acquisition Proposal or a transaction with respect to such Acquisition Proposal shall have been consummated (provided that for purposes of this Section 10.03(b)(ii), each reference to “20%” in the definition of Acquisition Proposal shall be deemed to be a reference to “50%”), then the Company shall pay to Parent in immediately available funds, concurrently with the entry into a definitive written agreement with respect to such Acquisition Proposal, the Company Termination Fee.

(iii) In no event shall the Company be required to pay the Company Termination Fee on more than one occasion.

(c) Each party agrees that (i) the agreements contained in this Section 10.03 are an integral part of the transactions contemplated by this Agreement and that, without these agreements, the other parties would not enter into this Agreement and (ii) in light of the difficulty of accurately determining actual damages with respect to the foregoing, the right to payment of the Parent Termination Fee or the Company Termination Fee, as applicable, constitutes a reasonable estimate of the losses, damages, claims, costs or expenses that will be suffered by reason of any such termination of this Agreement and constitutes liquidated damages (and not a penalty) and hereby irrevocably waives, and agrees not to assert in any Proceeding arising out of or relating to this Agreement, any claim to the contrary. Each party further acknowledges that neither the Parent Termination Fee nor the Company Termination Fee, if, as and when paid in accordance with the terms of this Section 10.03, is a penalty, but each is instead liquidated damages in a reasonable amount that will compensate the recipient thereof in circumstances in which such fee is payable for the efforts and resources expended, and opportunities forgone, while negotiating this Agreement, and for such recipient’s reliance on this Agreement, and on the expectation of the consummation of the transactions contemplated hereby, which amounts would otherwise be impossible to calculate with precision.

(d) If the Company fails to pay the Company Termination Fee or the Parent fails to pay the Parent Termination Fee, as applicable, when due pursuant to this Section 10.03, the party that has failed to pay the Company Termination Fee or the Parent Termination Fee, as applicable, shall pay to the other party an amount equal to such other party’s reasonable and documented out-of-pocket costs and expenses (including reasonable fees and disbursements of counsel) incurred in connection with seeking payment of the Company Termination Fee from the Company or the Parent Termination Fee from Parent (including with respect to any such Proceeding commenced by the applicable party hereto or any of its Affiliates), together with interest on the amount of the Company Termination Fee or the Parent Termination Fee, as applicable, at an interest rate per annum equal to the prime rate in effect on the date hereof (as published in the Wall Street Journal, Eastern Edition), plus seven percent (7%), from the date the payment of the Company Termination Fee or the Parent Termination Fee, as applicable, is due through the date such payment is actually received in full by the other party (any amounts due pursuant to this Section 10.03(d), the “Expenses”).

(e) Notwithstanding anything herein to the contrary, Parent and Merger Sub agree that, upon any termination of this Agreement under circumstances where the Company Termination Fee is payable by the Company pursuant to Section 10.03(b) and such Company Termination Fee (together with any Expenses, if payable) is paid in full, such Company Termination Fee (together with any Expenses, if payable) shall be the sole and exclusive remedy of the Parent and Merger Sub in connection with this Agreement or the transactions contemplated hereby, including the Merger, and neither Parent nor Merger Sub shall seek to obtain any recovery, judgment, or damages of any kind, including consequential, indirect, or punitive damages, against the Company or any of the Company’s Subsidiaries or any of their respective directors, officers, employees, partners, managers, members, stockholders, Affiliates or Representatives in connection with this Agreement or the transactions contemplated hereby, including any breach of this Agreement (including any willful or intentional and knowing breach) or the termination hereof.

(f) Notwithstanding anything herein to the contrary, the Company agrees that, upon any termination of this Agreement under circumstances where the Parent Termination Fee is payable by Parent pursuant to Section 10.03(a) and such Parent Termination Fee (together with any Expenses, if payable) is paid in full, such Parent Termination Fee (together with any Expenses, if payable) shall be the sole and exclusive remedy of the Company in connection with this Agreement or the transactions contemplated hereby, including the Merger, and the Company shall not seek to obtain any recovery, judgment, or damages of any kind, including consequential, indirect, or punitive damages, against Parent or Merger Sub or any of their respective Affiliates (including the Guarantor) or any of their respective directors, officers, employees, partners, managers, members, stockholders, Affiliates or Representatives in connection with this Agreement or the transactions contemplated hereby, including any breach of this Agreement (including any willful or intentional and knowing breach) or the termination hereof.

ARTICLE 11

MISCELLANEOUS

Section 11.01. Notices. All notices, requests and other communications to any party hereunder shall be in writing (including e-mail, so long as a receipt of such e-mail is requested and received) and shall be given, if to Parent or Merger Sub, to:

Siemens Industry Software Inc. / Astra Merger Sub Inc.

5800 Granite Parkway

Suite 600

Plano, Texas 75024

Attention: General Counsel

E-mail:  generalcounsel@sisw.siemens.com

with a copy, which shall not constitute notice, to:

Siemens AG

Werner-von-Siemens-Strasse 1

80333 Muenchen, Germany

Attention:  Yves Metzner, SVP M&A

Email:   yves.metzner@siemens.com

Attention:  Christian A. Bleiweiss, Chief Counsel Corporate and M&A

Email:   christian.bleiweiss@siemens.com

and

Latham & Watkins LLP

1271 Avenue of the Americas

New York, New York 10020

Attention:  Robert Katz

  Eyal Orgad

  Daniel Williams

E-mail:   Robert.Katz@lw.com

      Eyal.Orgad@lw.com

      Daniel.Williams@lw.com

if to the Company, to:

Altair Engineering Inc.

1820 E. Big Beaver Rd.

Troy, Michigan 48083

Attention:  Raoul Maitra, Chief Legal Officer

E-mail:    raoul@altair.com

with copies, which shall not constitute notice, to:

Davis Polk & Wardwell LLP

900 Middlefield Road Suite 200

Redwood City, California 94063

Attention:  Alan F. Denenberg

      Michael Gilson

E-mail:   alan.denenberg@davispolk.com

      michael.gilson@davispolk.com

and

Lowenstein Sandler LLP

1251 Avenue of the Americas

New York, New York 10020

Attention:  Peter H. Ehrenberg

E-mail:   pehrenberg@lowenstein.com

or to such other address or e-mail address as such party may hereafter specify for the purpose by notice to the other parties hereto. All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5:00 p.m. on a Business Day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed to have been received on the next succeeding Business Day in the place of receipt.

Section 11.02. No Survival of Representations and Warranties, Covenants and Agreements. The representations and warranties, covenants and agreements contained herein and in any certificate pursuant hereto shall not survive the Effective Time, except for (a) those covenants and agreements contained herein that by their terms apply or are to be performed in whole or in part at or after the Effective Time and (b) those covenants and agreements set forth in Section 8.04 and this Article 11 (but, in the case of Section 11.13, only to the extent relating to obligations required to be performed after the Effective Time).

Section 11.03. Amendments and Waivers. (a) Any provision of this Agreement may be amended or waived prior to the Effective Time if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement or, in the case of a waiver, by each party against whom the waiver is to be effective; provided that, after the Company Stockholder Approval has been obtained, there shall be no amendment or waiver that would require the further approval of the stockholders of the Company under the DGCL or in accordance with the rules of any relevant stock exchange without such approval having first been obtained.

(b) No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Applicable Law.

Section 11.04. Expenses. Except as otherwise expressly provided herein, all costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense.

Section 11.05. Disclosure Schedule. The parties hereto agree that any disclosure in a particular section of the Company Disclosure Schedule shall be deemed to be a disclosure for purposes of (a) the representations and warranties or covenants, as applicable, of the Company that are contained in the corresponding Section of this Agreement and (b) any other representations and warranties of the Company that are contained in this Agreement, but only if the relevance of that reference as a disclosure for purposes of such representations and warranties is reasonably apparent on the face of such disclosure. The disclosure of any item in respect of Section 6.01 shall be deemed to be a disclosure with respect to any subsection of Section 6.01. The mere inclusion of an item in the Company Disclosure Schedule will not be deemed an admission that such item represents a material exception or material fact, event or circumstance or that such item has had or would have a Company Material Adverse Effect, and the disclosure therein of any allegations with respect to any alleged breach, violation or default under any contractual or other obligation, or any law, is not an admission that such breach, violation or default has occurred. Headings and subheadings have been inserted in certain sections of the Company Disclosure Schedule for convenience of reference only and will not be considered a part of or affect the construction or interpretation of such sections. The information provided in the Company Disclosure Schedule is being provided solely for the purpose of making disclosures to Parent under this Agreement. In disclosing such information, the Company does not waive, and expressly reserves any rights under, any attorney-client privilege associated with such information or any protection afforded by the work-product doctrine with respect to any of the matters disclosed or discussed therein.

Section 11.06. Binding Effect; Benefit; Assignment. (a) Subject to Section 11.06(b), the provisions of this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns and no provision of this Agreement is intended to confer any rights, benefits, remedies, obligations or liabilities hereunder upon any Person other than the parties hereto and their respective successors and assigns, other than: (i) with respect to the provision of Section 7.03, which shall inure to the benefit of the Persons benefiting therefrom who are intended to be third-party beneficiaries thereof; and (ii) from and after the Closing, the right of any holders of Company Common Shares, Company Options or Company RSUs to receive the Merger Consideration following the Effective Time in accordance with the terms and conditions of this Agreement, which shall inure to the benefit of such applicable holder who is intended to be from and after the Closing a third-party beneficiary hereof.

(b) No party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of each other party hereto; provided that either Parent or Merger Sub may transfer or assign its rights and obligations under this Agreement, in whole or from time to time in part, to (i) another wholly owned direct or indirect Subsidiary of the Guarantor or (ii) after the Effective Time, to any Person (provided that, in each case, no such assignment shall (x) relieve Parent or Merger Sub of its obligations under this Agreement, (y) enlarge, alter or change any obligation of any party hereto or due to Parent or Merger Sub or (z) delay the consummation of the transactions contemplated by this Agreement). Any purported assignment, delegation or other transfer without such consent or otherwise inconsistent with the foregoing sentence shall be void.

Section 11.07. Governing Law. This Agreement and any Proceeding arising out of or relating to this Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the conflicts of law rules of such state or other rules that would result in the application of the laws of a different jurisdiction.

Section 11.08. Jurisdiction. The parties hereto agree that any Proceeding seeking to interpret or enforce any provision of, relating to, or arising out of or in connection with this Agreement or the transactions contemplated hereby shall be brought exclusively in the Delaware Chancery Court or, if such court shall not have or declines jurisdiction, any federal court or other Delaware state court, in each case, located in New Castle County in the State of Delaware (collectively, the “Chosen Courts”), and each of the parties hereby irrevocably consents and submits to the exclusive jurisdiction of such Chosen Courts (and of the appropriate appellate courts therefrom) in any such Proceeding and irrevocably waives, to the fullest extent permitted by Applicable Law, any objection that it may now or hereafter have to the laying of the venue of any such Proceeding in any such Chosen Court or that any such Proceeding brought in any such Chosen Court has been brought in an inconvenient forum. Process in any such Proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 11.01 shall be deemed effective service of process on such party.

Section 11.09. WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE, EACH PARTY HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY AND ALL RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN ANY PROCEEDING ARISING OUT OF, RELATED TO, OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY HERETO CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HERETO HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 11.09.

Section 11.10. Counterparts; Effectiveness. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. Counterparts may be delivered via electronic mail (including .pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000 (e.g., www.docusign.com)) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective as delivery of a manually executed counterpart of this Agreement. Each of the parties hereto represents that it has undertaken commercially reasonable steps to verify the identity of each individual person executing any such counterparts via electronic signature on behalf of such party and has and will maintain sufficient records of the same. This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by all of the other parties hereto. Until and unless each party has received a counterpart hereof signed by each other party hereto, this Agreement shall have no effect and no party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication).

Section 11.11. Entire Agreement. This Agreement, the Voting Agreement, the Support Agreement and the Confidentiality Agreements constitute the entire agreement between the parties with respect to the subject matter of this Agreement and supersede all prior agreements and understandings, both oral and written, between the parties with respect to the subject matter of this Agreement.

Section 11.12. Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other Governmental Authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

Section 11.13. Specific Performance. The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with its terms, and that monetary damages, even if available, would not be an adequate remedy therefor. Accordingly, the parties hereto agree that the parties shall be entitled to an injunction or injunctions, or any other appropriate form of equitable relief, to prevent or restrain breaches or threatened breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof, without the necessity of proving that irreparable damage would occur or the inadequacy of money damages as a remedy (and each party hereby waives any requirement for the securing or posting of any bond in connection with such remedy), in addition to any other remedy to which they are entitled at law or in equity. The parties hereto hereby waive any defense, and agree not to assert (or interpose as a defense or in opposition), that a remedy of specific performance or other equitable relief is unenforceable, invalid, contrary to law or inequitable for any reason, that a remedy of monetary damages (including any fee payable pursuant to Section 10.03) would provide an adequate remedy or that the parties otherwise have an adequate remedy at law. Notwithstanding anything herein to the contrary, if, prior to the End Date or the Extended End Date, as applicable, any party brings any Proceeding to enforce specifically the performance of the terms and provisions hereof by any other party, the End Date or the Extended End Date, as applicable, shall automatically be extended by the amount of time during which such Proceeding is pending, plus five Business Days, or such longer time period established by the court presiding over such Proceeding, if any.

[The remainder of this page has been intentionally left blank;

the next page is the signature page.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the date set forth on the cover page of this Agreement.

ALTAIR ENGINEERING INC.

By:	/s/ James R. Scapa
Name: James R. Scapa
Title: Chairman & Chief Executive Officer

[Signature Page to Agreement and Plan of Merger]

SIEMENS INDUSTRY SOFTWARE INC.

By:	/s/ Anthony L. Hemmelgarn
Name: Anthony L. Hemmelgarn
Title: Chief Executive Officer

By:	/s/ Timo Nentwich
Name: Timo Nentwich
Title: Chief Financial Officer

ASTRA MERGER SUB INC.

By:	/s/ Anthony L. Hemmelgarn
Name: Anthony L. Hemmelgarn
Title: Chief Executive Officer

By:	/s/ Timo Nentwich
Name: Timo Nentwich
Title: Chief Financial Officer

[Signature Page to Agreement and Plan of Merger]

Exhibit A

Certificate of Incorporation of Surviving Corporation

[Attached]

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

ALTAIR ENGINEERING INC.

ARTICLE I

The name of the Corporation is Altair Engineering Inc. (the “Corporation”).

ARTICLE II

The address of the Corporation’s registered office in the State of Delaware is 1209 Orange Street, Wilmington, County of New Castle, Delaware, 19801. The name of its registered agent at such address is The Corporation Trust Company.

ARTICLE III

The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the “DGCL”), as it now exists or may hereafter be amended and supplemented.

ARTICLE IV

The total number of shares of stock which the Corporation has authority to issue is one thousand (1,000) shares of Common Stock, par value one cent ($0.01) per share.

ARTICLE V

The Corporation is to have perpetual existence.

ARTICLE VI

In furtherance and not in limitation of the powers conferred by statute, the board of directors of the Corporation (the “Board”) is expressly authorized to make, alter or repeal the Bylaws of the Corporation (the “Bylaws”), without any action on the part of the stockholders, but the stockholders may make additional Bylaws and may alter, amend or repeal any Bylaw whether adopted by them or otherwise. The Corporation may in its Bylaws confer powers upon its Board in addition to the foregoing and in addition to the powers and authorities expressly conferred upon the Board by applicable law.

ARTICLE VII

Meetings of stockholders may be held within or without the State of Delaware, as the Bylaws may provide. The books of the Corporation may be kept outside the State of Delaware at such place or places as may be designated from time to time by the Board or in the Bylaws. Election of directors need not be by written ballot unless the Bylaws so provide.

ARTICLE VIII

To the fullest extent permitted by the DGCL, as it presently exists or may hereafter be amended from time to time, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director or otherwise. If the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended.

Neither any amendment nor repeal of this Article VIII, nor the adoption of any provision of this Amended and Restated Certificate of Incorporation inconsistent with this Article VIII, shall eliminate or reduce the effect of this Article VIII in respect of any matter occurring, or any cause of action, suit or proceeding accruing or arising or that, but for this Article VIII, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.

ARTICLE IX

Subject to any provisions in the Bylaws related to indemnification of directors, officers or agents of the Corporation, the Corporation shall indemnify, to the fullest extent permitted by applicable law, any director, officer or agent of the Corporation who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”) by reason of the fact that he or she is or was a director, officer, employee or agent of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any such Proceeding; provided, however, that the Corporation be required to indemnify a person in connection with a Proceeding (or part thereof) initiated by such person only if such Proceeding (or part thereof) was authorized by the Board.

The Corporation shall have the power to indemnify, to the extent permitted by the DGCL, as it presently exists or may hereafter be amended from time to time, any employee or agent of the Corporation who was or is a party or is threatened to be made a party to any Proceeding by reason of the fact that he or she is or was a director, officer, employee or agent of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any such Proceeding.

A right to indemnification or to advancement of expenses arising under a provision of this Amended and Restated Certificate of Incorporation or the Bylaws shall not be eliminated or impaired by an amendment to this Amended and Restated Certificate of Incorporation or the Bylaws after the occurrence of the act or omission that is the subject of the civil, criminal, administrative or investigative action, suit or proceeding for which indemnification or advancement of expenses is sought, unless the provision in effect at the time of such act or omission explicitly authorizes such elimination or impairment after such action or omission has occurred.

ARTICLE X

The Corporation expressly elects not to be governed by §203 of the DGCL.

ARTICLE XI

The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Amended and Restated Certificate of Incorporation in the manner now or hereafter prescribed herein and by the laws of the State of Delaware, and all rights conferred upon stockholders herein are granted subject to this reservation.

*  *  *  *  *

Annex B

Execution Version

VOTING AND SUPPORT AGREEMENT

This VOTING AND SUPPORT AGREEMENT (this “Agreement”), dated as of October 30, 2024, is by and among Siemens Industry Software Inc., a Delaware corporation (“Parent”), Altair Engineering Inc., a Delaware corporation (the “Company”), and the Persons listed on Schedule A hereto (each, a “Stockholder” and, collectively, the “Stockholders”). Capitalized terms used but not otherwise defined herein shall have the meanings given to such terms in the Merger Agreement (as defined below).

W I T N E S S E T H :

WHEREAS, as of the date hereof, each Stockholder is the Beneficial Owner (as defined below) of the shares of Class A common stock, par value $0.0001 per share, of the Company (“Class A Common Stock”) and/or Class B common stock, par value $0.0001 per share, of the Company (“Class B Common Stock” and, together with Class A Common Stock, “Company Common Stock”) referenced on Schedule A hereto (such shares and any additional shares of Company Common Stock with respect to which such Stockholder becomes the Beneficial Owner after the date hereof being referred to herein as such Stockholder’s “Subject Shares”, which definition shall exclude, for all purposes under this Agreement, any shares of Company Common Stock held in the Asset Custody Account or the JPMS Margin Brokerage Account with JPMorgan Chase Bank, N.A., pursuant to that certain Sales Plan, adopted March 11, 2024, by and between The James R. Scapa Declaration of Trust dated March 5, 1987, JRS Investments LLC and J.P. Morgan Securities LLC (the “10b5-1 Plan”));

WHEREAS, the Company, Parent and Astra Merger Sub Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”) are entering into an Agreement and Plan of Merger contemporaneously herewith (as it may be amended from time to time, the “Merger Agreement”), which provides for, among other things, the merger of Merger Sub with and into the Company (the “Merger”), with the Company surviving the Merger, pursuant to and in accordance with the provisions of the Merger Agreement and the General Corporation Law of the State of Delaware, as may be amended from time to time (the “DGCL”), upon the terms and subject to the conditions set forth in the Merger Agreement;

WHEREAS, as an inducement to and condition of the Company’s, Parent’s and Merger Sub’s willingness to enter into the Merger Agreement, each Stockholder has agreed to enter into this Agreement; and

WHEREAS, prior to the date hereof, the Board of Directors approved and adopted this Agreement and the transactions contemplated hereby, including for purposes of Section 203 of the DGCL.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, do hereby agree as follows:

ARTICLE 1

VOTING AGREEMENT

Section 1.01 Voting Agreement. At every annual or special meeting of the stockholders of the Company, however called, including any adjournment or postponement thereof, each Stockholder hereby irrevocably and unconditionally agrees to, in each case to the fullest extent that such Stockholder’s Subject Shares are entitled to vote or consent thereon, during the term of this Agreement: (i) appear at each such meeting or otherwise cause all of such Stockholder’s Subject Shares to be counted as present thereat for purposes of determining a quorum; and (ii) be present (in person or by proxy) and vote (or cause to be voted), all of such Stockholder’s Subject Shares (A) in favor of (x) adoption of the Merger Agreement and approving any other matters necessary for consummation of the transactions contemplated by the Merger Agreement, including the Merger and (y) any action reasonably requested by Parent or the Company in furtherance of the foregoing, including, without limiting any of the foregoing obligations, in favor of any proposal to adjourn or postpone any meeting of the stockholders of the Company at which any of the foregoing matters are submitted for consideration and vote of the stockholders of the Company to a later date if there is not a quorum or sufficient votes for approval of such matters on the date on which the meeting is held to vote upon any of the foregoing matters; (B) against any proposal, action or contract that would reasonably be expected to result in a breach of any covenant, representation or warranty or any other obligation of such Stockholder contained in this Agreement or the Company contained in the Merger Agreement or that would reasonably be expected to result in any condition set forth in the Merger Agreement not being satisfied or not being fulfilled prior to the Extended End Date; (C) against any proposal, action or contract that would impede, interfere with, delay or postpone the Merger or any of the other transactions contemplated by the Merger Agreement or this Agreement; (D) against any proposal, action or contract that would change the present capitalization of the Company in a manner not permitted by the Merger Agreement; and (E) against any Acquisition Proposal. Each Stockholder shall provide the Company with at least seven Business Days’ written notice prior to signing any action by written consent of the stockholders of the Company proposing to take any action with respect to any Subject Shares. For the avoidance of doubt, nothing in this Agreement shall require any Stockholder to vote in any manner with respect to any amendment to the Merger Agreement that (i) decreases the Merger Consideration or changes the form of the Merger Consideration payable to stockholders of the Company; (ii) imposes any material restrictions or any additional conditions on the consummation of the Merger or the payment of the Merger Consideration to stockholders of the Company; or (iii) extends the Extended End Date.

Section 1.02 Revocation of Proxy. Each Stockholder hereby revokes any and all previous proxies granted with respect to any Subject Shares.

ARTICLE 2

REPRESENTATIONS AND WARRANTIES OF STOCKHOLDERS

Each Stockholder, severally and not jointly and only with respect to itself, represents and warrants to the Company as of the date hereof that:

Section 2.01 Organization; Authorization; Binding Agreement. If such Stockholder is an entity, such Stockholder is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization and the consummation by such Stockholder of the transactions contemplated hereby are within such Stockholder’s corporate or organizational powers and have been duly authorized by all necessary corporate or organizational actions on the part of such Stockholder. If such Stockholder is a trust, such Stockholder has been duly formed or established under the laws of its jurisdiction of formation or establishment, as applicable, and the consummation by such Stockholder of the transactions contemplated hereby are within such Stockholder’s trust powers and have been duly authorized by all necessary trust actions on the part of such Stockholder. Such Stockholder has full power and authority to execute, deliver and perform this Agreement. This Agreement has been duly authorized (if such Stockholder is an entity), executed and delivered by such Stockholder and, assuming the due execution and delivery by Parent, this Agreement constitutes a legal, valid and binding obligation of such Stockholder enforceable against such Stockholder in accordance with its terms, subject to the Enforceability Exceptions. If such Stockholder is an individual, such Stockholder had the legal capacity to enter into this Agreement. If such Stockholder is married and such Stockholder’s Subject Shares constitute community property under Applicable Law, this Agreement has been duly executed and delivered by, and constitutes the valid and binding agreement of, such Stockholder’s spouse. If this Agreement is being executed in a representative or fiduciary capacity, the Person signing this Agreement has full power and authority to enter into and perform this Agreement on behalf of the applicable Stockholder.

Section 2.02 Non-Contravention. The execution, delivery and performance by such Stockholder of this Agreement do not and will not, (i) if such Stockholder is an entity, contravene, conflict with or result in any violation or breach of any provision of the certificate of incorporation, bylaws (or the comparable organizational documents), trust agreement or operating agreement of such Stockholder, (ii) assuming compliance with the matters referred to in Section 4.03 of the Merger Agreement, contravene, conflict with or result in a violation or breach of any provision of any Applicable Law, (iii) assuming compliance with the matters referred to in Section 4.03 of the Merger Agreement, require any payment or notice to, or consent or other action by any Person under, constitute a breach or default or an event that, with or without notice or lapse of time or both, would constitute a violation or breach of, or give rise to any right of termination, modification, suspension, cancellation, acceleration or other change of any right or obligation of such Stockholder under, or to a loss of any benefit to which such Stockholder is entitled under, any provision of any material contract binding on such Stockholder or any contract or Permit affecting, or relating in any way to, the assets or business of such Stockholder or (iv) result in the creation or imposition of any Lien on any Subject Shares, with only such exceptions, in the case of each of clauses (ii) and (iii), for such matters as have not and would not reasonably be expected to, individually or in the aggregate, prevent, materially delay or impair or otherwise adversely impact in any material respect such Stockholder’s ability to perform its obligations hereunder. No trust of which such Stockholder is a trustee requires the consent of any beneficiary to the execution and delivery of this Agreement or to the consummation of the transactions contemplated hereby.

Section 2.03 Ownership of Subject Shares.

(a) Except as may be reflected in Schedule A hereto and for Subject Shares Transferred (as defined below) after the date hereof in accordance with Section 4.01: (i) each Stockholder is the sole record and Beneficial Owner of such Stockholder’s Subject Shares and has good, valid and marketable title to such Subject Shares, free and clear of any Liens, options, rights, understandings or arrangements or any other encumbrances, limitations or restrictions whatsoever (including any restriction on the right to vote or dispose of such Subject Shares), except (x) as set forth herein, (y) pursuant to any applicable restrictions on transfer under the 1933 Act or applicable state securities laws or (z) as may be reflected in the Company’s Certificate of Incorporation, as amended or amended and restated; (ii) each Stockholder has, and will have at all times during the term of this Agreement, the sole right to vote and direct the vote of, and to dispose of and direct the disposition of, such Stockholder’s Subject Shares, and there are no contracts of any kind, contingent or otherwise, obligating such Stockholder to Transfer (as defined below), or cause to be Transferred, any of the Subject Shares, and no Person has any contractual or other right or obligation to purchase or otherwise acquire any of such Stockholder’s Subject Shares; and (iii) except for this Agreement, none of such Stockholder’s Subject Shares are subject to any voting agreement, voting trust or other agreement or arrangement, including any proxy, consent or power of attorney.

(b) Except for any Subject Shares acquired after the date hereof, the Subject Shares listed on Schedule A are the only shares of Company Common Stock or Company Subsidiary Securities Beneficially Owned or owned of record by such Stockholder and the Stockholder’s Affiliates.

(c) For purposes of this Agreement, the term “Beneficial Owner” shall be interpreted in accordance with the term “beneficial owner” as defined in Rule 13d-3 adopted by the SEC under the 1934 Act; provided that, without limiting the generality of the foregoing, for purposes of determining Beneficial Ownership, a Person shall not be deemed to be the Beneficial Owner of any shares of Company Common Stock which such Person has the right to acquire pursuant to any contract or upon the exercise of conversion rights, exchange rights, warrants, options or otherwise, or upon the satisfaction of any conditions, the occurrence of any event or any combination of the foregoing, unless and until such Person has actually acquired such shares of Company

Common Stock upon such exercise, satisfaction, occurrence or combination thereof. The terms “Beneficial Ownership,” “Beneficially Own” and “Beneficially Owned” shall have correlative meanings. For purposes of this Agreement, the term “Affiliate” (i) when used with respect to a Person that is an entity (other than a trust), shall have the meaning set forth in the Merger Agreement, (ii) when used with respect to a Person that is a natural person, shall include such Person’s (A) family members, (B) a trust, the beneficiaries of which include the Stockholder or their family members and (C) any other Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with such specified Person or members of such Person’s family members and (iii) when used with respect to a Person that is a trust, shall include such Person’s (A) grantor, (B) trustee, (C) beneficiaries and (D) any family members of the grantor, if the grantor is a natural person.

Section 2.04 Reliance. Each Stockholder acknowledges that such Stockholder is a sophisticated investor with respect to the Subject Shares and has adequate information concerning the business and financial condition of the Company to make an informed decision regarding the transactions contemplated by this Agreement and the Merger Agreement and has, independently and without reliance upon the Company or any other Person, and based on such information as such Stockholder has deemed appropriate, made its own analysis and decision to enter into this Agreement. Each Stockholder acknowledges that neither the Company nor any Affiliate of the Company, and neither the Parent nor any Affiliate of the Parent, has made or is making any representation or warranty, whether express or implied, of any kind or character except as expressly set forth in this Agreement and the Merger Agreement (or any other agreement entered into in connection therewith). Each Stockholder acknowledges that it has had the opportunity to seek independent legal advice from legal counsel of such Stockholder’s own choosing prior to executing this Agreement. Each Stockholder understands and acknowledges that Parent and Merger Sub are entering into the Merger Agreement in reliance upon such Stockholder’s execution, delivery and performance of this Agreement and upon the representations, warranties, covenants and other agreements of such Stockholder contained in this Agreement.

Section 2.05 Absence of Litigation. There is no Proceeding pending or, to the knowledge of such Stockholder, threatened against or affecting (i) such Stockholder or any of its properties or assets (including such Stockholder’s Subject Shares) or (ii) any of its controlled Affiliates or any of their respective properties or assets, in each case before (or, in the case of threatened Proceedings, that would be before) or by any Governmental Authority that would reasonably be expected to prevent or delay or impair the consummation by such Stockholder of the transactions contemplated by this Agreement or otherwise adversely impact such Stockholder’s ability to perform its obligations hereunder or on a timely basis; provided that such Stockholder makes no representations or warranties regarding any Proceeding involving the Company or its Subsidiaries or relating to the Merger Agreement.

Section 2.06 Other Agreements. Except for this Agreement, each Stockholder has not granted any proxies or powers of attorney, or any other authorization or consent with respect to any of the Subject Shares in connection with the matters set forth in Section 1.01 or Section 1.02.

Section 2.07 Brokers. There is no investment banker, broker, finder or other intermediary who might be entitled to any fee or commission from the Company or any of its Subsidiaries in respect of this Agreement or the Merger Agreement based upon any arrangement or agreement made by or on behalf of such Stockholder or any of its Affiliates (other than the Company or any of its Subsidiaries).

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF PARENT

Parent represents and warrants to each Stockholder that:

Section 3.01 Organization; Authorization; Binding Agreement. Parent has full power and authority to execute and deliver this Agreement, to perform Parent’s obligations hereunder and to consummate the transactions contemplated hereby. Parent is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, except as would not reasonably be expected to have a material adverse effect on Parent’s ability to perform its obligations under this Agreement and the consummation by Parent of the transactions contemplated hereby is within its corporate or organizational powers and has been duly authorized by all necessary corporate or organizational actions on the part of Parent. This Agreement has been duly executed and delivered by Parent, and, assuming this Agreement constitutes a valid and binding obligation of each Stockholder and the Company, constitutes a valid and binding obligation of Parent, enforceable against Parent in accordance with its terms (except insofar as such enforceability may be limited by the Enforceability Exceptions).

Section 3.02 Non-Contravention. The execution, delivery and performance by Parent of this Agreement does not and will not (i) contravene, conflict with or result in any violation or breach of any provision of the certificate of incorporation or bylaws (or the comparable organizational documents) of Parent, (ii) assuming compliance with the matters referred to in Section 4.03 of the Merger Agreement, contravene, conflict with or result in a violation or breach of any provision of any Applicable Law or (iii) assuming compliance with the matters referred to in Section 4.03 of the Merger Agreement, require any payment or notice to, or consent or other action by any Person under, constitute a breach or default or an event that, with or without notice or lapse of time or both, would constitute a violation or breach of, or give rise to any right of termination, modification, suspension, cancellation, acceleration or other change of any right or obligation of Parent under, or to a loss of any benefit to which Parent is entitled under, any provision of any material contract binding on Parent or any contract or Permit affecting, or relating in any way to, the assets or business of Parent, with only such exceptions, in the case of each of clauses (ii) and (iii), as would not reasonably be expected to have a material adverse effect on Parent’s ability to perform its obligations under this Agreement.

ARTICLE 4

ADDITIONAL COVENANTS OF STOCKHOLDERS

Each Stockholder hereby covenants and agrees that:

Section 4.01 No Transfer; No Inconsistent Arrangements. Except pursuant to the express terms of this Agreement or to effect the 10b5-1 Plan, each Stockholder shall not, without the prior written consent of Parent, directly or indirectly, (i) grant any rights of first offer or refusal or enter into any voting trust with respect to any of such Stockholder’s Subject Shares, (ii) sell (including short sell), assign, transfer, tender, pledge, encumber, grant a participation interest in, hypothecate or otherwise dispose of (including by gift, and whether by merger, by tendering into any tender or exchange offer, by testamentary disposition, by operation of law or otherwise, and including pursuant to a derivative transaction or through the Transfer by any other Person of any equity interests in any direct or indirect holding company holding Subject Shares or through the issuance and redemption by any such holding company of its securities (except, however, to a Permitted Transferee of a Stockholder who contemporaneously agrees in writing, in a joinder to this Agreement reasonably acceptable to Parent, to be bound by this Agreement to the same extent as such transferring Stockholder) or consent to any of the foregoing (each of the actions described in clauses (i) and (ii), a “Transfer” (which defined term includes derivations of such defined term)), or cause to be Transferred, any of such Stockholder’s Subject Shares, (iii) otherwise permit any Liens to be created on any of such Stockholder’s Subject Shares, (iv) enter into any contract with respect to the direct or indirect Transfer of any of such Stockholder’s Subject Shares or (v) deposit any of the Subject Shares into a voting trust or enter into a voting agreement or arrangement with respect to any of the Subject Shares or grant any proxy or power of attorney, or any other authorization or consent, with respect thereto that, in the case of any of the activities in this clause (v) is inconsistent with this Agreement. Each Stockholder hereby agrees that this Agreement and the obligations hereunder shall attach to such Stockholder’s Subject Shares and shall be binding upon any Person to which legal or Beneficial Ownership shall pass, whether by operation of law or otherwise, including its successors or permitted assigns, and if any involuntary Transfer of any of such Stockholder’s Subject Shares shall occur (including a sale by such Stockholder’s trustee in any bankruptcy, or a sale to a purchaser at any creditor’s or court sale), the transferee (which term, as used herein, shall include any and all transferees and subsequent transferees of the initial transferee) shall take and hold such Stockholder’s Subject Shares subject to all of the restrictions, liabilities and rights under this Agreement as such Stockholder for all purposes hereunder. Each Stockholder agrees that it shall not, and shall cause each of its controlled Affiliates not to, become a member of a “group” (as defined under Section 13(d) of the Exchange Act) with respect to any equity interests in the Company for the purpose of opposing or competing with the transactions contemplated by the Merger Agreement. Each Stockholder hereby agrees not to request that the Company register the Transfer (book-entry or otherwise) of any certificate or uncertificated interest representing any or all of the Subject Shares and each Stockholder authorizes the Company to impose stop orders to prevent the Transfer of any of such Stockholder’s Subject Shares in violation of this Agreement. Notwithstanding the foregoing, if the Company’s annual meeting or any special meeting of the Stockholders occurs prior to the Effective Time, nothing herein will prohibit such Stockholder from providing a customary proxy in favor of the Company or its officers, in connection with such annual meeting or special meeting or voting its Subject Shares at such annual or special meeting, in each case, only to the extent relating to matters that are not addressed in Article 1. For purposes of this Agreement: (x) “Permitted Transferee” means, with respect to any Stockholder, (i) if such Stockholder is a natural person, any person by will or the laws of intestacy, (ii) if such Stockholder is a natural person, a family member of such a Stockholder, (iii) any trust, the beneficiaries of which only include such Stockholder and his or her family members, (iv) an entity qualified as a 501(c)(3) charitable organization, in connection with a bona fide gift or gifts thereto and (v) if such Stockholder is a natural person, to any person by operation of law pursuant to a qualified domestic order, divorce settlement, divorce decree or similar separation agreement; and (y) a “family member” of any natural person means (i) such individual’s spouse (former or current), (ii) such individual’s parents and grandparents (in each case, natural or adoptive, of the whole or half-blood), (iii) such individual’s children and grandchildren (in each case, natural or adoptive, of the whole or half-blood), (iv) such individual’s sons-in-law and daughters-in-law (in each case, former or current), (v) any other ascendants and descendants (natural or adoptive, of the whole or half-blood) of such individual’s parents or of the parents of such individual’s spouse (former or current) and (vi) any lineal descendants (natural or adoptive, of the whole or half-blood) of such individual’s spouse.

Section 4.02 Waiver of Appraisal Rights; Proceedings. Each Stockholder hereby irrevocably waives and agrees not to exercise any and all rights it may have to appraisal, dissent or any similar or related matter with respect to any of such Stockholder’s Subject Shares that may arise with respect to the Merger or any of the transactions contemplated by the Merger Agreement under Section 262 of the DGCL. Each Stockholder hereby agrees not to commence or participate in any Proceeding or claim, whether derivative or otherwise, against Parent, the Company or any of their respective Affiliates, or their respective boards of directors or members thereof or officers (A) challenging the validity of, or seeking to enjoin the operation of, any provision of this Agreement or (B) alleging a breach of any fiduciary duty of the Board of Directors in connection with approving or recommending to the stockholders the Merger Agreement or the transactions contemplated thereby, and each Stockholder hereby agrees to take all actions necessary to opt out of any class in any class action making any such claim.

Section 4.03 Documentation and Information. Except as required by Applicable Law (in which case, other than the filing of any required amendments to the Stockholder’s Schedule 13G, each Stockholder, solely in its capacity as a stockholder of the Company, will provide the Company and Parent with advance notice of such public announcement), each Stockholder, solely in its capacity as a stockholder of the Company, shall not make any public announcement regarding this Agreement, the Merger Agreement or the transactions contemplated hereby and thereby without the prior written consent of the Company and Parent. Each Stockholder consents to and authorizes the publication and disclosure by Parent and the Company of such Stockholder’s identity and holding of the Stockholder’s Subject Shares, the nature of such Stockholder’s commitments, arrangements and understandings under this Agreement (including, for the avoidance of doubt, the disclosure of this Agreement) and any other information regarding such Stockholder, in each case, that the Company reasonably determines is required to be disclosed by Applicable Law in the Proxy Statement and any other schedules and documents filed with the SEC, or any other disclosure document in connection with the Merger and any other transaction contemplated by the Merger Agreement, and the inclusion of any such information in any press release. Each Stockholder agrees to promptly notify Parent and the Company of any required corrections with respect to any information supplied by or on behalf of such Stockholder specifically for use in any such disclosure document, if and to the extent that any such information shall contain any untrue statement of material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading.

Section 4.04 Adjustments. In the event of any stock split, stock dividend or distribution, reorganization, recapitalization, readjustment, reclassification, combination, exchange of shares or the like of the capital stock of the Company on, of or affecting any Subject Shares, then the terms of this Agreement shall apply to the Company Securities and Company Subsidiary Securities received in respect of such Subject Shares by such Stockholder immediately following the effectiveness of the events described in this Section 4.04, as though they were Subject Shares hereunder.

Section 4.05 Non-Solicitation. Subject to Section 4.06, and subject to Stockholder’s right to take any action solely in his or her capacity as an officer or director of the Company that an officer acting on behalf of the Company or a director of the Company, respectively, (a) is not expressly prohibited from taking or (b) would not be expressly prohibited from taking, in each case, by Section 6.04 of the Merger Agreement, Stockholder agrees that, until the termination of this Agreement pursuant to, and in accordance with Section 5.02, Stockholder shall not, and shall not authorize or knowingly permit any of its Representatives to, in each case directly or indirectly, (i) take any action that, if taken by the Company or any director or officer of the Company, would constitute a breach of the provisions of Section 6.04 of the Merger Agreement or (ii) make any public disclosure or public communication regarding the Merger, any Acquisition Proposal or any inquiry or proposal related to an Acquisition Proposal (except, in the case of this clause (ii), (A) with Parent’s prior approval, (B) in a manner consistent with (and no more expansive than) any employee, customer, vendor, investor or other communications plan previously approved by Parent, (C) in a manner consistent with (and no more expansive than) any press release or other public statement made in accordance with Section 8.04 of the Merger Agreement, or (D) as required by Applicable Law); provided, that the foregoing restrictions set forth in clauses (i) and (ii) above shall not prohibit such Stockholder from responding to an inquiry or proposal solely to (x) notify the applicable Person or Group of the existence of the provisions of this Section 4.05 and (y) refer the applicable Person or Group to the Company with respect to such inquiry or proposal. Each Stockholder shall, and shall direct its Representatives to, immediately cease any and all existing discussions or negotiations with any parties (or provision of any nonpublic information to any parties) conducted heretofore with respect to any Acquisition Proposal or potential Acquisition Proposal.

Section 4.06 Fiduciary Duties. Each Stockholder is entering into this Agreement solely in such Stockholder’s capacity as an owner of the Subject Shares, and, if applicable, such Stockholder (and any Representative of such Stockholder) shall not be deemed to be making any agreement in this Agreement in such Stockholder’s (or such Representative’s) capacity as, or that would limit such Stockholder’s (or such Representative’s) ability to take, or refrain from taking, or shall require such Stockholder to take, or refrain from taking, or cause to be taken, or to be refrained from taking, actions as, a director or officer of the Company or any of its Subsidiaries, including pursuant to such director’s or officer’s fiduciary duties or other legal obligations under Applicable Law while acting in such capacity as a director or officer of the Company or any of its Subsidiaries, and no action taken, or refrained from being taken, in such Stockholder’s (or such Representative’s) capacity as a director or officer of the Company or any of its Subsidiaries shall be deemed a violation of the Stockholder’s agreements or obligations under this Agreement.

ARTICLE 5

MISCELLANEOUS

Section 5.01 Notices. All notices, requests and other communications to any party hereunder shall be in writing (including electronic mail (“e-mail”) transmission, so long as a receipt of such e-mail is requested and received) and shall be given, if to Company, to:

Altair Engineering Inc.

1820 E. Big Beaver Rd.

Troy, Michigan 48083

Attention:   Raoul Maitra

Email:     raoul@altair.com

with copies (which shall not constitute notice) to:

Davis Polk & Wardwell LLP

900 Middlefield Road Suite 200

Redwood City, California 94063

Attention:   Alan F. Denenberg

       Michael Gilson

Email:     alan.denenberg@davispolk.com

       michael.gilson@davispolk.com

Lowenstein Sandler LLP

1251 Avenue of the Americas

New York, New York 10020

Attention:   Peter H. Ehrenberg

Email:       pehrenberg@lowenstein.com

if to Parent, to:

Siemens Industry Software Inc.

5800 Granite Parkway

Suite 600

Plano, Texas 75024

Attention:   General Counsel

Email:      generalcounsel.sisw@siemens.com

with a copy (which shall not constitute notice) to:

Latham & Watkins LLP

1271 Avenue of the Americas

New York, New York 10020

Attention:  Robert Katz

      Eyal Orgad

      Daniel Williams

Email:     Robert.Katz@lw.com;

      Eyal.Orgad@lw.com;

      Daniel.Williams@lw.com

if to a Stockholder, as set forth on the signature page hereof,

or to such other address or e-mail address as such Person may hereafter specify for the purpose by notice to the other parties hereto as provided by this Section 5.01. All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5:00 p.m. on a business day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed to have been received on the next succeeding business day in the place of receipt.

Section 5.02 Termination. This Agreement shall terminate automatically, without any notice or other action by any Person, upon the first to occur of (i) the Effective Time, (ii) the occurrence of any Adverse Recommendation Change with respect to an Intervening Event and (iii) the valid termination of the Merger

Agreement pursuant to Article 10 thereof. Upon valid termination of this Agreement, no party shall have any further obligations or liabilities under this Agreement. Notwithstanding the foregoing, (a) the provisions of Section 4.02, Section 4.03 and Section 4.04 shall survive any termination of this Agreement upon the occurrence of the Effective Time, (b) the provisions of this Article 5 shall survive any termination of this Agreement and (c) no termination of this Agreement shall relieve any party from liability for any breach of this Agreement prior to termination hereof or such party’s fraud.

Section 5.03 No Agreement as Director or Officer. Notwithstanding any provision in this Agreement to the contrary, (i) nothing in this Agreement shall limit or restrict a Stockholder, or any officer, director or other Representative of such Stockholder, in his or her capacity as a director or officer of the Company from acting in such capacity or voting in such capacity in such person’s sole discretion on any matter and (ii) the taking of any action (or any failures to act) by any Stockholder or any officer, director or other Representative of such Stockholder in his or her capacity as a director or officer of the Company shall not be deemed to constitute a breach of this Agreement. The terms and conditions of this Agreement shall apply to each Stockholder solely in such Stockholder’s capacity as a stockholder of the Company.

Section 5.04 No Ownership Interest. Nothing contained in this Agreement shall be deemed to vest in Parent or any other Person any direct or indirect ownership or incidence of ownership of or with respect to any Subject Shares. Each Stockholder has agreed to enter into this Agreement and act in the manner specified in this Agreement for consideration. All rights and all ownership and economic benefits of and relating to a Stockholder’s Subject Shares shall remain vested in and belong to such Stockholder and its applicable controlled Affiliates, and except as expressly set forth in this Agreement, nothing herein shall, or shall be construed to, grant Parent any power, sole or shared, to direct or control the voting or disposition of any of such Stockholder’s Subject Shares or in the exercise of such Stockholder’s rights as a stockholder of the Company. Nothing in this Agreement shall be interpreted (i) as creating or forming a “group” with any other Person, including Parent or any other Stockholder, for purposes of Rule 13d-5(b)(1) of the Exchange Act or any other similar provision of Applicable Law or (ii) as causing any other Person, including Parent or any other Stockholder, to be an affiliated stockholder or to have voting power, “control” or “beneficial ownership” over any Stockholder’s Subject Shares.

Section 5.05 Further Assurances. Each Stockholder will execute and deliver, or cause to be executed and delivered, all further documents and instruments as Parent may reasonably request and use its commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary to fulfill such Stockholder’s obligations under Applicable Law to consummate and make effective the actions contemplated by this Agreement.

Section 5.06 Other Definitional and Interpretative Provisions. The words “hereof,” “herein” and “hereunder” and words of like import used in this Agreement will refer to this Agreement as a whole and not to any particular provision of this Agreement. The captions herein are included for convenience of reference only and will be ignored in the construction or interpretation hereof. References to Articles, Sections and Schedules are to Articles, Sections and Schedules of this Agreement unless otherwise specified. All Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in any Schedule but not otherwise defined therein will have the meaning as defined in this Agreement. Any singular term in this Agreement will be deemed to include the plural, and any plural term the singular. Whenever the words “include,” “includes” or “including” are used in this Agreement, they will be deemed to be followed by the words “without limitation,” whether or not they are in fact followed by those words or words of like import. “Writing,” “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form. The word “or” will not be deemed to be exclusive. The word “extent” and the phrase “to the extent” when used in this Agreement will mean the degree to which a subject or other thing extends, and such word or phrase will not simply mean “if.” References to any statute, law or other Applicable Law will be deemed to refer to such statute, law or other Applicable Law as amended from time to time and, if applicable, to any rules, regulations or interpretations promulgated thereunder. References to any agreement or contract are to that agreement or contract as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof unless expressly stated otherwise. References to any Person include the successors and permitted assigns of that Person. References to a “party” or the “parties” mean a party or the parties to this Agreement unless the context otherwise requires. References from or through any date mean, unless otherwise specified, from and including or through and including, respectively. The parties hereto have participated jointly in the negotiation and drafting of this Agreement, and each has been represented by counsel of its choosing and, in the event an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by such parties and no presumption or burden of proof will arise favoring or disfavoring any party due to the authorship of any provision of this Agreement. Unless otherwise specifically indicated, all references to “dollars” and “$” will be deemed references to the lawful money of the United States of America. References to “law,” “laws” or to a particular statute or law will be deemed to also include any Applicable Law.

Section 5.07 Amendments and Waivers.

(a) Any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement or, in the case of a waiver, by each party against whom the waiver is to be effective.

(b) No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Applicable Law.

Section 5.08 Expenses. All costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense.

Section 5.09 Binding Effect; Benefit; Assignment.

(a) The provisions of this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns. No provision of this Agreement is intended to confer any rights, benefits, remedies, obligations or liabilities hereunder upon any Person other than the parties hereto and their respective successors and assigns.

(b) No party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the prior written consent of each other party hereto; provided that Parent may transfer or assign its rights and obligations under this Agreement, in whole or from time to time in part, to another wholly owned direct or indirect Subsidiary of Parent (provided that no such assignment shall relieve Parent of its obligations under this Agreement or enlarge, alter or change any obligation of any party hereto or due to Parent). Any purported assignment, delegation or other transfer without such consent or otherwise inconsistent with the foregoing sentence shall be void.

Section 5.10 Governing Law. This Agreement and any Proceeding arising out of or relating to this Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the conflicts of law rules of such state or other rules that would result in the application of the laws of a different jurisdiction.

Section 5.11 Jurisdiction. The parties hereto agree that any Proceeding seeking to enforce any provision of, relating to, or in connection with this Agreement or the transactions contemplated hereby shall be brought exclusively in the Delaware Chancery Court or, if such court shall not have or declines jurisdiction, any federal court or other Delaware state court, in each case, located in New Castle County in the State of Delaware (collectively, the “Chosen Courts”), and each of the parties hereby irrevocably consents and submits to the exclusive jurisdiction of such Chosen Courts (and of the appropriate appellate courts therefrom) in any such

Proceeding and irrevocably waives, to the fullest extent permitted by Applicable Law, any objection that it may now or hereafter have to the laying of the venue of any such Proceeding in any such Chosen Court or that any such Proceeding brought in any such Chosen Court has been brought in an inconvenient forum. Process in any such Proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 5.01 shall be deemed effective service of process on such party.

Section 5.12 WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE, EACH PARTY HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY AND ALL RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN ANY PROCEEDING ARISING OUT OF, RELATED TO, OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY HERETO CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HERETO HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 5.12.

Section 5.13 Counterparts; Effectiveness. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. Counterparts may be delivered via electronic mail (including .pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000 (e.g., www.docusign.com)) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective as delivery of a manually executed counterpart of this Agreement. Each of the parties hereto represents that it has undertaken commercially reasonable steps to verify the identity of each individual person executing any such counterparts via electronic signature on behalf of such party and has and will maintain sufficient records of the same. This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by all of the other parties hereto. Until and unless each party has received a counterpart hereof signed by each other party hereto, this Agreement shall have no effect and no party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication).

Section 5.14 Entire Agreement. This Agreement, the Merger Agreement and the Confidentiality Agreements constitute the entire agreement between the parties with respect to the subject matter of this Agreement and supersede all prior agreements and understandings, both oral and written, between the parties with respect to the subject matter of this Agreement.

Section 5.15 Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other Governmental Authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

Section 5.16 Specific Performance. The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof in the courts referred to in Section 5.11, in addition to any other remedy to which they are entitled at law or in equity, and no bond shall be required to be posted in connection therewith.

Section 5.17 No Partnership. This Agreement is intended to create, and creates, a contractual relationship and is not intended to create, and does not create, any agency, partnership, joint venture or any like relationship among the parties hereto.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

SIEMENS INDUSTRY SOFTWARE INC.

By:	/s/ Anthony L. Hemmelgarn
Name: Anthony L. Hemmelgarn
Title: Chief Executive Officer

By:	/s/ Timo Nentwich
Name: Timo Nentwich
Title: Chief Financial Officer

[Signature Page to Voting Agreement]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

ALTAIR ENGINEERING INC.

By:	/s/ James R. Scapa
Name: James R. Scapa
Title: Chairman & Chief Executive Officer

[Signature Page to Voting Agreement]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

The James R. Scapa Declaration of Trust

/s/ James R. Scapa
James R. Scapa, as Trustee of The James R. Scapa Declaration of Trust

For Notices:

The James R. Scapa Declaration of Trust	Address: [ ]

Email: [ ]

[Signature Page to Voting Agreement]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

JRS Investments, LLC

By:	/s/ James R. Scapa
Name: James R. Scapa
Title: Manager

For Notices:

JRS Investments, LLC	Address:	[ ]

	Email:	[ ]

[Signature Page to Voting Agreement]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

James R. Scapa

/s/ James R. Scapa
Name: James R. Scapa

Spouse:

/s/ Sally M. Scapa
Name: Sally M. Scapa

For Notices:

James R. Scapa	Address:	[ ]
	Email:	[ ]

Sally M. Scapa	Address:	[ ]
	Email:	[ ]

[Signature Page to Voting Agreement]

Schedule A

Name of Stockholder	Subject Shares	Number of Subject Shares
The James R. Scapa Declaration of Trust	Class A Common Stock	0
	Class B Common Stock	10,202,110
JRS Investments LLC	Class A Common Stock	0
	Class B Common Stock	6,587,682
James R. Scapa	Class A Common Stock	0
	Class B Common Stock	45,851

Annex C

Execution Version

Altair Engineering Inc.

1820 East Big Beaver Road

Troy, Michigan 48083

USA

To the attention of

Mr. James R. Scapa, Chairman of the Board and Chief Executive Officer

This DEED is dated October 30, 2024

Parent Company Guarantee Deed

The parties agree hereby agree as follows:

Siemens AG (“Siemens Parent”) is the ultimate parent of Siemens Industry Software Inc. (“Siemens Industry Software”). Siemens Parent takes notice of the Merger Agreement to be signed by and among Siemens Industry Software, Astra Merger Sub Inc. (“Merger Subsidiary”) and Altair Engineering Inc. (“Company”) on the date hereof (as may be amended or modified from time to time in accordance with its terms, the “Merger Agreement”). As an inducement for Company to enter into the Merger Agreement, Siemens Parent is entering into this deed (the “Parent Company Guarantee”), in respect of which Company has provided good and valid consideration to Siemens Parent in the amount of one euro (€1.00), receipt of which is hereby acknowledged by Siemens Parent. All capitalized terms used and not defined herein shall have the same respective meanings as ascribed to them in the Merger Agreement.

In accordance with the foregoing, and upon the terms and subject to the conditions set forth herein, Siemens Parent hereby irrevocably and unconditionally guarantees to Company the full, complete and punctual discharge and performance of all of Siemens Industry Software’s (a) payment obligations under the Merger Agreement, including (i) the Parent Termination Fee and the Expenses, (ii) the Merger Consideration, (iii) the fees, costs and expenses specified in Section 8.01(e) of the Merger Agreement and (iv) any amounts payable by Siemens Industry Software pursuant to Section 10.02 of the Merger Agreement (clauses (i)-(iv), collectively, the “Payment Obligations”) as if it were the principal obligor in respect of those amounts and (b) obligations set forth in Sections 8.01 of the Merger Agreement (the “Regulatory Covenants”) (the obligations in this clause (b), the “Parent Obligations”, and together with the Payment Obligations, the “Guaranteed Obligations”), and irrevocably and unconditionally agrees to (and to cause its Affiliates to) comply in all respects with the Regulatory Covenants that are applicable to Affiliates of Siemens Industry Software as if they were a party thereto, all in accordance with, and subject to, the terms and conditions of the Merger Agreement.

If Siemens Industry Software fails to pay or perform all or any portion of the Guaranteed Obligations if, as and when they become due under the Merger Agreement, Siemens Parent’s liability to the Company hereunder in respect of the applicable Guaranteed Obligations shall, at Company’s option, become immediately due and (in the case of the Payment Obligations) payable, to the extent provided herein, and the Company may at any time and from time to time take any and all actions available hereunder or under Applicable Law to collect the Payment Obligations from Siemens Parent (as if it were the principal obligor in respect of those amounts), and enforce the Parent Obligations against Siemens Parent. Company agrees that Siemens Parent shall be entitled to satisfy the Guaranteed Obligations through any of its Affiliates and on behalf of Siemens Industry Software, rather than directly through Siemens Parent, in its own discretion.

This Parent Company Guarantee is a continuing guaranty of the Guaranteed Obligations, and is a guaranty of payment and, solely with respect to (and to the extent of) the Parent Obligations, of performance, and not of collectability. Separate Proceedings may be brought and prosecuted against Siemens Parent to enforce this Parent Company Guarantee, irrespective of whether any Proceeding is brought against Siemens Industry Software or whether Siemens Industry Software is joined in any such Proceeding. The liability of Siemens Parent under this Parent Company Guarantee shall be irrevocable and unconditional, and shall not be reduced, discharged or otherwise adversely affected by: (a) any variation, extension, discharge, compromise, dealing with, exchange or renewal of any right or remedy which Company may now or after the date of this Parent Company Guarantee have from or against any of Siemens Industry Software and any other person in connection with the Guaranteed Obligations; (b) any act or omission by Company or any other person in taking up, perfecting or enforcing any security, indemnity or guarantee from or against Siemens Industry Software or any other Person; (c) any amendment, variation or novation of or to any of the Guaranteed Obligations; (d) any grant of time, indulgence, waiver or concession to Siemens Industry Software or any other Person; (e) any insolvency, bankruptcy, liquidation, administration, winding up, incapacity, limitation, disability or any change in the constitution, name or style of Siemens Industry Software or any other Person; (f) any invalidity, illegality, unenforceability, irregularity or frustration of any actual or purported obligation of, or security held from, Siemens Industry Software or any other Person in connection with the Guaranteed Obligations; (g) any claim of payment from Siemens Industry Software or any other Person; (h) any act or omission which would not have discharged or affected the liability of Siemens Parent had it been a principal debtor instead of a guarantor under the Merger Agreement; (i) any change in the corporate existence, structure or ownership of Siemens Parent, Siemens Industry Software or Merger Subsidiary, or any insolvency, bankruptcy, reorganization, moratorium or other similar proceeding affecting Siemens Parent, Siemens Industry Software or Merger Subsidiary; (j) any waiver, amendment or modification of the Merger Agreement, except to the extent such waiver, amendment or modification of the Merger Agreement, which is entered in writing by Siemens Industry Software and the Company, reduces, limits or otherwise decreases the Guaranteed Obligations, in which case the liability of Siemens Parent under this Parent Company Guarantee shall be reduced accordingly; or (k) the adequacy of any other means Company may have of obtaining payment of any of the Guaranteed Obligations.

Siemens Parent hereby irrevocably waives any and all notice of the creation, renewal, extension or accrual of any of the Guaranteed Obligations and notice of or proof of reliance by the Company upon this Parent Company Guarantee or acceptance of this Parent Company Guarantee. Siemens Parent acknowledges that it will receive substantial indirect benefits from the transactions contemplated by the Merger Agreement and that the waivers set forth in this Parent Company Guarantee are knowingly made in contemplation of such benefits. The Guaranteed Obligations, and any of them, shall conclusively be deemed to have been created, contracted or incurred in reliance upon this Parent Company Guarantee, and all dealings between Siemens Industry Software, Merger Subsidiary or Siemens Parent, on the one hand, and the Company, on the other hand, shall likewise be conclusively presumed to have been had or consummated in reliance upon this Parent Company Guarantee. When pursuing its rights and remedies hereunder against Siemens Parent, the Company shall be under no obligation to pursue any right of offset with respect thereto, and any failure by the Company to pursue any rights or remedies or to collect any payments from Siemens Industry Software, Merger Subsidiary or any such other Person or to realize upon or to exercise any such right of offset shall not relieve the Guarantors of any liability hereunder.

Company shall not be obliged, before taking steps to enforce any of its rights and remedies under this Parent Company Guarantee, to make or file any claim in a bankruptcy, liquidation, administration or insolvency of Siemens Industry Software or any other Person, and the failure of the Company to so file such claim shall not affect Siemens Parent’s obligations hereunder (and notwithstanding anything herein to the contrary, any bar to the payment, or collection, of any Guaranteed Obligations as a result of any such Proceeding shall not discharge the obligations of Siemens Parent hereunder).

Any release, discharge or settlement between Siemens Parent and Company in relation to this Parent Company Guarantee shall be conditional on no right, security, disposition or payment to Company by Siemens Parent, Siemens Industry Software or any other Person in respect of the Guaranteed Obligations being avoided, set aside or ordered to be refunded under any enactment or law relating to breach of duty by any Person, bankruptcy, liquidation, administration, protection from creditors generally or insolvency or for any other reason. If any right, security, disposition or payment referred to in the preceding sentence is avoided, reduced, set aside or ordered to be refunded, Company shall be entitled subsequently to enforce this Parent Company Guarantee against Siemens Parent as if such release, discharge or settlement had not occurred and any such right, security, disposition or payment had not been given or made.

No persons other than Company shall be entitled to any rights under this Parent Company Guarantee and a person who is not a party to this Parent Company Guarantee shall not be entitled to enforce any of its terms.

If and when payable, Siemens Parent hereby agrees that the Payment Obligations will be paid to Company without set-off or counterclaim in immediately available funds denominated in U.S. Dollars in accordance with the wire instructions specified in writing by Company from time to time.

Notwithstanding anything to the contrary contained in this Parent Company Guarantee or otherwise (i) to the extent Parent is relieved of all or any portion of the Guaranteed Obligations by satisfaction thereof on the terms and subject to the conditions set forth in the Merger Agreement or pursuant to any other express written agreement between the Company and Siemens Industry Software, Siemens Parent shall be to the same extent relieved of its corresponding payment obligations under this Parent Company Guarantee, and (ii) Siemens Parent shall be entitled to, and shall have, any and all objections and defenses in respect of the Guaranteed Obligations that Siemens Industry Software or Merger Subsidiary are entitled to under the express terms of the Merger Agreement in respect of the Guaranteed Obligations.

None of the terms or provisions of this Parent Company Guarantee may be waived, amended, supplemented or otherwise modified except by a written instrument executed by both Siemens Parent and Company (or, in the case of a waiver, by each party hereto against whom the waiver is to be effective). No failure or delay by any party hereto in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. This Parent Company Guarantee shall be binding upon Siemens Parent and shall inure to the benefit of Company. This Parent Company Guarantee and the rights or obligations hereunder shall not be assignable by Siemens Parent or Company without the written consent of the other party hereto.

This Parent Company Guarantee and any disputes or claims (including non-contractual disputes or claims) arising out of or in connection with it shall be governed by, and construed in accordance with, the laws of England and Wales. Each party irrevocably agrees that the courts of England and Wales shall have exclusive jurisdiction to hear and settle any dispute or claim (including non-contractual disputes or claims) arising out of or in connection with this Parent Company Guarantee.

This Parent Company Guarantee may be executed in one or more counterparts, any one of which need not contain the signature of more than one party, each of which shall constitute an original, and all of which together shall constitute one document and have the same effect as if each person had signed the same document. This Parent Company Guarantee may be agreed to by signatures that are executed or delivered electronically. The expression “counterpart” shall include any executed copy of this Parent Company Guarantee transmitted electronically in .pdf or other reasonable electronic format.

Siemens Parent hereby irrevocably appoints Siemens plc, Pinehurst Road, GU14 7BF Farnborough, United Kingdom as its agent to receive on its behalf service of any proceedings, notices or other documents in connection with this Parent Company Guarantee.

Each party hereto agrees that irreparable damage to the other party would occur in the event that any of the provisions of this Parent Company Guarantee were not performed in accordance with their specific terms or were otherwise breached, and that monetary damages, even if available, would not be an adequate remedy therefor. Each party hereto accordingly agrees that the aggrieved party shall be entitled to obtain an injunction or injunctions or other forms of equitable relief to prevent or restrain breaches of this Parent Company Guarantee and to enforce specifically the terms and provisions of this Parent Company Guarantee, without the necessity of proving that irreparable damage would occur or the inadequacy of monetary damages as a remedy, and each party hereto hereby waives any requirement for the securing or posting of any bond in connection with such remedy, in addition to any other remedy to which they are entitled at law or in equity. The parties hereto hereby waive any defense, and agree not to assert (or interpose as a defense or in opposition), that a remedy of specific performance or other equitable relief is unenforceable, invalid, contrary to law or inequitable for any reason, that a remedy of monetary damages would provide an adequate remedy or that the parties hereto would otherwise have an adequate remedy available at law.

Notwithstanding anything herein, in the Merger Agreement or otherwise to the contrary, (i) the maximum aggregate liability of Siemens Parent under this Parent Company Guarantee shall not exceed the maximum aggregate liability of Siemens Industry Software under the Merger Agreement in respect of the Payment Obligations (the “Cap”), and (ii) (x) without limiting the Payment Obligations, Company’s sole right and remedy under this Parent Company Guarantee in respect of the Parent Obligations is to seek specific performance to cause Siemens Parent to specifically perform the Parent Obligations and Siemens Parent shall have no monetary obligation or other liability under this Parent Company Guarantee in connection with the Parent Obligations or otherwise in connection with the Regulatory Covenants (other than, for the avoidance of doubt, the Payment Obligations), and (y) without limiting the Payment Obligations, any actual, alleged or threatened breach by Siemens Parent of the Parent Obligations (or the Regulatory Covenants) shall be deemed, and be treated as, actual, alleged or threatened breach by Siemens Industry Software of the Parent Obligations and, other than the remedy of specific performance under (and subject to the terms of) this Parent Company Guarantee (including, for the avoidance of doubt, with respect to any payment or monetary damages in respect of the Parent Obligations), no remedy or recourse against Siemens Parent shall be had under this Parent Company Guarantee or otherwise for any such actual, alleged or threatened breach by Siemens Parent of the Parent Obligations (or the Regulatory Covenants). For the avoidance of doubt, under no circumstances shall Siemens Parent or any of its Affiliates or subsidiaries be required to pay in the aggregate more than the Cap (when taken together with any other amount recovered under the Merger Agreement or this Parent Company Guarantee or indefeasibly received from or on behalf of any of Siemens Parent’s Affiliates).

This Parent Company Guarantee (and Siemens Parent’s obligations under this Parent Company Guarantee) will terminate automatically and immediately upon the earliest to occur of (a) the termination of the Merger Agreement in accordance with Section 10.01 of the Merger Agreement and the payment of any amount due (if any), including the payment of the Parent Termination Fee (if and only if payable under the Merger Agreement) and Expenses (if and only if payable under the Merger Agreement), from Siemens Industry Software or Siemens Parent to the Company pursuant to the Merger Agreement in connection with such termination, (b) the receipt by Company of the Parent Termination Fee and Expenses (if payable in connection therewith), in circumstances in which the Parent Termination Fee (and Expenses, if applicable) is payable pursuant to the Merger Agreement and (c) the consummation of the Closing and the payment of the aggregate Merger Consideration to the Exchange Agent, at which time all obligations hereunder shall be fully discharged. Upon termination of this Parent Company Guarantee in accordance with the prior sentence, Siemens Parent shall not have any obligations or liabilities under this Parent Company Guarantee or otherwise in connection with the Merger Agreement or the transactions contemplated thereby.

For the avoidance of doubt, this Parent Company Guarantee expires independently upon its termination pursuant to the foregoing, irrespective of its physical return.

This Parent Company Guarantee may be executed in two (2) or more consecutive counterparts (including by facsimile or by e-mail with .pdf attachments or DocuSign, or other electronic signature complying with the U.S. federal ESIGN Act of 2000), each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument, and shall become effective when one (1) or more counterparts have been signed by each of the parties hereto and delivered (by telecopy, e-mail or otherwise) to the other party hereto.

[The remainder of this page has been intentionally left blank;

the next page is the signature page.]

This Parent Company Guarantee has been executed as a deed and is delivered and takes effect on the date shown on the first page.

Executed and delivered as a deed by

Siemens AG

Acting by:

/s/ Andreas C. Hoffman	/s/ Karl-Heinz Seibert
Name: Dr. Andreas C. Hoffman, LL.M Title: General Counsel	Name: Karl-Heinz Seibert Title: Executive Vice President Mergers & Acquisitions, Post-Closing Management

[Signature Page to Guarantee]

Executed and delivered as a deed by

Altair Engineering Inc.

Acting by:

/s/ James R. Scapa	/s/ Raoul Maitra
Name: James R. Scapa Title: Chairman & Chief Executive Officer	Name: Raoul Maitra Title: Chief Legal Officer

[Signature Page to Guarantee]

Annex D

388 Greenwich Street

New York, NY 10013

October 30, 2024

The Board of Directors

Altair Engineering Inc.

1820 East Big Beaver Road

Troy, Michigan 48083

Members of the Board:

You have requested our opinion as to the fairness, from a financial point of view, to the holders of the Company Common Stock (as defined below) of Altair Engineering Inc. (the “Company”), of the Merger Consideration (as defined below) to be received by such holders, as set forth in an Agreement and Plan of Merger (the “Merger Agreement”) proposed to be entered into among the Company, Siemens Industry Software Inc. (the “Acquiror”) and Astra Merger Sub Inc., a wholly owned subsidiary of the Acquiror (“Merger Sub”). As more fully described in the Merger Agreement, (i) Merger Sub will be merged with and into the Company (the “Merger”) following which the Company will be a wholly owned subsidiary of the Acquiror and (ii) each issued and outstanding share of Class A common stock, par value $0.0001 per share (“Class A Common Stock”), of the Company and each issued and outstanding share of Class B common stock, par value $0.0001 per share (“Class B Common Stock” and together with the Class A Common Stock, the “Company Common Stock”), of the Company (other than any share (a) held by the Company as a treasury share or owned by the Acquiror, Merger Sub or any other subsidiary of the Acquiror or (b) as to which the holder has properly and validly demanded its statutory rights to appraisal in accordance with the provisions of Section 262 of the Delaware General Corporation Law) will be converted into the right to receive $113.00 in cash (“Merger Consideration”), without interest. The terms and conditions of the Merger are more fully set forth in the Merger Agreement.

In arriving at our opinion, we reviewed an execution version of the Merger Agreement furnished to us on October 29, 2024 and held discussions with certain senior officers, directors and other representatives and advisors of the Company concerning the businesses, operations and prospects of the Company. We examined certain publicly available business and financial information relating to the Company, as well as certain financial forecasts (including two cases with differing growth and margin assumptions) and other information and data relating to the Company which were provided to us by the Company and/or discussed with us by the management of the Company. We reviewed the financial terms of the Merger as set forth in the Merger Agreement in relation to, among other things: current and historical market prices and trading volumes of the Class A Common Stock; the historical and projected earnings and other operating data of the Company; and the capitalization and financial condition of the Company. We considered, to the extent publicly available, the financial terms of certain other transactions which we considered relevant in evaluating the Merger and analyzed certain financial, stock market and other publicly available information relating to the businesses of other companies whose operations we considered relevant in evaluating those of the Company. In connection with our engagement and at the direction of the Company, we were requested to approach, and we held discussions with, selected third parties to solicit indications of interest in the possible acquisition of all or a part of the Company. In addition to the foregoing, we conducted such other analyses and examinations and considered such other information and financial, economic and market criteria as we deemed appropriate in arriving at our opinion. The issuance of our opinion has been authorized by our fairness opinion committee.

In rendering our opinion, we have assumed and relied, without independent verification, upon the accuracy and completeness of all financial and other information and data publicly available or provided to or otherwise reviewed by or discussed with us and upon the assurances of the management of the Company that they are not aware of any relevant information that has been omitted or that remains undisclosed to us. With respect to the financial forecasts and other information and data relating to the Company provided to or otherwise reviewed by or discussed with us, we have been advised by the management of the Company that such forecasts and other information and data were reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of the Company as to the future financial performance of the Company and the other matters addressed thereby. We express no view or opinion as to any financial forecasts and other information or data (or underlying assumptions on which any such financial forecasts and other information or data are based) provided to or otherwise reviewed by or discussed with us and we have assumed, at your direction, that such financial forecasts and other information or data represent a reasonable basis upon which to evaluate the Company and the Merger.

We have assumed, with your consent, that the Merger will be consummated in accordance with its terms, without waiver, modification or amendment of any material term, condition or agreement and that, in the course of obtaining the necessary regulatory or third party approvals, consents and releases for the Merger, no delay, limitation, restriction or condition will be imposed that would have an adverse effect on the Company or the contemplated benefits of the Merger or that otherwise would be meaningful in any respect to our analyses or opinion. Representatives of the Company have advised us, and we further have assumed, that the final terms of the Merger Agreement will not vary materially from those set forth in the draft reviewed by us.

We also are not expressing any view or opinion with respect to accounting, tax, regulatory, legal or similar matters, including, without limitation, as to tax or other consequences of the Merger or otherwise or changes in, or the impact of, accounting standards or tax and other laws, regulations and governmental and legislative policies affecting the Company, and we have relied, with your consent, upon the assessments of representatives of the Company as to such matters. We have not made or been provided with an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of the Company, nor have we made any physical inspection of the properties or assets of the Company. We have not evaluated the solvency or fair value of the Company, the Acquiror or any other entity under any state, federal or other laws relating to bankruptcy, insolvency or similar matters. We express no view or opinion as to the potential impact on the Company or any other entity of any actual or potential litigation, claims or governmental, regulatory or other proceedings, enforcement actions, consent or other orders or investigations.

Our opinion addresses only the fairness, from a financial point of view and as of the date hereof, of the Merger Consideration (to the extent expressly specified herein), without regard to individual circumstances of specific holders (whether by virtue of control, voting, liquidity, contractual arrangements or otherwise) which may distinguish such holders. Our opinion does not address any other terms, aspects or implications of the Merger, including, without limitation, the form or structure of the Merger or any terms, aspects or implications of any other agreement, arrangement or understanding to be entered into in connection with or contemplated by the Merger or otherwise (including any voting agreement). We understand that the Certificate of Incorporation of the Company, as in effect on the date hereof, contemplates (except in accordance with procedures specified therein) that the shares of Class A Common Stock and the shares of Class B Common Stock are to be treated identically with respect to the Merger Consideration to be received in the Merger, and accordingly, at your direction, for purposes of our analyses and opinion, we have treated the shares of Class A Common Stock and the shares of Class B Common Stock as identical. We express no opinion as to the allocation of the aggregate Merger Consideration to be paid to all holders of Company Common Stock between the holders of Class A Common Stock and the holders of Class B Common Stock that results from the Merger pursuant to the terms of the Merger Agreement, or the relative fairness of the Merger Consideration to the holders of any shares of Company Common Stock.

We express no view as to, and our opinion does not address, the underlying business decision of the Company to effect or enter into the Merger, the relative merits of the Merger as compared to any alternative business strategies that might exist for the Company or the effect of any other transaction which the Company might engage in or consider. We also express no view as to, and our opinion does not address, the fairness (financial or otherwise) of the amount or nature or any other aspect of any compensation or other consideration to any officers, directors or employees of any parties to the Merger (in their capacity as such), or any class of such persons, relative to the Merger Consideration or otherwise. Our opinion is necessarily based upon information available to us, and financial, stock market and other conditions and circumstances existing, as of the date hereof. Although developments occurring or coming to our attention after the date hereof may affect our opinion, we have no obligation to update, revise or reaffirm our opinion.

Citigroup Global Markets Inc. has acted as financial advisor to the Company in connection with the proposed Merger and will receive a fee for such services, a significant portion of which is contingent upon the consummation of the Merger. We also will receive a fee in connection with the delivery of this opinion. We and our affiliates in the past have provided and currently provide services to the Acquiror and its affiliates unrelated to the proposed Merger, for which services we and such affiliates have received compensation, including, without limitation, during the past two years having acted, and continuing to act, as a lender to the Acquiror and its affiliates. In the ordinary course of our business, we and our affiliates may actively trade or hold the securities of the Company and the Acquiror for our own account or for the account of our customers and, accordingly, may at any time hold a long or short position in such securities. In addition, we and our affiliates (including Citigroup Inc. and its affiliates) may maintain relationships with the Company, the Acquiror and their respective affiliates.

Our advisory services and the opinion expressed herein are provided for the information of the Board of Directors of the Company (the “Board”), in its capacity as such, in its evaluation of the proposed Merger. Our opinion is not intended to be and does not constitute a recommendation as to how the Board or any securityholder should vote or act on any matters relating to the proposed Merger or otherwise.

Based upon and subject to the foregoing, our experience as investment bankers, our work as described above and other factors we deemed relevant, we are of the opinion that, as of the date hereof, the Merger Consideration to be received by the holders of Company Common Stock in the Merger pursuant to the Merger Agreement is fair, from a financial point of view, to such holders.

Very truly yours,

CITIGROUP GLOBAL MARKETS INC.

Annex E

October 30, 2024

The Board of Directors

Altair Engineering Inc.

1820 East Big Beaver Road

Troy, Michigan 48083

Members of the Board of Directors:

You have requested our opinion as to the fairness, from a financial point of view, to the holders of Class A common stock, par value $0.0001 per share (the “Class A Common Stock”), and the holders of Class B common stock, par value $0.0001 per share (the “Class B Common Stock” and, together with the Class A Common Stock, the “Company Common Stock”), of Altair Engineering Inc. (the “Company”) of the consideration to be paid to such holders in the proposed merger (the “Transaction”) of the Company with a wholly owned subsidiary of Siemens Industry Software Inc. (the “Acquiror”). Pursuant to the Agreement and Plan of Merger (the

“Agreement”), among the Company, the Acquiror and its subsidiary, Astra Merger Sub Inc. (“Merger Sub”), the Company will become a wholly owned subsidiary of the Acquiror, and each outstanding share of Company Common Stock, other than shares of Company Common Stock held in treasury or owned by the Acquiror, Merger Sub, or any other subsidiary of the Acquiror and Dissenting Company Shares (as defined in the Agreement), will be converted into the right to receive $113.00 per share in cash (the “Consideration”).

In connection with preparing our opinion, we have (i) reviewed a draft dated October 30, 2024 of the Agreement; (ii) reviewed certain publicly available business and financial information concerning the Company and the industries in which it operates; (iii) compared the proposed financial terms of the Transaction with the publicly available financial terms of certain transactions involving companies we deemed relevant and the consideration paid for such companies; (iv) compared the financial and operating performance of the Company with publicly available information concerning certain other companies we deemed relevant and reviewed the current and historical market prices of the Class A Common Stock and certain publicly traded securities of such other companies; (v) reviewed certain internal financial analyses and forecasts prepared by, or at the direction of, the management of the Company relating to its business; and (vi) performed such other financial studies and analyses and considered such other information as we deemed appropriate for the purposes of this opinion.

In addition, we have held discussions with certain members of the management of the Company with respect to certain aspects of the Transaction, and the past and current business operations of the Company, the financial condition and future prospects and operations of the Company, and certain other matters we believed necessary or appropriate to our inquiry.

In giving our opinion, we have relied upon and assumed the accuracy and completeness of all information that was publicly available or was furnished to or discussed with us by the Company and the Acquiror or otherwise reviewed by or for us. We have not independently verified any such information or its accuracy or completeness and, pursuant to our engagement letter with the Company, we did not assume any obligation to undertake any such independent verification. We have not conducted or been provided with any valuation or appraisal of any assets or liabilities, nor have we evaluated the solvency of the Company or the Acquiror under any state or federal laws relating to bankruptcy, insolvency or similar matters. In relying on financial analyses and forecasts provided to us or derived therefrom, we have assumed that they have been reasonably prepared based on assumptions reflecting the best currently available estimates and judgments by management of the Company as to the expected future results of operations and financial condition of the Company to which such analyses or forecasts relate. We express no view as to such analyses or forecasts or the assumptions on which they were based. We have also assumed that the Transaction and the other transactions contemplated by the Agreement will be consummated as described in the Agreement, and that the definitive Agreement will not differ in any material respects from the draft thereof furnished to us. We have also assumed that the representations and warranties made by the Company and the Acquiror in the Agreement and the related agreements are and will be true and correct in all respects material to our analysis. We are not legal, regulatory or tax experts and have relied on the assessments made by advisors to the Company with respect to such issues. We have further assumed that all material governmental, regulatory or other consents and approvals necessary for the consummation of the Transaction will be obtained without any adverse effect on the Company or on the contemplated benefits of the Transaction.

Our opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. It should be understood that subsequent developments may affect this opinion and that we do not have any obligation to update, revise, or reaffirm this opinion. Our opinion is limited to the fairness, from a financial point of view, of the Consideration to be paid to the holders of the Company Common Stock in the proposed Transaction and we express no opinion as to the fairness of any consideration paid in connection with the Transaction to the holders of any other class of securities, creditors or other constituencies of the Company or as to the underlying decision by the Company to engage in the Transaction. Furthermore, we express no opinion with respect to the amount or nature of any compensation to any officers, directors, or employees of any party to the Transaction, or any class of such persons relative to the Consideration to be paid to the holders of the Company Common Stock in the Transaction or with respect to the fairness of any such compensation.

We have acted as financial advisor to the Company with respect to the proposed Transaction and will receive a fee from the Company for our services, a substantial portion of which will become payable only if the proposed Transaction is consummated. In addition, the Company has agreed to indemnify us for certain liabilities arising out of our engagement. Please be advised that during the two years preceding the date of this letter, neither we nor our affiliates have had any material financial advisory or other material commercial or investment banking relationships with the Acquiror or Siemens Aktiengesellschaft (“Siemens AG”), the parent of the Acquiror. During the two years preceding the date of this letter, we and our affiliates have had commercial or investment banking relationships with the Company, for which we and such affiliates have received customary compensation. Such services during such period have included acting as sole bookrunner on a convertible note offering for the Company in June 2022. In addition, our commercial banking affiliate is an agent bank and a lender under outstanding credit facilities of the Company, for which it receives customary compensation or other financial benefits. In addition, we and our affiliates hold, on a proprietary basis, less than 1% of the outstanding common stock of each of the Company and Siemens AG. In the ordinary course of our businesses, we and our affiliates actively trade the debt and equity securities or financial instruments (including derivatives, bank loans or other obligations) of the Company or Siemens AG for our own account or for the accounts of customers and, accordingly, we likely hold long or short positions in such securities or other financial instruments.

On the basis of and subject to the foregoing, it is our opinion as of the date hereof that the Consideration to be paid to the holders of the Company Common Stock (other than Acquiror and its affiliates) in the proposed Transaction is fair, from a financial point of view, to such holders.

The issuance of this opinion has been approved by a fairness opinion committee of J.P. Morgan Securities LLC. This letter is provided to the Board of Directors of the Company (in its capacity as such) in connection with and for the purposes of its evaluation of the Transaction. This opinion does not constitute a recommendation to any stockholder of the Company as to how such stockholder should vote with respect to the Transaction or any other matter. This opinion may not be disclosed, referred to, or communicated (in whole or in part) to any third party for any purpose whatsoever except with our prior written approval. This opinion may be reproduced in full in any proxy or information statement mailed to stockholders of the Company but may not otherwise be disclosed publicly in any manner without our prior written approval.

Very truly yours,

J.P. MORGAN SECURITIES LLC

J.P. Morgan Securities LLC

N484162

Annex F

Section 262 of the General Corporation Law of the State of Delaware

§ 262 Appraisal rights

(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger, consolidation, conversion, transfer, domestication or continuance, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger, consolidation, conversion, transfer, domestication or continuance nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words; the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in 1 or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository; the words “beneficial owner” mean a person who is the beneficial owner of shares of stock held either in voting trust or by a nominee on behalf of such person; and the word “person” means any individual, corporation, partnership, unincorporated association or other entity.

(b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent, converting, transferring, domesticating or continuing corporation in a merger, consolidation, conversion, transfer, domestication or continuance to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 255, § 256, § 257, § 258, § 263, § 264, § 266 or § 390 of this title (other than, in each case and solely with respect to a converted or domesticated corporation, a merger, consolidation, conversion, transfer, domestication or continuance authorized pursuant to and in accordance with the provisions of § 265 or § 388 of this title):

(1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of the meeting of stockholders, or at the record date fixed to determine the stockholders entitled to consent pursuant to § 228 of this title, to act upon the agreement of merger or consolidation or the resolution providing for the conversion, transfer, domestication or continuance (or, in the case of a merger pursuant to § 251(h) of this title, as of immediately prior to the execution of the agreement of merger), were either: (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in § 251(f) of this title.

(2) Notwithstanding paragraph (b)(1) of this section, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent, converting, transferring, domesticating or continuing corporation if the holders thereof are required by the terms of an agreement of merger or consolidation, or by the terms of a resolution providing for conversion, transfer, domestication or continuance, pursuant to § 251, § 252, § 254, § 255, § 256, § 257, § 258, § 263, § 264, § 266 or § 390 of this title to accept for such stock anything except:

a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or of the converted entity or the entity resulting from a transfer, domestication or continuance if such entity is a corporation as a result of the conversion, transfer, domestication or continuance, or depository receipts in respect thereof;

b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger, consolidation, conversion, transfer, domestication or continuance will be either listed on a national securities exchange or held of record by more than 2,000 holders;

c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a. and b. of this section; or

d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a., b. and c. of this section.

(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 or § 267 of this title is not owned by the parent immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(4) [Repealed.]

(c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation, the sale of all or substantially all of the assets of the corporation or a conversion effected pursuant to § 266 of this title or a transfer, domestication or continuance effected pursuant to § 390 of this title. If the certificate of incorporation contains such a provision, the provisions of this section, including those set forth in subsections (d), (e), and (g) of this section, shall apply as nearly as is practicable.

(d) Appraisal rights shall be perfected as follows:

(1) If a proposed merger, consolidation, conversion, transfer, domestication or continuance for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for notice of such meeting (or such members who received notice in accordance with § 255(c) of this title) with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) of this section that appraisal rights are available for any or all of the shares of the constituent corporations or the converting, transferring, domesticating or continuing corporation, and shall include in such notice either a copy of this section (and, if 1 of the constituent corporations or the converting corporation is a nonstock corporation, a copy of § 114 of this title) or information directing the stockholders to a publicly available electronic resource at which this section (and, § 114 of this title, if applicable) may be accessed without subscription or cost. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger, consolidation, conversion, transfer, domestication or continuance, a written demand for appraisal of such stockholder’s shares; provided that a demand may be delivered to the corporation by electronic transmission if directed to an information processing system (if any) expressly designated for that purpose in such notice. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger, consolidation, conversion, transfer, domestication or continuance shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger, consolidation, conversion, transfer, domestication or continuance, the surviving, resulting or converted entity shall notify each stockholder of each constituent or converting, transferring, domesticating or continuing corporation who has complied with this subsection and has not voted in favor of or consented to the merger, consolidation, conversion, transfer, domestication or continuance, and any beneficial owner who has demanded appraisal under paragraph (d)(3) of this section, of the date that the merger, consolidation or conversion has become effective; or

(2) If the merger, consolidation, conversion, transfer, domestication or continuance was approved pursuant to § 228, § 251(h), § 253, or § 267 of this title, then either a constituent, converting, transferring, domesticating or continuing corporation before the effective date of the merger, consolidation, conversion, transfer, domestication or continuance, or the surviving, resulting or converted entity within 10 days after such effective date, shall notify each stockholder of any class or series of stock of such constituent, converting, transferring, domesticating or continuing corporation who is entitled to appraisal rights of the approval of the merger, consolidation, conversion, transfer, domestication or continuance and that appraisal rights are available for any or all shares of such class or series of stock of such constituent, converting, transferring, domesticating or continuing corporation, and shall include in such notice either a copy of this section (and, if 1 of the constituent corporations or the converting, transferring, domesticating or continuing corporation is a nonstock corporation, a copy of § 114 of this title) or information directing the stockholders to a publicly available electronic resource at which this section (and § 114 of this title, if applicable) may be accessed without subscription or cost. Such notice may, and, if given on or after the effective date of the merger, consolidation, conversion, transfer, domestication or continuance, shall, also notify such stockholders of the effective date of the merger, consolidation, conversion, transfer, domestication or continuance. Any stockholder entitled to appraisal rights may, within 20 days after the date of giving such notice or, in the case of a merger approved pursuant to § 251(h) of this title, within the later of the consummation of the offer contemplated by § 251(h) of this title and 20 days after the date of giving such notice, demand in writing from the surviving, resulting or converted entity the appraisal of such holder’s shares; provided that a demand may be delivered to such entity by electronic transmission if directed to an information processing system (if any) expressly designated for that purpose in such notice. Such demand will be sufficient if it reasonably informs such entity of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger, consolidation, conversion, transfer, domestication or continuance, either (i) each such constituent corporation or the converting, transferring, domesticating or continuing corporation shall send a second notice before the effective date of the merger, consolidation, conversion, transfer, domestication or continuance notifying each of the holders of any class or series of stock of such constituent, converting, transferring, domesticating or continuing corporation that are entitled to appraisal rights of the effective date of the merger, consolidation, conversion, transfer, domestication or continuance or (ii) the surviving, resulting or converted entity shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice or, in the case of a merger approved pursuant to § 251(h) of this title, later than the later of the consummation of the offer contemplated by § 251(h) of this title and 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection and any beneficial owner who has demanded appraisal under paragraph (d)(3) of this section. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation or entity that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation or the converting, transferring, domesticating or continuing corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger, consolidation, conversion, transfer, domestication or continuance, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(3) Notwithstanding subsection (a) of this section (but subject to this paragraph (d)(3)), a beneficial owner may, in such person’s name, demand in writing an appraisal of such beneficial owner’s shares in accordance with either paragraph (d)(1) or (2) of this section, as applicable; provided that (i) such beneficial owner continuously owns such shares through the effective date of the merger, consolidation, conversion, transfer, domestication or continuance and otherwise satisfies the requirements applicable to a stockholder under the first sentence of subsection (a) of this section and (ii) the demand made by such beneficial owner reasonably identifies the holder of record of the shares for which the demand is made, is accompanied by documentary evidence of such beneficial owner’s beneficial ownership of stock and a statement that such documentary evidence is a true and correct copy of what it purports to be, and provides an address at which such beneficial owner consents to receive notices given by the surviving, resulting or converted entity hereunder and to be set forth on the verified list required by subsection (f) of this section.

(e) Within 120 days after the effective date of the merger, consolidation, conversion, transfer, domestication or continuance, the surviving, resulting or converted entity, or any person who has complied with subsections

(a) and (d) of this section and who is otherwise entitled to appraisal rights, may commence an appraisal proceeding by filing a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger, consolidation, conversion, transfer, domestication or continuance, any person entitled to appraisal rights who has not commenced an appraisal proceeding or joined that proceeding as a named party shall have the right to withdraw such person’s demand for appraisal and to accept the terms offered upon the merger, consolidation, conversion, transfer, domestication or continuance. Within 120 days after the effective date of the merger, consolidation, conversion, transfer, domestication or continuance, any person who has complied with the requirements of subsections (a) and (d) of this section, upon request given in writing (or by electronic transmission directed to an information processing system (if any) expressly designated for that purpose in the notice of appraisal), shall be entitled to receive from the surviving, resulting or converted entity a statement setting forth the aggregate number of shares not voted in favor of the merger, consolidation, conversion, transfer, domestication or continuance (or, in the case of a merger approved pursuant to § 251(h) of this title, the aggregate number of shares (other than any excluded stock (as defined in § 251(h)(6)d. of this title) that were the subject of, and were not tendered into, and accepted for purchase or exchange in, the offer referred to in § 251(h)(2) of this title)), and, in either case, with respect to which demands for appraisal have been received and the aggregate number of stockholders or beneficial owners holding or owning such shares (provided that, where a beneficial owner makes a demand pursuant to paragraph (d)(3) of this section, the record holder of such shares shall not be considered a separate stockholder holding such shares for purposes of such aggregate number). Such statement shall be given to the person within 10 days after such person’s request for such a statement is received by the surviving, resulting or converted entity or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) of this section, whichever is later.

(f) Upon the filing of any such petition by any person other than the surviving, resulting or converted entity, service of a copy thereof shall be made upon such entity, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all persons who have demanded appraisal for their shares and with whom agreements as to the value of their shares have not been reached by such entity. If the petition shall be filed by the surviving, resulting or converted entity, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving, resulting or converted entity and to the persons shown on the list at the addresses therein stated. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving, resulting or converted entity.

(g) At the hearing on such petition, the Court shall determine the persons who have complied with this section and who have become entitled to appraisal rights. The Court may require the persons who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any person fails to comply with such direction, the Court may dismiss the proceedings as to such person. If immediately before the merger, consolidation, conversion, transfer, domestication or continuance the shares of the class or series of stock of the constituent, converting, transferring, domesticating or continuing corporation as to which appraisal rights are available were listed on a national securities exchange, the Court shall dismiss the proceedings as to all holders of such shares who are otherwise entitled to appraisal rights unless (1) the total number of shares entitled to appraisal exceeds 1% of the outstanding shares of the class or series eligible for appraisal, (2) the value of the consideration provided in the merger, consolidation, conversion, transfer, domestication or continuance for such total number of shares exceeds $1 million, or (3) the merger was approved pursuant to § 253 or § 267 of this title.

(h) After the Court determines the persons entitled to an appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding the Court shall determine the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger, consolidation, conversion, transfer, domestication or continuance, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. Unless the Court in its discretion determines otherwise for good cause shown, and except as provided in this subsection, interest from the effective date of the merger, consolidation, conversion, transfer, domestication or continuance through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger, consolidation or conversion and the date of payment of the judgment. At any time before the entry of judgment in the proceedings, the surviving, resulting or converted entity may pay to each person entitled to appraisal an amount in cash, in which case interest shall accrue thereafter as provided herein only upon the sum of (1) the difference, if any, between the amount so paid and the fair value of the shares as determined by the Court, and (2) interest theretofore accrued, unless paid at that time. Upon application by the surviving, resulting or converted entity or by any person entitled to participate in the appraisal proceeding, the Court may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the persons entitled to an appraisal. Any person whose name appears on the list filed by the surviving, resulting or converted entity pursuant to subsection (f) of this section may participate fully in all proceedings until it is finally determined that such person is not entitled to appraisal rights under this section.

(i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving, resulting or converted entity to the persons entitled thereto. Payment shall be so made to each such person upon such terms and conditions as the Court may order. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving, resulting or converted entity be an entity of this State or of any state.

(j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a person whose name appears on the list filed by the surviving, resulting or converted entity pursuant to subsection (f) of this section who participated in the proceeding and incurred expenses in connection therewith, the Court may order all or a portion of such expenses, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal not dismissed pursuant to subsection (k) of this section or subject to such an award pursuant to a reservation of jurisdiction under subsection (k) of this section.

(k) Subject to the remainder of this subsection, from and after the effective date of the merger, consolidation, conversion, transfer, domestication or continuance, no person who has demanded appraisal rights with respect to some or all of such person’s shares as provided in subsection (d) of this section shall be entitled to vote such shares for any purpose or to receive payment of dividends or other distributions on such shares (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger, consolidation, conversion, transfer, domestication or continuance). If a person who has made a demand for an appraisal in accordance with this section shall deliver to the surviving, resulting or converted entity a written withdrawal of such person’s demand for an appraisal in respect of some or all of such person’s shares in accordance with subsection (e) of this section, either within 60 days after such effective date or thereafter with the written approval of the corporation, then the right of such person to an appraisal of the shares subject to the withdrawal shall cease. Notwithstanding the foregoing, an appraisal proceeding in the Court of Chancery shall not be dismissed as to any person without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just, including without limitation, a reservation of jurisdiction for any application to the Court made under subsection (j) of this section; provided, however that this provision shall not affect the right of any person who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such person’s demand for appraisal and to accept the terms offered upon the merger, consolidation, conversion, transfer, domestication or continuance within 60 days after the effective date of the merger, consolidation, conversion, transfer, domestication or continuance, as set forth in subsection (e) of this section. If a petition for an appraisal is not filed within the time provided in subsection (e) of this section, the right to appraisal with respect to all shares shall cease.

(l) The shares or other equity interests of the surviving, resulting or converted entity to which the shares of stock subject to appraisal under this section would have otherwise converted but for an appraisal demand made in accordance with this section shall have the status of authorized but not outstanding shares of stock or other equity interests of the surviving, resulting or converted entity, unless and until the person that has demanded appraisal is no longer entitled to appraisal pursuant to this section.

Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: KEEP THIS PORTION FOR YOUR RECORDS THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY V59830-S05494 For Against Abstain ALTAIR ENGINEERING INC. The Board of Directors recommends you vote FOR the following proposals: 1. To adopt the Agreement and Plan of Merger, dated as of October 30, 2024 (such agreement, as it may be amended from time to time, the “merger agreement”), among Altair Engineering Inc. (“Altair”), Siemens Industry Software Inc., a Delaware corporation (“Siemens”), and Astra Merger Sub Inc., a Delaware corporation and a wholly owned subsidiary of Siemens (“Merger Sub”), pursuant to which, upon the terms and subject to the conditions of the merger agreement, Merger Sub will merge with and into Altair (the “merger”), with Altair surviving the merger and becoming a wholly owned subsidiary of Siemens (the “merger agreement proposal”); 2. To approve on an advisory (non-binding) basis the compensation that may be paid or become payable to Altair’s named executive officers that is based on or otherwise relates to the merger; and 3. To approve the adjournment of the special meeting, if necessary, to solicit additional proxies if there are not sufficient votes to approve the merger agreement proposal. You may attend the Special Meeting via the Internet and vote online at www.virtualshareholdermeeting.com/ALTR2025SM Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. SCAN TO VIEW MATERIALS & VOTE w ALTAIR ENGINEERING INC. 1820 EAST BIG BEAVER ROAD TROY, MICHIGAN 48083 VOTE BY INTERNET Before The Meeting - Go to www.proxyvote.com or scan the QR Barcode above Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 p.m. ET on January 21, 2025. Have your proxy card in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form. During The Meeting - Go to www.virtualshareholdermeeting.com/ALTR2025SM You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 p.m. ET on January 21, 2025. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717, in each case so that the proxy card is received before January 22, 2025.

V59831-S05494 Important Notice Regarding the Availability of Proxy Materials for the Special Meeting: The Notice and Proxy Statement is available at www.proxyvote.com. ALTAIR ENGINEERING INC. Special Meeting of Stockholders January 22, 2025 at 10:00 a.m. ET This proxy is solicited by the Board of Directors The undersigned, revoking all prior proxies, hereby appoint(s) James R. Scapa, as proxy, with the power to appoint his substitute, hereby authorize(s) him to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Class A common stock and Class B common stock of ALTAIR ENGINEERING INC. that the stockholder(s) is/ are entitled to vote at the Special Meeting of Stockholders to be held virtually at 10:00 a.m. ET on January 22, 2025 at www.virtualshareholdermeeting.com/ALTR2025SM, and at any adjournment thereof, and hereby confer(s) upon the proxy discretionary authority to vote upon any other business that may come before the Special Meeting of Stockholders by or at the direction of the Board of Directors and with respect to which discretionary authority may be granted. This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted “FOR” Proposal 1, “FOR” Proposal 2 and “FOR” Proposal 3 in accordance with the Board of Directors’ recommendations. Continued and to be signed on reverse side